Exhibit 10.1

Execution Version

PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii)

WOULD BE LIKELY TO CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

REDACTED MATERIAL IS MARKED WITH [***].

NOTE PURCHASE AGREEMENT

Dated as of November 4, 2024

among

RBP GLOBAL HOLDINGS LIMITED,

as the Issuer,

INDIVIOR GLOBAL HOLDINGS LIMITED,

as Holdings,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Notes Parties,

PIPER SANDLER FINANCE LLC,

as Administrative Agent,

and

THE PURCHASERS IDENTIFIED ON SCHEDULE 1.01(A) HERETO

-i-

-ii-

-iii-

SCHEDULES:

Schedule 1.01(a)	–	Purchaser Schedule
Schedule 1.01(b)	–	Mortgages
Schedule 1.01(c)	–	Agreed Guarantee and Security Principles
Schedule 3.05	–	Fee Owned Real Estate Assets
Schedule 3.13	–	Subsidiaries
Schedule 5.16	–	Closing Date Post-Closing Deliverables
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.06	–	Existing Investments
Schedule 6.07	–	Certain Dispositions
Schedule 9.01	–	Holdings’ Website Address for Electronic Delivery

-iv-

EXHIBITS:

Exhibit A-1	–	Form of Assignment and Assumption
Exhibit A-2	–	Form of Affiliated Holder Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Interest Election Request
Exhibit E	–	Form of Perfection Certificate
Exhibit F	–	Form of Perfection Certificate Supplement
Exhibit G	–	Form of Promissory Note
Exhibit H	–	Form of Global Intercompany Note
Exhibit I	–	Form of Guaranty Agreement
Exhibit J	–	Form of U.S. Security Agreement
Exhibit K	–	Form of Substitute Affiliate Holder Designation Notice
Exhibit L-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Holders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Holders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit M	–	Form of Solvency Certificate
Exhibit N	–	Form of Pari First Lien Intercreditor Agreement
Exhibit O	–	Form of First Lien/Second Lien Intercreditor Agreement

-v-

NOTE PURCHASE AGREEMENT

NOTE PURCHASE AGREEMENT, dated as of November 4, 2024 (this “Agreement”), by and among RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (“RBP Global” or the “Issuer”), Holdings, the other Persons from time to time party hereto as Notes Parties, Piper Sandler Finance LLC in its capacities as an administrative agent and collateral agent for the Holders (in its capacities as administrative and collateral agent, the “Administrative Agent”), and the Purchasers identified on Schedule 1.01(a) hereto.

The Issuer has requested to issue and sell certain Notes to each of the Purchasers as set forth herein and the Purchasers are willing to purchase such Notes from the Issuer on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Note or Borrowing, refers to whether such Note, or the Notes comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.

“ACH” means automated clearing house transfers.

“Additional Agreement” has the meaning assigned to such term in Article 8.

“Additional Note Commitments” means the Additional Term Note Commitments and the Additional Variable Note Commitments.

“Additional Notes” means the Additional Variable Notes and the Additional Term Notes.

“Additional Purchaser” has the meaning assigned to such term in Section 2.22(b).

“Additional Term Note Commitments” means any term note commitment added pursuant to Section 2.22, 2.23 or 9.02(c)(i).

“Additional Term Notes” means any term note made pursuant to Section 2.22, 2.23 or 9.02(c)(i).

“Additional Variable Note Commitments” means any variable note commitment added pursuant to Section 2.22, 2.23 or 9.02(c)(ii).

“Additional Variable Notes” means any Variable Note made hereunder pursuant to Section 2.22, 2.23 or 9.02(c)(ii).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment.

“Adjustment Date” means the first Business Day immediately following the date of delivery of financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent from time to time.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings, the Issuer or any of their respective Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of Holdings, the Issuer or any of their respective Restricted Subsidiaries, threatened in writing, against or affecting Holdings, the Issuer or any of their respective Restricted Subsidiaries or any property of Holdings, the Issuer or any of their respective Restricted Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. None of the Administrative Agent, any Holder (other than any Affiliated Holder) or any of their respective Affiliates shall be considered an Affiliate of Holdings or any subsidiary thereof.

“Affiliated Holder” means any of Holdings, the Issuer and/or any subsidiary of Holdings.

“Affiliated Holder Assignment and Assumption” means an assignment and assumption entered into by a Holder and an Affiliated Holder (with the consent of any party whose consent is required by Section 9.05) and accepted by the Administrative Agent in the form of Exhibit A-2 or any other form approved by the Administrative Agent and the Issuer.

“Agent Fee Letter” means that certain Agent Fee Letter, dated as of the Closing Date, by and among the Issuer and the Administrative Agent.

“Agent Parties” has the meaning assigned to such term in Section 9.01(d).

“Aggregate Cap” means the aggregate amount of all amounts added back, adjusted and/or not deducted pursuant to the Aggregate Cap Adjustments, shall not exceed 25% of Consolidated Adjusted EBITDA (calculated prior to giving effect to any such Aggregate Cap Adjustments) in the aggregate for any test period.

“Aggregate Cap Adjustments” means clauses (b)(x)(B), (b)(xi), (b)(xv), (b)(xix)(B) and (b)(xx) of the definition of “Consolidated Adjusted EBITDA”.

“Aggregate Variable Note Exposure” means, at any time, the aggregate amount of the Holders’ Variable Note Exposures at such time.

“Agreed Guarantee and Security Principles” means the Agreed Guarantee and Security Principles set forth on Schedule 1.01(c).

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Agreement Currency” has the meaning assigned to such in Section 9.22.

“AHYDO Interest Payment”: as defined in Section 2.25.

“Alternate Base Rate” means, for any day, with respect to Notes denominated in Dollars, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day (provided that if the Federal Funds Effective Rate in effect shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement) plus 0.50%, (b) to the extent ascertainable, Adjusted Term SOFR (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis) plus 1.00%, (c) the Prime Rate and (d) the Floor plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, as the case may be.

“Alternative Currency” shall mean (i) Sterling, and (ii) each other currency (other than Dollars) that is approved in accordance with Section 1.08.

“Alternative Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency in Dollars.

“Alternative Currency Sublimit” shall mean (i) with respect to Sterling, $25,000,000 and (ii) with respect to any other Alternative Currency, an amount determined by the Administrative Agent as the time such Alternative Currency is approved in accordance with Section 1.08.

“Applicable Percentage” means, (a) with respect to any Term Holder for any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Notes and unused Additional Note Commitments of such Term Holder for such Class and the denominator of which is the aggregate outstanding principal amount of the Notes and unused Commitments of all Term Holders for such Class and (b) with respect to any Variable Note Holder for any Class, the percentage of the Total Variable Note Commitment for such Class represented by such Holder’s Variable Note Commitment for such Class; provided that for purposes of Section 2.21 and otherwise herein, when there is a Defaulting Holder, any such Defaulting Holder’s Variable Note Commitment shall be disregarded in the relevant calculations. In the case of clause (b), in the event the Variable Note Commitments for any Class shall have expired or been terminated, the Applicable Percentages of any Variable Note Holder of such Class shall be determined on the basis of the Variable Note Exposure of the applicable Variable Note Holders of such Class, giving effect to any assignments and to any Variable Note Holder’s status as a Defaulting Holder at the time of determination.

“Applicable Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Applicable Rate” means, for any day, with respect to any Note, the rate per annum set forth below under the caption “ABR Spread” or “Adjusted Term SOFR Spread”, as the case may be, based upon the Total Leverage Ratio as of the last day of the most recently ended Test Period; provided that until the first Adjustment Date following the Closing Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 1:

Category	Total Leverage Ratio	ABR Spread for Notes	Adjusted Term SOFR Spread for Notes
1	Greater than or equal to 0.50 to 1.00	4.25%	5.25%
2	Less than 0.50 to 1.00	4.00%	5.00%

The Applicable Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Total Leverage Ratio in accordance with the tables above; provided that (x) if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the “Applicable Rate” shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable and (y) if an Event of Default has occurred and is continuing, the “Applicable Rate” shall be the rate per annum set forth in Category 1 until such Event of Default is waived or cured in accordance with this Agreement.

In the event that any financial statement delivered pursuant to Section 5.01(a) or (b), as applicable, is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Rate for any period than the Applicable Rate applied for that period, then (A) the Issuer shall immediately deliver to the Administrative Agent a corrected financial statement for that period (the “Corrected Financials Date”), (B) the Applicable Rate shall be determined based on the corrected Total Leverage Ratio for that period, and (C) the Issuer shall promptly and in any event within five (5) Business Days (or such later date as may be reasonably agreed by the Administrative Agent) pay to the Administrative Agent (for the account of the Holders that hold the Notes at the time such payment is received, regardless of whether those Holders held the Notes during the relevant period) the accrued additional interest owing as a result of such increased Applicable Rate for that period; provided that, for the avoidance of doubt, such deficiency shall be due and payable in accordance with the foregoing clause (C) (or such later date as may be reasonably agreed by the Administrative Agent), and no Default or Event of Default under Section 7.01(a) shall be deemed to have occurred with respect to such deficiency prior to such date. This paragraph shall not limit the rights of the Administrative Agent or the Holders with respect to Section 2.13(d) and Article VII hereof.

“Applicable Time” shall mean, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means, with respect to any Holder, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans. notes and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Holder, (b) any Affiliate of such Holder or (c) any entity or any Affiliate of any entity that administers, advises or manages such Holder.

“Assignment and Assumption” means an assignment and assumption entered into by a Holder and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A-1 or any other form approved by the Administrative Agent.

“Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Agent” means (a) the Administrative Agent or any of its Affiliates or (b) any other financial institution or advisor engaged by the Issuer (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction pursuant to the definition of “Dutch Auction”; provided that no Issuer shall designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that no Issuer, nor any of its Affiliates, may act as the Auction Agent.

“Auction Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Notice” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Party” has the meaning set forth in the definition of “Dutch Auction”.

“Auction Response Date” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Availability Period” means, with respect to any Class of Variable Note Commitments, the period from and excluding the date on which such Variable Note Commitments become effective to but excluding the earliest of (a) the date of termination of such Variable Note Commitments pursuant to Section 2.09, (b) the date of termination of the Variable Note Commitment of each Variable Note Holder to make Variable Notes and (c) the Variable Note Maturity Date.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a) the sum of:

(i) $37,500,000; plus

(ii) the Cumulative Retained Excess Cash Flow Amount on such date; plus

(iii) the amount of any capital contributions or other proceeds of any issuance of Capital Stock after the Closing Date (other than any amounts (x) constituting an Available Excluded Contribution Amount or an Excluded Debt Contribution or proceeds of an issuance of Disqualified Capital Stock, (y) received from the Issuer or any Restricted Subsidiary or (z) incurred from the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)) received as Cash equity by the Issuer or any of their Restricted Subsidiaries, plus the fair market value, as reasonably determined by the Issuer, of Cash Equivalents, marketable securities or other property received by the Issuer or any Restricted Subsidiary as a capital contribution or in return for any issuance of Capital Stock (other than any amounts (x) constituting an Available Excluded Contribution Amount or an Excluded Debt Contribution or proceeds of any issuance of Disqualified Capital Stock or (y) received from the Issuer or any Restricted Subsidiary), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(iv) the aggregate principal amount of any Indebtedness (including any Disqualified Capital Stock) of the Issuer or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Issuer or any Restricted Subsidiary), which has been converted into or exchanged for Capital Stock of the Issuer, any Restricted Subsidiary or any Parent Company that does not constitute Disqualified Capital Stock or an Available Excluded Contribution Amount, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined by the Issuer) of any property or assets received by such Issuer or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v) to the extent not included in clause (ii) above, the net proceeds received by the Issuer or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Issuer or any Restricted Subsidiary) of any Investment made pursuant to Section 6.06(r)(i) (in an amount not to exceed the original amount of such Investment); plus

(vi) to the extent not (A) included in clause (ii) above or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Issuer or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans, in each case received in respect of any Investment made after the Closing Date pursuant to Section 6.06(r)(i) (in an amount not to exceed the original amount of such Investment); plus

(vii) an amount equal to the sum of (A) the amount of any Investments by the Issuer or any Restricted Subsidiary pursuant to Section 6.06(r)(i) in any Unrestricted Subsidiary (in an amount not to exceed the original amount of such Investment) that has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Issuer or any Restricted Subsidiary and (B) the fair market value (as reasonably determined by the Issuer) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the Investment in such Unrestricted Subsidiary pursuant to Section 6.06(r)(i)) to the Issuer or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(viii) the amount of any Declined Proceeds; minus

(b) an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(a)(iii)(A), plus (ii) Restricted Debt Payments made pursuant to Section 6.04(b)(vi)(A), plus (iii) Investments made pursuant to Section 6.06(r)(i), in each case, after the Closing Date and prior to such time, or contemporaneously therewith.

“Available Excluded Contribution Amount” means the aggregate amount of Cash or Cash Equivalents or the fair market value of other assets or property (as reasonably determined by the Issuer) received by the Issuer or any Restricted Subsidiary after the Closing Date from:

(1) contributions in respect of Qualified Capital Stock (other than any amounts received from the Issuer or any Restricted Subsidiary), and

(2) the sale of Qualified Capital Stock of the Issuer or any Restricted Subsidiary (other than (x) to the Issuer or any Restricted Subsidiary, (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (z) with the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)), in each case, designated as Available Excluded Contribution Amounts pursuant to a certificate of a Responsible Officer on or promptly after the date the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and which are excluded from the calculation of the Available Amount.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Note Party (a) under any arrangement that is in effect on the Closing Date between any Note Party and a counterparty that is (or is an Affiliate of) the Administrative Agent, any Holder as of the Closing Date or (b) under any arrangement that is entered into after the Closing Date by any Note Party with any counterparty that is (or is an Affiliate of) the Administrative Agent, any Holder at the time such arrangement is entered into: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Banking Services Obligations” means any and all obligations of any Note Party, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Banking Services, in each case, that has been designated to the Administrative Agent in writing by the Issuer as being Banking Services Obligations for the purposes of the Notes Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Notes Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 as if it were a Holder.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Bona Fide Debt Fund” means any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is engaged in making, purchasing, holding or otherwise investing in commercial loans, notes and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any competitor of the Issuer and/or any of its subsidiaries or (b) any Affiliate of such competitor, but with respect to which no personnel involved with any investment in such Person (i) makes, has the right to make or participates with others in making any investment decisions with respect to such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (ii) has access to any information (other than information that is publicly available) relating to Holdings, the Issuer or their respective subsidiaries, any Parent Company, or any entity that forms a part of any of their respective businesses; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is separately identified to the Administrative Agent in accordance with clause (i) of the definition of “Disqualified Institution” or any Affiliate of any such Person that is reasonably identifiable on the basis of such Affiliate’s name.

“Issuer Materials” shall have the meaning assigned to such term in Section 5.01.

“Borrowing” means any Notes of the same currency, Type and Class made, converted or continued on the same date and, in the case of SOFR Notes, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (i) in the case of Variable Notes denominated in Dollars, $1,000,000, or (ii) in the case of a Variable Note denominated in an Alternative Currency, such minimums as the Administrative Agent shall reasonably require.

“Borrowing Multiple” shall mean (i) in the case of Variable Notes denominated in Dollars, $100,000, or (ii) in the case of a Variable Note denominated in an Alternative Currency, such multiple as the Administrative Agent shall reasonably require.

“Borrowing Request” means a written request by the Issuer for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York or London, England are authorized or required by law to remain closed; provided that when used in connection with any Borrowing denominated in an Alternative Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the principal financial center of the country, if any, of such Alternative Currency.

“Capital Lease” means any lease or hire purchase contract, a liability under which would, in accordance with GAAP, be treated as a balance sheet liability (other than a lease or hire purchase contract which would, in accordance with IFRS in force prior to January 1, 2019, have been treated as an operating lease).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding, for the avoidance of doubt, any Indebtedness convertible into or exchangeable for any of the foregoing.

“Cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentality of the U.S. the obligations of which are backed by the full faith and credit of the U.S., in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Holder or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; and (e) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (d) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s.

In the case of any Investment by any Foreign Subsidiary, “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (e) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the Investments described in clauses (a) through (e) and in this paragraph.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Holder (or, for purposes of Section 2.15(b), by any lending office of such Holder or by such Holder’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental

Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of:

(a) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor), of Capital Stock representing more than 35% of the total voting power of all of the outstanding voting stock of Indivior PLC;

(b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Indivior PLC by persons who (i) were not members of the board of directors of Indivior PLC on the Closing Date and (ii) whose election to the board of directors of Indivior PLC or whose nomination for election by the stockholders of Indivior PLC was not approved by a majority of the members of the board of directors of Indivior PLC then still in office who were either members of the board of directors on the Closing Date or whose election or nomination for election was previously so approved;

(c) the Issuer ceasing to be a direct or indirect Wholly-Owned Subsidiary of Indivior PLC; or

(d) any “Change of Control” (or any comparable term) in any document or instrument pertaining to any Indebtedness in excess of the Threshold Amount.

“Charge” means any charge, fee, expense, cost, accrual or reserve of any kind.

“Charged Amounts” has the meaning assigned to such term in Section 9.19.

“Class”, when used in reference to any Note, Borrowing or Commitment, refers to whether such Note, or the Notes comprising such Borrowing, are Initial Term Notes or other Variable Notes or respective Commitments related thereto or other notes or commitments added as a separate Class pursuant to Section 2.22, 2.23 or 9.02(c).

“Closing Date” means November 4, 2024.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property of any Note Party subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property of any Note Party, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document to secure the Secured Obligations.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Notes Document and (y) the time periods (and extensions thereof) set forth in Section 5.12, the requirement that:

(a) the Administrative Agent shall have received:

(i) (A) a joinder to the Note Guaranty in substantially the form attached as an exhibit thereto (or, in the case of any Person not incorporated or organized in the U.S., as modified as required in order to comply with local laws in accordance with the Agreed Guarantee and Security Principles, or such other form of joinder or Note Guaranty as is reasonably acceptable to the Administrative Agent), (B) a supplement to the U.S. Security Agreement in substantially the form attached as an exhibit thereto (or, in the case of any Person not incorporated or organized in the U.S., any other joinder (or any other Collateral Document) that is sufficient to grant to the Administrative Agent, for the benefit of the Secured Parties, perfected Liens in all of the assets of such Person (other than Excluded Assets) to secure the Secured Obligations on a first priority basis, subject to no other Liens other than Permitted Liens and otherwise in accordance with the Agreed Guarantee and Security Principles) and, in the case of any Person which executes an English Security Document or an Irish Security Document or, if any, a Jersey Security Document, an accession agreement to the relevant Security Trust Deed, (C) if the respective Restricted Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 5.12 owns registrations of or applications for U.S. Patents, Trademarks and/or Copyrights that constitute Collateral, any Notices of Grant of Security Interest in Intellectual Property, (D) a completed Perfection Certificate, (E) UCC financing statements (or the equivalents thereof in any applicable jurisdiction) in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request, (F) in the case of any Person not incorporated or organized in the U.S., evidence that all other actions and documents (including, without limitation, documents of title, share certificates and stock transfer forms or their equivalent) reasonably requested by the Administrative Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Collateral Documents (in each case, including any supplements thereto) and/or perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been delivered, filed, registered or recorded or delivered to the Administrative Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Collateral Document and (G) (i) evidence that each Issuer, Holdings and each subsidiary thereof, in each case incorporated in the U.K., have done all that is necessary (if anything, including, without limitation, by re-registering as a private company) to comply with section 677 to 683 of the Companies Act 2006 in order to enable each such Person to enter into the applicable Notes Documents and perform its obligations under the applicable Notes Documents and (ii) evidence that each subsidiary of Holdings incorporated in Ireland, has done all that is necessary (if anything, including, without limitation, by re-registering as a private company) to comply with sections 82 and 239 of the Companies Act 2014 of Ireland in order to enable each such Person to enter into the applicable Notes Documents and perform its obligations under the applicable Notes Documents;

(ii) (A) in the case of any Person incorporated or organized in the U.S. or otherwise party to the U.S. Security Agreement, each item of Collateral that such Restricted Subsidiary (and each Note Party that holds any Capital Stock in, or Material Debt Instruments issued by, such Restricted Subsidiary, as applicable) is required to deliver under Section 2.02 of the U.S. Security Agreement; (B) in the case of a Person not incorporated or organized in the U.S., evidence that all outstanding Capital Stock of such Person, and all Material Debt Instruments issued by such Person, shall have been pledged pursuant to the Collateral Documents, together with stock powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank (which, in each case, for the avoidance of doubt, shall be delivered within the time periods set forth in Section 5.12(a)); and (C) in the case of any Lux Note Party, a manager’s certificate dated as of the date of the relevant joinder to the Note Guaranty and signed by a manager of the Lux Note Party, certifying the following items: (i) an up-to-date copy of the articles of association of the Lux Note Party; (ii) an electronic true and complete certified excerpt of the Luxembourg Companies Register pertaining to the Lux Note Party dated as of one (1) Business Day prior to such date; (iii) an electronic certified true and complete certificate of non-registration of judgment (certificat de non-inscription d’une décision judiciaire) dated as of one (1) Business Day prior to such date issued by the Luxembourg Companies Register and reflecting the situation no more than two Business Days prior to such date certifying that, as of the date of the day immediately preceding such certificate, the Lux Note Party has not been declared bankrupt (en faillite), and that it has not applied for general settlement or composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée), or reprieve from payment (sursis de paiement), judicial or voluntary liquidation (liquidation judiciaire ou volontaire), such other proceedings listed at Article 13, items 4 to 8, 11 and 13 of the Luxembourg Act dated December 19, 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time), (and which include foreign court decisions as to faillite, concordat or analogous procedures according to the COMI Regulation), (iv) true, complete and up-to-date board resolutions approving the entry by the Lux Note Party into, among others, the relevant Notes Documents; and (v) a true and complete specimen of signatures for each of the directors or authorized signatories having executed for and on behalf of such Lux Note Party respectively the Notes Documents;

(b) the Administrative Agent shall have received with respect to any Material Real Estate Assets, a Mortgage and any necessary UCC fixture filing (or any equivalent thereof in any applicable jurisdiction) in respect thereof, in each case together with, to the extent customary and appropriate (as reasonably determined by the Administrative Agent and the Issuer):

(i) evidence that (A) counterparts of such Mortgage have been duly executed, acknowledged and delivered and such Mortgage and any corresponding UCC or equivalent fixture filing are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary in order to create a valid and subsisting Lien on such Material Real Estate Asset in favor of the Administrative Agent for the benefit of the Secured Parties, (B) such Mortgage and any corresponding UCC or equivalent fixture filings have been duly recorded or filed, as applicable, and (C) all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii) one or more fully paid policies of title insurance (the “Mortgage Policies”) in an amount reasonably acceptable to the Administrative Agent (not to exceed the fair market value of the Material Real Estate Asset covered thereby (as reasonably determined by the Issuer)) issued by a nationally recognized title insurance company in the applicable jurisdiction that is reasonably acceptable to the Administrative Agent, insuring the relevant Mortgage as having created a valid subsisting Lien on the real property described therein with the ranking or the priority which it is expressed to have in such Mortgage, subject only to Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request to the extent the same are available in the applicable jurisdiction;

(iii) customary legal opinions of local counsel for the relevant Note Party in the jurisdiction in which such Material Real Estate Asset is located, and if applicable, in the jurisdiction of formation of the relevant Note Party, in each case as the Administrative Agent may reasonably request;

(iv) surveys and appraisals (if required under the Financial Institutions Reform Recovery and Enforcement Act of 1989, as amended) and “Life-of-Note” (or equivalent “Life-of-Loan”) flood certifications and any required borrower or issuer notices under Regulation H (together with evidence of federal flood insurance for any such Flood Hazard Property located in a flood hazard area); provided that the Administrative Agent may in its reasonable discretion accept any such existing survey so long as such existing survey is satisfactory to the title insurance company and enables it to remove the standard survey exception from the applicable Mortgage Policies and provide customary survey and other endorsements as required by clause (ii) above; and

(v) such other evidence that all other actions that the Administrative Agent may reasonably request and deem necessary in order to create a valid and subsisting Lien on such Material Real Estate Assets have been taken;

provided that, notwithstanding the foregoing, with respect to any Person not incorporated or organized in the U.S. or the United Kingdom, the requirements of this definition shall be subject to the Agreed Guarantee and Security Principles.

“Collateral Documents” means, collectively, (i) the U.S. Security Agreement, (ii) the English Security Documents, (iii) the Lux Security Documents (if any), (iv) each Mortgage, (v) each Notice of Grant of Security Interest in Intellectual Property, (vi) any supplement (or other document or instrument) to any of the foregoing delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement”, (vii) the Perfection Certificate (including any Perfection Certificate delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement”) and any Perfection Certificate Supplement (including any Perfection Certificate Supplement delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement”) and (viii) each of the other instruments and documents (including the Irish Security Documents and, if any, the Jersey Security Documents) pursuant to which Holdings or any Note Party grants a Lien on any Collateral as security for payment of the Secured Obligations.

“COMI Regulation” means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Holder, at any time, such Holder’s Initial Term Note Commitment, Variable Note Commitment and/or Additional Note Commitment, as applicable, in effect as of such time.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Competitor” means any competitor of the Issuer and/or any of its subsidiaries.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income, profits or gains (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, as to any Person for any period, an amount determined for such Person on a consolidated basis equal to the total of (a) Consolidated Net Income for such period plus (b) the sum, without duplication, of (to the extent deducted in calculating Consolidated Net Income for such period, other than in respect of clauses (b)(xix), (b)(xxi) and (b)(xxiii) below) the amounts of:

(i) Taxes paid (including, without duplication, tax payments made pursuant to Tax Sharing Agreements with Affiliates to the extent permitted by Section 6.04, and any Permitted Tax Distributions) and provisions for Taxes of such Person and its subsidiaries, including domestic, foreign state, franchise, excise and similar Taxes and foreign withholding Taxes paid or accrued during such period, and including, in each case, arising out of tax examinations relating to any of the foregoing deducted (and not added back) in computing Consolidated Net Income;

(ii) interest expense, amortization or write-off of debt discount, debt issuance, warrant and other equity issuance costs and commissions, discounts, redemption premium and other fees and charges associated with the Notes, any Permitted Securitization Financing and other indebtedness permitted hereunder (including fees and expenses paid to the Administrative Agent in connection with its services hereunder, and other bank, administrative agency (or trustee) and financing fees), letters of credit permitted hereunder, Capital Leases or the acquisition or repayment of any debt securities of the Issuer or its subsidiaries permitted hereunder, and net costs associated with Hedge Agreements to which the Issuer is a party in respect of the Notes and/or other indebtedness permitted hereunder (including commitment fees and other periodic bank charges);

(iii) costs of surety bonds (whether amortized or immediately expensed);

(iv) depreciation and amortization expense (including, without limitation, amortization of goodwill, software and other intangible assets, but excluding amortization of prepaid cash expenses that were paid in a prior period unless such prepaid expenses were deducted (and not added back) in determining Consolidated Adjusted EBITDA in a prior period);

(v) amortization of inventory write-up, deferred revenue adjustment or other non-cash adjustments required under Statement of Financial Accounting Standards No. 141 – Business Combinations, amortization of intangibles (including, but not limited to, goodwill and costs of interest-rate caps and the cost of non-competition agreements) and organization costs including any non-cash charges associated with any impairment analysis required under Statement of Financial Accounting Standards No. 36 – Impairment of Assets and International Accounting Standards No. 38 – Intangible Assets;

(vi) non-cash amortization of Capital Leases;

(vii) the amount of board of director fees and expenses (including out of pocket director fees and expenses) actually paid by or on behalf of, or accrued by, such Person to the extent permitted to be paid under this Agreement;

(viii) all cash dividend payments (and non-cash dividend expenses) on any series of preferred stock or Disqualified Capital Stock;

(ix) (A) Transaction Costs, and (B) transaction Charges (1) incurred in connection with the consummation of any transaction (or any transaction proposed and not consummated) permitted under this Agreement, including the issuance or offering of Capital Stock, Investments, acquisitions, Dispositions, recapitalizations, mergers, consolidations or amalgamations, option buyouts or incurrences, repayments, refinancings, amendments or modifications of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or similar transactions, and/or (2) that are actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that in respect of any fee, cost, expense or reserve that is added back in reliance on clause (2) above, such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four Fiscal Quarters (it being understood that to the extent any reimbursement amount is not actually received within such Fiscal Quarters, such reimbursement amount shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters);

(x) (A) any other write-downs, write-offs, minority interests and other similar non-cash Charges and (B) subject to the Aggregate Cap, any non-cash restructuring or other type of non-cash special charge or reserve (provided that to the extent any such non-cash charge represents an accrual or reserve for potential cash items in any future period, (x) such Person may determine not to add back such non-cash charge in the then current period and (y) to the extent such Person elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent);

(xi) subject to the Aggregate Cap, internal software development costs that are expensed during the period but could have been capitalized in accordance with GAAP;

(xii) non-recurring litigation or claim settlement Charges;

(xiii) non-cash compensation Charges associated with any stock options, restricted stock or other equity instruments;

(xiv) income associated with bill and hold arrangements required by GAAP to be deferred;

(xv) any net after-tax extraordinary, nonrecurring or unusual gains or losses (including, without limitation, any costs relating to the sale of equipment or businesses, severance, relocation or other strategic initiative, restructuring, legal settlements, or pipeline acquisitions) and Charges related thereto, subject to the Aggregate Cap;

(xvi) [Reserved];

(xvii) [Reserved];

(xviii) the amount of any minority interest expense consisting of subsidiary income attributable to minority Equity Interests of third parties in any non-Wholly-Owned Subsidiary deducted in calculating Consolidated Net Income;

(xix) expected cost savings (including sourcing), operating expense reductions, operating cost improvements and cost synergies (net of actual amounts realized) that are reasonably identifiable and factually supportable (in the good faith determination of such Person, as certified by a chief financial officer, treasurer or equivalent officer of such Person) related to (A) the Transactions and (B) after the Closing Date, permitted asset sales, acquisitions, Investments, Dispositions, operating improvements, restructurings, cost saving initiatives and certain other similar initiatives and/or Specified Transaction, in each case, subject to the Aggregate Cap; provided that (x) any such cost savings, operating expense reductions, operating improvements and cost synergies are projected in good faith to be reasonably anticipated to be realized within 18 months of the applicable event to which they relate and (y) substantial steps have been taken or procedures are in place for realizing such cost savings, operating expense reductions, operating improvements and cost synergies;

(xx) subject to the Aggregate Cap, Charges attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, transition, opening and pre-opening expenses, business optimization and other restructuring and integration Charges (including inventory optimization programs, software development costs, costs related to the closure or consolidation of facilities and plants, costs relating to curtailments, costs related to entry into new markets, strategic initiatives and contracts, consulting fees, signing or retention costs, retention or completion bonuses, expansion and relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and startup costs);

(xxi) proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as such Person in good faith expects to receive such proceeds within the next four Fiscal Quarters (it being understood that to the extent not actually received within such Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters));

(xxii) to the extent not added back in reliance on clause (ii) above, unrealized net losses in the fair market value of any arrangements under Hedge Agreements;

(xxiii) the amount of Cash actually received (or the amount of the benefit of any netting arrangement resulting in reduced Cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that the related non-Cash gain in respect of such Cash receipt or such netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (c)(i) below for any previous period and not added back;

(xxiv) without duplication of clause (ii) above, the amount of loss or discount in connection with a Permitted Securitization Financing; and

(xxv) other add-backs and adjustments reflected in the model delivered by the Issuer to the Administrative Agent on September 15, 2024 (excluding revenue synergies, if any);

minus (c) to the extent such amounts increase Consolidated Net Income for such period:

(i) non-cash gains or income; provided that to the extent any non-cash gain or income represents an accrual or deferred income in respect of potential Cash items in any future period, such Person may determine not to deduct such non-cash gain or income in the then current period;

(ii) unrealized net gains in the fair market value of any arrangements under Hedge Agreements;

(iii) the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(ix)(B)(2) above (as described in such clause) to the extent the relevant reimbursement amounts were not received within the time period required by such clause;

(iv) the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(xxi) above (as described in such clause) to the extent the relevant business interruption insurance proceeds were not received within the time period required by such clause; and

(v) to the extent that such Person adds back the amount of any non-Cash charge to Consolidated Adjusted EBITDA pursuant to clauses (b)(x) above, the cash payment in respect thereof in the relevant future period.

Unless otherwise specified herein, Consolidated Adjusted EBITDA shall refer to Consolidated Adjusted EBITDA of Holdings and its Restricted Subsidiaries.

Notwithstanding anything to the contrary herein, it is agreed that for the purpose of calculating the Total Leverage Ratio and the First Lien Leverage Ratio for any period that includes the Fiscal Quarters ended September 30, 2024, June 30, 2024, March 31, 2024 or December 31, 2023, (i) Consolidated Adjusted EBITDA for the Fiscal Quarter ended September 30, 2024 shall be deemed to be $107,000,000, (ii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended June 30, 2024 shall be deemed to be $91,000,000, (iii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended March 31, 2024 shall be deemed to be $86,000,000 and (iv) Consolidated Adjusted EBITDA for the Fiscal Quarter ended December 31, 2023 shall be deemed to be $86,000,000; provided that for any subsequent four Fiscal Quarter period that includes any of the Fiscal Quarters described under clauses (i) through (iv) above, Consolidated Adjusted EBITDA shall include the applicable amounts set forth in the Aggregate Cap Addbacks, subject to the Aggregate Cap, and the Pro Forma Basis calculation shall be in accordance with the terms thereof.

“Consolidated First Lien Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a first priority Lien on any Collateral or by a Lien on any other asset or property of such Person or its Restricted Subsidiaries.

“Consolidated Net Income” means, as to any Person (the “Subject Person”) for any period, the net income (or loss) of the Subject Person on a consolidated basis for such period taken as a single accounting period determined in accordance with GAAP; provided that there shall be excluded, without duplication,

(a) (i) the income of (x) any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has an interest, (y) any Unrestricted Subsidiary or (z) any Person that is accounted for by the equity method of accounting, in each case except to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash) to the Subject Person or any of its Restricted Subsidiaries by such Person during such period or (ii) the loss of (x) any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has an interest, (y) any Unrestricted Subsidiary or (z) any Person that is accounted for by the equity method of accounting, in each case other than to the extent that the Subject Person or any of its Restricted Subsidiaries has contributed cash or Cash Equivalents to such Person in respect of such loss during such period,

(b) solely for the purpose of determining the amount available under paragraph (a)(ii) of the definition of Available Amount, the net income of any Restricted Subsidiary (other than any Subsidiary Guarantor) to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Subject Person will be increased by the amount of dividends or other distributions or other payments actually paid by such Restricted Subsidiary in cash (or to the extent converted into cash) to such Subject Person or a Restricted Subsidiary (subject to the provisions of this clause (b)) thereof in respect of such period to the extent not already included therein,

(c) gains or losses (less all fees and expenses chargeable thereto) attributable to any sales or dispositions of Capital Stock or assets (including asset retirement costs) or of returned surplus assets of any employee benefit plan outside of the ordinary course of business,

(d) [reserved],

(e) any unrealized or realized net foreign currency translation or transaction gains or losses impacting net income (including currency re-measurements of Indebtedness),

(f) any net gains, Charges or losses with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than, at the option of the Issuer, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation and/or (iii) facilities or plants that have been closed during such period or with respect to such Charges and losses that were required to be recorded pursuant to GAAP,

(g) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedge Agreements),

(h) (i) any Charges incurred pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and

(ii) any Charges in connection with the rollover, acceleration or payout of Capital Stock held by management of any Parent Company, the Issuer and/or any Restricted Subsidiary, in each case, to the extent that any such cash Charge is funded with net cash proceeds contributed to the Subject Person as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock of the Subject Person, solely to the extent that such net cash proceeds are excluded from the calculation of the Available Amount,

(i) accruals and reserves that are established or adjusted within 12 months after the Closing Date that are required to be established or adjusted as a result of the Transactions in accordance with GAAP or as a result of the adoption or modification of accounting policies in accordance with GAAP,

(j) any (A) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (B) goodwill or other asset impairment charges, write-offs or write-downs and (C) amortization of intangible assets; provided that in no event shall amortization of intangibles so excluded in any period of four consecutive Fiscal Quarters exceed 10% of Consolidated Net Income for such period (before giving effect to such exclusion), and

(k) (A) effects of adjustments (including the effects of such adjustments pushed down to the Subject Person and its subsidiaries) in the Subject Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, deferred rent, deferred trade incentives and other lease-related items, advanced billings and debt line items thereof) resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of Taxes and (B) the cumulative effect of changes in accounting principles or policies made in such period in accordance with GAAP which affect Consolidated Net Income;

(l) non-cash compensation Charges associated with any stock options, restricted stock or other equity instruments, and

(m) Charges, transaction fees, costs and expenses, and premiums incurred (including, without limitation, financial advisory, accounting, auditor, legal and other consulting and advisory fees and any or other filing fees and expenses) in connection with the consummation of any transaction (or any other transaction proposed and not consummated) relating to the issuance of Equity Interests, Indebtedness, investments, acquisitions or dispositions, in each case, to the extent permitted under the this Agreement relating to or the incurrence, refinancing, amendment or modification of such permitted transactions.

Notwithstanding the foregoing, for the purpose of calculating the Available Amount only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of notes, loans or advances or other transfers of assets from non-wholly owned Restricted Subsidiaries, Unrestricted Subsidiaries or joint ventures to the Issuer or a Restricted Subsidiary, and any income consisting of a return of capital, repayment or other proceeds from dispositions or repayments of Investments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Note Parties to increase the Available Amount.

“Consolidated Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of such Person or its Restricted Subsidiaries.

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate principal amount of all third party debt for borrowed money (including the outstanding principal balance of all Indebtedness of such Person represented by notes, bonds and similar instruments), Capital Leases, purchase money Indebtedness, obligations in respect of Disqualified Capital Stock, the amount of any Receivables Net Investment and Guarantee obligations with respect to any of the foregoing (but excluding, for the avoidance of doubt, undrawn letters of credit). Unless otherwise specified herein, “Consolidated Total Debt” shall refer to the Consolidated Total Debt of Holdings and its Restricted Subsidiaries.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period; provided that there shall be excluded (a) the effect of reclassification during such period between current assets and long term assets and current liabilities and long term liabilities (with a corresponding restatement of the prior period to give effect to such reclassification), (b) the effect of any Disposition of any Person, facility or line of business or acquisition of any Person, facility or line of business during such period, (c) the effect of any fluctuations in the amount of accrued and contingent obligations under any Hedge Agreement, and (d) the application of purchase or recapitalization accounting.

“Consummation Date” has the meaning assigned to such term in Section 5.16.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Corporate Integrity Agreement” means any corporate integrity agreement entered into from time to time between the Issuer or its Subsidiaries and any Governmental Authority, including among others the Office of Inspector General of the United States Department of Health and Human Services (the “US DHHS”).

“CMS” means the federal Centers for Medicare and Medicaid Services (formerly the federal Health Care Financing Administration), and any successor Governmental Authority.

“CTA” means the Corporation Tax Act 2009.

“Cumulative Excess Cash Flow” means the amount equal to the sum of Excess Cash Flow (but not less than zero for any Fiscal Year) for the Fiscal Year ending on December 31, 2025 and Excess Cash Flow (but not less than zero in any Fiscal Year) for each succeeding and completed fiscal year.

“Cumulative Retained Excess Cash Flow Amount” means, as at any date of determination, an amount determined on a cumulative basis equal to:

(a) the amount of Cumulative Excess Cash Flow, minus

(b) that portion of Excess Cash Flow that has been, or is required to be (other than Declined Proceeds), applied to prepay Notes (or any portion thereof) pursuant to Section 2.11(b)(i) during or with respect to the Fiscal Years in respect of which Cumulative Excess Cash Flow was calculated.

“Curative Equity” means the making of capital contributions to Holdings or the issuance of Capital Stock by Holdings (other than Disqualified Capital Stock), in each case that are concurrently contributed to the Issuer, for the purposes of, and in accordance with, Section 6.14(c).

“Current Assets” means, at any time, the sum of (a) the consolidated current assets (other than Cash and Cash Equivalents, the current portion of current and deferred Taxes, permitted loans made to third parties, assets held for sale, pension assets, deferred bank fees and derivative financial instruments) of any Person and its Restricted Subsidiaries plus (b) in the event that a Permitted Securitization Financing is accounted for off balance sheet, (x) gross accounts receivable comprising part of the Securitization Assets subject to such Permitted Securitization Financing less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” means, at any time, the consolidated current liabilities of any Person and its Restricted Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) outstanding Variable Notes, (c) the current portion of interest expense (excluding interest expense that is due and unpaid), (d) the current portion of any Capital Lease, (e) the current portion of current and deferred Taxes, (f) liabilities in respect of unpaid earn-outs, (g) the current portion of any other long-term liabilities, (h) accruals relating to restructuring reserves, (i) liabilities in respect of funds of third parties on deposit with the Issuer or any of its Restricted Subsidiaries and (j) any liabilities recorded in connection with stock-based awards, partnership interest-based awards, awards of profits interests, deferred compensation awards and similar incentive based compensation awards or arrangements.

“DEA” means the Drug Enforcement Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.

“Debtor Relief Laws” means the Bankruptcy Code, the Insolvency Act, 1986, the Companies Act 2014 of Ireland and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, examinership or similar debtor relief laws of the U.S., the United Kingdom, Ireland, Jersey or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally. Without limiting the foregoing, in respect of each Lux Note Party and any other Lux Note Party, Debtor Relief Laws shall also include a Luxembourg Insolvency Event.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b)(v).

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Defaulting Holder” means any Holder that has (a) defaulted in its obligations under this Agreement, including without limitation, to purchase a Note within two Business Days of the date required to be purchased by it hereunder, (b) notified the Administrative Agent or any Note Party in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within two Business Days after the request of Administrative Agent or the Issuer, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Notes; provided that such Holder shall cease to be a Defaulting Holder pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, or has become the subject of a Bail-In Action, unless in the case of any Holder subject to this clause (e), the Issuer and the Administrative Agent shall each have determined that such Holder intends, and has all approvals required to enable it (in form and substance satisfactory to each of the Issuer and the Administrative Agent), to continue to perform its obligations as a Holder hereunder; provided that no Holder shall be deemed to be a Defaulting Holder solely by virtue of the ownership or acquisition of any Capital Stock in such Holder or its parent by any Governmental Authority; provided that such action does not result in or provide such Holder with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Holder (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Holder is a party.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk , (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks and (e) any and all transactions of any kind, and the related confirmations, in each case which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Issuer or its subsidiaries shall be a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Issuer in good faith) of non-Cash consideration received by the Issuer or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.07(h) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Issuer, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Designated Note Issuances” has the meaning assigned to such term in Section 9.05(i)(i).

“Designating Holder” has the meaning assigned to such term in Section 9.05(i)(i).

“Disclosure Documents” means (i) all matters disclosed by Indivior PLC in any regulatory news announcement (for the avoidance of doubt, excluding any forward looking statement(s) (including any risk factors)) made by Indivior PLC, including those made pursuant to its obligations under: (a) Articles 17 to 19 of the Market Abuse Regulation (Regulation 596/2014); (b) the Listing Rules sourcebook published by the UK Financial Conduct Authority; and (c) the Disclosure Guidance and Transparency Rules sourcebook published by the UK Financial Conduct Authority; and (ii) all reports of Indivior PLC and any amendments thereto and documents incorporated by reference therein that shall have been filed with or furnished to the SEC.

“Discount Range” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only the portion of such Capital Stock that is so redeemable prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only the portion of such Capital Stock that is subject to such repurchase obligation prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change in control or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of Holdings, the Issuer or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Issuer (or any Parent Company or any subsidiary) shall be considered Disqualified Capital Stock solely because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means (i) any Person that is or becomes a Company Competitor and is designated by the Issuer as such in a writing provided to the Administrative Agent after the date hereof, which designation shall not apply retroactively to disqualify any Person that has previously acquired any assignment or participation interest in any Note or Commitment and (ii) any Affiliate of any such Company Competitor (other than a Bona Fide Debt Fund) that is reasonably identifiable on the basis of such Affiliate’s name; provided that an entity becoming an Affiliate of a Company Competitor shall not retroactively disqualify any Person that has previously acquired any assignment or participation interest in any Note or Commitment.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such currency.

“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any Restricted Subsidiary incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“DQ List” has the meaning assigned to such term in Section 9.05(f)(iv).

“Dutch Auction” means an auction (an “Auction”) conducted by any Affiliated Holder (any such Person, the “Auction Party”) in order to purchase Initial Term Notes of any Class (or any Additional Term Notes), in accordance with the following procedures; provided that no Auction Party shall initiate any Auction unless (I) at least five Business Days have passed since the consummation of the most recent purchase of Term Notes pursuant to an Auction conducted hereunder; or (II) at least three Business Days have passed since the date of the last Failed Auction which was withdrawn pursuant to clause (c)(i) below:

(a) Notice Procedures. In connection with any Auction, the Auction Party will provide notification to the Auction Agent (for distribution to the relevant Holders) of the Term Notes that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Auction Agent and shall (i) specify the maximum aggregate principal amount of the Term Notes subject to the Auction, in a minimum amount of $10,000,000 and whole increments of $1,000,000 in excess thereof (or, in any case, such lesser amount of such Term Notes then outstanding or which is otherwise reasonably acceptable to the Auction Agent and the Administrative Agent (if different from the Auction Agent)) (the “Auction Amount”), (ii) specify the discount to par (which may be a range (the “Discount Range”) of percentages of the par principal amount of the Term Notes subject to such Auction), that represents the range of purchase prices that the Auction Party would be willing to accept in the Auction, (iii) be extended, at the sole discretion of the Auction Party, to (x) each Term Holder and/or (y) each Holder with respect to any Term Note on an individual Class basis and (iv) remain outstanding through the Auction Response Date. The Auction Agent will promptly provide each appropriate Holder with a copy of the Auction Notice and a form of the Return Bid to be submitted by a responding Holder to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the date specified in the Auction Notice (or such later date as the Auction Party may agree with the reasonable consent of the Auction Agent) (the “Auction Response Date”).

(b) Reply Procedures. In connection with any Auction, each Holder holding the relevant Term Notes subject to such Auction may, in its sole discretion, participate in such Auction and may provide the Auction Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Auction Agent, and shall specify (i) a discount to par (that must be expressed as a price at which it is willing to sell all or any portion of such Term Notes) (the “Reply Price”), which (when expressed as a percentage of the par principal amount of such Term Notes) must be within the Discount Range, and (ii) a principal amount of such Term Notes, which must be in whole increments of $1,000,000 (or, in any case, such lesser amount of such Term Notes of such Holder then outstanding or which is otherwise reasonably acceptable to the Auction Agent) (the “Reply Amount”). Holders may only submit one Return Bid per Auction, but each Return Bid may contain up to three bids only one of which may result in a Qualifying Bid. In addition to the Return Bid, the participating Holder must execute and deliver, to be held in escrow by the Auction Agent, an Assignment and Assumption with the dollar amount of the Term Notes to be assigned to be left in blank, which amount shall be completed by the Auction Agent in accordance with the final determination of such Holder’s Qualifying Bid pursuant to clause (c) below. Any Holder whose Return Bid is not received by the Auction Agent by the Auction Response Date shall be deemed to have declined to participate in the relevant Auction with respect to all of its Term Notes.

(c) Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Agent prior to the applicable Auction Response Date, the Auction Agent, in consultation with the Auction Party, will determine the applicable price (the “Applicable Price”) for the Auction, which will be the lowest Reply Price for which the Auction Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Auction Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Auction Party shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Price equal to the highest Reply Price. The Auction Party shall purchase the relevant Term Notes (or the respective portions thereof) from each Holder with a Reply Price that is equal to or lower than the Applicable Price (“Qualifying Bids”) at the Applicable Price; provided that if the aggregate proceeds required to purchase all Term Notes subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Auction Party shall purchase such Term Notes at the Applicable Price ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Agent in its discretion). If a Holder has submitted a Return Bid containing multiple bids at different Reply Prices, only the bid with the lowest Reply Price that is equal to or less than the Applicable Price will be deemed to be the Qualifying Bid of such Holder (e.g., a Reply Price submitted by a Holder of $100 with a discount to par of 2%, when compared to an Applicable Price of $100 with a 1% discount to par, will not be deemed to be a Qualifying Bid, while, however, a Reply Price submitted by a Holder of $100 with a discount to par of 2.50% would be deemed to be a Qualifying Bid). The Auction Agent shall promptly, and in any case within five Business Days following the Auction Response Date with respect to an Auction, notify (I) the Issuer of the respective Holders’ responses to such solicitation, the effective date of the purchase of Term Notes pursuant to such Auction, the Applicable Price, and the aggregate principal amount of the Term Notes and the tranches thereof to be purchased pursuant to such Auction, (II) each participating Holder of the effective date of the purchase of Term Notes pursuant to such Auction, the Applicable Price, and the aggregate principal amount and the tranches of Term Notes to be purchased at the Applicable Price on such date, (III) each participating Holder of the aggregate principal amount and the tranches of the Term Notes of such Holder to be purchased at the Applicable Price on such date and (IV) if applicable, each participating Holder of any rounding and/or proration pursuant to the second preceding sentence. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Issuer and Holders shall be conclusive and binding for all purposes absent manifest error.

(d) Additional Procedures.

(i) Once initiated by an Auction Notice, the Auction Party may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Holder of a Qualifying Bid, such Holder (each, a “Qualifying Holder”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Price.

(ii) To the extent not expressly provided for herein, each purchase of Term Notes pursuant to an Auction shall be consummated pursuant to procedures consistent with the provisions in this definition, established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Issuer.

(iii) In connection with any Auction, the Issuer and the Holders acknowledge and agree that the Auction Agent may require as a condition to any Auction, the payment of customary fees and expenses by the Auction Party in connection therewith as agreed between the Auction Party and the Auction Agent.

(iv) Notwithstanding anything in any Notes Document to the contrary, for purposes of this definition, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(v) The Issuer and the Holders acknowledge and agree that the Auction Agent may perform any and all of its duties under this definition by itself or through any Affiliate of the Auction Agent and expressly consent to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Auction, and any purchase of Term Notes provided for in this definition as well as activities of the Auction Agent.

“Eligible Assignee” means (a) any Holder, (b) any Approved Fund of any Holder, (c) any Affiliate of any Holder, (d) to the extent permitted under Section 9.05(g), any Affiliated Holder and (e) any other Person that is a commercial bank, insurance company, or finance company, financial institution, any fund that invests in loans and/or notes or any other “accredited investor” (as defined in Regulation D of the Securities Act); provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or (iii) except as permitted under Section 9.05(g), Holdings, the Issuer or any of its Affiliates.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EMU Legislation” shall mean the legislative measures of the European Union relating to Economic and Monetary Union.

“English Group Member” means each English Note Party and each Restricted Subsidiary incorporated under the laws of England and Wales.

“English Note Party” means Holdings, together with any Note Party incorporated under the laws of England and Wales.

“English Security Documents” means (a) the English law governed debenture entered into or to be entered into among Holdings, the Issuer, Indivior UK Limited, Indivior UK Finance No 2 Limited and Indivior UK Finance No 3 Limited as chargors and the Administrative Agent as the security trustee for the benefit of the Secured Parties and (b) each other English law governed document or instrument which creates or evidences or which is expressed to create or evidence any Lien granted or required to be granted pursuant to Section 5.12 and/or the definition of “Collateral and Guarantee Requirement”, or which is entered into by Holdings or any subsidiary of Holdings to create or evidence, or which is expressed to create or evidence, security for the Secured Obligations.

“English Security Trust Deed” means any English law security trust deed entered into or to be entered into by the Administrative Agent and certain Note Parties whereby, inter alia, the Administrative Agent declares the rights, interests, benefits and other property comprised in the Liens the subject of the English Security Documents are held on trust for the other Secured Parties, together with each accession agreement with respect thereto.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm the Environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable requirements of Governmental Authorities and the common law relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; or (b) the generation, use, storage, transportation or disposal of or exposure to Hazardous Materials, in any manner applicable to the Issuer or any of its Restricted Subsidiaries or any Real Estate Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation or remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; and (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan, or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan or a failure to make a required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any of Holdings, the Issuer, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any of Holdings, the Issuer, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan; (f) the imposition of liability on any of Holdings, the Issuer, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of any of Holdings, the Issuer, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates from any Multiemployer Plan, or the receipt by any of Holdings, the Issuer, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (h) a failure by any of Holdings, the Issuer, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA; (i) a determination that any Pension Plan is, or is reasonably expected to be, in “at-risk” status, within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; or (j) the incurrence of liability or the imposition of a Lien pursuant to Section 436 or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

“Erroneous Payment” has the meaning assigned to it in Article 8.

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Article 8.

“Erroneous Payment Impacted Class” has the meaning assigned to it in Article 8.

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Article 8.

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Article 8.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“European Union” shall mean the political and economic community of European member states with supranational and intergovernmental features, located in Europe.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excess Cash Flow” means, for any Test Period ending on the last day of any Fiscal Year, an amount (if positive), determined for Holdings and its Restricted Subsidiaries, equal to:

(a) the sum, without duplication, of the amounts for such period of the following:

(i) Consolidated Adjusted EBITDA for such period without giving effect to clause (b)(xix) of the definition thereof, plus

(ii) the Consolidated Working Capital Adjustment for such period, plus

(iii) cash gains of the type described in clauses (c), (d), (e), (f) and (g) of the definition of “Consolidated Net Income”, to the extent not otherwise included in calculating Consolidated Adjusted EBITDA (except to the extent such gains consist of proceeds applied pursuant to Section 2.11(b)(ii)), plus

(iv) to the extent not otherwise included in the calculation of Consolidated Adjusted EBITDA for such period, cash payments received by Holdings or any of its Restricted Subsidiaries with respect to amounts deducted from Excess Cash Flow in a prior period pursuant to clause (b)(vii) below, minus

(b) the sum, without duplication, of the amounts for such period of the following:

(i) permanent repayments of long-term Indebtedness, including for purposes of clarity, the current portion of any such Indebtedness (including (x) payments under Section 2.09(b), Section 2.10(a) or (b) and (subject to clause (A) below) Section 2.11(a) and (y) prepayments of Initial Term Notes and Additional Term Notes to the extent (and only to the extent) made with the Net Proceeds of a Prepayment Asset Sale or Net Insurance/Condemnation Proceeds that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (A) the amount of all deductions and reductions to the amount of mandatory prepayments pursuant to clause (B) of Section 2.11(b)(i), (B) all other repayments or prepayments of the Initial Term Notes or Additional Term Notes and (C) repayments of the Variable Notes, any Additional Variable Notes or notes or loans under any variable note or loan or arrangement, except to the extent a corresponding amount of the commitments under such variable note or arrangement are permanently reduced in connection with such repayments), in each case, to the extent not financed with long-term Indebtedness (other than revolving Indebtedness), plus

(ii) without duplication of amounts deducted from Excess Cash Flow pursuant to this clause (ii) or clause (ix) below in respect of a prior period, all Cash payments in respect of capital expenditures as would be reported in the Issuer’s consolidated statement of cash flows made during such period and, at the option of the Issuer, any Cash payments in respect of any such capital expenditures made after such period and prior to the date of the applicable Excess Cash Flow payment (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)), plus

(iii) consolidated interest expense added back pursuant to clause (b)(ii) of the definition of “Consolidated Adjusted EBITDA” to the extent paid in Cash, plus

(iv) Taxes (including, without duplication, tax payments made pursuant to Tax Sharing Agreements with Affiliates to the extent permitted by Section 6.04, and any Permitted Tax Distributions) paid and provisions for Taxes, to the extent payable in Cash with respect to such period and added back pursuant to clause (b)(i) of the definition of “Consolidated Adjusted EBITDA”, plus

(v) without duplication of amounts deducted from Excess Cash Flow pursuant to this clause (v) or (ix) below in respect of a prior period, Cash payments made during such period in respect of Permitted Acquisitions and other Investments permitted by Section 6.06 or otherwise consented to by the Required Holders (other than Investments in (x) Cash and Cash Equivalents and (y) the Issuer or any of their Restricted Subsidiaries), or, at the option of the Issuer, any Cash payments in respect of Permitted Acquisitions and other Investments permitted by Section 6.06 or otherwise consented to by the Required Holders (other than Investments in (x) Cash and Cash Equivalents and (y) the Issuer or any of their Restricted Subsidiaries) made after such period and prior to the date of the applicable Excess Cash Flow payment (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)), plus

(vi) the aggregate amount of all Restricted Payments made under Sections 6.04(a)(i), (ii), (iv) and (x) or otherwise consented to by the Required Holders, in each case to the extent actually paid in Cash during such period, or, at the option of the Issuer (without duplication of amounts deducted from Excess Cash Flow in respect of a prior period), made after such period and prior to the date of the applicable Excess Cash Flow payment (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)), plus

(vii) amounts added back under clause (b)(ix)(B)(2) or (b)(xxi) of the definition of “Consolidated Adjusted EBITDA” to the extent such amounts have not yet been received by the Issuer or their Restricted Subsidiaries, plus

(viii) an amount equal to all expenses, charges and losses either (A) excluded in calculating Consolidated Net Income or (B) added back in calculating Consolidated Adjusted EBITDA, in the case of clauses (A) and (B), to the extent paid in Cash, plus

(ix) without duplication of amounts deducted from Excess Cash Flow in respect of a prior period, at the option of the Issuer, the aggregate consideration required to be paid in Cash by the Issuer or their Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to capital expenditures, acquisitions or Investments, in each case permitted by Section 6.06 (other than Investments in (x) Cash and Cash Equivalents and (y) the Issuer or any of its Restricted Subsidiaries) to be consummated or made during the period of four consecutive Fiscal Quarters of the Issuer following the end of such period (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent the aggregate amount actually utilized to finance such capital expenditures, acquisitions or Investments during such subsequent period of four consecutive Fiscal Quarters is less than the Contract Consideration, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters, plus

(x) to the extent not expensed (or exceeding the amount expensed) during such period or not deducted (or exceeding the amount deducted) in calculating Consolidated Net Income, the aggregate amount of expenditures, fees, costs and expenses paid in Cash by the Issuer and their Restricted Subsidiaries during such period, other than to the extent financed with long-term Indebtedness (other than revolving Indebtedness), plus

(xi) Cash payments (other than in respect of Taxes, which are governed by clause (iv) above) made during such period for any liability the accrual of which in a prior period did not increase Excess Cash Flow in such prior period (provided there was no other add-back to Consolidated Adjusted EBITDA or deduction to Excess Cash Flow related to such payment), except to the extent financed with long-term Indebtedness (other than revolving Indebtedness), plus

(xii) Cash expenditures made in respect of any Hedge Agreement during such period to the extent (A) not otherwise deducted in the calculation of Consolidated Net Income or added back to Consolidated Adjusted EBITDA and (B) not financed with long-term Indebtedness (other than revolving Indebtedness), plus

(xiii) amounts paid in Cash (except to the extent financed with long-term Indebtedness (other than revolving Indebtedness)) during such period on account of (A) items that were accounted for as non-Cash reductions of Consolidated Net Income or Consolidated Adjusted EBITDA in a prior period (and were not expensed during such period in calculating Consolidated Net Income or added back in the calculation of Consolidated Adjusted EBITDA) and (B) reserves or amounts established in purchase accounting to the extent such reserves or amounts are added back to, or not deducted from, Consolidated Net Income, plus

(xiv) without duplication of clause (b)(i) above, cash payments made by Holdings or its Restricted Subsidiaries during such period in respect of legal settlements and long-term liabilities, including for purposes of clarity, the current portion of any such liabilities (other than Indebtedness) of the Issuer or their Restricted Subsidiaries, except to the extent such cash payments were (A) deducted in the calculation of Consolidated Net Income or added back to Consolidated Adjusted EBITDA for such period, (B) financed with long-term Indebtedness (other than revolving Indebtedness), (C) made using Cash or Cash Equivalents reserved or designated for such purpose in a prior period (to the extent such reservation or designation actually decreased Excess Cash Flow for such period), or (D) consisting of the Specified Settlement Payments.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Account” means (a) any Deposit Account or Securities Account that constitutes an Excluded Asset, (b) zero-balance accounts and (c) other Deposit Accounts or Securities Accounts the aggregate cash balance of which is less than $50,000,000 across all such accounts. For the avoidance of doubt, the Original DACA Account (and any replacement account agreed by the Administrative Agent from time to time) shall not be deemed to be an Excluded Account irrespective of the cash balances held therein.

“Excluded Assets” means each of the following:

(a) any contract, instrument, lease, licenses, agreement or other document as to which the grant of a security interest would (i) constitute a violation of a restriction in favor of a third party (other than Indivior PLC, Holdings, the Issuer or any of their Restricted Subsidiaries) or result in the abandonment, invalidation or unenforceability of any right of the relevant Note Party, unless and until any required consents shall have been obtained, or (ii) result in a breach, termination (or a right of termination) or default under such contract, instrument, lease, license, agreement or other document (including pursuant to any “change of control” or similar provision); provided, however, that any such asset will only constitute an Excluded Asset under clause (i) or clause (ii) above to the extent such violation or breach, termination (or right of termination) or default would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law; provided further that any such asset shall cease to constitute an Excluded Asset at such time as the condition causing such violation, breach, termination (or right of termination) or default or right to amend or require other actions no longer exists and to the extent severable, the security interest granted under the applicable Collateral Document shall attach immediately to any portion of such contract, instrument, lease, license, agreement or document that does not result in any of the consequences specified in clauses (i) and (ii) above,

(b) the Capital Stock of any (i) Immaterial Subsidiary (except to the extent the security interest in such Capital Stock may be perfected by the filing of a Form UCC-1 (or similar) financing statement or be created by the execution and delivery by any Note Party owning such Capital Stock of a fixed and floating charge or similar instrument providing for the creation of a security interest in all or substantially all of the assets of such Note Party under the laws of any applicable jurisdiction), (ii) Unrestricted Subsidiary (except to the extent the security interest in such Capital Stock may be perfected by the filing of a Form UCC-1 (or similar) financing statement or be created by the execution and delivery by any Note Party owning such Capital Stock of a fixed and floating charge or similar instrument providing for the creation of a security interest in all or substantially all of the assets of such Note Party under the laws of any applicable jurisdiction), (iii) not-for-profit subsidiary, and (iv) Special Purpose Securitization Subsidiary,

(c) any intent-to-use (or similar) Trademark application prior to the filing and acceptance of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, only to the extent, if any, that, and solely during the period, in which, if any, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use Trademark application under applicable law,

(d) any asset or property, the grant or perfection of a security interest in which would (A) require any governmental consent, approval, license or authorization that has not been obtained, (B) be prohibited by enforceable anti-assignment provisions of applicable Requirements of Law, except, in the case of this clause (B), to the extent such prohibition would be rendered ineffective under the UCC or other applicable law notwithstanding such prohibition, or (C) be prohibited by enforceable anti-assignment provisions of contracts governing such asset in existence on the Closing Date (or on the date of acquisition of the relevant asset (and in each case not entered into in anticipation of the Closing Date or such acquisition and except, in each case, to the extent that term in such contract providing for such prohibition purports to prohibit the granting of a security interest over all assets of such Note Party or any other Note Party)) other than to the extent such prohibition would be rendered ineffective under the UCC or other applicable law,

(e) (i) any leasehold Real Estate Asset and (ii) any owned Real Estate Asset that is not a Material Real Estate Asset,

(f) any interest in any partnership, joint venture or non-Wholly-Owned Subsidiary which cannot be pledged without (i) the consent of one or more third parties other than Indivior PLC, Holdings, the Issuer or any of their Restricted Subsidiaries (after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) or (ii) giving rise to a “right of first refusal”, a “right of first offer” or a similar right that may be exercised by any third party (other than Indivior PLC, Holdings, the Issuer or any of their Restricted Subsidiaries),

(g) any Margin Stock,

(h) deposits accounts and cash collateral securing obligations owing to the Issuer of letters of credit permitted under Section 6.01(c),

(i) Commercial Tort Claims with a value (as reasonably estimated by the Issuer) of less than $5,000,000,

(j) any Cash or Cash Equivalents comprised of (a) funds specially and exclusively used or to be used for payroll and payroll Taxes and other employee benefit payments to or for the benefit of any Note Party’s employees, (b) funds used or to be used to pay all Taxes required to be collected, remitted or withheld (including U.S. federal and state withholding Taxes (including the employer’s share thereof)) and (c) any other funds which any Note Party holds as an escrow or fiduciary for the benefit of another Person,

(k) any accounts receivable and related assets that are sold or disposed of in connection with any factoring or similar arrangement permitted by this Agreement, including Permitted Securitization Financings,

(l) any motor vehicle or other asset subject to a certificate of title (except to the extent a security interest therein may be perfected or created by the execution and delivery by any Note Party of a fixed and floating change or similar instrument providing for the creation of a security interest in all or substantially all of the assets of such Note Party under the laws of any applicable jurisdiction), and

(m) any asset with respect to which the Administrative Agent and the relevant Note Party have reasonably determined that the cost, burden, difficulty or consequence (including (i) any effect on the ability of the relevant Note Party to conduct its operations and business in the ordinary course of business or (ii) any material adverse tax effect to the Issuer or a Subsidiary or Affiliate of the Issuer) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby.

“Excluded Debt Contribution” has the meaning assigned to such term in Section 6.01(r)

“Excluded Subsidiary” means:

(a) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary,

(b) any Immaterial Subsidiary,

(c) any Restricted Subsidiary that is prohibited by law, regulation or contractual obligation existing on the Closing Date or at the time such Restricted Subsidiary becomes a subsidiary (which Contractual Obligation was not entered into in contemplation of such Restricted Subsidiary becoming a subsidiary) from providing a Note Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization to provide a Note Guaranty (unless such consent has been received, provided that the Issuer shall not be under any obligation to seek such consent),

(d) any not-for-profit subsidiary,

(e) any Special Purpose Securitization Subsidiary,

(f) any captive insurance subsidiary;

(g) any Unrestricted Subsidiary,

(h) in the case of any obligation under any Swap Obligation, any Subsidiary of the Issuer that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act (determined after giving effect to Section 3.21 of the Note Guaranty and any other “keepwell” support or other agreement for the benefit of such Subsidiary, and

(i) any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Issuer, the burden or cost of providing a Note Guaranty (including any material adverse tax effect to the Issuer or a Subsidiary or Affiliate of the Issuer) outweighs the benefits afforded thereby.

“Excluded Swap Obligation” means, with respect to any Guarantor under the Note Guaranty, any Swap Obligation if, and to the extent that, all or a portion of the Note Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Note Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.21 of the Note Guaranty and any other “keepwell,” support or other agreement for the benefit of such Guarantor) at the time the Note Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Note Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent or any Holder, or any other recipient of any payment to be made by or on account of any obligation of any Note Party hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated), profits, gains or net assets, franchise Taxes, in each case (i) imposed as a result of the Administrative Agent, any Holder, or any other recipient of any payment to be made by or on account of any obligation of any Note Party hereunder, as applicable, being organized under the laws of, or having its principal office or, in the case of any Holder, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or in which it is resident for tax purposes or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed under Section 884(a) of the Code or any similar Tax imposed by any other jurisdiction, (c) in the case of any Holder, any U.S. federal withholding Tax that is imposed on amounts payable to such Holder pursuant to a Requirement of Law in effect on the date on which (i) such Holder acquires such interest in a Note or Commitment (other than pursuant to an assignment request by the Issuer under Section 2.19(b)) or (ii) such Holder changes its lending office, except in each case to the extent that such Foreign Holder (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Note Party with respect to such withholding Tax pursuant to Section 2.17, (d) any Tax imposed as a result of a failure by the Administrative Agent, any Holder, or any other recipient of any payment to be made by or on account of any obligation of any Note Party hereunder to comply with Section 2.17(k) and (e) any withholding Taxes under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of December 19, 2014 (as amended by that certain First Amendment to Credit Agreement, dated as of March 16, 2015, that certain Second Amendment to Credit Agreement, dated as of December 18, 2017, that certain Third Amendment to Credit Agreement, dated as of June 30, 2021, and that certain Fourth Amendment to Credit Agreement, dated as of April 27, 2022), by and among the Issuer, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and the other parties party thereto.

“Existing Intercompany Debt” means the “Intercompany Proceeds Note” as defined in the Existing Credit Agreement.

“Extended Term Notes” has the meaning assigned to such term in Section 2.23(a).

“Extended Variable Note Commitment” has the meaning assigned to such term in Section 2.23(a)(ii).

“Extended Variable Notes” has the meaning assigned to such term in Section 2.23(a)(ii).

“Extension” has the meaning assigned to such term in Section 2.23(a).

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“Failed Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any treaty, law, regulation, official guidance, or practices adopted in any other jurisdiction relating to any intergovernmental agreement between the U.S. and any other jurisdiction that facilitates the implementation of such Sections of the Code.

“FCPA” has the meaning assigned to such term in Section 3.19.

“FDA” means the U.S. Food and Drug Administration, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means the Agent Fee Letter and the Purchaser Fee Letter.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.

“First Lien Leverage Ratio” means the ratio, as of any date of determination, of (a)(i) Consolidated First Lien Debt as of such date minus (ii) Cash and Cash Equivalents of the Issuer and the other Note Parties in an amount not to exceed $50,000,000 to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “First Lien Leverage Ratio” is used in this Agreement, in each case for Holdings and its Restricted Subsidiaries on a consolidated basis.

“First Lien/Second Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit O hereto, or such other customary form reasonably acceptable to the Administrative Agent and the Issuer, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that, subject to any applicable Intercreditor Agreement such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien (excluding any Permitted Lien that is expressly required by this Agreement to be subordinated to the Liens purported to be created in any Collateral pursuant to any Collateral Document).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Issuer ending December 31 of each calendar year.

“Fixed Amounts” has the meaning assigned to such term in Section 1.12(c).

“Flood Hazard Property” means any parcel of any Material Real Estate Asset subject to a Mortgage located in the U.S. in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iv) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” shall mean a rate of interest equal to 0.75% per annum.

“Foreign Holder” means any Holder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Note Party” has the meaning assigned to such term in Section 9.23.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Funding Account” has the meaning assigned to such term in Section 2.03(g).

“GAAP” means generally accepted accounting principles in the U.K., including IFRS, in effect and applicable to the accounting period in respect of which reference to GAAP is made; provided, however, that Issuer may (or may as a result of the election of the Parent Company) at any time, upon no less than 10 days written notice to the Administrative Agent, make a one-time irrevocable election to prepare its financial statements in accordance with generally accepted accounting principles in the United States, in which case “GAAP” shall, from and after the date of such election (to be set forth in such written notice) mean generally accepted accounting principles in the United States, in effect and applicable to the accounting period in respect of which reference to GAAP is made; provided that, if the Issuer notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring as a result of the adoption of generally accepted accounting principles in the United States or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Issuer that the Administrative Agent or the Required Holders request an amendment to any provision hereof for such purpose), then such provision shall be interpreted on the basis of IFRS as otherwise required above (and without regard to this sentence) until such notice shall have been withdrawn or such provision amended in accordance herewith.

“General Intangibles” has the meaning set forth in Article 9 of the UCC.

“Global Intercompany Note” means the Global Intercompany Note in the form attached hereto as Exhibit H.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the U.S., the U.S., or a foreign government or any other political subdivision thereof (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Holder” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which is prohibited, limited or regulated as “toxic”, “hazardous” or as a “pollutant” or “contaminant” or words of similar meaning or effect by any Environmental Law or any Governmental Authority.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Note Party or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holders” means the Term Holders, the Variable Note Holders, any Additional Purchaser, any holder with an Additional Note Commitment or an outstanding Additional Note and any other Person that becomes a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or as a result of any termination of Commitments and/or prepayment or repayment of Notes permitted or required hereunder. “Holdings” means Indivior Global Holdings Limited.

“IFRS” means the International Financial Reporting Standards promulgated from time to time by the International Accounting Standards Board (or any successor board or agency, together the “IASB”) and as adopted in the United Kingdom and statements and pronouncements of the IASB or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Issuer (a) that does not have assets in excess of 5.0% of Consolidated Total Assets of Holdings and its Restricted Subsidiaries and (b) that does not contribute Consolidated Adjusted EBITDA in excess of 5.0% of the Consolidated Adjusted EBITDA of Holdings and its Restricted Subsidiaries, in each case, as of the last day of the most recently ended Test Period; provided that the Consolidated Total Assets and Consolidated Adjusted EBITDA (as so determined) of all Immaterial Subsidiaries shall not exceed 10.0% of Consolidated Total Assets and 10.0% of Consolidated Adjusted EBITDA, in each case, of Holdings and its Restricted Subsidiaries for the relevant Test Period; provided further that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial statements of Indivior PLC delivered pursuant to Section 4.01. As of the Closing Date, all Immaterial Subsidiaries are denoted as such on Schedule 3.13.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increased Cost” has the meaning assigned to such term in Section 2.15.

“Incremental Cap” means:

(a) (i) the greater of (x) $255,000,000 and (y) 75.0% of Consolidated Adjusted EBITDA for the Test Period then most recently ended less (ii) the aggregate principal amount of all Incremental Facilities and Incremental Equivalent Debt incurred or issued in reliance on clause (a)(i) of this definition, plus

(b) in the case of any Incremental Note Facility that effectively extends the Maturity Date with respect to any Class of Notes and/or commitments hereunder, an amount equal to the portion of the relevant Class of Notes or commitments that will be replaced by such Incremental Note Facility, plus

(c) in the case of any Incremental Variable Note Commitment that effectively replaces any Variable Note Commitment terminated in accordance with Section 2.19(b), an amount equal to the relevant terminated Variable Note Commitment, plus

(d) the amount of any optional prepayment of any Note in accordance with Section 2.11(a) and/or the amount of any permanent reduction of any Variable Note Commitment or Additional Variable Note Commitment so long as, in the case of any optional prepayment, such prepayment was not funded (i) with the proceeds of any long-term Indebtedness (other than revolving Indebtedness) or (ii) with the proceeds of any Incremental Variable Note Commitment incurred in reliance on clause (b) above, plus

(e) an unlimited amount so long as, in the case of this clause (e), (i) if such Incremental Note Facility is secured by a Lien on all or any portion of the Collateral that ranks pari passu with the Lien securing the Secured Obligations on the Closing Date, the First Lien Leverage Ratio would not exceed 1.00:1.00 on a Pro Forma Basis (it being understood and agreed that any Indebtedness incurred under this clause (e)(i), together with any permitted refinancing indebtedness (and successive permitted refinancing indebtedness) with respect thereto, shall at all times be included in the calculation of the First Lien Leverage Ratio unless such Indebtedness is separately justified under clause (e)(ii) below) or (ii) if such Incremental Note Facility is unsecured or secured by a Lien on all or any portion the Collateral that ranks junior to the Lien securing the Secured Obligations on the Closing Date, the Total Leverage Ratio would not exceed 2.50:1.00 on a Pro Forma Basis, in each case of clauses (i) through (ii), calculated on a Pro Forma Basis, including the application of the proceeds thereof (determined on the basis of the financial statements for the most recently ended Test Period), and, in the case of any Incremental Variable Note, assuming a full drawing under such Incremental Variable Note.

Any Incremental Note Facility shall be deemed to have been incurred in reliance on clause (d) above (to the extent capacity exists thereunder) prior to any amounts under clause (a) or (e) above. Any Incremental Note Facility shall be deemed to have been incurred in reliance on clause (e) (to the extent capacity exists thereunder) above prior to any amounts under clause (a) above, unless the Issuer specifies otherwise.

“Incremental Equivalent Debt” has the meaning assigned to such term in Section 6.01(z).

“Incremental Note Facilities” has the meaning assigned to such term in Section 2.22(a).

“Incremental Notes” has the meaning assigned to such term in Section 2.22(a).

“Incremental Note Request” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Note Borrowing Date” means, with respect to each Class of Incremental Term Notes, each date on which Incremental Term Notes of such Class are specified in any amendment providing for such Class of Incremental Term Notes in accordance with Section 2.22.

“Incremental Term Note Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Note” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Note Holder” means, with respect to any Incremental Term Note, each Term Holder providing any portion of such Incremental Term Note Commitment.

“Incremental Variable Note” has the meaning assigned to such term in Section 2.22(a).

“Incremental Variable Note Borrowing Date” means, with respect to each Class of Incremental Variable Notes, each date on which Incremental Variable Notes of such Class are specified in any amendment providing for such Class of Incremental Variable Notes in accordance with Section 2.22.

“Incremental Variable Note Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Variable Note Holder” means, with respect to any Incremental Variable Note, each Variable Note Holder providing any portion of such Incremental Variable Note Commitment.

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.12(c).

“Indebtedness” as applied to any Person means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (w) any earn out obligation or purchase price adjustment until such obligation (A) becomes a liability on the statement of financial position or balance sheet (excluding the footnotes thereto) in accordance with GAAP and (B) has not been paid within 30 days after becoming due and payable, (x) any such obligations incurred under ERISA, (y) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) and (z) liabilities associated with customer prepayments and deposits), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all Indebtedness of others secured by any Lien on any property or asset owned or held by such Person regardless of whether the Indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person; (f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; (g) the Guarantee by such Person of the Indebtedness of another; (h) all obligations of such Person in respect of any Disqualified Capital Stock and (i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes; provided that (i) in no event shall obligations under any Derivative Transaction be deemed “Indebtedness” for any calculation of any financial ratio under this Agreement (except to the extent of any unpaid or settlement amounts then due thereunder) and (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or any joint venture (other than any joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would otherwise be included in the calculation of Consolidated Total Debt; provided that, notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder. Notwithstanding the foregoing, Indebtedness of the Issuer and their Restricted Subsidiaries shall exclude (1) operating leases, (2) liabilities under vendor agreements to the extent such liabilities may be satisfied exclusively through non-cash means such as purchase volume earning credits, (3) reserves for deferred Taxes and (4) for all purposes other than for purposes of Article 6 or 7 (or any defined term used therein), intercompany indebtedness among Holdings and its Restricted Subsidiaries. To the extent not otherwise included, Indebtedness shall include the amount of any Receivables Net Investment.

“Indemnified Person” has the meaning assigned to such term in Section 9.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Note Party under any Notes Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” has the meaning set forth in Section 3.11(a).

“Initial Term Note Commitment” means, with respect to each Term Holder, the commitment of such Term Holder to make Initial Term Notes hereunder in an aggregate amount not to exceed the amount set forth opposite such Term Holder’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Holder pursuant to Section 9.05 or (ii) an Additional Term Note Commitment providing for the making of additional Initial Term Notes. The aggregate amount of the Term Holders’ Initial Term Note Commitments is $350,000,000.

“Initial Term Note Maturity Date” means the date that is six years after the Closing Date. If such date is not a Business Day, the immediately preceding Business Day.

“Initial Term Notes” means the term notes issued by the Issuer to the Term Holders pursuant to Section 2.01.

“Intercreditor Agreement” means any Permitted Junior Intercreditor Agreement or any Permitted Pari Passu Intercreditor Agreement.

“Interest Coverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Adjusted EBITDA for the Test Period then most recently ended to (b) Interest Expense paid in cash during such Test Period in each case for Holdings and its Restricted Subsidiaries.

“Interest Election Request” means a written request by the Issuer in the form of Exhibit D or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Expense” means, at any date of determination, on a consolidated basis in accordance with GAAP, the total interest expense for such period, including without limitation, the interest component of any payments in respect of Capital Lease obligations paid in such period, in each case for Holdings and its Restricted Subsidiaries.

“Interest Payment Date” means (a) with respect to any ABR Note, the last Business Day of each March, June, September and December and the Variable Note Maturity Date or the maturity date applicable to such Note and (b) with respect to any SOFR Note, the last day of the Interest Period applicable to the Borrowing of which such Note is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the applicable Issuer may elect (in each case, subject to the availability thereof); provided, that the initial Interest Period shall begin on the Closing Date and end on December 31, 2024; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(b)(iv) shall be available for specification in any Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (a) any purchase or other acquisition by the Issuer or any of its Restricted Subsidiaries of any of the Securities of any other Person other than any Note Party (other than Holdings), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person, (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Issuer, any Restricted Subsidiary or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Issuer or any of its Restricted Subsidiaries to any other Person or (d) any Guarantee of the Indebtedness of any Person by the Issuer or any of its Restricted Subsidiaries. Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment).

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“Irish Companies Act” means the Companies Act 2014 of Ireland.

“Irish Group Member” means the Irish Guarantor and each Restricted Subsidiary incorporated under the laws of Ireland.

“Irish Guarantor” means Indivior Europe Limited, a private limited company incorporated in Ireland with registered number 616151 and its registered office at 27 Windsor Place, Lower Pembroke Street, Dublin 2, D02 DK44, Ireland.

“Irish Note Party” means a Note Party incorporated under the laws of Ireland.

“Irish Security Documents” means (a) the Irish law governed debenture dated as of the Closing Date between the Irish Guarantor as chargor and the Administrative Agent as the security trustee for the benefit of the Secured Parties, (b) the equitable charge over shares in the Irish Guarantor dated as of the Closing Date between Indivior UK Limited and the Administrative Agent as the security trustee for the benefit of the Secured Parties and (c) each other Irish law governed document or instrument which creates or evidences or which is expressed to create or evidence any Lien granted or required to be granted pursuant to Section 5.12 and/or the definition of “Collateral and Guarantee Requirement”, or which is entered into by Holdings or any subsidiary of Holdings to create or evidence, or which is expressed to create or evidence, security for the Secured Obligations.

“Irish Security Trust Deed” means the Irish law security trust deed dated as of the Closing Date and entered into by the security trustee, Indivior UK Limited and the Irish Guarantor, whereby, inter alia, the Administrative Agent declares the rights, interests, benefits and other property comprised in the Liens the subject of the Irish Security Documents to be held on trust for the other Secured Parties, together with each accession agreement with respect thereto.

“IRS” means the U.S. Internal Revenue Service or any successor agency or department with primary responsibility for adopting, interpreting and enforcing provisions of the Code.

“Issuer” has the meaning assigned to such term in the preamble to this Agreement.

“ITA” means the Income Tax Act 2007.

“Jersey Group Member” means each Note Party and Restricted Subsidiary organized under the laws of Jersey and required to become a Note Party pursuant to Section 5.12.

“Jersey Security Documents” means, if any, each Jersey law governed document or instrument which creates or evidences or which is expressed to create or evidence any Lien granted or required to be granted pursuant to Section 5.12 and/or the definition of “Collateral and Guarantee Requirement”, or which is entered into by Holdings or any subsidiary of Holdings to create or evidence, or which is expressed to create or evidence, security for the Secured Obligations.

“Jersey Security Trust Instrument” means, if any, the Jersey law security trust instrument to be entered into by Administrative Agent as security trustee, the Issuer and each Jersey Group Member, whereby, inter alia, the Administrative Agent declares the rights, interests, benefits and other property comprised in the Liens the subject of the Jersey Security Documents to be held on trust for the other Secured Parties, together with each accession agreement with respect thereto.

“Judgment Currency” has the meaning assigned to such term in Section 9.22.

“Junior Indebtedness” means any Subordinated Indebtedness (other than Indebtedness among the Issuer and/or its subsidiaries) with an individual outstanding principal amount in excess of the Threshold Amount.

“Junior Lien Indebtedness” means any Indebtedness that is secured by a security interest on all or any portion of the Collateral (other than Indebtedness among the Issuer and/or its subsidiaries) that is expressly junior or subordinated to the Lien securing the Secured Obligations with an individual outstanding principal amount in excess of the Threshold Amount.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Note or commitment hereunder at such time, including the latest maturity or expiration date of any Initial Term Note, Additional Term Note, Variable Note, Additional Variable Note, Variable Note Commitment or Additional Note Commitment at such time.

“Latest Variable Note Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Variable Note or variable note commitment hereunder at such time, including the latest maturity or expiration date of any Variable Note, any Additional Variable Note, the Variable Note Commitment or any Additional Variable Note Commitment at such time.

“Latest Term Note Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any term note or term note commitment hereunder at such time, including the latest maturity or expiration date of any Term Note or any Additional Term Note Commitment at such time.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing and, with respect to any Notes Document governed by the laws of a particular jurisdiction, any other matters which are set out as qualifications or reservations as to matters of law in any legal opinion(s) supplied to the Administrative Agent as a condition precedent under this Agreement on or before the Closing Date, to the extent such opinion(s) relate to the validity or enforceability of such Notes Document and/or any other Notes Documents governed by the laws of such jurisdiction.

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Limited Condition Acquisition” means a Permitted Acquisition or any other Investment permitted hereunder that constitutes an acquisition (other than intercompany Investments) by the Issuer or one or more of the Restricted Subsidiaries, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Local Time” shall mean New York City time.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Account Pledge Agreement” means, if any, each Luxembourg law governed account pledge agreement to be entered into between a Lux Note Party as “Pledgor” and the Administrative Agent with respect to its bank accounts situated in Luxembourg.

“Luxembourg Companies Register” means the Luxembourg Register of Commerce and Companies (R.C.S Luxembourg).

“Luxembourg Insolvency Event” means, with respect to a Lux Note Party, the occurrence of a Luxembourg Insolvency Proceeding.

“Luxembourg Insolvency Proceeding” means, in relation to any Lux Note Party or any of its assets, any corporate action, legal proceedings or other procedure or step in relation to bankruptcy (faillite), insolvency, judicial or voluntary liquidation (liquidation judiciaire ou volontaire), composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (action paulienne), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally.

“Luxembourg Share Pledge Agreement” means, if any, each Luxembourg law governed share pledge agreement to be entered into in respect of the shares issued by any Lux Note Party.

“Lux Note Party” shall mean any Subsidiary of the Issuer (i) whose registered office or place of central administration is located in Luxembourg and (ii) which is required to become a Note Party pursuant to Section 5.12.

“Lux Security Documents” means each Luxembourg Account Pledge Agreement and the Luxembourg Share Pledge Agreement.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of Holdings, the Issuer and their Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent or the Holders under the applicable Notes Documents or (iii) the ability of Holdings and the Note Parties (taken as a whole) to perform their payment obligations under the applicable Notes Documents.

“Material Assets” means any IP Rights or any other assets or property of Holdings, the Issuer or any Restricted Subsidiary the loss of which has or could reasonably be expected to result in a Material Adverse Effect.

“Material Asset Transaction” has the meaning assigned to such term in Section 6.16.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged to the Administrative Agent (or its bailee) pursuant to any Collateral Document.

“Material Event of Default” means an Event of Default under Section 7.01(a), (f), (g), (h)(ii) or (n).

“Material Real Estate Asset” means (a) each Real Estate Asset listed on Schedule 1.01(b) with any such Real Estate Asset having a fair market value (as reasonably determined by the Issuer after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $10,000,000 as of the Closing Date and (b) any “fee-owned” Real Estate Asset acquired by any Note Party after the Closing Date having a fair market value (as reasonably determined by the Issuer after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $10,000,000; provided, however, that any Real Estate Asset subject to the Sagent Agreement shall not constitute Material Real Estate Asset.

“Material Third Party Payor” means any Third Party Payor that sponsors a Material Third Party Payor Program

“Material Third Party Payor Programs” means all payment and reimbursement programs, sponsored by a Third Party Payor, in which the Issuer or a Subsidiary participates the loss of which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect

“Maturity Date” means (a) with respect to the Variable Note, the Variable Note Maturity Date, (b) with respect to the Initial Term Notes, the Initial Term Note Maturity Date, (c) as to any Replacement Term Notes or Replacement Variable Note incurred pursuant to Section 9.02(c), the final maturity date for such Replacement Term Note or Replacement Variable Note, as the case may be, as set forth in the applicable Refinancing Amendment, (f) with respect to any Incremental Term Notes, the final maturity date set forth in the applicable amendment to this Agreement with respect thereto, (g) with respect to any Incremental Variable Note, the final maturity date set forth in the applicable amendment to this Agreement with respect thereto and (h) with respect to any Extended Variable Note Commitment or Extended Term Notes, the final maturity date set forth in the applicable Extension Offer accepted by the respective Holder or Holders.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Policies” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on any Material Real Estate Asset constituting Collateral.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA, that is subject to the provisions of Title IV of ERISA, and in respect of which Holdings, the Issuer or any of their Restricted Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Narrative Report” means, with respect to the financial statements with respect to which it is delivered, a management discussion and narrative report describing the operations of Indivior PLC, Holdings, the Issuer and their Restricted Subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then-current Fiscal Year to the end of the period to which the relevant financial statements relate.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds (including Cash Equivalents) received by the Issuer or any of its Restricted Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Issuer or any of its Restricted Subsidiaries or (ii) as a result of the taking of any assets of the Issuer or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual out-of-pocket costs incurred by the Issuer or any of its Restricted Subsidiaries in connection with the adjustment, settlement or collection of any claims of the Issuer or the relevant Restricted Subsidiary in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Notes and any Indebtedness secured by a Lien that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Secured Obligations) that is secured by a Lien on the assets in question and that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale, (iii) the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable legal fees, transfer and similar Taxes and the applicable Issuer’s good faith estimate of income Taxes paid or payable) in connection with any sale or taking of such assets as described in clause (a) of this definition and (v) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds).

“Net Proceeds” means (a) with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Issuer’s good faith estimate of income Taxes paid or payable (including, without duplication, any Permitted Tax Distributions) in connection with such Disposition), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Notes and any other Indebtedness secured by a Lien that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Secured Obligations) which is secured by the asset sold in such Disposition and which is required to be repaid or otherwise comes due or would be in default and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset) and (iv) Cash escrows (until released from escrow to the Issuer or any of its Restricted Subsidiaries) from the sale price for such Disposition; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“Non-Consenting Holder” has the meaning assigned to such term in Section 2.19(b).

“Non-Note Party” means a Restricted Subsidiary that is not a Note Party

“Non-Note Party Indebtedness of Note Parties” has the meaning set forth in Section 6.01.

“Non-Note Party Investment Basket” means the baskets set forth in Sections 6.06(b)(iii), 6.06(e)(ii), 6.06(u) and 6.06(x).

“Non-Qualified Note Party” means a Note Party incorporated or organized in a jurisdiction other than a Qualified Jurisdiction.

“Note Guaranty” means (a) the Guaranty Agreement, substantially in the form of Exhibit I, executed by each Note Party party thereto and the Administrative Agent for the benefit of the Secured Parties and (b) each other guaranty agreement executed by any Person pursuant to Section 5.12 in substantially the form attached as Exhibit I or another form that is otherwise reasonably satisfactory to the Administrative Agent and the Issuer.

“Note Issuance” means each of the making of a Note.

“Note Installment Date” has the meaning assigned to such term in Section 2.10(a).

“Notes Documents” means this Agreement, each Fee Letter, any Promissory Note, each Note Guaranty, the Collateral Documents, each Security Trust Deed (and each accession deed or similar instrument with respect thereto), any Intercreditor Agreement required to be entered into pursuant to the terms of this Agreement and any other document or instrument designated by the Issuer and the Administrative Agent as a “Notes Document”, it being agreed and understood that the term “Notes Documents” shall not include any equity document. Any reference in this Agreement or any other Notes Document to a Notes Document shall include all appendices, exhibits or schedules thereto.

“Note Parties” means the Issuer, each Subsidiary Guarantor, Holdings and in each case their respective successors and permitted assigns.

“Notes” means any of the Variable Notes, the Term Notes and the Additional Notes.

“Notices of Grant of Security Interest in Intellectual Property” means the notices of grant of security interest substantially in the form attached as Exhibit II to the Security Agreement or such other form as shall be reasonably acceptable to the Administrative Agent.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, examinership, small administrative rescue process, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Note Parties to the Holders or to any Holder, the Administrative Agent or any Indemnified Person arising under the Notes Documents, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“OFAC” has the meaning assigned to such term in Section 3.17.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement, and (e) with respect to any other form of entity or any entity which is not incorporated or organized in the U.S., such other organizational documents required by local law or customary under its jurisdiction of organization to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Notes Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Original Currency” has the meaning assigned to such term in Section 2.18(a).

“Original Deposit Account” means the Deposit Account of Indivior, Inc., a Delaware corporation, maintained with Bank of America, with account number [***] .

“Original Jurisdiction” means, in relation to a Note Party, the jurisdiction under whose laws that Note Party is incorporated or organized as at the date of this Agreement or, in the case of any Person that becomes a Note Party pursuant to Section 5.12 or Section 5.16, as at the date on which such Person becomes a Note Party.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(b)(ii).

“Other Connection Taxes” means, with respect to any Holder, Administrative Agent, or any other recipient of any payment to be made by or on account of any obligation of any Note Party hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Notes Document, or sold or assigned an interest in any Note or Notes Document).

“Other Taxes” means any and all present or future stamp, court or documentary, property, excise, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, except (a) any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)) and (b) any stamp or registration tax payable as a result of any voluntary registration by a Secured Party of a Notes Document in Luxembourg when such registration is not required to protect, preserve, maintain or enforce the rights of that Secured Party under such Note Document.

“Outstanding Amount” means with respect to Term Notes and Variable Notes on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Notes and Variable Notes, as the case may be, occurring on such date.

“Overnight Foreign Currency Rate” shall mean, for any amount payable in an Alternative Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Note Issuance, plus any Taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent Company” means (a) Indivior PLC, (b) Holdings and (c) any other Person of which each Issuer is an indirect Wholly-Owned Subsidiary.

“Pari First Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit N hereto, or such other customary form reasonably acceptable to the Administrative Agent and the Issuer, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Patent” means the following: (a) any and all patents and patent applications; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

“Payment Recipient” has the meaning assigned to it in Article 8.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which Holdings, the Issuer or any of their Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.

“Pensions Regulator” means the body corporate by that name established under Part 1 of the Pensions Act 2004.

“Perfection Certificate” means a certificate substantially in the form of Exhibit E.

“Perfection Certificate Supplement” means a supplement to the Perfection Certificate substantially in the form of Exhibit F.

“Perfection Requirements” means the filing of appropriate financing statements (or their equivalents in any applicable jurisdictions) with the office of the Secretary of State or other appropriate office of the state of organization of each Note Party, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case in favor of the Administrative Agent for the benefit of the Secured Parties and the delivery to the Administrative Agent of any stock certificate or promissory note required to be delivered pursuant to the applicable Notes Documents, together with instruments of transfer executed in blank, together with, in the case of a Foreign Subsidiary, all other actions reasonably requested by the Administrative Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to perfect the Liens intended to be created by the Collateral Documents to the extent required by, and with the priority required by, the Collateral Documents.

“Periodic Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.

“Permitted Acquisition” means any acquisition by the Issuer or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (but in any event including any Investment in (x) any Restricted Subsidiary which serves to increase the applicable Issuer’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any joint venture for the purpose of increasing the applicable Issuer’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture); provided that:

(a) (i) on the date of signing of the definitive acquisition agreement for such Permitted Acquisition, no Event of Default shall have occurred and be continuing and (ii) at the closing of such Permitted Acquisition, no Event of Default under Section 7.01(a), (f) or (g) exists or would result after giving pro forma effect to such acquisition;

(b) the total consideration paid by Persons that are Note Parties for (i) the Capital Stock of any Person that does not become a Guarantor and (ii) in the case of an asset acquisition, assets that are not acquired by the Issuer or any Guarantor, when taken together with the total consideration for all such Persons and assets so acquired after the Closing Date, shall not exceed the sum of (A) taken together with all Indebtedness incurred pursuant to Section 6.01(j) that is at the time outstanding, the greater of (x) $145,000,000 and (y) 40.0% of Consolidated Adjusted EBITDA as of the last day of the most recent Test Period and (B) amounts otherwise available under clauses (q), (r), (x) and (dd) of Section 6.06 (so long as any such additional amounts are incurred in compliance with, and justified as outstanding under, such provisions); provided, that the limitation described in this clause (b) shall not apply to any acquisition to the extent such acquisition is made with the proceeds of sales of the Qualified Capital Stock of, or common equity capital contributions to, the Issuer or any Restricted Subsidiary; and

(c) the business of such Person, or the business conducted with such assets, as the case may be, constitutes a business permitted by Section 6.10.

“Permitted Hedge Counterparty” means, subject to the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), any financial institution that is designated in writing to the Administrative Agent by the Issuer from time to time as a provider of hedging services, in each case in its capacity as a party thereto, and whether or not such Person subsequently ceases to be a Holder or an Affiliate of any Holder.

“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on all or any portion of the Collateral that are intended to be junior to any Liens securing the Initial Term Notes and Variable Notes (and other Secured Obligations that are pari passu with the Initial Term Notes and Variable Notes), either (as the Issuer shall elect) (x) the First Lien/Second Lien Intercreditor Agreement if such Liens secure “Second-Priority Obligations” (as defined therein) or (y) another intercreditor agreement not materially less favorable to the Holders vis-à-vis such junior Liens than the First Lien/Second Lien Intercreditor Agreement (as determined by the Issuer in good faith).

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Pari Passu Intercreditor Agreement” shall mean, with respect to any Liens on all or any portion of the Collateral that are intended to be pari passu with the Liens securing the Initial Term Notes and Variable Notes (and other Secured Obligations that are pari passu with the Initial Term Notes and Variable Notes), either (as the Issuer shall elect) (x) the Pari First Lien Intercreditor Agreement or (y) another intercreditor agreement not materially less favorable to the Holders vis-à-vis such pari passu Liens than the Pari First Lien Intercreditor Agreement (as determined by the Issuer in good faith).

“Permitted Securitization Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Securitization Financing, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time, so long as the relevant Permitted Securitization Financing would still meet the requirements of the definition thereof after giving effect to such amendment, modification, supplement, refinancing or replacement.

“Permitted Securitization Financing” shall mean one or more transactions that are designated as a “Permitted Securitization Financing” as provided below, pursuant to which (i) Securitization Assets or interests therein are sold to or financed by one or more Special Purpose Securitization Subsidiaries, and (ii) such Special Purpose Securitization Subsidiaries finance their acquisition of such Securitization Assets or interests therein, or the financing thereof, by selling or borrowing against Securitization Assets and any Hedge Agreements entered into in connection with such Securitization Assets; provided, that (x) none of Holdings, the Issuer or any Restricted Subsidiary guarantees any obligations (contingent or otherwise) under such transactions, (y) no property or asset (other than Securitization Assets or the Capital Stock of any Special Purpose Securitization Subsidiary) of Holdings, the Issuer or any Restricted Subsidiary (other than a Special Purpose Securitization Subsidiary) is, directly or indirectly, contingently or otherwise, subject to the satisfaction of any such transaction and (z) there shall be no recourse to Holdings, the Issuer or any Subsidiary (other than the Special Purpose Securitization Subsidiaries) in connection with such transactions, in each case except to the extent customary (as determined by the Issuer in good faith) for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by the Issuer or any Subsidiary (other than a Special Purpose Securitization Subsidiary)). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certificate signed by a Responsible Officer of the Issuer certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Permitted Tax Distributions” means with respect to any taxable period (or portion thereof) for which the Issuer is (A) treated as a partnership or disregarded entity for U.S. federal income tax purposes, amounts distributable from the Issuer and its Subsidiaries to direct and indirect holders of Equity Interests in the Issuer to permit such holders to discharge their U.S. federal, state, local, and non-U.S. Taxes (as applicable), including distributions made pursuant to a Tax Sharing Agreement with such direct or indirect holders of Equity Interests in the Issuer, that are attributable to the direct and indirect ownership of the Issuer and its Subsidiaries in the aggregate amount not to exceed (I) (x) the net taxable income of the Issuer and its Subsidiaries in respect of the taxable period, taking into account only items of income, gain, loss, deduction or credit of the Issuer or any applicable Subsidiary, multiplied by (y) the highest combined marginal U.S. federal and applicable state, local and/or non-U.S. income tax rate (taking into account the character of the taxable income, but not taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes and (ii) tax deductions or basis adjustments pursuant to Section 734(b) or 743(b) of the Code (but including, for purposes of greater certainty, allocations pursuant to Section 704(c) of the Code)) and (II) with respect to a Tax Sharing Agreement, the actual Tax Liability of such direct or indirect holder of Equity Interests in the Issuer attributable to such holders ownership of the Issuer and its Subsidiaries, and (B) a member of a consolidated, combined, affiliated or unitary group for U.S. federal and/or applicable state, local and/or or non-U.S. income tax purposes (a “Tax Group”), distributions by Issuer and its Subsidiaries during any taxable period (or portion thereof) in which Issuer is a member of such Tax Group of which Issuer or Holdings (or their direct or indirect beneficial owner) is the common parent order to pay any applicable U.S. federal and/or applicable state, local, and non-U.S. income taxes of such Tax Group then due and owing that are attributable to the taxable income of Issuer and its Subsidiaries; provided, that, for each taxable period, the aggregate amount of such payments made in respect of such taxable period by Issuer shall not be greater than the amount of such Taxes that Issuer and its applicable Subsidiaries would have been required to pay as a stand-alone corporate Tax Group; provided, further, that in the case of clauses (A) and (B) any such amount attributable to taxable income of an Unrestricted Subsidiary shall be permitted solely to the extent a corresponding amount of cash is received by the Issuer or a Restricted Subsidiary from such Unrestricted Subsidiary for purposes of the relevant tax distribution.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Plan” means any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) maintained by Holdings, the Issuer or any of their Restricted Subsidiaries or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their ERISA Affiliates, other than any Multiemployer Plan.

“Platform” has the meaning assigned to such term in Section 5.01.

“Prepayment Asset Sale” means any Disposition by the Issuer or its Restricted Subsidiaries made pursuant to, Section 6.07(h), Section 6.07(n), Section 6.07(q), clause (ii) to the proviso to Section 6.07(r) (to the extent provided therein), Section 6.07(z) and Section 6.08.

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means (a) the rate of interest publicly announced, from time to time, by the Administrative Agent at its principal office in New York City as its “prime rate”, with the understanding that the “prime rate” is one of the Administrative Agent’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans or notes making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as the Administrative Agent may designate or (b) if the Administrative Agent has no “prime rate”, the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Pro Forma Basis” or “pro forma effect” means, as to any calculation of the Total Leverage Ratio, the First Lien Leverage Ratio, any other financial ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets (including component definitions thereof), for any events as described below that occur subsequent to the commencement of any period of four consecutive Fiscal Quarters (the “Reference Period”) for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred as of the first day of the Reference Period (or, in the case of Consolidated Total Assets, as of the last day of such Reference Period) and that: (i) in making any determination of Consolidated Adjusted EBITDA, effect shall be given to (without duplication of any add-back to Consolidated Adjusted EBITDA pursuant to clause (xix) of the definition thereof) any Disposition, acquisition, Investment, capital expenditure, cost saving (including sourcing), operating improvement, expense reduction, cost synergies, merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions not otherwise permitted under Section 6.01 or 6.06 that require a waiver or consent of the Required Holders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any subsidiary of the Issuer as an Unrestricted Subsidiary (or of an Unrestricted Subsidiary as a Restricted Subsidiary), which adjustments such Issuer determines in good faith as set forth in a certificate of a chief financial officer, treasurer or similar officer of such Issuer (the foregoing, together with any transactions related thereto or in connection therewith, and any other events that by the terms of the Notes Documents require pro forma compliance or determination on a pro forma basis, the “Subject Transactions”), in each case that occurred during the Reference Period (or, unless otherwise specified, occurring during the Reference Period or thereafter and through and including the date of determination, if applicable), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, and excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Securitization Financing) issued, incurred, assumed or permanently repaid, as applicable, during the Reference Period (or, unless otherwise specified, occurring during the Reference Period or thereafter and through and including the date of determination, if applicable) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, (y) interest charges attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination would have been in effect during the period for which pro forma effect is being given and (z) the acquisition of any assets included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Issuer or any of its subsidiaries, or the Disposition of any assets included in calculating Consolidated Total Assets pursuant to any Subject Transaction shall be deemed to have occurred as of the last day of the applicable Reference Period, and (iii) with respect to (A) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, effect shall be given to such designation and all other designations of Unrestricted Subsidiaries as Restricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of an Unrestricted Subsidiary as a Restricted

Subsidiary, collectively, and (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Restricted Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Restricted Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Issuer and, to the extent applicable, in compliance with Section 1.10.

Notwithstanding anything to the contrary set forth in this definition, for the avoidance of doubt, when calculating the First Lien Leverage Ratio or the Total Leverage Ratio (as applicable) for purposes of the definition of “Applicable Rate”, the events described in the second preceding paragraph that occurred subsequent to the end of the applicable Reference Period shall not be given pro forma effect.

“Process Agent” has the meaning assigned to such term in Section 9.10(e).

“Products” means, from time to time, any products currently manufactured, sold, developed, tested or marketed by the Issuer or any of its Subsidiaries.

“Projections” means the projections of the Issuer and their subsidiaries provided to the Administrative Agent on September 16, 2024.

“Promissory Note” means a promissory note of the applicable Issuer payable to any Holder or its registered assigns, in substantially the form of Exhibit G, evidencing the aggregate outstanding principal amount of Notes of a particular Class of such Issuer to such Holder resulting from the Notes of such Class purchased by (or otherwise owing to) such Holder.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” shall mean, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act, or compliance with any similar rules in any applicable jurisdiction, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity, directors’, managers’ and/or employees’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees and other costs and/or expenses associated with being a public company.

“Public Holder” has the meaning assigned to such term in Section 5.01.

“Purchaser” means each purchaser of Notes on the Closing Date under the terms set forth in this Agreement.

“Purchaser Fee Letter” means that certain Purchaser Fee Letter, dated as of the Closing Date, by and among the Issuer and the Administrative Agent.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Jurisdiction” shall mean (a) the United States, the United Kingdom, Luxembourg, Jersey and Ireland and (b) any other jurisdiction where the Administrative Agent has determined (acting reasonably and following a request by the Issuer and based on advice of local counsel) that Wholly-Owned Subsidiaries organized in such jurisdiction may provide guarantees and security which, after giving effect to the Agreed Guarantee and Security Principles, would provide substantially the same benefits as guarantees and security provided with respect to the Collateral owned by such entities as would have been obtained if the respective subsidiary were instead organized in any of the jurisdictions listed in preceding clause (a).

“Qualified Note Party” shall mean any Note Party incorporated or organized in a Qualified Jurisdiction.

“Qualifying Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Qualifying Holder” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Quoted Eurobond Listing” means the listing of the Notes as described in section 987(1)(b) ITA 2007 on a recognized stock exchange within the meaning contained in section 1005 of the ITA 2007, and for the purposes of section 882 of the Income Tax Act 2007.

“Quoted Eurobond Listing Date” means the date on which the Quoted Eurobond Listing is first made.

“RBP Global” has the meaning assigned to such term in the preamble to this Agreement.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Note Party in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Real Estate Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, hereof owned, leased, operated or used by the Issuer or any of its Restricted Subsidiaries.

“Receivables Net Investment” shall mean the aggregate cash amount paid by the holders, lenders or purchasers under any Permitted Securitization Financing in connection with their purchase of, or the making of loans secured by, Securitization Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Securitization Assets or otherwise in accordance with the terms of the Permitted Securitization Documents (but excluding any such collections used to make payments of commissions, discounts, yields and other fees and charges incurred in connection with any Permitted Securitization Financing payable to any person other than the Issuer or a Subsidiary Guarantor); provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the assets which from time to time are expressed to be the subject of any English Security Document or any Irish Security Document or any Jersey Security Document.

“Recipient” has the meaning assigned to such term in Section 2.17(p)(ii).

“Refinancing” means the payment in full of the obligations of Issuer and the other obligors under the Existing Credit Agreement and the Existing Intercompany Debt, in each case with proceeds of the Initial Term Note on the Closing Date.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Issuer executed by (a) Holdings and the Issuer, (b) the Administrative Agent and (c) each Holder that agrees to provide all or any portion of the Replacement Term Notes or the Replacement Variable Note Commitment being incurred pursuant thereto and in accordance with Section 9.02(c).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation H” means Regulation H of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Required Permit” means any and all licenses, approvals and permits issued by the FDA, DEA or any other applicable Governmental Authority necessary for the testing, manufacture, marketing or sale of any Product by any applicable Issuer(s) and its Subsidiaries as such activities are being conducted by such Issuer and its Subsidiaries with respect to such Product at such time, registrations issued by DEA under 21 U.S.C. Section 823 (if applicable to any Product), and those issued by State governments that are necessary for the conduct of Issuer’s or any Subsidiary’s business.

“Related Funds” shall mean with respect to any Holder that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Holder or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective officers, directors, employees, agents, controlling persons, trustees and members of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Party” has the meaning assigned to such term in Section 2.17(p)(ii).

“Relevant Holder” has the meaning assigned to such term in Section 9.05(i)(vii).

“Replaced Variable Note” has the meaning assigned to such term in Section 9.02(c).

“Replaced Term Notes” has the meaning assigned to such term in Section 9.02(c).

“Replacement Variable Note” has the meaning assigned to such term in Section 9.02(c).

“Replacement Term Notes” has the meaning assigned to such term in Section 9.02(c).

“Reply Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Reply Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Representatives” has the meaning assigned to such term in Section 9.13.

“Required Holders” means, at any time, Holders having Term Notes, Variable Note Exposure or unused Commitments representing more than 50% of the sum of the total Term Notes, Variable Note Exposure and such unused Commitments at such time.

“Required Variable Note Holders” means, at any time, Holders having Variable Notes, Additional Variable Notes, other Variable Note Exposure, Unused Variable Note Commitments and unused Additional Variable Note Commitments representing more than 50% of the sum of the total Variable Notes, Additional Variable Notes, other Variable Note Exposure and such unused Commitments at such time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person, any authorized signatory appointed by the board of directors (conseil d’administration) or board of managers (conseil de gérance) of such person (as applicable) and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall (subject to the express requirements of Section 4.01) include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Note Party. Any document delivered hereunder that is signed by a Responsible Officer of any Note Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of such Note Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Note Party.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of the Issuer that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of such Issuer as at the dates indicated and its consolidated income and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Restricted Debt” has the meaning set forth in Section 6.04(b).

“Restricted Debt Payment” has the meaning set forth in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Issuer, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Issuer and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Issuer now or hereafter outstanding.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the Issuer.

“Return Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Revaluation Date” shall mean with respect to any Alternative Currency Variable Note, each of the following: (i) each date occurring two Business Days prior to the date of a SOFR Borrowing of Variable Notes denominated in an Alternative Currency, (ii) each date of a continuation of a SOFR Variable Note denominated in an Alternative Currency pursuant to Section 2.08, and (iii) the last Business Day of each Fiscal Quarter, and such additional dates as the Administrative Agent shall determine or the Required Variable Note Holders shall require.

“S&P” means S&P Global Ratings, and its successors and assigns.

“Sagent Agreement” means that certain letter agreement, dated as of November 1, 2023, by and between Sagent Pharmaceuticals and Indivior Inc. with respect to the reconveyance of certain real property described therein.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.08.

“Sanctions” has the meaning assigned to such term in Section 3.19(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement that (a) is in effect on the Closing Date between any Note Party and a counterparty that is the Administrative Agent, a Holder or any Affiliate of the Administrative Agent or a Holder as of the Closing Date or (b) is entered into after the Closing Date between any Note Party and (i) any counterparty that is (or is an Affiliate of) the Administrative Agent or any Holder at the time such Hedge Agreement is entered into or (ii) a Permitted Hedge Counterparty, in each case, for which such Note Party agrees to provide security and in each case that has been designated to the Administrative Agent in writing by the Issuer as being a Secured Hedging Obligation for purposes of the Notes Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Notes Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 as if it were a Holder. For purposes of the preceding sentence, the Issuer may deliver a single notice designating all Hedging Obligations with respect to Derivative Transactions under a single master agreement as “Secured Hedging Obligations”.

“Secured Obligations” means all Obligations, together with (a) all Banking Services Obligations, (b) all Secured Hedging Obligations and (c) all Erroneous Payment Subrogation Rights.

“Secured Parties” means (i) the Holders, (ii) the Administrative Agent, (iii) each counterparty to a Hedge Agreement with a Note Party the obligations under which constitute Secured Hedging Obligations, (iv) each provider of Banking Services to any Note Party the obligations under which constitute Banking Services Obligations and (v) the Indemnified Persons and any other beneficiaries of each indemnification obligation undertaken by any Note Party under any Notes Document and (vii) any Receiver.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Account” has the meaning assigned to such term in the U.S. Security Agreement.

“Securitization Assets” shall mean any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by the Issuer or any Restricted Subsidiary or in which the Issuer or any Restricted Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (a) any right to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise) (b) royalty and other similar payments made related to the use of trade names and other intellectual property, business support, training and other services, (c) revenues related to distribution and merchandising of the products of the Issuer and their Restricted Subsidiaries, (d) IP Rights relating to the generation of any of the foregoing types of assets and (e) any other assets and property to the extent customarily included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by the Issuer in good faith).

“Security Trust Deed” means each of (i) the English Security Trust Deeds, (ii) the Irish Security Trust Deed and (iii) if any, the Jersey Security Trust Instrument.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Note” means a Note that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (b) of the definition of “Alternate Base Rate”.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Special Purpose Securitization Subsidiary” shall mean (i) a direct or indirect subsidiary of the Issuer established in connection with a Permitted Securitization Financing for the acquisition of Securitization Assets or interests therein, and which is designated (as provided below) as a “Special Purpose Securitization Subsidiary” (x) with which no Issuer, Holdings nor any of their Restricted Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Securitization Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to such Issuer, Holdings or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Issuer (as determined by the Issuer in good faith) and (y) to which no Issuer, Holdings, nor any other Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than as contemplated in the definition of “Permitted Securitization Financing”) and (ii) any subsidiary of a Special Purpose Securitization Subsidiary. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Issuer certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Specified Acquisition Agreement Representations” means in connection with any Limited Condition Acquisition, the representations and warranties made by or on behalf of the target of such Limited Condition Acquisition, its subsidiaries or their respective businesses in the applicable acquisition agreement which are material to the interest of the Holders, but only to the extent that the applicable Note Party has the right to terminate its obligations under such acquisition agreement or to decline to consummate such Limited Condition Acquisition as a result of a breach of such representations and warranties.

“Specified Event of Default” means an Event of Default under Sections 7.01(a), (c) (to the extent resulting from a violation of Section 6.01, 6.02, 6.04, 6.06, 6.07 or 6.10), (f), (g) or (k)(i).

“Specified Financial Covenant” has the meaning set forth in Section 6.14(c)(ii).

“Specified Financial Covenant Default” has the meaning set forth in Section 6.14(c)(ii).

“Specified Representations” means the representations and warranties set forth in Section 3.01(a)(i), Section 3.02 (as it relates to power and authority and the due authorization, execution, delivery and performance of the Notes Documents and the enforceability thereof), Section 3.03(b)(i), Section 3.08, Section 3.12, Section 3.14 (as it relates to the creation, validity and perfection of the security interests in the Collateral, to the extent same are required hereunder as of the Closing Date), Section 3.16 and Section 3.17.

“Specified Settlement Payments” means, to the extent actually paid by the Issuer or its Subsidiaries, the litigation settlement payments owed to the U.S. Department of Justice outlined below:

Payment Date	Payment Amount
January 2025	$50,000,000
January 2026	$50,000,000
January 2027	$50,000,000
December 2027	$100,000,000

“Specified Transaction” shall have the meaning ascribed to such term in Section 1.10(a).

“Spot Rate” for a currency shall mean the rate determined by the Administrative Agent to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. Local Time on the date three Business Days prior to the date as of which the foreign exchange computation is made (or if such rate cannot be computed as of such date, such other date as the Administrative Agent shall reasonably determine is appropriate under the circumstances); provided that (x) the Spot Rate may, at the election of the Administrative Agent, be made on the date on which the foreign exchange computation is made for any payment actually made or to be made, or cash collateralization required, of any amounts pursuant to this Agreement (rather than the date which is three Business Days prior to such date), and (y) the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” or “£” shall mean the lawful currency of the United Kingdom.

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subject Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Transactions” has the meaning ascribed to such term in the definition of “Pro Forma Basis”.

“Subordinated Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries that is expressly subordinated in right of payment to the Obligations.

“subsidiary” or “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” or “Subsidiary” shall mean any subsidiary of the Issuer.

“Subsidiary Guarantor” means (x) on the Closing Date, each subsidiary of the Issuer (other than any subsidiary that is an Excluded Subsidiary on the Closing Date) and (y) thereafter, each subsidiary of the Issuer that guarantees the Secured Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant subsidiary is released from its obligations under the Note Guaranty in accordance with the terms and provisions hereof.

“Substitute Affiliated Holder” has the meaning assigned to such term in Section 9.05(i)(i)(B).

“Substitute Facility Office” has the meaning assigned to such term in Section 9.05(i)(i)(A).

“Supplier” has the meaning assigned to such term in Section 2.17(p)(ii).

“Swap Obligations” means, with respect to any Note Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax Sharing Agreement” means a contractual arrangement, a principal purpose of which is the sharing or allocation of or indemnification for, or nomination of responsibility for payment of, income or corporation income Taxes and shall not, for purposes of greater certainty, include commercial agreements entered into in the ordinary course of business and not principally concerning Taxes.

“Taxes” means any and all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority in any jurisdiction, including any interest, additions to tax, or penalties applicable thereto, and “Tax” shall have the corresponding meaning.

“Termination Date” has the meaning assigned to such term in the introductory paragraph to Article 5.

“Term Holder” means (i) on the Closing Date, a Purchaser with an Initial Term Note Commitment and (ii) as of any other date of determination, a Holder with an Additional Term Note Commitment or an outstanding Initial Term Note or Additional Term Note as of such date.

“Term Note” means the Initial Term Notes and, if applicable, any Additional Term Notes.

“Term SOFR” means:

(a) for any calculation with respect to a SOFR Note, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Note on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.

Notwithstanding anything to the contrary set forth above, if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Adjustment” means, for any calculation with reflect to an ABR Loan or a SOFR Loan, a percentage equal to 0.25% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, as of any date, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered); it being understood and agreed that prior to the first delivery of financial statements of Section 5.01(a), “Test Period” means the most recent period of four consecutive Fiscal Quarters in respect of which financial statements were delivered pursuant to Section 4.01(c).

“Third Party Payor” means Medicare, Medicaid, TRICARE, Blue Cross and/or Blue Shield, private insurers, managed care plans and any other state or federal health care program sponsored, approved and/or administered by CMS.

“Threshold Amount” means $25,000,000.

“Total Leverage Ratio” means the ratio, as of any date of determination, of (a) (i) Consolidated Total Debt outstanding as of such date minus (ii) Cash and Cash Equivalents of the Issuer and the other Note Parties in an amount not to exceed $50,000,000 to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “Total Leverage Ratio” is used in this Agreement in each case for Holdings and its Restricted Subsidiaries.

“Total Variable Note Commitment” means, at any time, the aggregate amount of the Variable Note Commitments, as in effect at such time.

“Trade Date” has the meaning assigned to such term in Section 9.05(f)(i).

“Trademark” means the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, Internet domain names and logos, slogans and other indicia of origin under the laws of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all domestic rights corresponding to any of the foregoing.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by Indivior PLC and its Subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Note Parties of the Notes Documents to which they are a party and the Borrowing of Notes hereunder, (b) the Refinancing and (c) the payment of Transaction Costs.

“Transformational Event” means any acquisition or investment by the Issuer or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or investment or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or investment, would not provide the Issuer and their Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Issuer acting in good faith.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Treasury Regulations” means the U.S. federal income tax regulations, including temporary and, to the extent taxpayers are permitted to rely on them, proposed regulations, promulgated under the Code, as such regulations may be amended from time to time.

“TRICARE” means the program administered pursuant to 10 U.S.C. Section 1071 et. seq), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes.

“Type”, when used in reference to any Note or Borrowing, refers to whether the rate of interest on such Note, or on the Notes comprising such Borrowing, is determined by reference to Adjusted Term SOFR or (in the case of a Note or Borrowing denominated in Dollars) the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Advances/Participations” means with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Issuer on the assumption that each Holder has made available to the Administrative Agent such Holder’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.07(b) and/or Section 2.18(d) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by such Issuer or made available to the Administrative Agent by any such Holder.

“United Kingdom” and “U.K.” mean the United Kingdom of Great Britain and Northern Ireland (or any jurisdiction within the United Kingdom).

“U.K. Issuer” means RBP Global with respect to a Note whose payments under that Note are treated for United Kingdom tax purposes as arising in the United Kingdom and “U.K. Issuer” shall have the corresponding meaning.

“U.K. Tax Deduction” means a deduction or withholding for or on account of Tax from payment under a Notes Document, other than any U.S. withholding tax under FATCA.

“Unrestricted Subsidiary” means any subsidiary of the Issuer designated by the Issuer as an Unrestricted Subsidiary after the Closing Date pursuant to Section 5.10. Notwithstanding the foregoing, in no circumstances shall the Issuer be permitted to be an Unrestricted Subsidiary.

“Unused Variable Note Commitment” of any Holder, at any time, means the Dollar Equivalent of the remainder of the Variable Note Commitment of such Holder at such time, if any, less the aggregate Outstanding Amount of Variable Notes purchased by such Holder.

“U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Security Agreement” means the U.S. Security Agreement, substantially in the form of Exhibit J, among the Note Parties (to the extent that such Persons are incorporated or organized under (or own Capital Stock in, or any Material Debt Instrument issued by, any Person incorporated or organized under) the laws of the U.S., any state thereof or the District of Columbia) and the Administrative Agent for the benefit of the Secured Parties.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(k)(ii)(B)(3).

“Variable Note Commitment” means, with respect to each Holder, the commitment of such Holder to make Variable Notes hereunder as set forth on Schedule 1.01(a), or in the Assignment and Assumption pursuant to which such Holder assumed its Variable Note Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, Section 2.11, Section 2.19 or Section 9.02(c), (b) reduced or increased from time to time pursuant to assignments by or to such Holder pursuant to Section 9.05 or (c) increased as part of an Incremental Variable Note. As of the Closing Date, the aggregate amount of the Variable Note Commitments is $50,000,000.

“Variable Note Exposure” means, with respect to any Holder at any time, the aggregate Outstanding Amount at such time of all Variable Notes of such Holder (calculated, in the case of Variable Notes denominated in an Alternative Currency, based on the Dollar Equivalent thereof).

“Variable Note Holder” means (i) on the Closing Date, a Purchaser with an Variable Note Commitment and (ii) as of any other date of determination, a Holder with an Additional Variable Note Commitment or an outstanding Variable Note or Additional Variable Note as of such date.

“Variable Note Maturity Date” means the date that is six years after the Closing Date. If such date is not a Business Day, the immediately preceding Business Day.

“Variable Notes” means the variable Notes issued by the Issuer to the Holders pursuant to Section 2.01(ii), 2.22, 2.23 or 9.02(c)(ii) and, with respect to a Variable Note Holder, means, at any time, such Variable Note Holders’ Variable Note Commitments at such time.

“VAT” means (a) any value added tax imposed by the Value Added Tax Act 1994; (b) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (c) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, the Tax referred to in clauses (a) and (b) above, or imposed elsewhere.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Notes and Borrowings. For purposes of this Agreement, Notes may be classified and referred to by Class (e.g., a “Term Note”) or by Type (e.g., a “SOFR Note”) or by currency (i.e. “Dollar Notes”) or by Class and Type (e.g., a “SOFR Term Note”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by currency (i.e. “Dollar Borrowings”) or by Class and Type (e.g., a “SOFR Term Borrowing”).

Section 1.03 Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein or in any Notes Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any reference to any law in any Notes Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, (c) any reference herein or in any Notes Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Notes Document, shall be construed to refer to such Notes Document in its entirety and not to any particular provision hereof, (e) all references herein or in any Notes Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Notes Document, (f) in the computation of periods of time in any Notes Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (g) the words “asset” and “property”, when used in any Notes Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.

(b) For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04(a) and 6.06, in the event that any Indebtedness, Lien, Restricted Payment or Investment, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01 (other than Sections 6.01(a), (i), (p) (to the extent relating to Indebtedness incurred under Section 6.01(a), (i), (q), (w) or (z) (or, in each case, permitted refinancing Indebtedness with respect thereto)) (q), (w) and (z), and so long as in no circumstances shall Indebtedness owing to Holdings, the Issuer or any Restricted Subsidiary be justified as incurred or outstanding under Section 6.01(a), (q), (p) (to the extent relating to Indebtedness incurred under Section 6.01(a), (q), (w) or (z) (or, in each case, permitted refinancing Indebtedness or successive permitted refinancing Indebtedness with respect thereto)), (q), (w) or (z)), 6.02 (other than Sections 6.02(a), (k) (to the extent relating to Liens incurred under Section 6.02(a), (l), (q) (t) or (jj) (or, in each case, modifications, replacements, refinancings, renewals and extensions thereof)), (o), (t) and (jj)), 6.04(a) and 6.06 (other than Section 6.06(f)), the Issuer, in their sole discretion, may, from time to time, classify, reclassify or divide (and reclassify and redivide) such transaction or item (or portion thereof) under one or more clauses of each such Section set forth above (but not across different Section) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category so long as such transaction (or portion thereof) would be permitted under such other exception at the time of such redesignation. It is understood and agreed that any

Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction under Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 or 6.09, respectively, but may instead be permitted in part under any combination thereof.

Section 1.04 Accounting Terms; GAAP.

(a) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Leverage Ratio, the First Lien Leverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that if the Issuer notifies the Administrative Agent that the Issuer requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of delivery of the financial statements described in Section 3.04(a) in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Issuer that the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if such an amendment is requested by the Issuer or the Required Holders, then the Issuer and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Holders) to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided, further, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Issuer or any subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary herein, but subject to Section 1.12, all financial ratios and tests (including the Total Leverage Ratio, the First Lien Leverage Ratio and the amount of Consolidated Total Assets and Consolidated Adjusted EBITDA) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any of its Restricted Subsidiaries or any joint venture since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (it being understood, for the avoidance of doubt, that solely for purposes of calculating the Total Leverage Ratio for purposes of the definitions of “Applicable Rate”, in each case, the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account).

(c) Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capital Lease”, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capital Leases in conformity with GAAP on the date hereof shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Notes Document shall be made or delivered, as applicable, in accordance therewith (provided that together with all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of any such accounting change, the Issuer shall deliver a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

(d) Notwithstanding anything to the contrary contained herein, any reference to Regulation S-X of the Securities Act of 1933 or action taken in reliance thereof shall be treated as references to Regulation S-X as in effect prior to January 1, 2021.

Section 1.05 Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions (or in the case of representations and warranties to be made on the Closing Date, such portions of the Transactions as have been or are to be consummated on or prior to such date), unless the context otherwise requires.

Section 1.06 Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent and Alternative Currency Equivalent (as applicable) amounts of Variable Notes, and any other applicable amount denominated in currencies other than Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Note Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Notes Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with a Borrowing under the Variable Note, continuation or prepayment of a Variable Note or the assignment of any Note or Commitment denominated in any Alternative Currency, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Note or Commitment is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

Section 1.08 Additional Alternative Currencies.

(a) The Issuer may from time to time request that Variable Notes be made be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Variable Notes, such request shall be subject to the approval of the Administrative Agent and all of the Variable Note Holders.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., Local Time, 20 Business Days prior to the date of the desired Note Issuance (or such other time or date as may be agreed by the Administrative Agent). In the case of any such request pertaining to Variable Notes, the Administrative Agent shall promptly notify each Variable Note Holder thereof. Each Variable Note Holder shall notify the Administrative Agent, not later than 11:00 a.m., Local Time, ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Variable Notes in such requested currency.

(c) Any failure by a Holder to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Holder to permit Variable Notes to be made in such requested currency. If the Administrative Agent and all the Variable Note Holders consent to making Variable Notes in such requested currency, the Administrative Agent shall so notify the Issuer and such currency shall (subject to any amendments to this Agreement as may be required pursuant to Section 9.02(e)) thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Variable Note Borrowings. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Issuer.

Section 1.09 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.10 Currency Generally.

(a) For purposes of any determination under Article 5, Article 6 (other than Section 6.14 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement (other than in connection with any Variable Notes denominated in any Alternative Currency) (any of the foregoing, a “Specified Transaction”), in a currency other than Dollars, (i) the Dollar equivalent amount of a Specified Transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Issuer) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such Specified Transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-

denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 (so long as any such additional amounts are justified under and incurred in accordance with one or more of the applicable exceptions to Section 6.01 (other than Section 6.01(p)) and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any Specified Transaction so long as such Specified Transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Section 6.14 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder (other than in connection with any Variable Notes denominated in any Alternative Currency), on any relevant date of determination, amounts denominated in currencies other than Dollars shall be (other than in connection with any Variable Notes denominated in any Alternative Currency) translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Issuer’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

Section 1.11 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Notes Document, to the extent that any Holder extends the maturity date of, or replaces, renews or refinances, any of its then-existing Notes with Incremental Notes, Replacement Term Notes, Notes in connection with any Replacement Variable Note, Extended Term Notes, Extended Variable Notes or notes incurred under a new note purchase agreement, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Holder, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Notes Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.12 Certain Calculations and Tests.

(a) Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including, without limitation, any First Lien Leverage Ratio test, any Total Leverage Ratio test) and/or the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to (A) the making of any Restricted Payment and/or (B) the making of any Restricted Debt Payment, the determination of whether the relevant condition is satisfied may be made, at the election of the Issuer, (1) in the case of any Restricted Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) the declaration of such Restricted Payment so long as such Restricted Payment is actually made within 60 days of the declaration thereof or (y) the making of such Restricted Payment and (2) in the case of any Restricted Debt Payment, at the time of (or on the basis of the financial statements for the most recently ended Test

Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such Restricted Debt Payment so long as such Restricted Debt Payment is actually made within 60 days of the delivery of such notice or (y) the making of such Restricted Debt Payment, in each case, after giving effect to the relevant acquisition, Restricted Payment and/or Restricted Debt Payment on a Pro Forma Basis; provided that if the Issuer has made such an election, in connection with the calculation of any ratio, test or basket with respect to the incurrence of any Indebtedness (including any Incremental Facilities) or Liens, or the making of any Investments, Restricted Payments, Restricted Debt Payments, Dispositions, fundamental changes or the designation of a Restricted Subsidiary or Unrestricted Subsidiary on or following such date and prior to the earlier of the date on which such Restricted Payment or Restricted Debt Payment (as applicable) is made, any such ratio, test or basket shall be calculated on a Pro Forma Basis assuming such Restricted Payment or Restricted Debt Payment (as applicable) and other pro forma events in connection therewith (including any incurrence of Indebtedness) have been consummated.

(b) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, any First Lien Leverage Ratio test, any Total Leverage Ratio test and/or the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken (subject to clause (a) above), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(c) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio based test (including, without limitation, any First Lien Leverage Ratio test and/or any Total Leverage Ratio test) but that does require compliance with a fixed dollar basket (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio based test (including, without limitation, any First Lien Leverage Ratio test and/or any Total Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

Section 1.13 Rounding. Any financial ratios required to be maintained by the Issuer pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up for five).

Section 1.14 Benchmark Replacement. The Administrative Agent does not warrant nor accept any responsibility for, and shall not have any liability with respect to (a) the continuation of, administrative of, submission of, calculation of or any other matter related to Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Issuer. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Issuer, any Holder or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.15 Irish Terms. In this Agreement, where it relates to an Irish Note Party, a reference to:

(a) “unable to pay its debts” will be deemed to mean unable to pay its debts within the meaning of Section 570(d) of the Irish Companies Act; and

(b) the term “examiner” shall have the meaning given to it in Section 508(1) of the Irish Companies Act and the term “examinership” shall be construed in accordance with the Irish Companies Act.

Section 1.16 Special Luxembourg Provisions

Without prejudice to the generality of any provision of this Agreement, to the extent this Agreement relates to any Lux Note Party, a reference to (a) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer appointed for the reorganization or liquidation of the business of a person includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur, (b) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security, (c) a Person being unable to pay its debts includes that person being in a state of cessation de paiements; (d) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire), (e) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés), and (f) a director includes an administrateur or a gérant.

Section 1.17 Special Jersey Provisions

Without prejudice to the generality of any provision of this Agreement, to the extent this Agreement relates to any Jersey Group Member or a Note Party that has tangible immovable property in Jersey, a reference to (a) a composition, compromise, assignment or arrangement with any creditor, winding up, liquidation, administration, dissolution, insolvency event or insolvency includes, without limitation, bankruptcy (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954), a compromise or arrangement of the type referred to in Article 125 of the Companies (Jersey) Law 1991 and any procedure or process referred to in Part 21 of the Companies (Jersey) Law 1991, (b) a liquidator, receiver, administrative receiver, administrator or the like includes, without limitation, the Viscount of the Royal Court of Jersey, Autorisés or any other person performing the same function of each of the foregoing, (c) a security interest includes, without limitation, any hypothèque whether conventional, judicial or arising by operation of law and any security interest created pursuant to the Security Interests (Jersey) Law 1983 or Security Interests (Jersey) Law 2012 and any related legislation (d) any equivalent or analogous procedure or step being taken in connection with insolvency includes any corporate action, legal proceedings or other formal procedure or step being taken in connection with an application for a declaration of en désastre being made in respect of any assets of such person (or the making of such declaration) and (e) constitutional documents includes all consents issued to that entity pursuant to the Control of Borrowing (Jersey) Order 1958.

ARTICLE 2

THE NOTES

Section 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, the Issuer hereby agrees to issue and sell to each Holder and (i) each Term Holder severally, and not jointly, agrees to purchase from the Issuer the Initial Term Notes to the Issuer on the Closing Date in Dollars in a principal amount not to exceed its Initial Term Note Commitment and (ii) each Variable Note Holder severally, and not jointly, agrees to purchase from the Issuer the Variable Notes to the Issuer at any time and from time to time on and after the Closing Date, and until the earlier of the Variable Note Maturity Date and the termination of the Variable Note Commitment of such Variable Note Holder in accordance with the terms hereof, in Dollars or one or more Alternative Currencies, provided that (i) after giving effect to any Borrowing of Variable Notes, the Dollar Equivalent of the Outstanding Amount of such Variable Note Holder’s Variable Note Exposure shall not exceed such Variable Note Holder’s Variable Note Commitment and (ii) after giving effect to any Borrowing of Variable Notes in an Alternative Currency, the Dollar Equivalent of the Outstanding Amount of all Variable Note denominated in such Alternative Currency shall not exceed the applicable Alternative Currency Sublimit. Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the Issuer may borrow, pay or prepay and reborrow Variable Notes.

(b) Amounts paid or prepaid in respect of the Term Notes may not be reborrowed.

(c) The failure of any Holder to purchase its Note shall not relieve any other Holder of its obligation to purchase its Note, but no Holder shall be responsible for the failure of any other Holder to purchase such other Holder’s Note.

(d) The Administrative Agent, on behalf of each Holder, shall record in its records the date and amount of each Note and each repayment thereof. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Notes outstanding. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Issuer or Note Party hereunder or under any Note to repay the principal amount of the Notes hereunder, together with all interest accruing thereon.

Section 2.02 Notes and Borrowings.

(a) Each Note shall be made as part of a Borrowing consisting of Notes of the same Class, currency and Type purchased by the Holders ratably in accordance with their respective Commitments of the applicable Class.

(b) Subject to Section 2.01 and Section 2.14, each Borrowing shall be comprised entirely of ABR Notes or SOFR Notes as the applicable Issuer may request in accordance herewith; provided that each ABR Note shall only be made in Dollars. Each Holder at its option may make any SOFR Note by causing any domestic or foreign branch or Affiliate of such Holder to make such Note; provided that (i) any exercise of such option shall not affect the obligation of the applicable Issuer to repay such Note in accordance with the terms of this Agreement, (ii) such SOFR Note shall be deemed to have been made and held by such Holder, and the obligation of the applicable Issuer to repay such SOFR Note shall nevertheless be to such Holder for the account of such domestic or foreign branch or Affiliate of such Holder and (iii) in exercising such option, such Holder shall use reasonable efforts to minimize increased costs to the Issuer resulting therefrom (which obligation of such Holder shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided further that any such domestic or foreign branch or Affiliate of such Holder shall not be entitled to any greater indemnification under Section 2.17 with respect to such SOFR Note than that to which the applicable Holder was entitled on the date on which such Note was made (except in connection with any indemnification entitlement arising as a result of a Change in Law after the date on which such Note was made).

(c) At the commencement of each Interest Period for any Borrowing of Variable Notes, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Variable Note Borrowing may be made in a lesser aggregate amount that is equal to the entire aggregate Unused Variable Note Commitments. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 different Interest Periods in effect for SOFR Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d) Notwithstanding any other provision of this Agreement, no Issuer shall, nor shall the Issuer be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to such Notes.

Section 2.03 Requests for Borrowings. Each Borrowing of Term Notes, each Borrowing of Variable Notes, each conversion of Term Notes or Variable Notes from one Type to the other, and each continuation of SOFR Notes shall be made upon irrevocable notice by the applicable Issuer to the Administrative Agent. Each such notice must be in writing and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than 12:00 p.m., Local Time, (i) three Business Days prior to the requested day of any Borrowing, conversion or continuation of SOFR Notes denominated in Dollars, (ii) on the requested date of any Borrowing of ABR Notes denominated in Dollars, or (iii) five Business Days prior to the requested day of any Borrowing, conversion or continuation of SOFR Notes denominated in an Alternative Currency (or, in the case of clause (iii), such later time as shall be acceptable to the Administrative Agent). Each written notice with respect to a Borrowing by the applicable Issuer pursuant to this Section 2.03 shall be delivered to the Administrative Agent in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the applicable Issuer. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the Class of such Borrowing;

(b) the aggregate principal amount of the requested Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(e) in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(f) the currency of such Borrowing; and

(g) the location and number of the applicable Issuer’s account or any other designated account(s) to which funds are to be disbursed (the “Funding Account”).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing (unless the requested Borrowing is of Variable Notes denominated in an Alternative Currency, in which case the requested Borrowing shall be ineffective). If no Interest Period is specified with respect to any requested SOFR Borrowing, then the applicable Issuer shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any Borrowing of Variable Notes, then the applicable Issuer shall be deemed to have selected Dollars. The Administrative Agent shall advise each Holder of the details thereof and of the amount of the Note to be made as part of the requested Borrowing (x) in the case of any ABR Borrowing, on the same Business Day of receipt of a Borrowing Request in accordance with this Section 2.03 or (y) in the case of any SOFR Borrowing, no later than one Business Day following receipt of a Borrowing Request in accordance with this Section 2.03.

Section 2.04 [Reserved].

Section 2.05 [Reserved].

Section 2.06 [Reserved].

Section 2.07 Funding of Borrowings.

(a) Each Holder shall purchase each Note to be purchased by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, in the case of any Note denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Variable Note denominated in an Alternative Currency, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Holders in an amount equal to such Holder’s respective Applicable Percentage. The Administrative Agent will make such Notes available to the applicable Issuer by promptly crediting the amounts so received, in like funds, to the Funding Account or as otherwise directed by the applicable Issuer.

(b) Unless the Administrative Agent has received written notice from any Holder prior to the proposed date of any Borrowing that such Holder will not make available to the Administrative Agent such Holder’s share of such Borrowing, the Administrative Agent may assume that such Holder has made such share available on such date in accordance with paragraph (a) of this Section 2.07 and may, in reliance upon such assumption, make available to the applicable Issuer a corresponding amount. In such event, if any Holder has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Holder and the applicable Issuer severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Issuer(s) to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Holder, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including, without limitation, the Overnight Foreign Currency Rate in the case of Variable Notes denominated in an Alternative Currency) or (ii) in the case of such Issuer, the interest rate applicable to Notes comprising such Borrowing at such time. If such Holder pays such amount to the Administrative Agent, then such amount shall constitute such Holder’s Note included in such Borrowing and such Issuer’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.07(b) shall cease. If such Issuer pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Holder from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Issuer or any other Note Party may have against any Holder as a result of any default by such Holder hereunder.

Section 2.08 Type; Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Issuer may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The applicable Issuer may elect different Types with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the applicable Holders based upon their Applicable Percentages and the Notes comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.08, the applicable Issuer shall notify the Administrative Agent of such election in writing in the form of an Interest Election Request (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) by the time that a Borrowing Request would be required under Section 2.03 if such Issuer were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, e-mail or other electronic transmission (including “.pdf” or “.tif”) to the Administrative Agent of a written Interest Election Request signed by a Responsible Officer of such Issuer.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv) if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the applicable Issuer shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Holder of the details thereof and of such Holder’s portion of each resulting Borrowing.

(e) If any applicable Issuer fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to a SOFR Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default exists and the Administrative Agent, at the request of the Required Holders, so notifies the Issuer, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing (and any such SOFR Borrowing denominated in an Alternative Currency shall bear interest at the applicable Overnight Foreign Currency Rate plus the Applicable Rate) at the end of the then-current Interest Period applicable thereto.

(f) No Borrowing of Variable Notes may be continued as a Borrowing of Variable Notes denominated in a different currency, but instead must be prepaid in the original currency of such Borrowing of Variable Notes and, subject to the requirements of this Article II and Section 4.02, reborrowed in the other currency. No Borrowing of Term Notes may be continued as a Borrowing of Term Notes denominated in a different currency.

Section 2.09 Termination and Reduction of Commitments.

(a) The Initial Term Note Commitments shall automatically terminate upon the funding of the Initial Term Notes on the Closing Date.

(b) Upon delivering the notice required by Section 2.09(d), the Issuer may at any time terminate the Variable Note Commitments upon (i) the payment in full in Cash of all outstanding Variable Notes, together with accrued and unpaid interest thereon and (ii) the payment in full of all accrued and unpaid fees and all reimbursable expenses and other non-contingent Obligations with respect to the Variable Note then due, together with accrued and unpaid interest (if any) thereon.

(c) Upon delivering the notice required by Section 2.09(d), the Issuer may from time to time reduce the Variable Note Commitments; provided that (i) each reduction of the Variable Note Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Issuer shall not reduce the Variable Note Commitments if, after giving effect to any concurrent prepayment of the Variable Notes in accordance with Section 2.10 or Section 2.11, the Aggregate Variable Note Exposure would exceed the Total Variable Note Commitment.

(d) The Issuer shall notify the Administrative Agent of any election to terminate or reduce the Variable Note Commitments under paragraph (b) or (c) of this Section 2.09 in writing at least three Business Days prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Variable Note Holders of the contents thereof. Each notice delivered by the Issuer pursuant to this Section 2.09 shall be irrevocable; provided that a notice of termination of the Variable Note Commitments delivered by the Issuer may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Issuer (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Variable Note Commitments pursuant to this Section 2.09 shall be permanent. Upon any reduction of the Variable Note Commitments, the Variable Note Commitment of each Variable Note Holder shall be reduced by such Variable Note Holder’s Applicable Percentage of such reduction amount.

Section 2.10 Repayment of Notes; Evidence of Debt.

(a) The Issuer hereby, jointly and severally, unconditionally promise to repay each the Initial Term Notes, to the Administrative Agent for the account of each Term Holder with an Initial Term Note Commitment commencing March 31, 2025, on the last Business Day of each March, June, September and December (each such date being referred to as a “Note Installment Date”) in accordance with the following schedule:

Payment Date	Amortization Payment
March 31, 2025	$4,375,000
June 30, 2025	$4,375,000
September 30, 2025	$4,375,000
December 31, 2025	$4,375,000
March 31, 2026	$4,375,000
June 30, 2026	$4,375,000
September 30, 2026	$4,375,000
December 31, 2026	$4,375,000
March 31, 2027	$6,562,500
June 30, 2027	$6,562,500
September 30, 2027	$6,562,500
December 31, 2027	$6,562,500
March 31, 2028	$6,562,500
June 30, 2028	$6,562,500
September 30, 2028	$6,562,500
December 31, 2028	$6,562,500
March 31, 2029	$6,562,500
June 30, 2029	$6,562,500
September 30, 2029	$6,562,500
December 31, 2029	$6,562,500
March 31, 2030	$6,562,500
June 30, 2030	$6,562,500
September 30, 2030	$6,562,500
On the Maturity Date	Remaining principal amount of all Notes

(b) The Issuer hereby unconditionally promise to pay to the Administrative Agent for the account of each Variable Note Holder the then unpaid principal amount of each Variable Note on the Variable Note Maturity Date. In addition, on the Variable Note Maturity Date, the Issuer shall make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Obligations with respect to the Variable Note then due, together with accrued and unpaid interest (if any) thereon.

(c) Each Holder shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Issuer to such Holder resulting from each Note purchased by such Holder, including the amounts of principal and interest payable and paid to such Holder from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Note made (or otherwise created) hereunder, the Class, currency and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Issuer to each Holder hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Holders and each Holder’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Holder or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligations of the Issuer to repay the Notes in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section 2.10 and any Holder’s records, the accounts of the Administrative Agent shall govern.

(f) Any Holder may request that Notes made (or otherwise held) by it be evidenced by a Promissory Note. In such event, each applicable Issuer shall prepare, execute and deliver to such Holder a Promissory Note payable to such Holder and its registered assigns; it being understood and agreed that such Holder (and/or its applicable assign) shall be required to return such Promissory Note to the applicable Issuer(s) in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable).

Section 2.11 Prepayment of Notes.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with paragraph (a)(iii) of this Section 2.11, the Issuer shall have the right at any time and from time to time to prepay any Borrowing of Term Notes in whole or in part without premium or penalty (but subject to Sections 2.12(f) and 2.16). Each such prepayment shall be paid to the Term Holders under the applicable Class(es) in accordance with their respective Applicable Percentages.

(ii) Upon prior notice in accordance with paragraph (a)(iii) of this Section 2.11, the Issuer shall have the right at any time and from time to time to prepay any Borrowing of Variable Notes, including any Additional Variable Notes, in whole or in part without premium or penalty (but subject to Section 2.16). Prepayments made pursuant to this Section 2.11(a)(ii) shall be applied ratably to the outstanding Variable Notes, including any Additional Variable Notes. Each such prepayment shall be paid to the Variable Note Holders under the applicable Class(es) in accordance with their respective Applicable Percentages.

(iii) The Issuer shall notify the Administrative in writing of any prepayment under this Section 2.11(a) (A) in the case of a prepayment of a SOFR Borrowing denominated in Dollars, not later than 1:00 p.m., Local Time, three Business Days before the date of prepayment, (B) in the case of a prepayment of an ABR Borrowing, not later than 1:00 p.m. one Business Day before the date of prepayment or (C) in the case a Borrowing denominated in an Alternative Currency, four Business Days, before the date of prepayment (or, in the case of clauses (A), (B) and (C), such later time as shall be acceptable to the Administrative Agent). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the applicable Issuer may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Issuer (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the relevant Holders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02(c). Each prepayment of Term Notes made pursuant to this Section 2.11(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Notes of such Class in the manner specified by the Issuer or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity.

(b) Mandatory Prepayments.

(i) No later than the fifth Business Day after the date on which the financial statements with respect to each Fiscal Year of Indivior PLC are required to be delivered pursuant to Section 5.01(b), commencing with the Fiscal Year ending December 31, 2025, the Issuer shall, jointly and severally, prepay the outstanding principal amount of Initial Term Notes and Additional Term Notes (unless specified otherwise in the applicable amendment relating to such Additional Term Notes in accordance with Section 2.22(a)(ix), Section 2.23(a)(vi) or Section 9.02(c)(i)(F)) in accordance with clause (vi) of this Section 2.11(b) below in an aggregate principal amount equal to (A) 50% of Excess Cash Flow of the Issuer and their Restricted Subsidiaries for the Fiscal Year then ended, minus (B) at the option of the Issuer, (x) the aggregate principal amount of any Initial Term Notes, Additional Term Notes, Variable Notes or Additional Variable Notes (in each case, to the extent ranking pari passu in right of payment and with respect to security with the Initial Term Notes) prepaid pursuant to Section 2.11(a) prior to such date (calculated by reference to the Dollar Equivalent thereof, in the case of any such prepayments made in a currency other than Dollars) and (y) the amount of any reduction in the outstanding amount of any Initial Term Notes or Additional Term Notes retired and cancelled as a result of any assignment made in accordance with Section 9.05(g) of this Agreement (including in connection with any Dutch Auction), in the case of this clause (y) prior to such date and in an amount equal to the actual amount of cash paid in connection with the relevant assignment (calculated by reference to the Dollar Equivalent thereof, in the case of any such payments made in a currency other than Dollars), excluding any such optional prepayments made during such Fiscal Year that reduced the amount required to be prepaid pursuant to this Section 2.11(b)(i) in the prior Fiscal Year (provided, in the case of any prepayment of Variable Notes and/or Additional Variable Notes, to the extent accompanied by a permanent reduction in the relevant commitment, and in the case of all such prepayments, to the extent that such prepayments were not financed with the proceeds of other Indebtedness (other than revolving Indebtedness) of the Issuer or their Restricted Subsidiaries); provided that (I) such percentage of Excess Cash Flow shall be reduced to 25% of Excess Cash Flow if the Total Leverage Ratio calculated on a Pro Forma Basis as of the last day of the relevant Fiscal Year (but without giving effect to the payment required hereby) is less than or equal to 0.75 to 1.00, but greater than 0.25 to 1.00, (II) such prepayment shall not be required if the Total Leverage Ratio calculated on a Pro Forma Basis as of the last day of the relevant Fiscal Year (but without giving effect to the payment required hereby) is less than or equal to 0.25 to 1.00 and (III) no such prepayment shall be required if the amount that would be required to be prepaid is less than or equal to $15,000,000 and then, only to the extent of any amount in excess of $15,000,000.

(ii) No later than the fifth Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds, in each case, in excess of $5,000,000 in any Fiscal Year, the Issuer shall, jointly and severally, apply an amount equal to 100% of the Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of such thresholds (the “Subject Proceeds”) to prepay the outstanding principal amount of Initial Term Notes and (unless specified otherwise in the applicable amendment relating to such Additional Term Notes in accordance with Section 2.22(a)(ix), Section 2.23(a)(vi) or Section 9.02(c)(i)(F)) Additional Term Notes in accordance with clause (vi) below; provided that if, prior to the date any such prepayment is required to be made, the Issuer notifies the Administrative Agent of its intention to reinvest the Subject Proceeds in assets used or useful in the business (other than Cash or Cash Equivalents) of the Issuer or any of its Restricted Subsidiaries, then so long as no Event of Default then exists, the Issuer shall not be required to make a mandatory prepayment under this clause (ii) in respect of the Subject Proceeds to the extent (A) the Subject Proceeds are so reinvested within 12 months following receipt thereof or (B) the Issuer or any of its Restricted Subsidiaries has committed to so reinvest the Subject Proceeds during such 12-month period and the Subject Proceeds are so reinvested within six months after the expiration of such 12-month period; provided, however, that if the Subject Proceeds have not been so reinvested prior to the expiration of the applicable period, the Issuer shall, jointly and severally, promptly prepay the outstanding principal amount of Initial Term Notes and Additional Term Notes with the Subject Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso); provided further that if, at the time that any such prepayment would be required hereunder, the Issuer or any of its Restricted Subsidiaries is required to offer to repay or repurchase any other Indebtedness permitted hereunder to be secured on a pari passu basis with the Secured Obligations pursuant to the terms of the documentation governing such Indebtedness with the Subject Proceeds (such Indebtedness required to be offered to be so repaid or repurchased, the “Other Applicable Indebtedness”), then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Initial Term Notes and (to the extent required) Additional Term Notes and to the repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the applicable Initial Term Notes, Additional Term Notes and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time (using the Dollar Equivalent thereof as of the date of determination, in the case of any such Term Notes or Other Applicable Indebtedness denominated in a currency other than Dollars); provided that the portion of the Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Initial Term Notes and Additional Term Notes in accordance with the terms hereof), and the amount of the prepayment of the Initial Term Notes and Additional Term Notes that would have otherwise been required pursuant to this Section 2.11(b)(ii) shall be reduced accordingly; provided further that to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such declination) be applied to prepay the Initial Term Notes and Additional Term Notes in accordance with the terms hereof.

(iii) In the event that the Issuer or any of its Restricted Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by the Issuer or any of its Restricted Subsidiaries (other than with respect to Indebtedness permitted under Section 6.01, except to the extent the relevant Indebtedness constitutes Refinancing Indebtedness incurred to refinance all or a portion of the Initial Term Notes or Additional Term Notes pursuant to Section 6.01(p) or Replacement Term Notes incurred to refinance all or a portion of the Initial Term Notes or Additional Term Notes in accordance with the requirements of Section 9.02(c)), the Issuer shall, jointly and severally, substantially simultaneously with (and in any event not later than the next succeeding Business Day) the receipt of such Net Proceeds by such Issuer or its applicable Restricted Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of Initial Term Notes and Additional Term Notes in accordance with clause (vi) below.

(iv) In the event that the Issuer or any of its Restricted Subsidiaries receives proceeds from the issuance or incurrence of Curative Equity, the Issuer shall, jointly and severally, substantially simultaneously with (and in any event not later than the next succeeding Business Day) the receipt of such proceeds by such Issuer or its applicable Restricted Subsidiary, apply an amount equal to 100% of such proceeds to prepay the outstanding principal amount of Initial Term Notes and Additional Term Notes in accordance with clause (vi) below.

(v) Each Holder may elect, by written notice to the Administrative Agent in the manner specified by the Administrative Agent, before 11:00 a.m. one Business Day prior to any prepayment of Initial Term Notes and Additional Term Notes required to be made by the Issuer pursuant to this Section 2.11(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, solely to the extent not applied to any other Indebtedness of the Issuer or their subsidiaries as a mandatory prepayment of such Indebtedness, the “Declined Proceeds”); provided that, for the avoidance of doubt, no Holder may reject any prepayment made under Section 2.11(b)(iii) above to the extent that such prepayment is made with the Net Proceeds of Refinancing Indebtedness incurred to refinance all or a portion of the Initial Term Notes or Additional Term Notes pursuant to Section 6.01(p) or Replacement Term Notes incurred to refinance all or a portion of the Initial Term Notes or Additional Term Notes in accordance with the requirements of Section 9.02(c). If any Holder fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Holder’s Applicable Percentage of the total amount of such mandatory prepayment of Initial Term Notes and Additional Term Notes. Any Declined Proceeds shall be retained by the Issuer for application for any purpose not prohibited by this Agreement.

(vi) Except as may otherwise be set forth in any amendment to this Agreement in connection with any Additional Term Note in accordance with Section 2.22(a)(ix), Section 2.23(a)(vi) or Section 9.02(c)(i)(F), (A) each prepayment of Initial Term Notes and Additional Term Notes pursuant to this Section 2.11(b) shall be applied ratably to each Class of Term Notes (based upon the then outstanding principal amounts of the respective Classes of Term Notes (using the Dollar Equivalent thereof as of the date of determination, in the case of any such Term Notes not denominated in Dollars)) (provided that any prepayment of Initial Term Notes or Additional Term Notes constituting Refinancing Indebtedness incurred to refinance all or a portion of the Initial Term Notes or Additional Term Notes pursuant to Section 6.01(p) or Replacement Term Notes incurred to refinance all or a portion of the Initial Term Notes or Additional Term Notes in accordance with the requirements of Section 9.02(c) shall be applied solely to each applicable Class of refinanced or replaced Term Notes), (B) with respect to each Class of Initial Term Notes and Additional Term Notes, all accepted prepayments under Section 2.11(b)(i), (ii) or (iii) shall be applied against the remaining scheduled installments of principal due in respect of the Initial Term Notes and Additional Term Notes of such Class as directed by the Issuer (or, in the absence of direction from the Issuer, to the remaining scheduled amortization payments in respect of the Initial Term Notes and Additional Term Notes of such Class in inverse order of maturity), and (C) each such prepayment shall be paid to the Term Holders of each applicable Class in accordance with their respective Applicable Percentages. The amount of such mandatory prepayments shall be applied on a pro rata basis to the then outstanding Initial Term Notes and Additional Term Notes being prepaid irrespective of whether such outstanding Notes are ABR Notes or SOFR Notes; provided that, within each Class of Term Notes, the amount thereof shall be applied first to ABR Notes to the full extent thereof before application to the SOFR Notes in a manner that minimizes the amount of any payments required to be made by the applicable Issuer(s) pursuant to Section 2.16.

(vii) In the event that the Aggregate Variable Note Exposure exceeds the Total Variable Note Commitment then in effect (other than solely as a result of changes in currency exchange rates), the Issuer shall, within five Business Days of receipt of notice from the Administrative Agent, prepay the Variable Notes in an aggregate amount sufficient to reduce such Aggregate Variable Note Exposure as of the date of such payment to an amount not to exceed the Total Variable Note Commitment then in effect by taking any of the following actions as it shall determine at its sole discretion prepayment of Variable Notes.

(viii) At the time of each prepayment required under Section 2.11(b)(i), (ii) or (iii), the Issuer shall deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Issuer setting forth in reasonable detail the calculation of the amount of such prepayment. Each such certificate shall specify the Borrowings being prepaid and the principal amount of each Borrowing (or portion thereof) to be prepaid. Prepayments shall be accompanied by accrued interest as required by Section 2.13.

(ix) If solely as a result of changes in currency exchange rates, on any Revaluation Date, the Dollar Equivalent of the total Variable Note Exposure of all Variable Note Holders of any Class exceeds the total Variable Note Commitments of such Class, the Issuer shall, at the request of the Administrative Agent (provided, that such a request shall be deemed to have been made if the Dollar Equivalent of the total Variable Note Exposure of all Variable Note Holders under the respective Class is more than 105% of the total Variable Note Commitments of such Class (on any Revaluation Date), within 5 days of such Revaluation Date prepay Variable Notes, in an aggregate amount such that the applicable exposure does not exceed the applicable commitment set forth above).

Section 2.12 Fees.

(a) The Issuer agree to pay to the Administrative Agent for the account of each Variable Note Holder (other than any Defaulting Holder) a commitment fee, which shall accrue at a rate equal to one half of one percent (0.50%) per annum on the average daily amount of the Unused Variable Note Commitment of such Variable Note Holder during the period from and including the Closing Date to the date on which such Holder’s Variable Note Commitments terminate. Accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December for the quarterly period then ended (commencing on December 31, 2024) and on the date on which the Variable Note Commitments terminate.

(b) [Reserved].

(c) [Reserved].

(d) The Issuer jointly and severally agree to pay to the Administrative Agent, for its own account, the fees in the amounts and at the times separately agreed upon by the Issuer and the Administrative Agent in writing.

(e) All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the Variable Note Holders. Fees paid shall not be refundable under any circumstances. Fees payable hereunder shall accrue to but excluding the last day of the month immediately preceding the applicable fee payment date.

(f) If all or any portion of the Initial Term Notes is (i) voluntarily prepaid in whole or in part, (ii) refinanced in whole or in part or (iii) voluntarily repriced or refinanced, or (iv) mandatorily prepaid pursuant to Sections 2.11(b)(ii) (solely with respect to Prepayment Asset Sales) or (b)(iii), then the aggregate principal amount so refinanced, voluntarily prepaid, or repriced will be subject to a fee (the “Prepayment Premium”) payable by Issuer equal to (x) prior to the first anniversary of the Closing Date, 2.0% of the principal amount so refinanced, prepaid or repriced, (y) on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, 1.0% of the principal amount so refinanced, prepaid or repriced, and (z) thereafter no prepayment premium shall apply. Without limiting the generality of the foregoing, it is understood and agreed that if the Obligations are accelerated prior to the twenty-four (24) month anniversary of the Closing Date for any reason, including because of any Event of Default, the Prepayment Premium, determined as of the date of acceleration, will also be due and payable as though the Obligations were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. The Prepayment Premium payable in accordance with this Section 2.12(f) shall be presumed to be the liquidated damages sustained by each Holder as the result of the early termination, and the Issuer agree that it is reasonable under the circumstances. The Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement as evidencing the Obligations) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. THE ISSUER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuer expressly agree that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between the Holders and the Issuer giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, and (D) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this Section 2.12(f). Notwithstanding anything to the contrary set forth herein, no Prepayment Premium shall be required in connection with any voluntary prepayment of Initial Term Notes in an amount of up to $100,000,000 in the aggregate during the term of this Agreement if such prepayment is applied from cash generated from operations of Holdings and its Restricted Subsidiaries.

(g) Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13 Interest.

(a) The Term Notes and Variable Notes comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Term Notes and Variable Notes comprising each SOFR Borrowing shall bear interest at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) [Reserved]

(d) Default Interest.

(i) Notwithstanding the foregoing and subject to Section 2.21, if any principal of or interest on any Initial Term Note, Variable Note or Additional Note or any fee payable by the Issuer hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by law, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal or interest of any Initial Term Note, Variable Note or Additional Note, 2.00% plus the rate otherwise applicable to such Initial Term Note, Variable Note or Additional Note as provided in the preceding paragraphs of this Section 2.13 or in the amendment to this Agreement relating thereto or (B) in the case of any other amount, 2.00% plus the rate applicable to Initial

Term Notes denominated in Dollars that are ABR Notes as provided in paragraph (a) of this Section 2.13; provided that no amount shall accrue pursuant to this Section 2.13(d) on any overdue amount, reimbursement obligation in respect of any other amount payable to a Defaulting Holder so long as such Holder is a Defaulting Holder.

(ii) Notwithstanding the foregoing and subject to Section 2.21, if any Material Event of Default has occurred and is continuing, the Obligations shall bear interest, to the fullest extent permitted by law, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal or interest of any Initial Term Note, Variable Note or Additional Note, 2.00% plus the rate otherwise applicable to such Initial Term Note, Variable Note or Additional Note as provided in the preceding paragraphs of this Section 2.13 or in the amendment to this Agreement relating thereto or (B) in the case of any other amount, 2.00% plus the rate applicable to Initial Term Notes denominated in Dollars that are ABR Notes as provided in paragraph (a) of this Section 2.13; provided that no amount shall accrue pursuant to this Section 2.13(d) on any Obligations payable to a Defaulting Holder so long as such Holder is a Defaulting Holder.

(e) Accrued interest on each Initial Term Note, Variable Note or Additional Note shall be payable in arrears on each Interest Payment Date for such Initial Term Note, Variable Note or Additional Note and on the Maturity Date or upon the termination of the Variable Note Commitments or any Additional Note Commitments, as applicable; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Initial Term Note, Variable Note or Additional Note (other than a prepayment of an ABR Variable Note prior to the termination of the relevant Variable Note Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Note prior to the end of the current Interest Period therefor, accrued interest on such Initial Term Note, Variable Note or Additional Note shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed for ABR Notes based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) Borrowings denominated in Sterling, interest shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Note for the day on which the Note is made, and shall not accrue on a Note, or any portion thereof, for the day on which the Note or such portion is paid; provided that any Note that is repaid on the same day on which it is made shall bear interest for one day.

Section 2.14 Alternate Rate of Interest.

(a) If at least two Business Days prior to the commencement of any Interest Period for a SOFR Borrowing:

(ii) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR for such Interest Period; or

(iii) the Administrative Agent is advised by the Required Holders that the Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Holders of making or maintaining their Notes included in such Borrowing for such Interest Period;

then the Administrative Agent shall promptly give notice thereof to the Issuer and the Holders by telephone or facsimile or other electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Issuer and the Holders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto, (ii) any Interest Election Request that requests the continuation of any Borrowing in any affected Alternative Currency shall be ineffective and such Borrowing denominated in an Alternative Currency shall be prepaid on the last day of the Interest Period applicable thereto, and (iii) if any Borrowing Request requests a SOFR Borrowing, such Borrowing shall be made as an ABR Borrowing (and if any Borrowing Request requests a Borrowing of Variable Notes denominated in an Alternative Currency, such Borrowing Request shall be ineffective).

(b) Notwithstanding anything to the contrary herein or in any other Notes Document:

(i) Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Notes Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Holders without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Notes Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Holders comprising the Required Holders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Issuer may revoke any request for a borrowing of, conversion to or continuation of Notes to be made, converted or continued that would bear interest by reference to such Benchmark until the Issuer’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Issuer will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Notes. During the period referenced in the foregoing sentence, the component of Alternate Base Rate based upon the Benchmark will not be used in any determination of the Alternate Base Rate.

(ii) In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Notes Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) The Administrative Agent will promptly notify the Issuer and the Holders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Holder (or group of Holders) pursuant to this Section 2.14(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14(b).

(iv) At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(v) As used in this Section 2.14(b):

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially as of the Closing Date, Term SOFR; provided that if a replacement of the Benchmark has occurred after the Closing Date pursuant to this Section 2.14(b), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the sum of (x) the alternate benchmark rate and (y) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Issuer as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time; provided that, if the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Notes Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Notes Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.

Section 2.15 Increased Costs.

(a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Holder,

(ii) subjects any Holder to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its notes, note principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(iii) imposes on any Holder any other condition (other than Taxes) affecting this Agreement or SOFR Notes purchased by any Holder or participation therein,

and the result of any of the foregoing is to increase the cost to the relevant Holder of making or maintaining any SOFR Note or of maintaining its obligation to make any such Note (including, without limitation, pursuant to any conversion of any Borrowing denominated in Dollars or any Alternative Currency into a Borrowing denominated in Dollars or any other Alternative Currency) or to increase the cost to such Holder or to reduce the amount of any sum received or receivable by such Holder hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in Dollars or any Alternative Currency into a Borrowing denominated in Dollars or any other Alternative Currency) in respect of any SOFR Note in an amount deemed by such Holder to be material (such amount being an “Increased Cost”), then, within 30 days after the Issuer’s receipt of the certificate contemplated by paragraph (c) of this Section 2.15, the applicable Issuer(s) will, subject to Section 2.15(e), pay to such Holder such additional amount or amounts as will compensate such Holder for such additional costs incurred or reduction suffered; provided that such Issuer(s) shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Holder becomes a party hereto, (y) such Holder invokes Section 2.20 or (z) in the case of requests for reimbursement under clause (ii) above resulting from a market disruption, the relevant circumstances are not generally affecting the banking market.

(b) If any Holder determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Holder’s capital or on the capital of such Holder’s holding company, if any, as a consequence of this Agreement or the Notes purchased by such Holder to a level below that which such Holder or such Holder’s holding company could have achieved but for such Change in Law other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.17 (taking into consideration such Holder’s policies and the policies of such Holder’s holding company with respect to liquidity and capital adequacy), then within 30 days of receipt by the Issuer of the certificate contemplated by paragraph (c) of this Section 2.15 the applicable Issuer(s) will pay to such Holder such additional amount or amounts as will compensate such Holder or such Holder’s holding company for any such reduction suffered.

(c) A certificate of a Holder setting forth the amount or amounts necessary to compensate such Holder or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.15 and setting forth in reasonable detail the manner in which such amount or amounts were determined and certifying that such Holder is generally charging such amounts to similarly situated issuer shall be delivered to the Issuer and shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Holder to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Holder’s right to demand such compensation; provided that the applicable Issuer(s) shall not be required to compensate a Holder pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Holder notifies the Issuer of the Change in Law giving rise to such increased costs or reductions and of such Holder’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Section 2.15(a) does not apply to the extent that any Increased Cost is (a) attributable to a U.K. Tax Deduction required by law to be made by a U.K. Issuer; or (b) solely in the case of any Note made to a U.K. Issuer, compensated for by Section 2.17(c) (or would have been compensated for under Section 2.17(c) but was not so compensated solely because any of the exclusions in Section 2.17(c) applied).

Section 2.16 Break Funding Payments. In the event of (a) the conversion or prepayment of any principal of any SOFR Note other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any SOFR Note on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any SOFR Note of any Holder other than on the last day of the Interest Period applicable thereto as a result of a request by the Issuer pursuant to Section 2.19, then, in any such event, the applicable Issuer(s) shall compensate each Holder for the loss, cost and expense incurred by such Holder that is attributable to such event (other than loss of profit. In the case of a SOFR Note, the loss, cost or expense of any Holder shall be the amount reasonably determined by such Holder to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Note had such event not occurred, at the SOFR that would have been applicable to such Note, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Note), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Holder would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks; it being understood that such loss, cost or expense shall in any case exclude any interest rate floor and all administrative, processing or similar fees. A certificate of any Holder setting forth any amount or amounts that such Holder is entitled to receive pursuant to this Section 2.16, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined shall be delivered to the Issuer and shall be conclusive absent manifest error. The applicable Issuer(s) shall pay such Holder the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Note Party under any Notes Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment, then (X) in the case of any deduction or withholding on account of Tax (i) if the Tax is an Indemnified Tax the amount payable by the applicable Note Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions and withholdings applicable to additional sums payable under this Section 2.17), each Holder, or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall be entitled to make such deduction or withholding and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (Y) in the case of any deduction or withholding on account of U.K. Tax, the amount of the payment due from the relevant Note Party shall be increased to an amount which (after making any U.K. Tax Deduction) leaves an amount equal to the payment which would have been due if no U.K. Tax Deduction had been required. If at any time any applicable withholding agent is required by applicable Requirements of Law to make any deduction or withholding from any amount payable under any Notes Document, the Issuer shall promptly notify the relevant Holder and the Administrative Agent upon any Responsible Officer becoming aware of the same.

(b) In addition, the Note Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c) Each Note Party shall jointly and severally indemnify the Administrative Agent, and each Holder within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by the Administrative Agent or such Holder, as applicable, or required to be withheld or deducted from any payment by or any payment on account of any obligation of any Note Party hereunder to such recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Issuer by a Holder (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Holder, shall be conclusive absent manifest error.

(d) Each Holder shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes imposed on or with respect to any payment under any Notes Document that is attributable to such Holder (but only to the extent that no Note Party has already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Note Parties to do so), (ii) any Taxes attributable to such Holder’s failure to comply with the provisions of Section 9.05(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Holder, in each case, that are payable or paid by the Administrative Agent in connection with any Notes Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Holder by the Administrative Agent shall be conclusive absent manifest error. Each Holder hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Holder under any Notes Document or otherwise payable by the Administrative Agent to any Holder under any Notes Document or otherwise payable by the Administrative Agent to any Holder from any other source against any amount due to the Administrative Agent under this clause (d).

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Note Party to a Governmental Authority, such Note Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f) [Reserved]

(g) Without prejudice to the obligations of a Note Party to make increased payments pursuant to Section 2.17(a), where a relevant Note Party is required to make a deduction or withholding on account of Tax that is a U.K. Tax Deduction, that relevant Note Party shall make that U.K. Tax Deduction and any payment required in connection with that U.K. Tax Deduction within the time allowed and in the minimum amount required by applicable Requirements of Law.

(h) Within thirty (30) days of making either a U.K. Tax Deduction or any payment required in connection with that U.K. Tax Deduction, the relevant Note Party making that U.K. Tax Deduction shall deliver to the Administrative Agent for the Holder entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Holder that the U.K. Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant Governmental Authority.

(i) [Reserved]

(j) [Reserved]

(k) Status of Holders.

(i) Any Holder that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Notes Document shall deliver to the applicable Issuer and the Administrative Agent, at the time or times reasonably requested by such Issuer or the Administrative Agent, such properly completed and executed documentation as such Issuer or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Holder, if reasonably requested by any applicable Issuer or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by such Issuer or the Administrative Agent as will enable such Issuer or the Administrative Agent to determine whether or not such Holder is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (A), (B) and (D) of Section 2.17(k)(ii)) shall not be required if in the Holder’s reasonable judgment such completion, execution or submission would subject such Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Holder.

(ii) Without limiting the generality of the foregoing, if the applicable Issuer is a “United States person” within the meaning of Section 7701(a)(30) of the Code:

(A) each Holder that is not a Foreign Holder shall deliver to the applicable Issuer and the Administrative Agent on or prior to the date on which such Holder becomes a Holder under this Agreement (and from time to time thereafter upon the reasonable request of such Issuer or the Administrative Agent), two executed original copies of IRS Form W-9 certifying that such Holder is exempt from U.S. federal backup withholding tax;

(B) each Foreign Holder shall deliver to the applicable Issuer and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Holder becomes a Holder under this Agreement (and from time to time thereafter upon the reasonable request of such Issuer or the Administrative Agent), whichever of the following is applicable:

(1) in the case of any Foreign Holder claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Notes Document, executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Notes Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed original copies of IRS Form W-8ECI;

(3) in the case of any Foreign Holder claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Holder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any applicable Issuer within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to any applicable Issuer as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent any Foreign Holder is not the beneficial owner, executed original copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Holder is a partnership and one or more direct or indirect partners of such Foreign Holder are claiming the portfolio interest exemption, such Foreign Holder may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct or indirect partner;

(C) each Foreign Holder shall, to the extent it is legally entitled to do so, deliver to the applicable Issuer and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Holder becomes a Holder under this Agreement (and from time to time thereafter upon the reasonable request of such Issuer or the Administrative Agent), executed original copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit such Issuer or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to any Holder under any Notes Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Holder shall deliver to the applicable Issuer and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by such Issuer or the Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuer or the Administrative Agent as may be necessary for such Issuer and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Holder has complied with such Holder’s obligations under FATCA, or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Holder agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Issuer and the Administrative Agent in writing of its legal inability to do so. Notwithstanding anything to the contrary in this Section 2.17(k), no Holder shall be required to provide any documentation that such Holder is not legally eligible to deliver.

(l) If the Administrative Agent or any Holder determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay over an amount equal to such refund to such Note Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Note Party under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Holder (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Note Party, upon the request of such Holder or the Administrative Agent, agrees to repay the amount paid over to such Holder or the Administrative Agent (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Holder or the Administrative Agent is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (l), in no event shall the Administrative Agent or any Holder be required to pay any amount to a Note Party pursuant to this paragraph (l) to the extent that the payment thereof would place the Administrative Agent or such Holder in a less favorable net after-Tax position than the position that the Administrative Agent or such Holder would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17 shall not be construed to require the Administrative Agent or any Holder to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the relevant Note Party or any other Person.

(m) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Holder, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Notes Document.

(n) [Reserved]

(o) Tax Credit. If a Note Party makes an increased payment pursuant to Section 2.17(a) in respect of a U.K. Tax Deduction and the relevant Holder determines that:

(i) a Tax Credit is attributable to that increased payment or to the relevant U.K. Tax Deduction in consequence of which that increased payment was required; and

(ii) that Holder has obtained and utilized that Tax Credit,

the Holder shall pay an amount to the relevant Note Party which that Holder determines will leave that Holder (after that payment) in the same after-Tax position as it would have been in had the increased payment under Section 2.17(a) not been required to be made by the relevant Note Party, provided that the amount required to be paid by the Holder pursuant hereto shall not exceed the amount of the Tax Credit obtained and utilized.

(p) VAT.

(i) All amounts expressed to be payable under a Notes Document by any party to the Administrative Agent, a Holder which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, accordingly, subject to Section 2.17(p)(ii) below, if VAT is or becomes chargeable on any supply made by the Administrative Agent, the relevant a Holder to any party under a Notes Document and the Administrative Agent, the relevant Holder is required to account to the relevant tax authority for the VAT, that party must pay to the Administrative Agent or the relevant Holder (as applicable and in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Administrative Agent or the relevant Holder must promptly provide an appropriate VAT invoice to that party).

(ii) If VAT is or becomes chargeable on any supply made by the Administrative Agent or a Holder (the “Supplier”) to any of the Administrative Agent or a Holder (the “Recipient”) under a Notes Document, and any party (the “Relevant Party”) is required by the terms of any Notes Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this Section 2.17(p)(ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Notes Document requires a party to reimburse or indemnify the Administrative Agent or a Holder for any cost or expense, that party shall reimburse or indemnify (as the case may be) the Administrative Agent, the relevant Holder for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Administrative Agent or the relevant Holder reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 2.17(p) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(v) In relation to any supply made by the Administrative Agent or a Holder to any party under a Notes Document, if reasonably requested by the Administrative Agent or the relevant Holder (as applicable), that party must promptly provide the Administrative Agent or the relevant Holder with details of that party’s VAT registration and such other information as is reasonably requested in connection with the Administrative Agent’s or the relevant Holder’s VAT reporting requirements in relation to such supply.

Section 2.18 Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a) Unless otherwise specified, each Issuer shall make each payment required to be made by it hereunder (whether of principal, interest (except for principal of and interest on Variable Notes denominated in an Alternative Currency), fees or reimbursement of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressed hereunder or under such Notes Document (or, if no time is expressly required, by 2:00 p.m., Local Time) and, in the case of any payment of principal of or interest on Variable Notes denominated in an Alternative Currency, prior to the Applicable Time, in each case, on the date when due, in immediately available funds, without set-off (except as otherwise provided in Section 2.17) or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Note Issuance (with such term including, solely for purposes of this sentence, the making of any Term Note) was made and (ii) to the Administrative Agent to the applicable account designated to the Issuer by the Administrative Agent. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Each Holder agrees that in computing such Holder’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round such Holder’s percentage of such Borrowing to the next higher or lower whole dollar amount. All payments (including accrued interest) hereunder shall be made in Dollars (or, in the case of Variable Notes denominated in an Alternative Currency, in the applicable Alternative Currency unless (and then to the extent) a payment in Dollars is required under this Agreement). Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment. Notwithstanding the foregoing provisions of this Section 2.18(a), if, after the making of any Note Issuance (with such term including, solely for purposes of this sentence, the making of any Term Note) in any Alternative Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Note Issuance was made (the “Original Currency”) no longer exists or the respective Issuer is not able to make payment to the Administrative Agent for the account of the applicable Holders in such Original Currency, then all payments to be made by the respective Issuer hereunder in such currency shall instead be made when due in Dollars or in another Alternative Currency reasonably agreed between the Issuer and the Administrative Agent in an amount equal to the Dollar Equivalent or Alternative Currency Equivalent (as of the date of repayment), as applicable, of such payment due, it being the intention of the parties hereto that the respective Issuer takes all risks of the imposition of any such currency control or exchange regulations.

(b) Subject to any Permitted Pari Passu Intercreditor Agreement, proceeds of Collateral received by the Administrative Agent at any time when an Event of Default exists and all or any portion of the Notes have been accelerated hereunder pursuant to Section 7.01 shall, upon election by the Administrative Agent or at the direction of the Required Holders, be applied first, to the payment of all costs and expenses then due incurred by the Administrative Agent or any Receiver in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Notes Document or any of the Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Notes Document on behalf of any Note Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Notes Document, second, to payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution), third, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) from the Issuer constituting Secured Obligations, fourth, on a pro rata basis in accordance with the amounts of the Secured Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution (with such calculation to be made using the Dollar Equivalent (as of the date of determination) of any such Secured Obligations denominated in a currency other than Dollars), to the payment in full of the Secured Obligations.

(c) If any Holder obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Notes of any Class held by it resulting in such Holder receiving payment of a greater proportion of the aggregate amount of its Notes of such Class and accrued interest thereon than the proportion received by any other

Holder with Notes of such Class, then the Holder receiving such greater proportion shall purchase (for Cash at face value) participations in the Notes of such Class of other Holders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Holders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Notes of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (x) any payment made by the Issuer pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any Holder as consideration for the assignment of or sale of a participation in any of its Notes or Commitments to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22, 2.23 and 9.02(c). Each Issuer consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Holder acquiring a participation pursuant to the foregoing arrangements may exercise against such Issuer rights of set-off and counterclaim with respect to such participation as fully as if such Holder were a direct creditor of such Issuer in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Holders following any such purchases or repayments. Each Holder that purchases a participation pursuant to this Section 2.18(c) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Holder were the original owner of the Obligations purchased.

(d) Unless the Administrative Agent has received notice from the Issuer prior to the date on which any payment is due to the Administrative Agent for the account of any Holder hereunder that the applicable Issuer will not make such payment, the Administrative Agent may assume that such Issuer has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Holder the amount due. In such event, if the applicable Issuer has not in fact made such payment, then each Holder severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Holder with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including, without limitation, the Overnight Foreign Currency Rate in the case of Variable Notes denominated in an Alternative Currency).

(e) If any Holder fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Holder to satisfy such Holder’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Holders.

(a) If any Holder requests compensation under Section 2.15 or such Holder determines it can no longer make or maintain SOFR Notes pursuant to Section 2.20, or the Issuer is required to pay any Indemnified Taxes or additional amounts to any Holder or any Governmental Authority for the account of any Holder pursuant to Section 2.17, then such Holder shall use reasonable efforts to designate a different lending office for funding or booking its Notes hereunder affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Holder, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and

(ii) would not subject such Holder to any material unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Holder in any material respect. The Issuer hereby agree to pay all reasonable costs and expenses incurred by any Holder in connection with any such designation or assignment.

(b) If (i) any Holder requests compensation under Section 2.15 or such Holder determines it can no longer make or maintain SOFR Notes pursuant to Section 2.20, (ii) the Issuer is required to pay any Indemnified Taxes or additional amounts to any Holder or any Governmental Authority for the account of any Holder pursuant to Section 2.17, (iii) any Holder is a Defaulting Holder or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Holder”, “each Variable Note Holder” or “each Holder directly affected thereby” (or any other Class or group of Holders other than the Required Holders) with respect to which Required Holder or Required Variable Note Holder consent (or the consent of Holders holding notes or commitments of such Class or lesser group representing more than 50% of the sum of the total notes and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Holder does not consent to such amendment, waiver or consent (each such Holder described in this clause (iv), a “Non-Consenting Holder”), then the applicable Issuer may, at their sole expense and effort, upon notice from the Issuer to such Holder and the Administrative Agent, (x) terminate the applicable Commitments and/or Additional Note Commitments of such Holder, and repay all Obligations of such Issuer owing to such Holder relating to the applicable Notes and participations held by such Holder as of such termination date (provided that if, after giving effect such termination and repayment, the aggregate amount of the Variable Note Exposure exceeds the aggregate amount of the Variable Note Commitments then in effect, then the Issuer shall, not later than the next Business Day, prepay one or more Variable Note Borrowings in an amount necessary to eliminate such excess) or (y) replace such Holder by requiring such Holder to assign and delegate (and such Holder shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Holder, if any Holder accepts such assignment); provided that (A) such Holder shall have received payment of an amount equal to the outstanding principal amount of its Notes, in each case of such Class of Notes, Commitments and/or Additional Note Commitments, accrued interest thereon, accrued fees and all other amounts payable to it under any Notes Document with respect to such Class of Notes, Commitments and/or Additional Note Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (C) such assignment does not conflict with applicable law. No Holder (other than a Defaulting Holder) shall be required to make any such assignment and delegation, and the applicable Issuer may not repay the Obligations of such Holder or terminate its Commitments or Additional Note Commitments, if, prior thereto, as a result of a waiver by such Holder or otherwise, the circumstances entitling such Issuer to require such assignment and delegation cease to apply. Each Holder agrees that if it is replaced pursuant to this Section 2.19(b), it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Holder’s Notes are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any Holder replaced pursuant to this Section 2.19(b) to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register, any such Promissory Note shall be deemed cancelled. Each Holder hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Holder’s attorney-in-fact, with full authority in the place and stead of such Holder and in the name of such Holder, from time to time in the Administrative Agent’s discretion, with prior written notice to such Holder, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b).

Section 2.20 Illegality. If any Holder reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Holder or its applicable lending office to make, maintain or fund Notes whose interest is determined by reference to SOFR, Adjusted Term SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR, Adjusted Term SOFR or Term SOFR, then, on notice thereof by such Holder to the Issuer through the Administrative Agent, (i) any obligation of such Holder to make or continue SOFR Notes in Dollars or to convert ABR Notes to SOFR Notes shall be suspended and (ii) if such notice asserts the illegality of such Holder making or maintaining ABR Notes the interest rate on which is determined by reference to the Adjusted Term SOFR component of the Alternate Base Rate, the interest rate on which ABR Notes of such Holder, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Alternate Base Rate, in each case until such Holder notifies the Administrative Agent and the Issuer that the circumstances giving rise to such determination no longer exist (which notice such Holder agrees to give promptly). Upon receipt of such notice, (x) the applicable Issuer shall, upon demand from such Holder to the Issuer (with a copy to the Administrative Agent), in the case of any such SOFR Notes, prepay or convert all of such Holder’s SOFR Notes to ABR Notes (the interest rate on which ABR Notes of such Holder shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Holder may lawfully continue to maintain such SOFR Notes to such day, or immediately, if such Holder may not lawfully continue to maintain such SOFR Notes (in which case the applicable Issuer shall not be required to make payments pursuant to Section 2.16 in connection with such payment) and (y) if such notice asserts the illegality of such Holder determining or charging interest rates based upon SOFR, Adjusted Term SOFR or Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Holder without reference to the SOFR, Adjusted Term SOFR or Term SOFR, as applicable, component thereof until the Administrative Agent is advised in writing by such Holder that it is no longer illegal for such Holder to determine or charge interest rates based upon SOFR, Adjusted Term SOFR or Term SOFR, as applicable. Upon any such prepayment or conversion, the applicable Issuer shall also pay accrued interest on the amount so prepaid or converted. Each Holder agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Holder, otherwise be materially disadvantageous to such Holder.

Section 2.21 Defaulting Holders. Notwithstanding any provision of this Agreement to the contrary, if any Holder becomes a Defaulting Holder, then the following provisions shall apply for so long as such Holder is a Defaulting Holder:

(a) Fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Holder pursuant to Section 2.12(a) and pursuant to any other provisions of this Agreement or other Notes Document.

(b) The Commitments and the Variable Note Exposure of such Defaulting Holder shall not be included in determining whether all Holders, each affected Holder, the Required Holders, the Required Variable Note Holders or such other number of Holders as may be required hereby or under any other Notes Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Holders or each affected Holder which affects such Defaulting Holder disproportionately and adversely relative to other affected Holders shall require the consent of such Defaulting Holder.

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Holder (whether voluntary or mandatory, at maturity, pursuant to Section 2.10, Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Holder pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Issuer as follows: first, to the payment of any amounts owing by such Defaulting Holder to the Administrative Agent hereunder; second, so long as no Default or Event of Default exists as the Issuer may request, to the funding of any Note in respect of which such Defaulting Holder has failed to fund its portion thereof as required by this Agreement; third, as the Administrative Agent or the Issuer may elect, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Holder to fund Notes under this Agreement; fourth, to the payment of any amounts owing to the non-Defaulting Holders as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Holder against such Defaulting Holder as a result of such Defaulting Holder’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Issuer as a result of any judgment of a court of competent jurisdiction obtained by such Issuer against such Defaulting Holder as a result of such Defaulting Holder’s breach of its obligations under this Agreement; and fifth, to such Defaulting Holder or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Note in respect of which such Defaulting Holder has not fully funded its appropriate share and (y) such Note was made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Notes of all non-Defaulting Holders on a pro rata basis prior to being applied to the payment of any Notes of such Defaulting Holder. Any payments, prepayments or other amounts paid or payable to any Defaulting Holder that are applied (or held) to pay amounts owed by any Defaulting Holder or to post Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Holder, and each Holder irrevocably consents hereto.

(d) [Reserved].

(e) [Reserved].

(f) In the event that the Administrative Agent and the Issuer agree that any Defaulting Holder has adequately remedied all matters that caused such Holder to be a Defaulting Holder, then the Applicable Percentage of Aggregate Variable Note Exposure of the Variable Note Holders shall be readjusted to reflect the inclusion of such Holder’s Variable Note Commitment, and on such date such Variable Note Holder shall purchase at par such of the Variable Notes of the other Variable Note Holders or participations in Variable Notes as the Administrative Agent shall determine as are necessary in order for such Variable Note Holder to hold such Variable Notes or participations in accordance with its Applicable Percentage. Notwithstanding the fact that any Defaulting Holder has adequately remedied all matters that caused such Holder to be a Defaulting Holder, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Issuer while such Holder was a Defaulting Holder and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Holder to Holder will constitute a waiver or release of any claim of any party hereunder arising from such Holder’s having been a Defaulting Holder.

Section 2.22 Incremental Note Issuances.

(a) The Issuer may, at any time, on one or more occasions deliver a written request to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy of such request to each of the Holders) (an “Incremental Note Request”) to (i) add one or more new tranches of term facilities and/or increase the principal amount of any Class of Initial Term Notes or any Additional

Term Notes by requesting new Term Note commitments to be added to such Notes (any such new tranche or increase, an “Incremental Term Note Facility” and any notes made pursuant to an Incremental Term Note Facility, “Incremental Term Notes”) and/or (ii) add one or more new tranches of variable note commitments and/or increase the Total Variable Note Commitment or any Additional Variable Note Commitment (any such new tranche or increase, an “Incremental Variable Note Facility” (and, together with any Incremental Term Note Facility, “Incremental Note Facilities”); and the notes thereunder, “Incremental Variable Notes” and, together with any Incremental Term Notes, “Incremental Notes”) in an aggregate principal amount not to exceed the Incremental Cap (such effective date of such Incremental Notes, the “Incremental Effective Date”); provided that:

(i) no Incremental Commitment may be less than $10,000,000,

(ii) except as separately agreed from time to time between the Issuer and any Holder, no Holder shall be obligated to provide any Incremental Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of such Holder,

(iii) no Incremental Note Facility or Incremental Note (or the creation, provision or implementation thereof) shall require the approval of any existing Holder other than in its capacity, if any, as a Holder providing all or part of any Incremental Note Facility or Incremental Note,

(iv) (A) except as otherwise provided herein, the terms of each Incremental Variable Note (other than any terms which are applicable only after the then-existing maturity date with respect to the Variable Note or any Additional Variable Note, as applicable, and other than as permitted under clause (v) below), will be no more favorable to the applicable Holders thereof than those applicable to the Variable Note or otherwise reasonably acceptable to the Administrative Agent (other than in the case of any Incremental Variable Note that is implemented by increasing the amount of then-existing Total Variable Note Commitments (rather than by implementing a new tranche of Variable Note Commitments), which shall have identical terms to such then-existing Total Variable Note Commitments) and (B) no Incremental Variable Note will mature earlier than the then-applicable Latest Variable Note Maturity Date or require any scheduled amortization or mandatory commitment reduction prior to such Maturity Date,

(v) the interest rate applicable to any Incremental Note Facility or Incremental Notes will be determined by the Issuer and the Holders providing such Incremental Note Facility or Incremental Notes; provided that (A) in the case of any Incremental Term Note Facility or Incremental Term Notes which rank pari passu with the Initial Term Notes (or any then-existing Incremental Term Notes which rank pari passu with the Initial Term Notes) in right of payment and with respect to security, such interest rate will not be more than 0.50% higher than the corresponding interest rate applicable to such Initial Term Notes (or any then-existing Incremental Term Notes which rank pari passu with the Initial Term Notes) unless the interest rate margin with respect to such Term Notes is adjusted to be equal to the interest rate with respect to the relevant Incremental Term Note Facility or Incremental Term Notes, minus 0.50%; provided further that in determining the applicable interest rate under this clause (v)(A): (w) original issue discount or upfront fees paid by the Issuer (or any new Issuer in accordance with clause (xvi) below) in connection with any Class of Initial Term Notes or any Incremental Term Note Facility (based on a four-year average life to maturity), shall be included (it being acknowledged and agreed that the original issue discount or upfront fees paid in connection with any Class of Initial Term Notes shall not, for purposes of the clause (v), be affected by any subsequent Incremental Term Note Facility that is implemented by increasing the amount of such Class of Term Notes (rather than by implementing a new tranche of Initial Term Notes)), (x) any amendments to the Applicable Rate in respect of any Class of Initial Term Notes that became effective subsequent to the Closing Date but prior to the time of the addition of the relevant Incremental Term Note Facility or Incremental Term Notes shall be included, (y) arrangement, commitment, structuring and underwriting fees and any amendment fees (regardless of whether such fees are paid to or shared in whole or in part with any Holder) paid or payable to the Administrative Agent (or their Affiliates) in their respective capacities as such in connection with any Initial Term Notes or any Incremental Term Note Facility or to one or more arrangers (or their affiliates) in their capacities as such applicable to the relevant Incremental Term Note Facility or Incremental Term Notes and any other fees not paid to all relevant Holders generally shall be excluded and (z) if the relevant Incremental Term Note Facility or Incremental Term Notes include any Adjusted Term SOFR floor (or any equivalent floor) that is greater than the Floor, and such floor is greater than Adjusted Term SOFR applicable to such Initial Term Notes having an Interest Period of three months on the date of determination, the excess amount shall be equated to interest margin for determining the applicable interest rate, and (B) in the case of any Incremental Variable Note or Incremental Variable Notes which rank pari passu with any then existing Variable Note in right of payment and with respect to security, such interest rate will not be more than 0.50% higher than the corresponding interest rate applicable to the such existing Variable Note unless the interest rate margin with respect to such existing Variable Note is adjusted to be equal to the interest rate with respect to the relevant Incremental Variable Note or Incremental Variable Notes, minus 0.50%; provided further that in determining the applicable interest rate under this clause (v)(B): (w) original issue discount or upfront fees paid by the Issuer in connection with an existing Variable Note (based on a four-year average life to maturity), shall be included, (x) any amendments to the Applicable Rate in respect of the then existing Variable Note that became effective subsequent to the establishment of such Variable Note but prior to the time of the addition of the relevant Incremental Variable Note or Incremental Variable Notes shall be included, (y) arrangement, commitment, structuring and underwriting fees and any amendment fees (regardless of whether such fees are paid to or shared in whole or in part with any Holder) paid or payable to the Administrative Agent (or their Affiliates) in their respective capacities as such in connection with such existing Variable Note or to one or more arrangers (or their affiliates) in their capacities as such applicable to the relevant Incremental Variable Note or Incremental Variable Notes and any other fees not paid to all relevant Holders generally shall be excluded and (z) if the relevant Incremental Variable Note or Incremental Variable Notes include any Adjusted Term SOFR floor (or any equivalent floor) that is greater than that applicable to any then existing Variable Note, and such floor is greater than Adjusted Term SOFR applicable to such existing Variable Note having an Interest Period of three months on the date of determination, the excess amount shall be equated to interest margin for determining the applicable interest rate.

(vi) the final maturity date with respect to any Incremental Note Facility shall be no earlier than the Latest Term Note Maturity Date at the time of the incurrence thereof,

(vii) the Weighted Average Life to Maturity of any Incremental Term Note Facility shall be no shorter than the remaining Weighted Average Life to Maturity of the then-existing tranche(s) of Term Notes (without giving effect to any prepayments thereof),

(viii) (A) any Incremental Term Note Facility shall rank pari passu with any then-existing tranche of Term Notes in right of payment and may rank pari passu with or junior to any then-existing tranche of Term Notes with respect to security or may be unsecured (and to the extent the relevant Incremental Note Facility ranks pari passu with or is subordinated to the Term Notes in right of security or is unsecured and documented in a separate agreement to this

Agreement) (it being acknowledged and agreed that any such Incremental Term Note Facility that is subordinated to the Term Notes in right of security shall be documented in a separate agreement to this Agreement, it shall be subject to a Permitted Pari Passu Intercreditor Agreement (in the case of an Incremental Note Facility that ranks pari passu with any then-existing tranche of Term Notes with respect to security) or a Permitted Junior Intercreditor Agreement (in the case of an Incremental Note Facility that ranks junior to any then-existing tranche of Term Notes with respect to security) and (B) no Incremental Note Facility may be (x) guaranteed by any Person which is not a Note Party (but need not be guaranteed by all such Persons) or (y) secured by any assets other than the Collateral (but need not be secured by all such assets),

(ix) (A) any prepayment (other than any scheduled amortization payment) of Incremental Term Notes that are pari passu with any then-existing Term Notes in right of payment and security shall be made on a pro rata basis with such existing Term Notes and (B) any prepayment (other than any scheduled amortization payment) of Incremental Term Notes that are subordinated to any then-existing Term Notes in right of payment or security shall be made on a junior basis with respect to such existing Term Notes (and all other then-existing Additional Term Notes requiring ratable prepayment), except, in the case of preceding clause (A); that the Issuer and the Holders providing the relevant Incremental Term Notes shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis),

(x) except as otherwise agreed by the Holders providing the relevant Incremental Note Facility in connection with any Limited Condition Acquisition (which shall be subject to Section 2.22(i)), no Event of Default shall exist immediately prior to or after giving effect to such incremental note facility,

(xi) except as otherwise agreed by the Holders providing the relevant Incremental Note Facility in connection with any Limited Condition Acquisition (which shall be subject to Section 2.22(i)), all representations and warranties set forth in Article 3 and in each other Notes Document shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the applicable closing date in respect of such Incremental Note Facility with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier day, in which case they shall be true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date.

(xii) except as otherwise required or permitted in clauses (v) through (ix) above (and other than in the case of any Incremental Term Note Facility that is implemented by increasing the amount of then-existing Term Notes of any Class (rather than by implementing a new Class of Term Notes), which shall have substantially identical terms to such then-existing Class of Term Notes), all other terms of any Incremental Term Note Facility , if more favorable to the Holders thereof than the terms of the Initial Term Notes, shall be reasonably satisfactory to the Issuer and the Administrative Agent (it being understood that any terms which are not consistent with the terms of the Initial Term Notes and are applicable only after the then-existing Latest Term Note Maturity Date are deemed to be reasonably acceptable to the Administrative Agent),

(xiii) the proceeds of any Incremental Note Facility may be used for working capital and other general corporate purposes and any other use not prohibited by this Agreement,

(xiv) on the date of the making of any Incremental Term Notes that will be added to any Class of Initial Term Notes or Additional Term Notes, and notwithstanding anything to the contrary set forth in Section 2.08 or 2.13, such Incremental Term Notes shall be added to (and constitute a part of) each borrowing of outstanding Initial Term Notes or Additional Term Notes, as applicable, of the same Type with the same Interest Period of the respective Class on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Term Holder providing such Incremental Term Notes will participate proportionately in each then outstanding borrowing of Initial Term Notes or Additional Term Notes, as applicable, of the same type with the same Interest Period of the respective Class;

(xv) at no time shall there be more than three separate Maturity Dates in effect with respect to the Variable Note and any existing Additional Variable Note at any time;

(xvi) (A) the Issuer or (subject to this inclusion of “collateral allocation mechanism” provisions reasonably satisfactory to the Administrative Agent) one or more Wholly-Owned Subsidiaries of the Issuer reasonably acceptable to the Administrative Agent shall be the issuer(s) under any Incremental Term Note Facility and, (B) the Issuer or (subject to this inclusion of “collateral allocation mechanism” provisions reasonably satisfactory to the Administrative Agent) one or more Wholly-Owned Subsidiaries of the Issuer reasonably acceptable to the Administrative Agent shall be the issuer(s) under any Incremental Variable Note; and

(xvii) the currency of any Incremental Note Facility shall be Dollars or, if agreed by all of the Holders or Additional Purchasers providing such Incremental Note Facility , an Alternative Currency.

(b) Incremental Commitments may be provided by any existing Holder, or by any other Holder (other than any Disqualified Institution) (any such other Holder being called an “Additional Purchaser”); provided that the Administrative Agent (and, in the case of any Incremental Variable Note) shall have consented (such consent not to be unreasonably withheld) to the relevant Additional Purchaser’s provision of Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Notes to such Additional Purchaser; provided further that any Additional Purchaser that is an Affiliated Holder shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if Incremental Commitments and related Obligations had been obtained by such Holder by way of assignment.

(c) Each Holder or Additional Purchaser providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Issuer all such documentation (including an amendment to this Agreement or any other Notes Document) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment and/or the Incremental Notes thereunder. On the effective date of such Incremental Commitment, each such Additional Purchaser shall become a Holder for all purposes in connection with this Agreement.

(d) As a condition precedent to the effectiveness of any Incremental Note Facility or the making of any Incremental Notes, (i) upon its reasonable request, the Administrative Agent shall have received customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall have received, from each Additional Purchaser, an Administrative Questionnaire and such other documents as it shall reasonably require from such Additional Purchaser, and the Administrative Agent and Holders shall have received all fees required to be paid in respect of such Incremental Note Facility or Incremental Notes and (iii) the Administrative Agent shall have received a certificate of the applicable Issuer signed by a Responsible Officer thereof:

(i) certifying and attaching a copy of the resolutions adopted by the governing body of the applicable Issuer approving or consenting to such Incremental Note Facility and/or Incremental Notes, and

(ii) to the extent applicable, certifying that the conditions set forth in clause (a)(x) and clause (a)(xi) above have been satisfied.

(e) Upon the implementation of any Incremental Variable Note pursuant to this Section 2.22:

(i) if such Incremental Variable Note is implemented by increasing the amount of then-existing Total Variable Note Commitments (rather than by implementing a new tranche of Variable Note Commitments), the existing Variable Note Holders of the applicable Class shall assign Variable Notes to certain other Variable Note Holders of such Class (including the Variable Note Holders providing the relevant Incremental Variable Note), and such other Variable Note Holders (including the Variable Note Holders providing the relevant Incremental Variable Note) shall purchase such Variable Notes, in each case to the extent necessary so that all of the Variable Note Holders of such Class participate in each outstanding Borrowing of Variable Notes pro rata on the basis of their respective Variable Note Commitments of such Class (after giving effect to any increase in the Variable Note Commitment pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment and sharing requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (i); and

(ii) if such Incremental Variable Note is implemented pursuant to a request to add one or more new tranches of variable note commitments, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on the existing Variable Notes and such Incremental Variable Note, (B) repayments required upon the Maturity Date of the then-existing Variable Note and such Incremental Variable Note and (C) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (3) below)) of Incremental Variable Notes after the effective date of such Incremental Variable Note Commitments shall be made on a pro rata basis with the then-existing Variable Note and any other then outstanding Incremental Variable Note, (2) [reserved] and (3) the permanent repayment of Variable Notes with respect to, and termination of commitments under, such Incremental Variable Note shall be made on a pro rata basis with the then-existing Variable Note and any other then outstanding Incremental Variable Note, except that the Issuer shall be permitted to permanently repay and terminate commitments under such Incremental Variable Note on a greater than pro rata basis as compared with any other variable note with a later Maturity Date than such variable note.

(f) [Reserved].

(g) The Holders hereby irrevocably authorize the Administrative Agent to enter into such amendments to this Agreement and the other Notes Documents with the Issuer and/or any other applicable Note Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Notes or commitments increased or extended pursuant to this Section 2.22 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Issuer in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.22. From and after each Incremental Effective Date, the Notes established pursuant to this Section 2.22 shall constitute Notes under, and shall be entitled to all the benefits afforded by, this Agreement and the other Notes Documents, and shall, without limiting the foregoing, benefit equally and ratably, on a pari passu basis, from the guarantees created by the Notes Documents.

(h) To the extent that any Incremental Term Notes are added to any then outstanding Class of Initial Term Notes or Additional Term Notes, as applicable, it is acknowledged that (i) the scheduled amortization payments set forth in Section 2.10 shall be adjusted to give effect to the increase in the relevant Class and (ii) the operation of clause (a)(xiv) above may result in such new Incremental Term Notes having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding SOFR Notes of the respective Class and which will end on the last day of such Interest Period).

(i) Limited Condition Acquisitions. Notwithstanding the foregoing provisions of this Section 2.22 or in any other provision of any Notes Document:

(i) if the proceeds of any Incremental Note Facility are intended to be applied to finance a Limited Condition Acquisition, the conditions precedent to the Issuer’s right to request such Incremental Note Facility for a Limited Condition Acquisition shall (so long as the requirements of Section 2.22(a) (other than clauses (x) and (xi) thereof) are met with respect to such Incremental Note Facility) be limited to the following: (a) on the date of the signing of the definitive acquisition agreement for such Limited Condition Acquisition (x) no Event of Default shall have occurred and be continuing (y) each of the representations and warranties contained in the Notes Documents shall be true and correct in all material respects (except (I) with respect to representations and warranties expressly made as of an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date and (II) that if any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects); and (b) at the date of closing of such Limited Condition Acquisition and the funding of the applicable Incremental Note Facility, (A) no Event of Default under Section 7.01(a), (f) or (g) shall have occurred and be continuing, (B) the only representations and warranties the accuracy of which shall be a condition to funding such advance shall be the Specified Representations and the Specified Acquisition Agreement Representations, and

(ii) in the case of the incurrence of any indebtedness or liens or the making of any investments, restricted payments, prepayments of subordinated or junior debt, asset sales or fundamental changes or the designation of any restricted subsidiaries or unrestricted subsidiaries in connection with a Limited Condition Acquisition, at the Issuer’s option, the relevant ratios and baskets (other than those set forth in clause (a), (b), (c) and (d) of the definition of “Incremented Cap”) shall be determined, and any default or event of default blocker shall be tested, as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into and, subject to the second proviso contained in this clause (ii), calculated as if the acquisition and other pro forma events in connection therewith were consummated on such date; provided that if the Issuer has made such an election, in connection with the calculation of any ratio or basket with respect to the incurrence of any debt or liens, or the making of any investments, restricted payments, prepayments of subordinated, junior or unsecured debt, asset sales, fundamental changes or the designation of a restricted subsidiary or unrestricted subsidiary on or following such date and prior to the earlier of the date on which such acquisition is consummated or the definitive agreement for such acquisition is terminated, any such ratio shall, subject to the proviso below, be calculated on a pro forma basis assuming such acquisition and other pro forma events in connection therewith

(including any incurrence of indebtedness) have been consummated; provided that the consolidated net income (and any other financial defined term derived therefrom) shall not include any consolidated net income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

(j) This Section 2.22 shall supersede any provision in Section 2.18 or 9.02 to the contrary.

Section 2.23 Issuances of Notes and Variable Note Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Issuer to all Holders holding Notes of any Class with a like Maturity Date or commitments with a like Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Notes or commitments with a like Maturity Date) and on the same terms to each such Holder, the Issuer is hereby permitted from time to time to consummate transactions with any individual Holder who accepts the terms contained in any such Extension Offer to extend the Maturity Date of such Holder’s Notes and/or commitments and otherwise modify the terms of such Notes and/or commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Notes and/or commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Notes) (each, an “Extension”, and each group of Notes or commitments, as applicable, in each case as so extended, as well as the original Notes and the original commitments (in each case not so extended), being a “tranche”; any Extended Term Notes shall constitute a separate tranche (and Class) of Notes from the tranche of Notes from which they were converted and any Extended Variable Note Commitments shall constitute a separate tranche (and Class) of variable note commitments from the tranche of variable note commitments from which they were converted), so long as the following terms are satisfied:

(i) no Default under Section 7.01(a), (f) or (g) or Event of Default shall exist at the time the notice in respect of an Extension Offer is delivered to the applicable Holders, and no Default under Section 7.01(a), (f) or (g) or Event of Default shall exist immediately prior to or after giving effect to the effectiveness of any Extension;

(ii) except as to (x) interest rates, fees and final maturity (which shall, subject to clause (iv)(y) below, be determined by the Issuer and any Holder who agrees to an Extension and set forth in the relevant Extension Offer) and (y) any covenants or other provisions applicable only to periods after the Latest Variable Note Maturity Date (in each case, as of the date of such Extension), the commitment of any Variable Note Holder that agrees to an Extension (an “Extended Variable Note Commitment”; and the Notes thereunder, “Extended Variable Notes”), and the related outstandings, shall be a Variable Note Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Variable Note Holders) as the original Variable Note Commitments (and related outstandings) provided hereunder; provided that (I) to the extent any non-extended portion of the Variable Note and/or any Additional Variable Note then exists, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on such revolving facilities (and related outstandings), (B) repayments required upon the Maturity Date of such revolving facilities and (C) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (3) below)) of Extended Variable Notes after the effective date of such Extended Variable Note Commitments shall be made on a pro rata basis with such portion of the Variable Note and/or the relevant Additional Variable Note, as applicable and (2) the permanent repayment of Extended Variable Notes with respect to, and termination of commitments under, any such Extended Variable Note Commitment after the effective date of such Extended Variable Note Commitments shall be made on a pro rata basis with such portion(s) of the Variable Note and/or any Additional Variable Note, except that the Issuer shall be permitted to permanently repay and terminate commitments of any such Variable Note and/or Additional Variable Note on a greater than pro rata basis as compared with any other variable note with a later Maturity Date than such Variable Note and/or Additional Variable Note and (II) at no time shall there be more than three separate Classes of variable note commitments hereunder (including Variable Note Commitments, Incremental Variable Note Commitments, Extended Variable Note Commitments and Replacement Variable Notes);

(iii) except as to (x) interest rates, fees, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv)(x), (v) and (vi), be determined by the Issuer and any Holder who agrees to an Extension and set forth in the relevant Extension Offer) and (y) any covenants or other provisions applicable only to periods after the Latest Term Note Maturity Date (in each case, as of the date of such Extension), the Term Notes of any Holder extended pursuant to any Extension (any such extended term Notes, the “Extended Term Notes”) shall have the same terms as the tranche of Term Notes subject to the relevant Extension Offer; provided, however, that with respect to representations and warranties, affirmative and negative covenants (including financial covenants) and events of default that are applicable to any such tranche of Extended Term Notes, such provisions may be more favorable to the Holders of the applicable tranche of Extended Term Notes than those originally applicable to the tranche of Term Notes subject to the relevant Extension Offer, so long as (and only so long as) such provisions also expressly apply to (and for the benefit of) the tranche of Term Notes subject to the relevant Extension Offer and each other Class of Term Notes hereunder;

(iv) (x) the final maturity date of any Extended Term Notes shall be no earlier than the then applicable Latest Term Note Maturity Date at the time of Extension and (y) no Extended Variable Note Commitments or Extended Variable Notes shall have a final maturity date earlier than (or require commitment reductions prior to) the then applicable Latest Variable Note Maturity Date;

(v) the Weighted Average Life to Maturity of any Extended Term Notes shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Notes extended thereby (or any other Extended Term Notes then outstanding);

(vi) any Extended Term Notes may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments (but, for purposes of clarity, not scheduled amortization payments) in respect of the Initial Term Notes (and any Additional Term Notes then subject to ratable repayment requirements with respect to the Initial Term Notes), in each case as specified in the respective Extension Offer;

(vii) if the aggregate principal amount of Notes or commitments, as the case may be, in respect of which Holders shall have accepted the relevant Extension Offer exceeds the maximum aggregate principal amount of Notes or commitments, as the case may be, offered to be extended by the Issuer pursuant to such Extension Offer, then the Notes or commitments, as the case may be, of such Holders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Holders have accepted such Extension Offer;

(viii) each Extension shall be in a minimum amount of $20,000,000;

(ix) any applicable Minimum Extension Condition shall be satisfied or waived by the Issuer; and

(x) all documentation in respect of such Extension shall be consistent with the foregoing.

(b) With respect to any Extension consummated pursuant to this Section 2.23, (i) no such Extension shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, (ii) the scheduled amortization payments (in so far as such schedule affects payments due to Holders participating in the relevant Class) set forth in Section 2.10 shall be adjusted to give effect to such Extension of the relevant Class and (iii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Issuer may, at its election, specify as a condition (a “Minimum Extension Condition”) to consummating such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Issuer’s sole discretion and which may be waived by the Issuer) of Notes or commitments (as applicable) of any or all applicable tranches be tendered. The Administrative Agent and the Holders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, any payment of any interest, fees or premium in respect of any tranche of Extended Term Notes and/or Extended Variable Note Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Section 2.10, 2.11 or 2.18) or any other Notes Document that may otherwise prohibit any Extension or any other transaction contemplated by this Section 2.23.

(c) No consent of any Holder or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Holder agreeing to such Extension with respect to one or more of its Notes and/or commitments under any Class (or a portion thereof). All Extended Term Notes and Extended Variable Note Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Notes Documents that are secured by the Collateral and guaranteed on a pari passu basis in right of payment and with respect to security with all other applicable Secured Obligations under this Agreement and the other Notes Documents. The Holders hereby irrevocably authorize the Administrative Agent to enter into such amendments to this Agreement and the other Notes Documents with the applicable Issuer(s) and/or any other applicable Note Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Notes or commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Issuer in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.23.

(d) In connection with any Extension, the Issuer shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

Section 2.24 Representations of the Purchasers. By execution of this Agreement, each Purchaser represents as follows as of the Closing Date:

(a) such Purchaser has all requisite power and authority to enter into the Notes Documents to which it is a party, to purchase the Notes on the Closing Date and to carry out and perform its obligations under the Notes Documents to which it is a party and each such Notes Document to which it is a party constitutes a legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms, subject to the Legal Reservations;

(b) such Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more managed funds and not with a view to the distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s or their property shall at all times be and remain within such Purchaser’s or their control;

(c) such Purchaser understands and acknowledges that the Notes have not been registered under the Securities Act or any state securities laws and may be resold only if registered pursuant to the provisions of the Securities Act and in compliance with applicable state securities laws or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law;

(d) such Purchaser is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act) acting for its own account or as a fiduciary or agent for others who are also “accredited investors”; and

(e) such Purchaser has received or had access to business and financial information of the Issuer and information regarding the Notes, and has had an opportunity to ask questions and received answers concerning the Issuer and the Notes, which has been sufficient for such Purchaser to make an informed decision regarding an investment in the Notes.

Section 2.25 AHYDO. Notwithstanding anything to the contrary set forth in this Agreement and the Notes Documents, if at the end of any accrual period (as defined in Section 1272(a)(5) of the Code) ending after the fifth (5th) anniversary of the date on which a Note is issued, the amount of accrued but unpaid original issue discount and interest (as determined pursuant to the Code) exceeds the product of (x) the issue price (as defined in Sections 1273(b) and 1274(a) of the Code and the regulations promulgated thereunder) and (y) the yield to maturity (interpreted in accordance with Section 163(i) of the Code (the “Maximum Amount”), then interest for such accrual period shall not be deferred and all accrued but unpaid interest and original issue discount (as determined by pursuant to the Code) as of the end of such accrual period shall be paid in an amount not less than the amount required to reduce the accrued but unpaid original issue discount at the end of such period to an amount less than the Maximum Amount (the “AHYDO Interest Payment”). No partial prepayment of the Notes pursuant to any other provision of this Agreement or the other Notes Documents shall alter the obligation of the Issuer to make payments provided for in this Section. For the avoidance of doubt and notwithstanding anything to the contrary herein, this Section shall be construed so as to require payments to be made in cash and at such times and in such amounts so as to cause the Notes to not be treated as having been issued with “significant original issue discount” within the meaning of Section 163(i)(2) pursuant to the Code.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the Closing Date, and thereafter on the dates and to the extent required pursuant to Section 4.02, each of Holdings and the Issuer hereby represent and warrant to the Administrative Agent and each of the Holders that:

Section 3.01 Organization; Powers. Holdings, each of the Note Parties and each of its Restricted Subsidiaries (a) is (i) duly organized or incorporated and validly existing and (ii) in good standing (to the extent such concept or an equivalent concept exists in the relevant jurisdiction) under the laws of its jurisdiction of organization or incorporation, (b) has all requisite organizational power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where its ownership, lease or operation of properties or conduct of its business requires such qualification; except, in each case referred to in this Section 3.01 (other than clause (a) with respect to the Issuer and clause (b) with respect to Holdings and the Note Parties) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The execution, delivery and performance of each of the Notes Documents are within Holdings’ and/or each applicable Note Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of Holdings and such Note Party. Each Notes Document to which Holdings and/or any Note Party is a party has been duly executed and delivered by Holdings and/or such Note Party and is a legal, valid and binding obligation of Holdings and/or such Note Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03 Governmental Approvals; No Conflicts. The execution and delivery of the Notes Documents by Holdings and/or each Note Party party thereto and the performance by Holdings and/or such Note Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Note Party’s Organizational Documents or (ii) Requirements of Law applicable to Holdings and/or such Note Party which violation, in the case of this clause (b)(ii), could reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any other material Contractual Obligation to which Holdings and/or such Note Party is a party which violation, in the case of this clause (c), could reasonably be expected to result in a Material Adverse Effect.

Section 3.04 Financial Condition; No Material Adverse Effect.

(a) The financial statements described in Sections 4.01(c)(i) and (ii) (or if applicable, the financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable), present fairly, in all material respects, the financial position and results of operations and cash flows of Indivior PLC on a consolidated basis as of such dates and for such periods in accordance with GAAP, subject, in the case of financial statements provided pursuant to Section 4.01(c)(i) or Section 5.01(a), to the absence of footnotes and normal year-end adjustments.

(b) Except as set forth in the Disclosure Documents, since December 31, 2023, there have been no events, developments or circumstances that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05 Properties.

(a) As of the Closing Date, Schedule 3.05 sets forth the address of each Real Estate Asset (or each set of such assets that collectively comprise one operating property) that is owned in fee simple by the Issuer or any of their Restricted Subsidiaries.

(b) The Issuer and each of their Restricted Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good title to their personal property and assets, in each case, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(c) The Issuer and their Restricted Subsidiaries own or otherwise have a license or right to use all rights in Patents, Trademarks, Copyrights and other rights in works of authorship (including all copyrights embodied in software) and all other intellectual property rights (collectively, the “IP Rights”) used to conduct the businesses of the Issuer and their Restricted Subsidiaries as presently conducted without, to the knowledge of the Issuer, any infringement or misappropriation of the IP Rights of third parties, except to the extent such failure to own or license or have rights to use would not, or where such infringement or misappropriation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) Except as set forth in the Disclosure Documents, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Issuer, threatened in writing against or affecting Holdings, the Issuer or any of their Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) no Issuer nor any of its Restricted Subsidiaries is subject to or has received notice of any Environmental Claim or any Environmental Liability or knows of any basis for any Environmental Liability of such Issuer or any of its Restricted Subsidiaries and (ii) no Issuer nor any of its Restricted Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law.

(c) Neither the Issuer nor any of its Restricted Subsidiaries has treated, stored, transported or Released any Hazardous Materials on, at or from any currently or formerly operated real estate or Real Estate Facility in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Compliance with Laws. Each of Holdings, the Issuer and each of the Issuer’ Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Investment Company Status. No Note Party, nor Holdings, is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09 Taxes.

(a) Each of Holdings, the Issuer, and each of the Issuer’ Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which the applicable Person has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) From and after the earlier of (i) the Quoted Eurobond Listing Date and (ii) December 31, 2024, the Notes are “quoted Eurobonds” for the purposes of section 882 ITA 2007 and within the meaning contained in section 987 ITA 2007.

Section 3.10 ERISA.

(a) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b) No ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Disclosure.

(a) As of the Closing Date, all written information (other than the Projections, other forward-looking information and information of a general economic or industry-specific nature) concerning Indivior PLC, Holdings, the Issuer and the Issuer’ Restricted Subsidiaries and the Transactions and prepared by or on behalf of the Issuer or its subsidiaries or their respective representatives and made available to any Holder or the Administrative Agent in connection with the Transactions on or before the Closing Date (the “Information”), when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b) The Projections have been prepared in good faith based upon assumptions believed by the Issuer to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Issuer’ control, that no assurance can be given that any particular financial projections (including the Projections) will be realized, that actual results may differ from projected results and that such differences may be material).

(c) As of the Closing Date, the information included in any Beneficial Ownership Certification (if applicable) is true and correct in all respects.

Section 3.12 Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and the incurrence of indebtedness and obligations on the Closing Date in connection with this Agreement and the other Transactions, (i) the fair value of the assets of the Issuer and their Restricted Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Issuer and their Restricted Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Issuer and their Restricted Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Issuer and their Restricted Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Issuer and their Restricted Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Issuer and their Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

Section 3.13 Capitalization and Subsidiaries. Schedule 3.13 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of each subsidiary of Holdings and the ownership interest therein held by Holdings or its applicable subsidiary, (b) the type of entity of Holdings and each of its subsidiaries and (c) the jurisdiction of incorporation or organization thereof.

Section 3.14 Security Interest in Collateral. Subject to the terms of the last paragraph of Section 4.01, the Legal Reservations, the Perfection Requirements, the provisions of this Agreement and the other relevant Notes Documents, the Collateral Documents will, upon execution and delivery thereof in accordance with Section 4.01(a), Section 5.12 or Section 5.18 hereof (as applicable), create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Collateral Documents) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Notes Documents) securing the Secured Obligations, in each case as and to the extent set forth therein.

Section 3.15 Labor Disputes. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against the Issuer or any of their Restricted Subsidiaries pending or, to the knowledge of the Issuer or any of their Restricted Subsidiaries, threatened and (b) the hours worked by and payments made to employees of the Issuer and their Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.

Section 3.16 Federal Reserve Regulations.

(a) On the Closing Date, not more than 25% of the value of the assets of Holdings, the Issuer and the Issuer’ Restricted Subsidiaries taken as a whole is represented by Margin Stock.

(b) None of the Issuer nor any of the Issuer’ Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(c) No part of the proceeds of any Note will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation T, Regulation U or Regulation X.

Section 3.17 Use of Proceeds. Issuer will use the proceeds of any Borrowing on the Closing Date to fund the Refinancing and the Transaction Costs, and use the proceeds of any Borrowing on or after the Closing Date, for any purpose not otherwise prohibited under this Agreement, including for general corporate purposes, working capital needs, the repayment of Indebtedness, the making of Restricted Payments and the making of Investments.

Section 3.18 Senior Debt. The Obligations constitute (a) “Senior Debt” (or the equivalent thereof) under the documentation governing or evidencing any Indebtedness in excess of the Threshold Amount of any Note Party permitted to be incurred hereunder constituting Indebtedness that is subordinated in right of payment to the Obligations and (b) “First Lien Debt” (or the equivalent thereof) under the documentation governing or evidencing any Indebtedness in excess of the Threshold Amount of any Note Party permitted to be incurred hereunder constituting Indebtedness that is secured by a Lien that is junior to the Liens securing the Obligations.

Section 3.19 Economic and Trade Sanctions and Anti-Corruption Laws.

(a) (i) None of Holdings, the Issuer nor any of the Issuer’ Restricted Subsidiaries nor, to the knowledge of the Issuer, any director, officer, agent, employee or Affiliate of any of the foregoing is (A) the subject of any U.S. sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. State Department, the United Nations, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country, region or territory that is, or whose government is, the subject of Sanctions (currently Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea Region of Ukraine); and (ii) no Issuer will directly or indirectly, use the proceeds of the Notes or lend, contribute, or otherwise make available such proceeds to any Person, for the purpose of financing the activities of or with any Person, or in any country or territory, that currently is, or whose government is, the subject of any Sanctions, except to the extent licensed or otherwise approved, or in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the Notes or other Note Issuances, whether as Holder, advisor, investor or otherwise)

(b) To the extent applicable, each Note Party is in compliance in all material respects with (i) each of the foreign assets control regulations of the U.S. Treasury Department (31 CFR, Subtitle B, Chapter V), and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.

(c) No part of the proceeds of any Note will be used, directly or, to the knowledge of the Issuer, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to improperly obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any other applicable anti-bribery law.

(d) The representations and undertakings in this Section 3.19 shall only be given by Intermediate Holding and the Issuer and shall, except in respect of the U.S. Co-Issuer, only apply for the benefit of any Holder or the Administrative Agent to the extent that giving, complying with or receiving the benefit of (as applicable) such representations and undertakings does not result in any violation of Regulation (EU) No 2271/96 of the European Parliament and of the Council of 22 November 1996 protecting against the effects of the extraterritorial application of legislation adopted by a third country, and actions based on or resulting therefrom.

Section 3.20 Center of Main Interests and Establishments(a) . For purposes of the COMI Regulation, the center of main interest (as that term is used in Article 3(1) of the COMI Regulation) of each Note Party whose Original Jurisdiction is a member state of the European Union is situated in its Original Jurisdiction and it has no “establishment” (as that term is used in Article 2(10) of the COMI Regulation) in any other jurisdiction.

Section 3.21 Pensions(a) . Except in relation to any arrangement which provides only benefits on death which are wholly insured, no Parent Company nor any of its subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of a UK registered occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993).

Section 3.22 Luxembourg Regulatory Matters

(a) Solely to the extent any Lux Note Party is a party to this Agreement, the head office (administration centrale) and (for the purposes of the COMI Regulation) the center of main interests (centre des intérets principaux) of each Lux Note Party in Luxembourg is located at the place of its registered office (siège statutaire) in Luxembourg. No Lux Note Party carries out (a) any activity in the financial sector on a professional basis (as referred to in the Luxembourg law dated 5 April 1993 on the financial sector, as amended from time to time) or (b) any activity requiring the granting of a business license under the Luxembourg law dated 2 September 2011 governing the access to the professions of skilled craftsman, tradesman, manufacturer, as well as to certain liberal professions. Each Lux Note Party complies with all requirements of the Luxembourg law of 31 May 1999 on the domiciliation of companies, as amended, and all related regulations. No Lux Note Party has filed and, to the best of its knowledge, no Person has filed a request with any competent court seeking that a Lux Note Party be declared subject to bankruptcy (faillite), general settlement or composition with creditors (concordat préventif de faillite) controlled management (gestion controlee), reprieve from payment (sursis de paiement), judicial or voluntary liquidation (liquidation judiciaire ou volontaire), such other proceedings listed at Article 13, items 2 to 12, and Article 14 of the Luxembourg Act dated December 19, 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time), (and which include foreign court decision as to faillite, concordat or analogous procedures according to the COMI Regulation). The Lux Note Parties are not, and will not, as a result of their entry into the Notes Documents or the performance of its obligations thereunder, be in a state of cessation of payments (cessation des paiements), or be deemed to be in such state, and have not lost, and will not, as a result of their entry into the Notes Documents or the performance of their obligations thereunder, lose their creditworthiness (ébranlement de crédit), or be deemed to have lost such creditworthiness and are not aware, or may be not reasonably be aware, of such circumstances. Each Lux Note Party is in compliance with any reporting requirements applicable to it pursuant to the to the Central Bank of Luxembourg regulation 2011/8 or Regulation (EU) N°648/2012 of the European Parliament and of the Council dated 4 July 2012 on OTC derivatives, central counterparties and trade repositories, except in each case referred to in (i)(b), (ii) and (v) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

ARTICLE 4

CONDITIONS

Section 4.01 Closing Date. The obligations of any Holder to make Notes shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Note Purchase Agreement and Notes Documents. The Administrative Agent (or its counsel) shall have received from each Note Party party thereto (i) a counterpart signed by each such Note Party (or written evidence satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such Issuer has signed a counterpart) of (A) this Agreement, (B) the Note Guaranty and (C) any Promissory Note requested by a Holder at least three Business Days prior to the Closing Date and (ii) a Borrowing Request as required by Section 2.03.

(b) Legal Opinions. The Administrative Agent shall have received a customary written opinion of each of (i) Troutman Pepper Hamilton Sanders LLP, in its capacity as special counsel for Holdings, the Issuer and the Subsidiary Guarantors, (ii) McDermott, Will and Emery UK LLP in its capacity as English counsel for the Administrative Agent and the Holders and (iii) Maples and Calder (Ireland) LLP in its capacity as Irish counsel for the Administrative Agent and the Holders, in each case with respect to the Notes Documents described in clause (a) above, dated the Closing Date and addressed to the Administrative Agent and the Holders and in form and substance reasonably satisfactory to the Administrative Agent.

(c) Financial Statements. The Administrative Agent shall have received (i) an audited consolidated balance sheet for each of the three most recent fiscal years and related audited consolidated statements of income, stockholders’ equity and cash flows of Indivior PLC and its Subsidiaries, for the three most recently completed fiscal years, in each case ended at least 90 days before the Closing Date; (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Indivior PLC and its subsidiaries, for each subsequent fiscal quarter ended at least 45 days before the Closing Date (other than any fiscal fourth quarter) after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (i) hereof, in each case prepared in accordance with GAAP and (iii) detailed projected consolidated financial statements of Indivior PLC and its subsidiaries, prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period.

(d) [Reserved.]

(e) Closing Certificates; Certified Charters; Good Standing Certificates. The Administrative Agent shall have received (A) a certificate of Holdings and each Note Party, dated the Closing Date and executed by a secretary, director, assistant secretary or other senior officer (as the case may be) thereof, which shall (1) certify that attached thereto is a true and complete copy of the resolutions or written consents of its shareholders, board of directors (or if applicable, committee of the board of directors), board of managers, members and/or other governing body approving the terms of and authorizing the execution, delivery and performance of the Notes Documents to which it is a party and, in the case of the Issuer, the borrowings and other note issuances hereunder, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect, (2) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of Holdings or such Note Party authorized to sign the Notes Documents to which it is a party on the Closing Date and which it is required to execute pursuant to Section 5.16, (3) certify (x) that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association or constitution or other equivalent thereof) of Holdings or such Note Party certified by the relevant authority of the jurisdiction of organization of Holdings or such Note Party and a true and correct copy of its by-laws or operating, management, partnership or similar agreement and (y) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date) and (4) in the case of an English Note Party, confirm that the borrowing or guaranteeing or securing the borrowings and other note issuances contemplated by the Notes Documents would not cause any borrowing, guarantee, security or similar limit binding on such English Note Party to be exceeded, (B) a good standing (or equivalent) certificate as of a recent date for Holdings or such Note Party from its jurisdiction of organization (to the extent such concept, or an equivalent concept, exists in such jurisdiction) and (C) in the case of an Irish Note Party (1) a certificate regarding Section 82 and Section 239 of the Irish Companies Act and (2) certifying a copy of its register of members.

(f) Representations and Warranties. The representations and warranties set forth in Article III hereof or in the other Notes Documents shall be true and correct in all material respects on and as of the Closing Date; provided that in the case of any representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be.

(g) Fees. Prior to or substantially concurrently with the funding of the Initial Term Notes hereunder, the Administrative Agent shall have received (i) all fees required to be paid by the Issuer or any Affiliate thereof on the Closing Date pursuant to the Fee Letters and (ii) all expenses required to be paid by the Issuer for which invoices have been presented at least three Business Days prior to the Closing Date or such later date to which the Issuer may agree (including the reasonable fees and expenses of legal counsel), in each case on or before the Closing Date, which amounts may be offset against the proceeds of the Notes.

(h) No Default. On the Closing Date, no Event of Default is continuing or will result from the making of any Notes on such date.

(i) Solvency. The Administrative Agent shall have received a certificate dated as of the Closing Date in substantially the form of Exhibit M from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Issuer certifying as to the matters set forth therein (or, at the Issuer’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing in form and substance satisfactory to the Administrative Agent).

(j) Perfection Certificate. The Administrative Agent shall have received a duly completed Perfection Certificate dated the Closing Date and signed by the Issuer, together with all attachments contemplated thereby.

(k) Refinancing. The Administrative Agent shall have received evidence that the Refinancing shall have been consummated, or shall be consummated substantially simultaneously with the initial Borrowing of Initial Term Notes under this Agreement.

(l) USA PATRIOT Act. No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested by any Holder that is party hereto on the Closing Date in writing with respect to any Note Party at least ten days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(m) [Reserved].

(n) Officer’s Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer or director of the Issuer certifying as of the Closing Date to the matters set forth in Section 4.01(f) and (h).

(o) Absence of Other Indebtedness. On the Closing Date, after giving effect to the initial borrowings under the Term Note Commitments, none of the Issuer or any of its subsidiaries shall have any third party Indebtedness for borrowed money other than (i) the Obligations, (ii) ordinary course capital leases, purchase money indebtedness, equipment financings and surety bonds and (iii) other indebtedness permitted by Section 6.01.

(p) Extensions of Credit Lawful. As at the date on which the initial borrowings under the Term Note Commitments are made, it is not unlawful in any applicable jurisdiction for a Holder to perform any of its obligations as contemplated herein or to fund or maintain its participation in any such advance.

(q) Dispositions. No Disposition of all or substantially all of the assets of Indivior PLC and its subsidiaries shall have occurred.

(r) [Reserved]

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Notes hereunder, the Administrative Agent and each Holder that has executed this Agreement (or an Assignment and Assumption on the Closing Date) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Holder, as the case may be.

Section 4.02 Each Note Issuance. After the Closing Date, the obligation of each Note Holder to make a Note Issuance (which, for the avoidance of doubt, shall not include any Incremental Notes advanced in connection with a Limited Condition Acquisition to the extent not otherwise required by the Holders of such Incremental Notes) is subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(b) The representations and warranties of the Note Parties set forth in this Agreement and the other Notes Documents shall be true and correct in all material respects on and as of the date of any such Note Issuance with the same effect as though such representations and warranties had been made on and as of the date of such Note Issuance; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period.

(c) At the time of and immediately after giving effect to the applicable Note Issuance, no Event of Default or Default exists.

Each Note Issuance after the Closing Date shall be deemed to constitute a representation and warranty by the Issuer on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section 4.02.

ARTICLE 5

AFFIRMATIVE COVENANTS

From the Closing Date until the date that all the Variable Note Commitments and any Additional Note Commitments have expired or terminated and the principal of and interest on each Note and all fees, expenses and other amounts payable under any Notes Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash (such date, the “Termination Date”), each of Holdings and each Issuer hereby covenants and agrees with the Administrative Agent and the Holders that:

Section 5.01 Financial Statements and Other Reports. The Issuer will deliver to the Administrative Agent for delivery to each Holder:

(a) Quarterly Financial Statements. Within 45 days (or 60 days in the case of the first Fiscal Quarter ending after the Closing Date) after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending September 30, 2024, the consolidated balance sheet of Indivior PLC as at the end of such Fiscal Quarter and the related consolidated statements of income , stockholders’ equity, and cash flows of Indivior PLC for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Responsible Officer Certification with respect thereto and a Narrative Report with respect thereto;

(b) Annual Financial Statements. Within 90 days after the end of each Fiscal Year ending thereafter, (i) the consolidated balance sheet of Indivior PLC as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Indivior PLC for such Fiscal Year and setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and (ii) with respect to such consolidated financial statements, (A) a report thereon of an independent certified public accountant of recognized national standing (which report shall be unqualified as to “going concern” and scope of audit (except for any such qualification pertaining to the (x) maturity of any Notes occurring within 12 months of the relevant audit or any (y) anticipated or prospective breach of the financial covenants under this Agreement), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Indivior PLC as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP and (B) a Narrative Report with respect to such Fiscal Year;

(c) Compliance Certificate. Together with each delivery of financial statements of Indivior PLC pursuant to Sections 5.01(a) and 5.01(b), (i) a duly executed and completed Compliance Certificate (A) certifying that no Default or Event of Default exists (or if a Default or Event of Default exists, describing in reasonable detail such Default or Event of Default and the steps being taken to cure, remedy or waive the same), (B) in the case of financial statements delivered pursuant to Section 5.01(b), setting forth reasonably detailed calculations of (x) Excess Cash Flow of Holdings and its Restricted Subsidiaries for each Fiscal Year beginning with the financial statements for the Fiscal Year ending December 31, 2025, (y) Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds received during the applicable period by or on behalf of the Issuer or any of the Restricted Subsidiaries subject to prepayment pursuant to Section 2.11(b), and the portion of such Net Proceeds that have been invested or are intended to be reinvested in accordance with Section 2.11(b)(ii) and (z) in the case of financial statements delivered pursuant to Sections 5.01(a) and 5.01(b), setting forth reasonably detailed calculations of Consolidated Total Assets, the Available Amount and the Available Excluded Contribution Amount as of the last day of the Fiscal Quarter or Fiscal Year, as the case may be, covered by such financial statements or stating that there has been no change to such amounts since the date of delivery of the last Compliance Certificate and (C) setting forth in reasonable detail calculations necessary for determining compliance with Section 6.14 and (ii) (A) a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying each subsidiary of the Issuer as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirming that there is no change in such information since the later of the Closing Date and the date of the last such list;

(d) Notice of Change in Beneficial Ownership Information. Promptly upon any Responsible Officer of the Issuer obtaining knowledge of any change in the information provided in any Beneficial Ownership Certification (if applicable) that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

(e) Notice of Default. Promptly upon any Responsible Officer of the Issuer obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a reasonably-detailed notice specifying the nature and period of existence of such condition, event or change and what action the Issuer have taken, are taking and propose to take with respect thereto;

(f) Notice of Litigation. Promptly upon any Responsible Officer of the Issuer obtaining knowledge of (i) the institution of, or threat (in writing) of, any Adverse Proceeding not previously disclosed in writing by the Issuer to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either of clause (i) or (ii), could reasonably be expected to have a Material Adverse Effect, written notice thereof from such Issuer (which shall be deemed to have been delivered to the extent such matters are described in the Disclosure Documents);

(g) ERISA. Promptly upon any Responsible Officer of the Issuer becoming aware of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(h) Financial Plan. As soon as available and in any event no later than 90 days after the beginning of each Fiscal Year, commencing in respect of the Fiscal Year ending December 31, 2025, a consolidated plan and financial forecast for each Fiscal Quarter of such Fiscal Year, including a forecasted consolidated statement of Indivior PLC’s financial position and forecasted consolidated statements of income and cash flows of Indivior PLC for such Fiscal Year, prepared in reasonable detail setting forth, with appropriate discussion, the principal assumptions on which such financial plan is based in a manner consistent with the level of detail provided in the Projections;

(i) Information Regarding Collateral. Prompt (and in any event, within 30 days of the relevant change) written notice of any change (i) in any Note Party’s legal name, (ii) in any Note Party’s type of organization, (iii) in any Note Party’s jurisdiction of organization or (iv) in any Note Party’s organizational identification number, in each case to the extent such information is necessary to enable the Administrative Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Note Party, together with a certified copy of the applicable Organizational Document reflecting the relevant change;

(j) Annual Collateral Verification. Together with the delivery of each Compliance Certificate provided with the financial statements required to be delivered pursuant to Section 5.01(b), a Perfection Certificate Supplement;

(k) Certain Reports. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Notes Document, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Indivior PLC or its applicable Parent Company to its security holders acting in such capacity and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Indivior PLC or its applicable Parent Company with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities; and

(l) Other Information. Such other certificates, reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time in connection with the financial condition or business of Holdings, the Issuer and their Restricted Subsidiaries or that for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act, the Beneficial Ownership Regulation (if applicable) or other applicable anti-money laundering laws.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Indivior PLC or the Issuer (or a representative thereof) (x) posts such documents or (y) provides a link thereto on the website of Indivior PLC on the Internet at the website address listed on Schedule 9.01; provided that, other than with respect to items required to be delivered pursuant to Section 5.01(k), the Issuer shall promptly notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents on the website of Indivior PLC (or its applicable subsidiary or any applicable Parent Company) and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by the Issuer to the Administrative Agent for posting on behalf of the Issuer on Intralinks, SyndTrak or another relevant website, if any, to which each Holder and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which executed certificates or other documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); or (iv) in respect of the items required to be delivered pursuant to Section 5.01(k) in respect of information filed by Indivior PLC or any applicable Parent Company with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (including, without limitation, the Financial Conduct Authority), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (h) of this Section 5.01 may be satisfied with respect to any financial statements of Indivior PLC by furnishing (A) the applicable financial statements of any Parent Company of Indivior PLC or (B) Indivior PLC’s (or any other Parent Company’s), as applicable, Form 20-F, 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), (i) to the extent such financial statements relate to any Parent Company, such financial statements shall be accompanied by consolidating information that summarizes in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Issuer and their subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Issuer as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(b), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b).

Each Issuer hereby acknowledges that (a) the Administrative Agent and/or the Administrative Agent will make available to the Holders materials and/or information provided by or on behalf of Indivior PLC and/or the Issuer hereunder (collectively, “Issuer Materials”) by posting Issuer Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Holders (each, a “Public Holder”) may have personnel who do not wish to receive material non-public information with respect to Indivior PLC, the Issuer or their respective subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Issuer hereby agrees that (w) all Issuer Materials that are to be made available to Public Holders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Issuer Materials “PUBLIC,” each Issuer shall be deemed to have authorized the Administrative Agent, the Administrative Agent and the Holders to treat such Issuer Materials as not containing any material non-public information with respect to Indivior PLC, each Issuer or their respective securities for purposes of U.S. Federal, state and foreign securities laws (provided, however, that to the extent such Issuer Materials constitute Information, they shall be treated as set forth in Section 9.13); (y) all Issuer Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Administrative Agent shall be entitled to treat the Issuer Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

Section 5.02 Existence. Except as otherwise permitted under Section 6.07, each Issuer will, and each Issuer will cause each of Holdings and their Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of Holdings and the Issuer, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that neither Holdings, nor the Issuer nor any of the Issuer’ Restricted Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of Holdings and the Issuer), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Holders.

Section 5.03 Payment of Taxes. Each Issuer will, and each Issuer will cause each of their Restricted Subsidiaries to, pay all of its Tax liabilities; provided that no such Tax liability need be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor, or (b) failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect.

Section 5.04 Maintenance of Properties. Each Issuer will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of the Issuer and their Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.05 Insurance. Except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Issuer will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Issuer and their Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each Issuer will also maintain, or cause to be maintained, flood insurance coverage with respect to each Flood Hazard Property, in each case in compliance with the Flood Insurance Laws (where applicable). Each of the foregoing policies of insurance shall (i) name the Administrative Agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties as the loss payee thereunder and, to the extent available, provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder).

Section 5.06 Inspections. Each Issuer will, and will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by the Administrative Agent to visit and inspect any of the properties of such Issuer and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (provided that such Issuer (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at reasonable times during normal business hours; provided that, excluding such visits and inspections during the continuation of an Event of Default, (x) only the Administrative Agent on behalf of the Holders may exercise the rights of the Administrative Agent and the Holders under this Section 5.06, (y) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (z) only one such time per calendar year shall be at the expense of the Issuer; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Issuer at any time during normal business hours and upon reasonable advance notice; provided further that, notwithstanding anything to the contrary herein, neither the Issuer nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Issuer or its subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Holder (or any of their respective representatives or contractors) is prohibited by applicable law or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 5.07 Maintenance of Book and Records. Each Issuer will, and will cause each of its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Issuer and their Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08 Compliance with Laws. Each Issuer will, and will cause Holdings and each of their Restricted Subsidiaries to, comply with the requirements of (i) OFAC and the FCPA and (ii) all applicable laws, rules, regulations and orders of any Governmental Authority (including ERISA, all Environmental Laws and the USA PATRIOT Act), except, in the case of clause (ii), to the extent the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.09 Environmental.

(a) Environmental Disclosure. Each Issuer will deliver to the Administrative Agent:

(i) as soon as practicable following receipt thereof, copies of all non-privileged environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of such Issuer or any of its Restricted Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at the applicable Issuer’s real property or with respect to any Environmental Claims that, in each case might reasonably be expected to have a Material Adverse Effect;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported by such Issuer or any of its Restricted Subsidiaries to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws that could reasonably be expected to have a Material Adverse Effect, (B) any remedial action taken by such Issuer or any of its Restricted Subsidiaries or any other Person of which such Issuer or any of its Restricted Subsidiaries has knowledge in response to (1) any Hazardous Materials Activity the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or (2) any Environmental Claim that, individually or in the aggregate, has a reasonable possibility of resulting in a Material Adverse Effect and (C) discovery by such Issuer of any occurrence or condition on any real property adjoining or in the vicinity of any Real Estate Facility that reasonably could be expected to have a Material Adverse Effect;

(iii) as soon as practicable following the sending or receipt thereof by such Issuer or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claim that, individually or in the aggregate, has a reasonable possibility of giving rise to a Material Adverse Effect, (B) any Release required to be reported by such Issuer or any of its Restricted Subsidiaries to any federal, state or local governmental or regulatory agency that reasonably could be expected to have a Material Adverse Effect, and (C) any request made to such Issuer or any of its Restricted Subsidiaries for information from any governmental agency that suggests such agency is investigating whether such Issuer or any of its Restricted Subsidiaries may be potentially responsible for any Hazardous Materials Activity which is reasonably expected to have a Material Adverse Effect;

(iv) prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by such Issuer or any of its Restricted Subsidiaries that could reasonably be expected to expose such Issuer or any of its Restricted Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) any proposed action to be taken by such Issuer or any of its Restricted Subsidiaries to modify current operations in a manner that could subject such Issuer or any of its Restricted Subsidiaries to any additional obligations or requirements under any Environmental Law that are reasonably likely to have a Material Adverse Effect; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a).

(b) Hazardous Materials Activities, Etc. Each Issuer will, and will cause each of its Restricted Subsidiaries to promptly take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Issuer or its Restricted Subsidiaries, and address with appropriate corrective or remedial action any Release or threatened Release of Hazardous Materials at or from any Real Estate Facility, in each case, that could reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against such Issuer or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Designation of Subsidiaries. The Issuer may at any time after the Closing Date designate any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default exists (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), (ii) the Issuer shall be in compliance with Section 6.14 calculated on a Pro Forma Basis after giving effect to such designation (and determined as of the most recently ended Test Period at or prior to such time), (iii) no Subsidiary previously designated as an Unrestricted Subsidiary may be re-designated as an Unrestricted Subsidiary, (iv) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary of the Issuer or hold any Indebtedness of or any Lien on any property of the Issuer or its Restricted Subsidiaries, (v) no subsidiary may be designated as an Unrestricted Subsidiary hereunder if it is a Restricted Subsidiary that Guarantees (or is otherwise treated as a “restricted subsidiary” with respect to) any Incremental Facilities, Incremental Equivalent Debt or Indebtedness permitted under Section 6.01(q), 6.01(w) or 6.01(p) (to the extent relating to Indebtedness initially incurred or pursuant to any of the foregoing, and any subsequent permitted refinancing (or successive permitted refinancing) thereof), in each case above the Threshold Amount and (vi) no Note Party nor any of their Restricted Subsidiaries shall transfer, or grant any exclusive license in respect of, any Material Assets to any Unrestricted Subsidiary (with any such attempted transfer void ab initio). The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Issuer therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Issuer’s equity interest therein as reasonably estimated by the Issuer (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.06(x)) and the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence or making, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable; provided that upon a designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the applicable Issuer’s “Investment” in such Restricted Subsidiary at the time of such re-designation, less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary (or, if lower, the actual purchase price or consideration paid for such net assets) directly attributable to such Issuer’s equity therein at the time of such re-designation.

Section 5.11 Use of Proceeds. The Issuer shall use the proceeds of the initial Borrowing on the Closing Date to fund the Refinancing and the Transaction Costs, and use the proceeds of any Borrowing on or after the Closing Date, for any purpose not otherwise prohibited under this Agreement, including for general corporate purposes, working capital needs, the repayment of Indebtedness, the making of Restricted Payments and the making of Investments. No part of the proceeds of any Note will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation T, U or X.

Section 5.12 Covenant to Guarantee Obligations and Give Security.

(a) Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary, (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, (iii) any Restricted Subsidiary ceasing to be an Immaterial Subsidiary or (iv) any Restricted Subsidiary that is an Immaterial Subsidiary ceasing to be an Excluded Subsidiary, (x) if the event giving rise to the obligation under this Section 5.12(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) for the Fiscal Quarter in which the relevant formation, acquisition, designation or cessation occurred or (y) if the event giving rise to the obligation under this Section 5.12(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 60 days after the end of such Fiscal Quarter (or, in the cases of clauses (x) and (y), such longer period as the Administrative Agent may reasonably agree); the Issuer shall (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary), and each Note Party that is a holder of Capital Stock and/or Material Debt Instruments issued by such Restricted Subsidiary, in each case to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent, cause the relevant Restricted Subsidiary to deliver to the Administrative Agent a signed copy of a customary opinion of counsel for such Restricted Subsidiary, addressed to the Administrative Agent and the other relevant Secured Parties.

(b) Within 90 days after (i) the Closing Date, with respect to the real property located at 8900 Capital Boulevard, Raleigh NC 27616, and (ii) the acquisition by any Note Party of any Material Real Estate Asset other than any Excluded Asset (or such longer period as the Administrative Agent may reasonably agree), the Issuer shall cause such Note Party to comply with the requirements set forth in clause (b) of the definition of “Collateral and Guarantee Requirement”, it being understood and agreed that, with respect to any Material Real Estate Asset owned by any Restricted Subsidiary at the time such Restricted Subsidiary is required to become a Note Party under Section 5.12(a), such Material Real Estate Asset shall be deemed to have been acquired by such Restricted Subsidiary on the first day of the time period within which such Restricted Subsidiary is required to become a Note Party under Section 5.12(a).

Notwithstanding anything to the contrary herein or in any other Notes Document, (i) the Administrative Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Note Guaranty by any Restricted Subsidiary (in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date) where it reasonably determines, in consultation with the Issuer, that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents, and each Holder hereby consents to any such extension of time, (ii) any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth in the Collateral Documents, (iii) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than control of pledged Capital Stock and/or Material Debt Instruments), (iv) no Note Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, and notices shall not be required to be sent to account debtors or other contractual third parties, except (x) in the case of any Note Party not incorporated or organized in the U.S. or the U.K., in accordance with the Agreed Guarantee and Security Principles and (y) in all other cases, after the occurrence and continuation of an Event of Default; (v) in no event will the Collateral include any Excluded Assets, (vi) no action shall be required to perfect any Lien with respect to Letter-of-Credit Rights to the extent that a security interest therein cannot be perfected by filing a Form UCC-1 (or similar) financing statement or by execution and delivery by any Note Party of a fixed and floating charge or similar instrument providing for the creation of a security interest in all or substantially all of the assets of such Note Party under the laws of any applicable jurisdiction and (vii) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other Tax or expenses relating to such Lien) is excessive in relation to the benefit to the Holders of the security afforded thereby as reasonably determined by the Issuer and the Administrative Agent.

Notwithstanding anything to the contrary herein or in any other Notes Document, with respect to any Person not incorporated or organized in the U.S. or the United Kingdom, the requirements of this Section 5.12 shall be subject to the Agreed Guarantee and Security Principles.

Section 5.13 Holders Calls.

At the reasonable request of the Required Holders, within fifteen (15) Business Days following such request, the Issuer shall hold a conference call each Fiscal Year with all Holders (except Affiliated Holders) who choose to attend such call during which the Issuer shall review the financial results of such Fiscal Year and such other financial or operational matters as the Required Holders may reasonably request in advance of such call; provided, that it is understood and agreed that such calls may include material non-public information with respect to Indivior PLC, the Issuer or their respective subsidiaries and any Public Holder shall cease to be a Public Holder to the extent it attends any such conference call.

Section 5.14 Center of Main Interests. Each Note Party whose Original Jurisdiction is a member state of the European Union as at the date it executes this Agreement or becomes a Note Party pursuant to Section 5.12 or Section 5.16, shall (a) take no action which would result in it changing its center of main interest (as that term is used in Article 3(1) of the COMI Regulation) from that of its Original Jurisdiction and (b) create no “establishment” (as that term is defined in Article 2(10) of the COMI Regulation in any other jurisdiction.

Section 5.15 Further Assurances. Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.12 (and in the case of any Note Party not incorporated or organized in the U.S. or the United Kingdom, subject to the Agreed Guarantee and Security Principles):

(a) The Issuer will, and will cause each other Note Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages and/or amendments thereto and other documents), that may be required under any applicable law or which the Administrative Agent may request to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Note Parties.

(b) The Issuer will, and will cause each other Note Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

Section 5.16 Certain Post-Closing Events. The Issuer will, and will cause each other Note Party to complete each of the actions described on Schedule 5.16 by no later than the date set forth in Schedule 5.16 with respect to such action or such later date as the Administrative Agent may reasonably agree. All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Notes Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.16 within the time periods required by this Section 5.16, rather than as elsewhere provided in the Notes Documents).

Section 5.17 Pensions.

(a) Except in relation to any arrangement which provides benefits on death which are wholly insured, the Reckitt Benckiser Pension Fund, the London International Group UK Pension Scheme, the Scholl Pension Plan, and the Seton Healthcare Group plc Pension and Life Assurance Scheme, the Issuer shall ensure that no Parent Company or subsidiary thereof is an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of any UK registered occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or, to the extent such connection or association has or may be likely to have a Material Adverse Effect, “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the Pensions Act 2004) such an employer.

(b) Each Issuer shall immediately notify the Administrative Agent of (i) any investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice and (ii) the issue of a Financial Support Direction or a Contribution Notice to it, to any Parent Company or any subsidiary thereof.

Section 5.18 Financial Assistance. Each Note Party will comply (and will ensure that each Parent Company and each subsidiary thereof complies) in all respects with sections 678 and 679 of the Companies Act 2006 and any equivalent legislation in other jurisdictions (including, in respect of any Note Party which is registered in Ireland, section 82 of the Companies Act 2014 of Ireland) including in relation to the execution of the Collateral Documents and payment of amounts due under this Agreement.

Section 5.19 Quoted Eurobond Listing.

From and after the earlier of (i) the Quoted Eurobond Listing Date and (ii) December 31, 2024, the Note Parties shall maintain the Quoted Eurobond Listing at all times during the term of this Agreement.

ARTICLE 6

NEGATIVE COVENANTS

From the Closing Date and until the Termination Date has occurred, each of Holdings and each Issuer (and, with respect to Section 6.15 only, Holdings only) covenants and agrees with the Holders that:

Section 6.01 Indebtedness. No Issuer shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) the Secured Obligations (including any Additional Term Notes and any Additional Variable Notes);

(b) Indebtedness of the Issuer to any Restricted Subsidiary and/or of any Restricted Subsidiary to the Issuer or any other Restricted Subsidiary; provided that in the case of any Indebtedness of any Restricted Subsidiary that is not a Note Party owing to a Note Party, such Indebtedness shall be permitted as an Investment by Section 6.06; provided further that any Indebtedness of any Note Party to any Restricted Subsidiary that is not a Note Party must be expressly subordinated to the Obligations of such Note Party on terms that are reasonably acceptable to the Administrative Agent (it being understood that the subordination provisions in the Global Intercompany Note are acceptable to the Administrative Agent);

(c) Indebtedness of the Issuer and/or any other Restricted Subsidiary in respect of letter of credit facilities and reimbursement obligations in respect thereof in an aggregate amount not to exceed $25,000,000 at any time outstanding;

(d) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any Disposition permitted hereunder, any acquisition permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Issuer or any such Restricted Subsidiary pursuant to any such agreement;

(e) Indebtedness of the Issuer and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(f) Indebtedness of the Issuer and/or any Restricted Subsidiary in respect of commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts, including Banking Services Obligations and dealer incentive, supplier finance or similar programs;

(g) (i) guaranties by the Issuer and/or any Restricted Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Issuer and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h) Guarantees by the Issuer and/or any Restricted Subsidiary of Indebtedness or other obligations of the Issuer, any Restricted Subsidiary and/or any joint venture with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that in the case of any Guarantee by any Note Party of the obligations of any non-Note Party, the related Investment is permitted under Section 6.06;

(i) Indebtedness of the Issuer and/or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Closing Date and described on Schedule 6.01;

(j) Indebtedness of Restricted Subsidiaries that are not Note Parties; provided that the aggregate outstanding principal amount of such Indebtedness, taken together with all Investments made under clause (b)(ii)(A) of the definition of Permitted Acquisitions shall not exceed the greater of (i) $145,000,000 and (ii) 40.0% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(k) Indebtedness of the Issuer and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business;

(l) Indebtedness of the Issuer and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums in the ordinary course of business, (ii) take-or-pay obligations contained in supply arrangements in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m) Indebtedness of the Issuer and/or any Restricted Subsidiary with respect to Capital Leases and purchase money Indebtedness incurred prior to or within 270 days of the acquisition, lease, completion of construction, repair of, replacement, improvement to or installation of assets acquired in connection with the incurrence of such Indebtedness in an aggregate outstanding principal amount not to exceed the greater of (i) $100,000,000 and (ii) 30.0% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(n) [Reserved];

(o) Indebtedness consisting of unsecured subordinated promissory notes in form and substance reasonably satisfactory to the Administrative Agent issued by the Issuer or any Restricted Subsidiary to any stockholder of any Parent Company or any current or former director, officer, employee, member of management, manager or consultant of any Parent Company, Issuer or any subsidiary (or their respective Immediate Family Members) and not guaranteed by any Subsidiary of Holdings to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.04(a);

(p) each Issuer and its Restricted Subsidiaries may become and remain liable for any Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (i), (j), (m), (q), (r), (u), (v), (w), (y) and (z) of this Section 6.01 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that (i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided that (1) any additional Indebtedness referenced in this clause (C) satisfies the other applicable requirements of this definition (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception under Section 6.01 pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 6.02 and constitutes a utilization of the relevant basket or exception), (ii) other than in the case of Refinancing Indebtedness with respect to clause (i), (m) or (u), (A) such Indebtedness has a final maturity on or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced, (iii) the terms of any Refinancing Indebtedness with an original principal amount in excess of the Threshold Amount (excluding pricing, fees, premiums, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms) and, with respect to Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) above, security), are not, taken as a whole (as reasonably determined by the Issuer), more favorable to the Holders providing such Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than any covenants or any other provisions applicable only to periods after the Latest Maturity Date as of such date or any covenants or provisions which are then-current market terms for the applicable type of Indebtedness), (iv) in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clauses (j), (m), (u) and (y) of this Section 6.01, the incurrence thereof shall be without duplication of any amounts outstanding in reliance on the relevant clause (and such Refinancing Indebtedness shall be deemed to be outstanding under such clause for purposes of determining compliance therewith), (v) except in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01 (it being understood that Holdings may not be the primary obligor of the applicable Refinancing Indebtedness if Holdings was not the primary obligor on the relevant refinanced Indebtedness), (A) such Indebtedness is secured only by Permitted Liens securing the Indebtedness being refinanced, refunded or replaced at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), (B) such Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to Section 6.01 and (C) if the Indebtedness being refinanced, refunded or replaced was originally contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens on the Collateral securing the Secured Obligations), such Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness are subordinated to the Liens on the Collateral securing the Secured Obligations) on terms not materially less favorable (as reasonably determined by the Issuer), taken as a whole, to the Holders than those applicable to the Indebtedness (or Liens, as applicable) being refinanced, refunded or replaced, taken as a whole, (vi) except in the case of Refinancing Indebtedness with respect to clause (a) of this Section 6.01, as of the date of the incurrence of such Indebtedness and after giving effect thereto, no Event of Default exists, (vii) in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01, (A) such Indebtedness shall rank pari passu or junior in right of payment and shall be secured by all or portion of the Collateral on a pari passu or junior basis with respect to the remaining Obligations hereunder, or shall be unsecured; provided that any such Indebtedness that ranks pari passu or junior with respect to the Collateral shall be subject to a Permitted Pari Passu Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable, (B) if the Indebtedness being refinanced, refunded or replaced is secured, it is not secured by any assets other than the Collateral (but need not be secured by all such assets), (C) if the Indebtedness being refinanced, refunded or replaced is guaranteed, it shall not be guaranteed by any Person other than a Note Party (but need not be guaranteed by all such Persons), (D) such Indebtedness is incurred under (and pursuant to) documentation other than this Agreement, (E) any such Indebtedness that ranks pari passu with the Initial Term Notes hereunder in right of payment and secured by all or a portion of the Collateral on a pari passu basis with respect to the Secured Obligations hereunder that are secured on a first lien basis may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory prepayment in respect of the Initial Term Notes (and any Additional Term Notes then subject to ratable repayment requirements), in each case as the applicable Issuer and the relevant Holder may agree and (F) the Indebtedness being refinanced, refunded or replaced shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith, shall be paid, in each case substantially concurrently with the issuance of such Refinancing Indebtedness and (viii) no Issuer nor any of its Restricted Subsidiaries may refinance any Indebtedness incurred by an Unrestricted Subsidiary pursuant to this clause;

(q) Indebtedness of any Person that becomes a Restricted Subsidiary for Indebtedness assumed in connection with an acquisition permitted hereunder after the Closing Date in an aggregate amount not to exceed the greater of (i) $85,000,000 and (ii) 25.0% of Consolidated Adjusted EBITDA for the Test Period then most recently ended;

(r) so long as no Material Event of Default has occurred and is continuing, without duplication of clause (v) below, unsecured Indebtedness of the Issuer and/or Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 100% of the amount of Net Proceeds received by the Issuer (an “Excluded Debt Contribution”) from (i) the issuance or sale of Qualified Capital Stock or (ii) any cash contribution to its common equity with the Net Proceeds from the issuance and sale by any Parent Company of its Qualified Capital Stock or a contribution to the common equity of any Parent Company, in each case, (A) other than any Net Proceeds received from the sale of Capital Stock to, or contributions from, the Issuer or any of its Restricted Subsidiaries and (B) to the extent the relevant Net Proceeds have not otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder; provided, however, that such unsecured Indebtedness shall be incurred within 180 days after such issuance or cash contribution described in clauses (i) and (ii) above;

(s) Indebtedness of the Issuer and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(t) Indebtedness in connection with Permitted Securitization Financings in an aggregate principal amount not to exceed the greater of (i) $85,000,000 and (ii) 25.0% of Consolidated Adjusted EBITDA for the Test Period then most recently ended, in either case, at any one time outstanding;

(u) so long as no Material Event of Default has occurred and is continuing, Indebtedness of any Note Party in an aggregate outstanding principal amount not to exceed the greater of (i) $100,000,000 and (ii) 30.0% of Consolidated Adjusted EBITDA for the Test Period then most recently ended;

(v) so long as no Material Event of Default has occurred and is continuing, unsecured Indebtedness in an amount not to exceed the portion of the Available Excluded Contribution Amount on such date that the Issuer elect to apply to this clause 6.01(v) to the extent such amount has not otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder; provided, however, that such unsecured Indebtedness shall be incurred within 180 days after receipt of the proceeds or contribution being designated as included with the Available Excluded Contribution Amount;

(w) [reserved];

(x) Indebtedness consisting of Replacement Term Notes or any Replacement Variable Note, in each case to the extent permitted under Section 9.02(c);

(y) Indebtedness of the Issuer and/or any Restricted Subsidiary incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.08;

(z) so long as no Material Event of Default has occurred and is continuing, secured or unsecured notes and/or loans (and/or commitments in respect thereof) issued or incurred by the Issuer in lieu of Incremental Notes (such notes or loans, “Incremental Equivalent Debt”); provided that (i) the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Equivalent Debt, together with the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Notes and Incremental Commitments provided pursuant to Section 2.22, shall not exceed the Incremental Cap, (ii) any Incremental Equivalent Debt shall be subject to clauses (vi), (vii), (ix) and (x) (except, in the case of clause (x), as otherwise agreed by the Persons providing such Incremental Equivalent Debt) and (xvi)(A) of the proviso to Section 2.22(a), (iii) any Incremental Equivalent Debt that is secured shall be secured only by all or a portion of the Collateral and on a pari passu or junior basis with all or a portion of the Collateral securing the Secured Obligations (but need not be secured by all such assets), (iv) any Incremental Equivalent Debt that rank pari passu with the Initial Term Notes in right of payment and with respect to security shall be subject to the “MFN” provision in Section 2.22(a)(v) (the terms of which are incorporated into this clause (z), mutatis mutandis), (v) any Incremental Equivalent Debt that ranks pari passu in right of security with the Secured Obligations shall be subject to a Permitted Pari Passu Intercreditor Agreement; (vi) any Incremental Equivalent Debt that is secured by a lien that ranks junior in right of security to the Secured Obligations shall be subject to a Permitted Junior Intercreditor Agreement, (vii) any Incremental Equivalent Debt that is subordinated in right of payment shall be subject to subordination arrangements reasonably satisfactory to the Administrative Agent; (viii) no Incremental Equivalent Debt may be guaranteed by any Person that is not a Note Party (but need not be guaranteed by all such Persons); (ix) except as otherwise required or permitted in clauses (i) through (viii) above, all other terms of any Incremental Equivalent Debt, if not the same as the terms of the Initial Term Notes, shall be reasonably satisfactory to the Issuer and the Administrative Agent (it being understood that any terms which are not consistent with the terms of the Initial Term Notes and are applicable only after the then-existing Latest Term Note Maturity Date are deemed to be reasonably acceptable to the Administrative Agent);

(aa) Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Issuer and/or any Restricted Subsidiary in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(bb) Indebtedness of the Issuer and/or any Restricted Subsidiary representing (i) deferred compensation to directors, officers, employees, members of management, managers, and consultants of any Parent Company, the Issuer and/or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(cc) [reserved];

(dd) [reserved];

(ee) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Issuer and/or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i);

(ff) to the extent constituting Indebtedness and without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Issuer and/or any Restricted Subsidiary hereunder; and

(gg) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business.

Notwithstanding anything contained herein to the contrary, no Note Party shall be permitted to create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to any Indebtedness that is, from or of, either (a) a Non-Note Party or (b) an Unrestricted Subsidiary (such creation, incurrence, assumption or guaranty being referred to as “Non-Note Party Indebtedness of Note Parties”), in each case, to the extent that the structuring of any claims with respect to any Indebtedness created, assumed, incurred or guaranteed by such Note Parties, together with any Non-Note Party Indebtedness of Note Parties, could reasonably be expected to result in two or more bankruptcy claims against the same Note Party or a double claim for direct and indirect obligations against the same Note Party, arising from one transaction or series of transactions relating to the same underlying Non-Note Party Indebtedness of Note Parties.

Notwithstanding anything to the contrary set forth herein, this Section 6.01 is subject to the provisions set forth in Section 1.03(b).

Section 6.02 Liens. No Issuer shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Liens securing the Secured Obligations created pursuant to the Notes Documents;

(b) Liens for Taxes which are (i) for amounts not yet overdue for more than 30 days or (ii) being contested in accordance with Section 5.03(a);

(c) statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days or (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as adequate reserves or other appropriate provisions required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Issuer and their subsidiaries or (y) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Issuer and/or their Restricted Subsidiaries, taken as a whole, or the use of the affected property for its intended purpose;

(f) Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g) Liens solely on any Cash earnest money deposits made by the Issuer and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon;

(k) Liens securing Indebtedness permitted pursuant to Section 6.01(p) (solely with respect to the permitted refinancing of Indebtedness permitted pursuant to Sections 6.01(a), (i), (j), (m), (q), (u), (v), (w) and (z), in each case, so long as such Indebtedness is secured by Liens permitted under this Section 6.02 (other than this clause (k)); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced, (ii) if the Indebtedness being refinanced was subject to intercreditor arrangements, then any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Indebtedness that is refinanced or the intercreditor arrangements governing the relevant refinancing Indebtedness shall be otherwise reasonably acceptable to the Administrative Agent and (iii) any such Liens shall count towards any basket pursuant to which the applicable refinanced Lien was justified when originally incurred;

(l) Liens described on Schedule 6.02 and any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.08;

(n) Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(o) Liens securing Indebtedness incurred pursuant to Section 6.01(q); provided that, with respect to any such Liens on all or any portion of the Collateral, such Liens shall rank pari passu with, or junior to, the Liens securing the Secured Obligations pursuant to a Permitted Pari Passu Intercreditor Agreement or Permitted Junior Intercreditor Agreement, as applicable; provided, further, that with respect to Liens securing Indebtedness of Persons that become, or Indebtedness assumed by, a Restricted Subsidiary, no such Lien (x) extends to or covers any other assets (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) or (y) was created in contemplation of the applicable acquisition of assets or Capital Stock;

(p) Liens (i) that are contractual rights of set-off or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Issuer and/or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and/or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Issuer and/or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business and (ii) encumbering reasonable customary initial deposits and margin deposits;

(q) Liens on assets and Capital Stock of Restricted Subsidiaries that are not Note Parties (other than Capital Stock owned directly by any Note Party) securing Indebtedness of Restricted Subsidiaries that are not Note Parties permitted pursuant to Section 6.01;

(r) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Issuer and/or its Restricted Subsidiaries;

(s) Liens disclosed in any Mortgage Policy delivered pursuant to Section 5.12(b) with respect to any Material Real Estate Asset and any replacement, extension or renewal of any such Lien; provided that (i) no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof) and (ii) such Liens do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Issuer and/or its Restricted Subsidiaries, taken as a whole, or the use of the affected property for its intended purpose;

(t) Liens securing Indebtedness incurred pursuant to Section 6.01(z), so long as the conditions described therein are satisfied;

(u) other Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $100,000,000 and (ii) 30.0% of Consolidated Adjusted EBITDA for the Test Period then most recently ended;

(v) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h);

(w) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Issuer and their Restricted Subsidiaries (other than any Immaterial Subsidiary) or (ii) secure any Indebtedness;

(x) Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(y) Liens securing obligations in respect letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Section 6.01(d), (e), (g)(iii), (aa) and (cc);

(z) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar law of any jurisdiction);

(aa) Liens (i) in favor of any Note Party and/or (ii) granted by any non-Note Party in favor of any Restricted Subsidiary that is not a Note Party, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01;

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd) Liens on cash collateral securing (i) obligations under Hedge Agreements in connection with any Derivative Transaction of the type described in Section 6.01(s) and/or (ii) obligations of the type described in Section 6.01(f), in each case, to the extent such obligations do not constitute Secured Obligations;

(ee) (i) Liens on Capital Stock of joint ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ff) Liens on cash or Cash Equivalents arising in connection with the permitted defeasance, discharge or redemption of Indebtedness;

(gg) Liens evidenced by the filing of UCC financing statements relating to factoring or similar arrangements entered into in the ordinary course of business;

(hh) Liens in respect of Permitted Securitization Financings that extend only to Securitization Assets;

(ii) Liens securing Indebtedness permitted pursuant to Section 6.01(c);

(jj) Liens securing Indebtedness incurred in reliance on Section 6.01(w) so long as the condition described in clause (A) or clause (B), as applicable, of Section 6.01(w) has been satisfied, in each case, provided that no Lien shall be permitted to be created over any Material Asset other than pursuant to a Collateral Document to secure the Secured Obligations or any Indebtedness incurred in accordance with Section 6.01(x) or (z).

Notwithstanding anything to the contrary set forth herein, this Section 6.02 is subject to the provisions set forth in Section 1.03(b).

Section 6.03 No Further Negative Pledges. No Issuer shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations (each, a “Negative Pledge”), except with respect to:

(a) specific property to be sold pursuant to any Disposition permitted by Section 6.07;

(b) restrictions contained in any agreement with respect to Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien, but only if such restrictions apply only to the Person or Persons obligated under such Indebtedness and its or their Restricted Subsidiaries or the property or assets securing such Indebtedness;

(c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses and other agreements entered into in the ordinary course of business (provided that such restrictions are limited to the relevant leases, subleases, licenses, sublicenses or other agreements and/or the property or assets secured by such Liens or the property or assets subject to such leases, subleases, licenses, sublicenses or other agreements, as the case may be);

(d) Permitted Liens and restrictions in the agreements relating thereto that limit the right of the Issuer or any of its Restricted Subsidiaries to Dispose of, or encumber the assets subject to such Liens;

(e) provisions limiting the Disposition or distribution of assets or property in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements (or the Persons the Capital Stock of which is the subject of such agreement);

(f) any encumbrance or restriction assumed in connection with an acquisition of the property or Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in connection with or in anticipation of such acquisition;

(g) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements, in each case, with respect to Restricted Subsidiaries that are not Wholly-Owned Subsidiaries of the Issuer, that restrict the transfer of the assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or any similar Person;

(h) restrictions on Cash or other deposits imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or other deposits exist;

(i) restrictions set forth in documents which exist on the Closing Date (other than, following the Closing Date, documents related to the Existing Credit Agreement);

(j) restrictions set forth in any Notes Document, any Hedge Agreement and/or any agreement relating to any Banking Services Obligation;

(k) restrictions contained in documents governing Indebtedness permitted hereunder of any Restricted Subsidiary that is not a Note Party; and

(l) other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Issuer, more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing, in each case, provided that no Negative Pledge shall be permitted to be created over any Material Asset other than pursuant to a Collateral Document to secure the Secured Obligations or pursuant to the terms of any Indebtedness incurred in accordance with Section 6.01(x) or (z).

Section 6.04 Restricted Payments; Certain Payments of Indebtedness.

(a) No Issuer shall pay or make, directly or indirectly, any Restricted Payment, except that:

(i) the Issuer may make Restricted Payments to the extent necessary to permit any Parent Company (and so long as such amounts are promptly applied by such Parent Company):

(A) to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to directors, officers, employees, members of management, managers and/or consultants of any Parent Company) and franchise fees and Taxes and similar fees, Taxes and expenses required to enable such Parent Company to maintain its organizational existence or qualification to do business, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers, members of management, managers, employees or consultants of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company and its subsidiaries (but excluding the portion of such amount that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Issuer and their subsidiaries)

(B) to make Permitted Tax Distributions;

(C) to pay audit and other accounting and reporting expenses of such Parent Company to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Issuer and/or their subsidiaries), the Issuer and their subsidiaries;

(D) for the payment of insurance premiums to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such premiums, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Issuer and/or its subsidiaries), the Issuer and its subsidiaries;

(E) pay (x) fees and expenses related to debt or equity offerings, investments or acquisitions permitted or not restricted by this Agreement (whether or not consummated) relating to the Issuer and its Restricted Subsidiaries and (y) Public Company Costs;

(F) to finance any Investment permitted under Section 6.06 (provided that (x) any Restricted Payment under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to the Issuer or one or more of its Restricted Subsidiaries, or (II) the merger, consolidation or amalgamation of the Person formed or acquired into the Issuer or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.06 as if undertaken as a direct Investment by such Issuer or the relevant Restricted Subsidiary);

(G) to pay customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants of any Parent Company (or any Immediate Family Member of any of the foregoing) to the extent such salary, bonuses and other benefits are attributable and reasonably allocated to the operations of the Issuer and/or their subsidiaries, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose; and

(H) to pay costs, expenses and fees associated with litigation or governmental proceedings, investigations or inquires, in each case to the extent such costs, expenses and fees are attributable and reasonably allocated to the operations of the Issuer and/or their subsidiaries, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

provided, that with respect to Restricted Payments under clauses (A), (B), (C), (D), (G) and (H) above, such Restricted Payments that are attributable to any Unrestricted Subsidiary shall be permitted only to the extent that either (x) such Unrestricted Subsidiary has made one or more cash distributions, advances or loans to the Issuer or any of its Restricted Subsidiaries for such purpose in an amount up to the amount of such Unrestricted Subsidiary’s proportionate share of such Restricted Payment or (y) the amount of any such Restricted Payment made by the Issuer on behalf of such Unrestricted Subsidiary is treated as an Investment subject to Section 6.06 hereof;

(ii) the Issuer may pay (or make Restricted Payments to allow any Parent Company to pay) for the repurchase, redemption, retirement or other acquisition or retirement for value of Capital Stock of any Parent Company or any subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, the Issuer or any subsidiary:

(A) in exchange for promissory notes issued pursuant to Section 6.01(o), so long as the aggregate amount of all Cash payments made in respect of such promissory notes, together with the aggregate amount of Restricted Payments made pursuant to sub-clause (D) of this clause (ii) below, does not exceed $20,000,000 in any Fiscal Year, which, if not used in any Fiscal Year, may be carried forward to the next subsequent Fiscal Year;

(B) with the proceeds of any sale or issuance of the Capital Stock of the Issuer or any Parent Company (to the extent such proceeds are contributed in respect of Qualified Capital Stock to the Issuer or any Restricted Subsidiary);

(C) with the net proceeds of any key-man life insurance policies; or

(D) with Cash and Cash Equivalents in an amount not to exceed, together with the aggregate amount of all cash payments made pursuant to sub-clause (A) of this clause (ii) in respect of promissory notes issued pursuant to Section 6.01(o), $20,000,000 in any Fiscal Year, which, if not used in any Fiscal Year, may be carried forward to the next subsequent Fiscal Year;

(iii) so long as no Event of Default then exists or would result therefrom, the Issuer may make additional Restricted Payments in an amount not to exceed (A) the portion, if any, of the Available Amount on such date that such Issuer elects to apply to this clause (iii)(A) plus (B) the portion, if any, of the Available Excluded Contribution Amount on such date that such Issuer elects to apply to this clause (iii)(B) to the extent such amount has not otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder; provided that, in the case of clause (A) above, the Total Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 1.00:1.00;

(iv) the Issuer may make Restricted Payments (i) to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company and (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management, managers or consultants of the Issuer, any Restricted Subsidiary or any Parent Company or any of their respective Immediate Family Members and/or (B) repurchases of Capital Stock in consideration of the payments described in sub-clause (A) above, including demand repurchases in connection with the exercise of stock options;

(v) the Issuer may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(vi) so long as no Event of Default exists or would result therefrom, the Issuer may pay (or make Restricted Payments to allow any Parent Company to pay) for the repurchase, redemption, retirement, dividends or other acquisition or retirement for value of Capital Stock of any Parent Company or any subsidiary in an amount not to exceed per annum the greater of (x) $30,000,000 in any Fiscal Year, which, if not used in any Fiscal Year, may be carried forward to the next subsequent Fiscal Year and (y) 6.0% of the market capitalization of Indivior PLC measured at the time of each such Restricted Payment;

(vii) the Issuer may make Restricted Payments to any other Issuer;

(viii) the Issuer may make Restricted Payments to (i) redeem, repurchase, retire or otherwise acquire any (A) Capital Stock (“Treasury Capital Stock”) of the Issuer and/or any Restricted Subsidiary or (B) Capital Stock of any Parent Company, in the case of each of subclauses (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Issuer and/or any Restricted Subsidiary) of, Qualified Capital Stock of the Issuer or any Parent Company to the extent any such proceeds are contributed to the capital of the Issuer and/or any Restricted Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Issuer or a Restricted Subsidiary) of any Refunding Capital Stock;

(ix) to the extent constituting a Restricted Payment, the Issuer may consummate any transaction permitted by Section 6.06 (other than Sections 6.06(j) and (t)) and Section 6.07 (other than Section 6.07(g));

(x) the Issuer may make other Restricted Payments in an aggregate amount not to exceed the greater of (i) $42,500,000 and (ii) 12.5% of Consolidated Adjusted EBITDA for the Test Period then most recently ended, so long as no Event of Default shall have occurred and be continuing or shall result therefrom;

(xi) the Issuer may pay any dividend or consummate any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend or redemption notice would have complied with the provisions hereof;

(xii) the Issuer may make Restricted Payments in an aggregate amount not to exceed $100,000,000 during the term of this Agreement to allow Indivior PLC to repurchase, redeem and/or retire Capital Stock of Indivior PLC from time to time, so long as no Event of Default shall have occurred and be continuing or shall result therefrom; and

(xiii) other Restricted Payments in an unlimited amount; provided that (i) no Event of Default then exists or would result therefrom and (ii) the Total Leverage Ratio would be at least 0.50:1.00 on a Pro Forma Basis.

For the avoidance of doubt, Holdings may make Restricted Payments with the proceeds of any Restricted Payment permitted hereunder.

Notwithstanding anything herein to the contrary, the only baskets available for Investments made in, or Dispositions or Restricted Payments to, Unrestricted Subsidiaries and their respective Subsidiaries and designations of Unrestricted Subsidiaries shall be Section 6.06(x) (it being understood, for the avoidance of doubt, that the amount of any such Investment shall be measured solely as of the date of any designation of such Unrestricted Subsidiary or any additional Investment therein, as applicable).

Notwithstanding anything to the contrary set forth herein, this Section 6.04(a) is subject to the provisions set forth in Section 1.03(b).

(b) Neither Holdings nor the Issuer shall, nor shall they permit any Restricted Subsidiary to, make any payment (whether in Cash, securities or other property) on or in respect of principal of or interest on (x) any Junior Lien Indebtedness or (y) any unsecured Indebtedness or Junior Indebtedness (such Indebtedness under clauses (x), (y) and (z), the “Restricted Debt”), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt prior to its scheduled maturity (collectively, “Restricted Debt Payments”), except:

(i) any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of any Restricted Debt made by exchange for, or out of the proceeds of, the substantially concurrent incurrence of Refinancing Indebtedness permitted by Section 6.01(p);

(ii) payments as part of an “applicable high yield discount obligation” catch-up payment;

(iii) payments of regularly scheduled interest as and when due in respect of any Restricted Debt, except for any payments with respect to any Subordinated Indebtedness that are prohibited by the subordination provisions thereof;

(iv) [Reserved];

(v) (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of the Issuer and/or any Restricted Subsidiary and/or any capital contribution in respect of Qualified Capital Stock of the Issuer or any Restricted Subsidiary, (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of the Issuer and/or any Restricted Subsidiary and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt to the extent that the incurrence of such additional Restricted Debt is permitted under Section 6.01; and

(vi) so long as no Event of Default exists or would result therefrom, Restricted Debt Payments in an aggregate amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Issuer elects to apply to this clause (vi)(A) plus (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Issuer elects to apply to this clause (vi)(B) to the extent such amount has not otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder; provided that, in the case of clause (A) above, the Total Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 1.00:1.00.

Section 6.05 Restrictions on Subsidiary Distributions. Except as provided herein or in any other Notes Document, any document with respect to any Incremental Equivalent Debt and/or in agreements with respect to refinancings, renewals or replacements of such Indebtedness that are permitted by Section 6.01, (so long as such refinancing, renewal or replacement does not expand the scope of such contractual obligation) no Issuer shall, nor shall it permit any of its Restricted Subsidiaries to, enter into or cause to exist any agreement restricting the ability of (i) any subsidiary of the Issuer to pay dividends or other distributions to the Issuer or any Note Party, (ii) any Restricted Subsidiary to make cash loans or advances to the Issuer or any Note Party or to repay or prepay any Notes or advances made by any such Person or (iii) transfer any of its property or assets to the Issuer or any other Note Party, except:

(a) in any agreement evidencing (i) Indebtedness of a Restricted Subsidiary that is not a Note Party permitted by Section 6.01, (ii) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Restricted Subsidiaries or the property or assets intended to secure such Indebtedness and (iii) Indebtedness permitted pursuant to clauses (m), (n), (p) (as it relates to Indebtedness in respect of clauses (m), (n), (r), (u), (v), (q), (w) and/or (z) of Section 6.01), (q), (r), (u), (v), (w) and/or (z) of Section 6.01; provided that, in the case of Indebtedness permitted pursuant to clauses (r), (u), (v) or (p) (as it relates to Indebtedness permitted pursuant to clauses (r), (u) or (v)) of Section 6.01, such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement or are market terms at the time of incurrence or issuance of such Indebtedness.

(b) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, subleases, licenses, sublicenses, joint venture agreements and similar agreements entered into in the ordinary course of business;

(c) that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement;

(d) assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or all or a portion of the property so acquired and was not created in connection with or in anticipation of such acquisition;

(e) in any agreement for any Disposition of any Restricted Subsidiary (or all or substantially all of the property and/or assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such Disposition;

(f) in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g) imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements, in each case, with respect to Restricted Subsidiaries that are not Wholly-Owned Subsidiaries of the Issuer;

(h) on Cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such Cash, other deposits or net worth or similar restrictions exist;

(i) set forth in documents which exist on the Closing Date and not created in contemplation thereof;

(j) those arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date if the relevant restrictions, taken as a whole, are not materially less favorable to the Holders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Issuer);

(k) those arising under or as a result of applicable law, rule, regulation or order or the terms of any governmental license, authorization, concession or permit;

(l) those arising in any Hedge Agreement and/or any agreement relating to any Banking Services Obligation;

(m) those contained in any Permitted Securitization Document with respect to any Special Purpose Securitization Subsidiary; and

(n) those imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (m) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Issuer, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.06 Investments. No Issuer shall, nor shall it permit any of its Restricted Subsidiaries to, make or own any Investment in any other Person except:

(a) Cash or Investments that were Cash Equivalents at the time made;

(b) (i) Investments existing on the Closing Date in any subsidiary, (ii) Investments made after the Closing Date among the Issuer and/or one or more Restricted Subsidiaries that are Note Parties, (iii) Investments made after the Closing Date by any Note Party in any Restricted Subsidiary that is not a Note Party in an aggregate outstanding amount not to exceed the greater of (A) $145,000,000 and (B) 40.0% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, (iv) Investments made by any Note Party and/or any Restricted Subsidiary that is not a Note Party in the form of any contribution or Disposition of the Capital Stock of any Person that is not a Note Party so long as such Investment is not made in an Unrestricted Subsidiary; provided that, prior to such contribution or Disposition or series of transactions resulting in such contribution or Disposition, such Capital Stock was not owned directly by a Note Party and (v) Investments made by any Restricted Subsidiary that is not a Note Party in any Note Party;

(c) Investments (i) constituting deposits, prepayments and/or other credits to suppliers and/or (ii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (ii), to the extent necessary to maintain the ordinary course of supplies to the Issuer or any Restricted Subsidiary;

(d) [Reserved];

(e) (i) Permitted Acquisitions and (ii) Investments in Restricted Subsidiaries that are not Note Parties in amounts required to permit such Restricted Subsidiaries to consummate Permitted Acquisitions, so long as the consideration for such Investments shall be included for the purpose of calculating any amount available for Permitted Acquisitions pursuant to clause (b) of the proviso to the definition of “Permitted Acquisition”;

(f) Investments (i) existing on, or contractually committed to or contemplated as of, the Closing Date and described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension thereof increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.06 (in which case, such increase shall be required to be justified under one or more other exceptions to this Section 6.06);

(g) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07;

(h) loans or advances to present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of any Parent Company, the Issuer and its subsidiaries to the extent permitted by Requirements of Law, in connection with such Person’s purchase of Capital Stock of any Parent Company, either (i) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding or (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed to the Issuer or a Restricted Subsidiary for the purchase of Qualified Capital Stock thereof;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j) Investments consisting of Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(ix)), Restricted Debt Payments permitted by Section 6.04(b) and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a) (if made in reliance on subclause (ii)(y) of the proviso thereto), Section 6.07(b) (if made in reliance on clause (ii) therein), Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g));

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(l) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m) loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Issuer and/or its subsidiaries)), the Issuer and/or any subsidiary in the ordinary course of business;

(n) Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Company or Capital Stock (other than Disqualified Capital Stock) of the Issuer or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control;

(o) (i) Investments of any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Issuer or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.06 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation (it being acknowledged and agreed that the “grandfathering” of Investments pursuant to this clause (o)(i) is not intended to limit the application of clause (b) of the definition of “Permitted Acquisition” to existing Investments in non-Note Parties acquired pursuant to a Permitted Acquisition) and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.06 (in which case, such increase shall be required to be justified under one or more other exceptions to this Section 6.06);

(p) Investments made in connection with the Transactions;

(q) Investments made after the Closing Date by the Issuer and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed:

(i) the greater of (x) $145,000,000 and (y) 40.0% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided, that Investments made pursuant to this clause (q)(i) may not be made in any Unrestricted Subsidiary, plus

(ii) in the event that (A) the Issuer or any of its Restricted Subsidiaries makes any Investment after the Closing Date in any Person that is not a Restricted Subsidiary otherwise permitted hereunder and (B) such Person subsequently becomes a Restricted Subsidiary, an amount equal to 100.0% of the fair market value of such Investment as of the date on which such Person becomes a Restricted Subsidiary, to the extent that such amount is not included in the calculation of the Available Amount;

(r) so long as no Event of Default then exists or would result therefrom, Investments made after the Closing Date by the Issuer and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed (i) the portion, if any, of the Available Amount on such date that such Issuer elects to apply to this clause (r)(i) plus (ii) the portion, if any, of the Available Excluded Contribution Amount on such date that such Issuer elects to apply to this clause (r)(ii) to the extent such amount has not otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder; provided that, in the case of clause (r)(i) above, the Total Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 2.00:1.00;

(s) (i) Guarantees of leases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Issuer and/or its Restricted Subsidiaries, in each case, in the ordinary course of business;

(t) Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.04(a); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(u) Investments made by any Restricted Subsidiary that is not a Note Party with the proceeds received by such Restricted Subsidiary from an Investment made by any Note Party in such Restricted Subsidiary pursuant to this Section 6.06 (other than Investments made pursuant to clause (ii) of Section 6.06(e) or Section 6.06(x));

(v) [reserved];

(w) Investments under any Derivative Transaction of the type permitted under Section 6.01(s);

(x) Investments made in connection with the creation, formation and/or acquisition of any joint venture or Unrestricted Subsidiary, or in any Restricted Subsidiary to enable such Restricted Subsidiary to create, form and/or acquire any joint venture or Unrestricted Subsidiary, in an aggregate outstanding amount not to exceed the greater of $72,500,000 and 20.0% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(y) Investments made in any joint venture existing on the Closing Date as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements in effect on the Closing Date (other than any modification, replacement, renewal or extension of such Investments so long as no such modification, renewal or extension thereof increases the amount of any such Investment except by the terms thereof or as otherwise permitted by this Section 6.06);

(z) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(aa) Investments in the Issuer, any subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb) Investments consisting of the licensing or contribution of IP Rights pursuant to joint marketing arrangements with other Persons in the ordinary of course of business;

(cc) Investments consisting of Securitization Assets or arising as a result of Permitted Securitization Financings; and

(dd) other Investments as long as (i) no Event of Default then exists or would result therefrom and (ii) the Total Leverage Ratio does not exceed, calculated on a Pro Forma Basis, would not exceed 1.50:1.00.

For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (with respect to any investment made other than in the form of cash or Cash Equivalents valued at the fair market value thereof (as reasonably determined by the Issuer in good faith) at the time of the making thereof), without adjustment for subsequent increases or decreases in the value of such Investment, less any amount repaid, returned, distributed or otherwise received in respect of any Investment.

Notwithstanding the foregoing, no Investment (w) of any Material Asset may be made by the Issuer or any Restricted Subsidiary to an Unrestricted Subsidiary, (x) shall be made in any Unrestricted Subsidiary except under Section 6.06(x) (it being understood, for the avoidance of doubt, that the amount of any such Investment shall be measured solely as of the date of any designation of such Unrestricted Subsidiary or any additional Investment therein, as applicable), (y) shall be made in any Non-Note Party except under the Non-Note Party Investment Baskets, and (z) other than with respect to any redesignation of an Unrestricted Subsidiary (which shall rebuild the baskets set forth above by up to the original amount of any such Investments in the applicable Unrestricted Subsidiary), there shall be no rebuilding of such baskets to the extent utilized for Investments in Unrestricted Subsidiaries or their respective Subsidiaries (including with proceeds received on account of any such transfer or returns on such Investments or otherwise) nor any reclassification of such Investments permitted in reliance on such baskets.

Notwithstanding anything to the contrary set forth herein, this Section 6.06 is subject to the provisions set forth in Section 1.03(b).

Section 6.07 Fundamental Changes; Disposition of Assets. No Issuer shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any Disposition, in a single transaction or in a series of related transactions, except:

(a) any Restricted Subsidiary may be merged, consolidated or amalgamated with or into the Issuer or any other Restricted Subsidiary; provided that (i) in the case of any such merger, consolidation or amalgamation with or into the Issuer, such Issuer shall be the continuing or surviving Person and (ii) in the case of any such merger, consolidation or amalgamation with or into any Subsidiary Guarantor, either (x) such Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the guarantee obligations of the Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (y) the relevant transaction shall be treated as an Investment and shall comply with Section 6.06;

(b) Dispositions (including of Capital Stock) among the Issuer and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition by any Note Party to any Person that is not a Note Party shall be (i) for fair market value (as reasonably determined by such Person) with at least 75% of the consideration for such Disposition consisting of Cash or Cash Equivalents at the time of such Disposition or (ii) treated as an Investment and otherwise made in compliance with Section 6.06 (other than in reliance on clause (j) thereof); provided, further, that any such Disposition by any Note Party (whether as a single transaction or any series of transactions) to any Non-Qualified Note Party of any intellectual property that, individually or in the aggregate, is material to the business of the Issuer and their Restricted Subsidiaries, taken as a whole, shall be treated as an Investment and otherwise made in compliance with Section 6.06 (other than in reliance on clauses (b)(ii) or (j) thereof);

(c) (i) the liquidation or dissolution of any Restricted Subsidiary if the Issuer determines in good faith that such liquidation or dissolution is in the best interests of the Issuer, is not materially disadvantageous to the Holders and the Issuer or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary; provided that in the case of any liquidation or dissolution of any Note Party that results in a distribution of assets to any Restricted Subsidiary that is not a Note Party, such distribution shall be treated as an Investment and shall comply with Section 6.06 (other than in reliance on clause (j) thereof); (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.06 (other than in reliance on clause (j) thereof); and (iii) any Restricted Subsidiary (other than the Issuer) may be converted into another form of entity, in each case, so long as such conversion does not adversely affect the value of the Note Guaranty or Collateral, if any;

(d) (x) Dispositions of inventory or equipment in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(e) Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Issuer, is (A) no longer useful in its business (or in the business of any Restricted Subsidiary of such Issuer) or (B) otherwise economically impracticable to maintain;

(f) Dispositions of Cash Equivalents or other assets that were Cash Equivalents when the relevant original Investment was made;

(g) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), Permitted Liens, Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix)) and Sale and Lease-Back Transactions permitted by Section 6.08;

(h) Dispositions for fair market value; provided that with respect to any such Disposition with a purchase price in excess of the greater of $10,000,000 at least 75% of the consideration for such Disposition shall consist of Cash or Cash Equivalents (provided that for purposes of the 75% Cash consideration requirement, (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Issuer or any Restricted Subsidiary) of the Issuer or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or in the notes thereto) that are assumed by the transferee of any such assets and for which the Issuer and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any Securities received by the Issuer or any Restricted Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of the greater of (i) $20,000,000 and (ii) 10.0% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in each case, shall be deemed to be Cash); provided, further, that (x) immediately prior to and after giving effect to such Disposition, as determined on the date on which the agreement governing such Disposition is executed, no Event of Default shall exist and (y) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii);

(i) to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(k) Dispositions of accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof and any factoring or similar arrangement) or in connection with the collection or compromise thereof (other than in connection with a Permitted Securitization Financing);

(l) Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), which (i) do not materially interfere with the business of the Issuer and their Restricted Subsidiaries or (ii) relate to closed facilities or the discontinuation of any product line;

(m) (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n) Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o) Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p) Dispositions in connection with the Transactions;

(q) Dispositions of non-core assets acquired in connection with any acquisition permitted hereunder and sales of Real Estate Assets acquired in any acquisition permitted hereunder which, within 90 days of the date of such acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Issuer or any of their Restricted Subsidiaries or any of their respective businesses; provided that (i) the Net Proceeds received in connection with any such Disposition shall be applied and/or reinvested as (and to the extent required) by Section 2.11(b)(ii) and (ii) no Event of Default exists on the date on which the definitive agreement governing the relevant Disposition is executed;

(r) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as any such exchange or swap is made for fair value (as reasonably determined by the Issuer) for like property or assets; provided that (i) upon the consummation of any such exchange or swap by any Note Party, to the extent the property received does not constitute an Excluded Asset, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the Real Estate Assets so exchanged or swapped and (ii) any Net Proceeds received as “cash boot” in connection with any such transaction shall be applied and/or reinvested as (and to the extent required) by Section 2.11(b)(ii);

(s) the purchase and Disposition (including by capital contribution) of Securitization Assets including pursuant to Permitted Securitization Financings;

(t) (i) licensing and cross-licensing arrangements involving any technology, intellectual property or IP Rights of the Issuer or any Restricted Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations or lapses of IP Rights, or issuances or registrations, or applications for issuances or registrations, of IP Rights, which, in the reasonable good faith determination of the Issuer, are not material to the conduct of the business of the Issuer or their Restricted Subsidiaries, or are no longer economical to maintain in light of its use;

(u) terminations or unwinds of Derivative Transactions;

(v) Dispositions of Capital Stock of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries so long as (i) no Default or Event of Default then exists or would result therefrom (ii) substantially all of the assets of such Unrestricted Subsidiary does not consist of Cash, Cash Equivalents and/or assets that were contributed and/or otherwise transferred to such Unrestricted Subsidiary by the Issuer or any Restricted Subsidiary in the form of one or more Investments and (iii) the fair market value of the Capital Stock in such Unrestricted Subsidiary does not exceed 10% of Consolidated Adjusted EBITDA as of the most recently ended Test Period;

(w) Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of any Parent Company, the Issuer and/or any Restricted Subsidiary;

(x) Dispositions made to comply with any order of any agency of the U.S. Federal government, any state, authority or other regulatory body or any applicable Requirement of Law;

(y) any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize any Domestic Subsidiary in another jurisdiction in the U.S.;

(z) other Dispositions not in excess of the greater of (1) (i) $8,500,000 and (ii) 2.0% of Consolidated Adjusted EBITDA for the Test Period then most recently ended for any individual Disposition made under this clause (z) and (2) (i) $17,000,000 and (ii) 5.0% of Consolidated Adjusted EBITDA for the Test Period then most recently ended in the aggregate for all Dispositions made under this clause (z);

(aa) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(bb) [Reserved]; and

(cc) Dispositions contemplated on the Closing Date and described on Schedule 6.07.

Notwithstanding anything herein to the contrary, (x) the only baskets available for Investments made in, or Dispositions or Restricted Payments to, Unrestricted Subsidiaries and their respective Subsidiaries and designations of Unrestricted Subsidiaries shall be Section 6.06(x) (it being understood, for the avoidance of doubt, that the amount of any such Investment shall be measured solely as of the date of any designation of such Unrestricted Subsidiary or any additional Investment therein, as applicable) and (y) neither the Issuer nor any other Restricted Subsidiary shall sell, transfer, lease or otherwise dispose of any material Intellectual Property to any Unrestricted Subsidiary (with any such attempted transfer void ab initio).

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.07 to any Person other than a Note Party, such Collateral shall be sold free and clear of the Liens created by the Notes Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Administrative Agent shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing in accordance with Article 8.

Section 6.08 Sale and Lease-Back Transactions. No Issuer shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Issuer or the relevant Restricted Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Issuer or any of its Restricted Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by such Issuer or such Restricted Subsidiary to any Person (other than the Issuer or any of its Restricted Subsidiaries) in connection with such lease (such a transaction described herein, a “Sale and Lease-Back Transaction”); provided that any Sale and Lease-Back Transaction shall be permitted so long as the Net Proceeds of such Disposition are applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii) and such Sale and Lease-Back Transaction is (A) permitted by Section 6.01(m) or (B)(1) made in exchange for cash consideration, (2) such Issuer or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (3) the aggregate fair market value of the assets sold subject to all Sale and Lease-Back Transactions under this clause (B) shall not exceed the greater of (i) $145,000,000 and (ii) 40.0% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

Section 6.09 Transactions with Affiliates. No Issuer shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any of their respective Affiliates on terms that are less favorable to such Issuer or such Restricted Subsidiary, as the case may be (as reasonably determined by the Issuer), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a) any transaction between or among the Issuer and/or one or more Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of the Issuer or any Restricted Subsidiary;

(c) (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by the Issuer or any of its Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Company, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(d) (i) transactions permitted by Sections 6.01(d), (o), (bb) and (ee), 6.04 and 6.06(h), (m), (q), (t), (v), (x), (y), (z), (aa) and (cc) and (ii) issuances of Capital Stock not restricted by this Agreement;

(e) transactions in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Holders or (ii) more disadvantageous to the Holders than the relevant transaction in existence on the Closing Date;

(f) [Reserved];

(g) the Transactions, including the payment of Transaction Costs;

(h) customary compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Issuer in good faith;

(i) Guarantees permitted by Section 6.01 or Section 6.06;

(j) loans and other transactions among the Note Parties to the extent permitted under this Article 6;

(k) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Issuer and/or any of its Restricted Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Issuer or its Restricted Subsidiaries;

(l) transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Issuer and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of such Issuer or the senior management thereof or (ii) on terms at least as favorable as might reasonably be obtained from a Person other than an Affiliate;

(m) the payment of reasonable out-of-pocket costs and expenses related to registration rights;

(n) [Reserved]; and

(o) any transaction in respect of which the Issuer delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of such Issuer from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to such Issuer or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate.

Section 6.10 Conduct of Business.

From and after the Closing Date, no Issuer shall, nor shall it permit any of its Restricted Subsidiaries to, engage in any material line of business other than (a) the businesses engaged in by the Issuer or any Restricted Subsidiary on the Closing Date and similar, complementary, ancillary or related businesses and, in the case of a Special Purpose Securitization Subsidiary, Permitted Securitization Financings and (b) such other lines of business to which the Required Holders may consent.

Section 6.11 Amendments or Waivers of Organizational Documents. No Issuer shall, nor shall it permit any Subsidiary Guarantor to, amend or modify their respective Organizational Documents, in each case in a manner that is materially adverse to the Holders (in their capacities as such) without obtaining the prior written consent of the Required Holders; provided that, for purposes of clarity, it is understood and agreed that the Issuer and/or any Subsidiary Guarantor may effect a change to its organizational form and/or consummate any other transaction that is permitted under Section 6.07.

Section 6.12 Amendments of or Waivers with Respect to Certain Debt. No Issuer shall, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing or evidencing the foregoing) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the interests of the Holders (in their capacities as such); provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Junior Indebtedness, in each case, that is permitted under this Agreement in respect thereof.

Section 6.13 Fiscal Year. The Issuer shall not change their Fiscal Year-end to a date other than December 31; provided, that, the Issuer may, upon written notice to the Administrative Agent, change the Fiscal Year-end of the Issuer to another date, in which case the Issuer and the Administrative Agent will, and are hereby authorized to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

Section 6.14 Financial Covenants; Curative Equity.

(a) Total Leverage Ratio. The Issuer shall not permit the Total Leverage Ratio, measured as of the last day of each fiscal quarter, to be greater than the ratio set forth in the table below with respect to such fiscal quarter:

Fiscal Quarter	Ratio
December 31, 2024 through September 30, 2026	3.00 to 1.00
December 31, 2026 and thereafter	2.50 to 1.00

(b) Interest Coverage Ratio. The Issuer shall not permit the Interest Coverage Ratio, measured as of the last day of each fiscal quarter, to be less than 2.50 to 1.00.

(c) Curative Equity.

(i) Subject to the limitations set forth in Section 6.14(c)(ii), Issuer may cure (and will be deemed to have cured) an Event of Default arising out of a breach of any of the financial covenant set forth in Section 6.14(a) or (b) (each such financial covenant, a “Specified Financial Covenant”; each such Event of Default, a “Specified Financial Covenant Default”) if Issuer receive the cash proceeds of Curative Equity within 10 Business Days after the delivery of the Compliance Certificate (or the date such Compliance Certificate is required to be delivered) as to which the applicable Specified Financial Covenant is required to be reported for the applicable Computation Period pursuant to this Agreement.

(ii) Upon delivery of a certificate by Issuer to Administrative Agent certifying as to the amount of the proceeds of any Curative Equity and prepayment of the Term Notes in accordance with Section 2.11((b)(iv), then each applicable Specified Financial Covenant Default will be deemed cured with no further action required by the Required Holders. Before the date of the delivery of that certificate, any Specified Financial Covenant Default that has occurred and is continuing will be deemed to be continuing, and, as a result, the Holders will have no obligation to make additional notes or otherwise extend additional credit under this Agreement. If Issuer do not cure a Specified Financial Covenant Default as provided in this Section 6.14(c), then that Specified Financial Covenant Default will continue unless waived in writing by the Required Holders in accordance with this Agreement.

(iii) To the extent that proceeds of Curative Equity are received with respect to any Fiscal Quarter, those proceeds will be deemed to be Consolidated Adjusted EBITDA for purposes of determining compliance with the Specified Financial Covenants for that Fiscal Quarter and subsequent periods that include that Fiscal Quarter. Notwithstanding any provision of this Agreement to the contrary, (A) Issuer’ rights under this Section 6.14(c) (x) may be exercised no more than five times during the term of this Agreement, (y) may be exercised no more than twice in any period of four Fiscal Quarters and (z) may not be exercised in consecutive Fiscal Quarters; (B) the amount of proceeds of any Curative Equity may not be greater than the amount required to cause Issuer to be in compliance with each applicable Specified Financial Covenant as at the end of the applicable Computation Period; (C) the proceeds of Curative Equity shall be immediately paid over to the Administrative Agent to be applied to pay down the Term Notes in accordance with Section 2.11((b)(iv); provided that such prepaid amounts shall be deemed to continue to be outstanding Term Notes for purposes of calculating Curative Equity and compliance with the Specified Financial Covenants for that Fiscal Quarter and any test period that includes such Fiscal Quarter; and (D) the proceeds of Curative Equity will be disregarded for purposes of determining Consolidated Adjusted EBITDA for any pricing, financial covenant-based conditions, or baskets with respect to the covenants contained in this Agreement and there will be no pro forma reduction in Indebtedness with the proceeds of any Curative Equity for determining compliance with the Specified Financial Covenants or for determining any pricing, financial covenant-based conditions, or baskets with respect to the covenants contained in this Agreement, in each case in the Fiscal Quarter in which that Curative Equity is used.

Section 6.15 Holdings Covenant.

With respect to Holdings, engage in any material operating or business activities; provided that the following and any activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of RBP Global and its Subsidiaries and activities incidental thereto, including payment of dividends and other amounts in respect of its Equity Interests, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Notes Documents and any other Indebtedness permitted under Section 6.01 to be incurred by the Issuer and the Restricted Subsidiaries, (iv) financing activities (including the issuance of securities, to the extent such financing activities and securities do not constitute Indebtedness), payment of dividends, making contributions to the capital of the Issuer and its other Subsidiaries and guaranteeing the obligations of the Issuer and its other Subsidiaries permitted hereunder, (v) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings, the Issuer and their respective Subsidiaries, (vi) holding any cash or Cash Equivalents, (vii) providing indemnification to officers and directors, (viii) engaging professional advisors; (ix) ownership of Cash, Cash Equivalents, goodwill and intangible assets; (x) the making or issuance of Curative Equity, and (xi) any activities incidental to the foregoing. Holdings shall not directly own any Equity Interests other than those of RBP Global.

Section 6.16 Material Asset Transactions. Notwithstanding anything herein to the contrary, no transfers, Dispositions, “drop-down” transactions, exclusive licensing, asset swaps, asset exchange (including for cash and/or other assets), investments (including Investments) or any similar transactions (including, without limitation, by use of any equity (including preferred equity and similar instruments) contribution, securitization, Investment, Indebtedness, Restricted Debt Payment, Restricted Payment, Transaction with Affiliates, sale and leaseback transaction, Subsidiary Distribution, Restricted Subsidiaries and/or Unrestricted Subsidiaries provisions or permissions and/or any reclassification permissions under this Agreement) shall be permitted with respect to any Material Asset (each, a “Material Asset Transaction”) unless (i) the relevant recipient, transferee, investee, exclusive licensee or acquirer (or any similar capacity) of such Material Asset subject to that Material Asset Transaction is (or becomes, no later than the date of completion of such Material Asset Transaction) a Note Party, (ii) such Material Asset Transaction is subject to arm’s length terms and for fair market value, (iii) no Default or Event of Default has occurred and is continuing as of the date of completion of such Material Asset Transaction (or would result therefrom), (iv) the Administrative Agent is notified in writing of the contemplated Material Asset Transaction at least ten (10) Business Days prior to its completion (or, if earlier, at least ten (10) Business Days prior to the date of entry by the relevant Person into any binding documentation in respect of such Material Asset Transaction), and such notification includes reasonable details as to such Material Asset and Material Asset Transaction, and (v) where such Material Asset was subject to a Lien created under a Collateral Document, a similar Lien is granted by that Note Party prior to (or concurrently with)

the completion of such transaction in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties under a Collateral Document, and no release of the existing Lien shall be permitted until (unless concurrently) such new Lien is granted in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties to secure the Secured Obligations.

Section 6.17 Account Control Agreements.

(a) The applicable Note Parties shall, by no later than the date falling sixty (60) days after the Closing Date (or such later date as the Administrative Agent shall agree to in writing), enter into a springing account control agreement, in form and substance reasonably satisfactory to the Administrative Agent (a “Springing Account Control Agreement”), with respect to the Original DACA Account and shall ensure that such Springing Account Control Agreement remains in place over such Original DACA Account at any time.

(b) Following the occurrence and during the continuance of a Material Event of Default, the Issuer and each of the Note Parties shall (i) not proceed with any transactions with respect to Deposit Accounts or Securities Accounts having an aggregate cash balance of $50,000,000 or more across all such accounts until Springing Account Control Agreements are entered into with respect to the relevant Deposit Account or Securities Accounts, and (ii) within ten (10) Business Days of such occurrence, enter into Springing Account Control Agreements in form and substance reasonably satisfactory to the Administrative Agent with respect to each Deposit Account and each Securities Account (excluding, in each case, any Excluded Account) as of the relevant date.

(c) There shall be no less than one Deposit Account subject to a Springing Account Control Agreement at any time after the establishment of the initial Springing Account Control Agreement in accordance with Section 6.17(a).

Section 6.18 Other Obligations

(a) Issuer shall not, and not permit any other Note Party or any Affiliates or Related Fund to, directly or indirectly, pay or cause to be paid or permit any of their Affiliates or Related Fund to pay any consideration, whether by way of interest, fee or otherwise, to any Holder (excluding the Administrative Agent) in consideration for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Notes unless such consideration is concurrently offered to be paid or is concurrently paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

(b) Issuer shall not make any offer or sale of securities of any class of any Note Party if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of the sale of the Notes to the Holders) any applicable exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or otherwise.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) Failure To Make Payments When Due. Failure by the Issuer to pay (i) any installment of principal of any Note when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Note or any fee or any other amount due hereunder within five Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure by any Note Party or any of its Restricted Subsidiaries or Holdings to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Note Party or any of its Restricted Subsidiaries or Holdings with respect to any other term of (A) one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any note purchase agreement, loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Note Party or any Restricted Subsidiary or Holdings), in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents governing or evidencing such Indebtedness, and so long as repayments are made as required by the terms of such Indebtedness; provided, further, that any failure described under clause (i) or (ii) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Notes pursuant to Article 7 or other exercise of remedies under any Notes Document; or

(c) Breach of Certain Covenants. Failure of any Note Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(e)(i), Section 5.02 (as it applies to the preservation of the existence of Holdings or the Issuer), Section 5.16, or Article 6 (subject, in the case of Section 6.14(a) and (b), to Section 6.14(c)); or

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Note Party or Holdings in any Notes Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate and any Perfection Certificate Supplement) being untrue in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Notes Documents. Default by any Note Party or Holdings in the performance of or compliance with any term contained herein or any of the other Notes Documents, other than any such term referred to in any other Section of this Article 7, which default has not been remedied or waived within 30 days after receipt by the Issuer of written notice thereof from the Administrative Agent; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of Holdings, the Issuer or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed (or the declaration of or any procedure or step is taken in relation to a moratorium in respect of the Indebtedness of any English Group

Member or any Irish Group Member (other than an Immaterial Subsidiary)); or any other similar relief shall be granted under any applicable federal, state or local law; or (ii) the commencement of an involuntary case against Holdings, the Issuer or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of (or in respect of any English Group Member, a Jersey Group Member (if any) or any Irish Group Member of, any corporate action, legal proceeding or other procedure or step is taken in relation to the appointment of) a receiver, an administrative receiver, an administrator, a receiver and manager, a compulsory manager, a (preliminary) insolvency receiver, liquidator, sequestrator, trustee, custodian, examiner, process advisor or other officer having similar powers over Holdings, the Issuer or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or over all or a substantial part of its property, or (in respect of an English Group Member, a Jersey Group Member (if any) or an Irish Group Member (other than an Immaterial Subsidiary) the enforcement of any security over any of its assets); or the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, the Issuer or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) for all or a substantial part of its property, which remains undismissed, unvacated, unbounded or unstayed pending appeal for 60 consecutive days, or, solely to the extent a Lux Note Party is a party to this Agreement, a Luxembourg Insolvency Event, shall have occurred with respect to any Lux Note Party, provided that, in the case of an involuntary filing for bankruptcy (faillite) or judicial liquidation (liquidation forcée), such proceeding shall have been undismissed, unvacated, unbounded or unstayed pending appeal for 60 consecutive days; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against Holdings, the Issuer or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of an order for relief, the commencement by Holdings, the Issuer or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a voluntary case under any Debtor Relief Law, or the consent by Holdings, the Issuer or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by Holdings, the Issuer or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) to the appointment of or taking possession by a receiver, receiver and manager, trustee or other custodian for all or a substantial part of its property; (ii) the making by Holdings, the Issuer or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a general assignment for the benefit of creditors; (iii) any English Group Member, a Jersey Group Member (if any) or an Irish Group Member (other than any Immaterial Subsidiary) is unable to pay its debts as they fall due or is deemed to, or is declared to, be unable to pay its debts under English law, Jersey Law (if applicable) or Irish law as the case may be or suspends or resolves or declares in writing an intention to suspend making payments on any of its debts; or (iv) the admission by Holdings, the Issuer or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in writing of their inability to pay their respective debts as such debts become due; or

(h) Judgments and Attachments. The entry or filing of one or more (i) final money judgments, writs or warrants of attachment or similar process against Holdings, the Issuer or any of its Restricted Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by self-insurance (if applicable) or by insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 days, or (ii) any final, unappealable judgments, writs or warrants of attachment or similar process (including judgments granting injunctive relief) against Holdings, the Issuer or any of its Restricted Subsidiaries or any of their respective assets which would have or would be reasonably likely to result in a Material Adverse Effect; or

(i) Employee Benefit Plans. The occurrence of one or more ERISA Events, which individually or in the aggregate result in liability of Holdings, the Issuer or any of its Restricted Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control. The occurrence of a Change of Control; or

(k) Guaranties, Collateral Documents and Other Notes Documents. At any time after the execution and delivery thereof (i) any material Note Guaranty for any reason ceasing to be in full force and effect (other than in accordance with its terms or as a result of the occurrence of the Termination Date) or being declared to be null and void or the repudiation in writing by any Note Party of its obligations thereunder (other than as a result of the termination of such Note Guaranty in accordance with the terms hereof or thereof), (ii) this Agreement, any Intercreditor Agreement or any material Collateral Document ceasing to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof, the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or being declared null and void or (iii) the contesting by any Note Party of the validity or enforceability of any material provision of any Notes Document (or any Lien purported to be created by the Collateral Documents or Note Guaranty) in writing or denial by any Note Party in writing that it has any further liability (other than by reason of the occurrence of the Termination Date), including with respect to future advances or other note issuances by the Holders, under any Notes Document to which it is a party; or

(l) Subordination. The Obligations ceasing or the assertion in writing by any Note Party that the Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted Subordinated Indebtedness in excess of the Threshold Amount or any such subordination provision being invalidated or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto; or

(m) Pensions. The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any Parent Company or subsidiary thereof imposing liability on one or more Issuer in an aggregate amount which has or would reasonably be expected to have a Material Adverse Effect; or

(n) Healthcare and Regulatory Events. The occurrence of any of the following events:

(i) the voluntary withdrawal or institution of any action or proceeding by the FDA, the DEA, the US DHHS or any other Governmental Authority to order the withdrawal of any Product or Product category from the market or to enjoin Issuer, its Subsidiaries or any representative of Issuer or its Subsidiaries from manufacturing, marketing, selling or distributing any Product or Product category, where such withdrawal or injunction has or could reasonably be expected to result in Material Adverse Effect;

(ii) the institution of any action or proceeding by the FDA, the DEA, the US DHHS or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Regulatory Required Permit held by Issuer, its Subsidiaries or any representative of Issuer or its Subsidiaries, which, in each case, has or could reasonably be expected to result in Material Adverse Effect;

(iii) the commencement of any enforcement action against Issuer, its Subsidiaries or any representative of Issuer or its Subsidiaries (with respect to the business of Issuer or its Subsidiaries) by the FDA, the DEA, the US DHHS or any other Governmental Authority which has or could reasonably be expected to result in a Material Adverse Effect;

(iv) the invalidation, revocation or lapse of any IP Rights of the Issuer or any of its Subsidiaries, prior to the end of the term of such IP Rights which, in each case, has or could reasonably be expected to result in a Material Adverse Effect;

(v) the occurrence of adverse test results in connection with a Product which could result in Material Adverse Effect;

(vi) the failure of any of the Issuer or its Subsidiaries, as required by the relevant provision, to perform or comply with any term or condition contained in a Corporate Integrity Agreement which has or could reasonably be expected to result in a Material Adverse Effect;

(vii) the entering into a guilty plea to a felony or corporate crime by any of the Issuer or its Subsidiaries with any relevant Governmental Authority; or

(viii) the removal of, or threat by the relevant Governmental Authority or Material Third Party Payor to remove, any of the Issuer or its Subsidiaries from any Material Third Party Payor Program; or

then, and in every such event (other than an event with respect to the Issuer (other than the Issuer, to the extent such event does not arise under a Debtor Relief Law of the U.S.) described in clause (f) or (g) of this Article) and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Holders shall, by notice to the Issuer, take any of the following actions, at the same or different times: (i) terminate the Variable Note Commitments, or any Additional Note Commitments, and thereupon such Commitments and/or Additional Note Commitments shall terminate immediately and (ii) declare the Notes then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Notes so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Issuer accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuer; provided that upon the occurrence of an event with respect to the Issuer (other than the Issuer, to the extent such event does not arise under a Debtor Relief Law of the U.S.) described in clause (f) or (g) of this Article, any such Commitments and/or Additional Note Commitments shall automatically terminate and the principal of the Notes then outstanding, together with accrued interest thereon and all fees and other obligations of the Issuer accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuer, in each case without further action of the Administrative Agent or any Holder. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Holders shall, exercise any rights and remedies provided to the Administrative Agent under the Notes Documents or at law or equity, including all remedies provided under the UCC or any other applicable law. If Administrative Agent has received written notice from Issuer of Issuer’ intent to cure a Specified Financial Covenant Default in accordance with Section 6.14(c), then Administrative Agent and the Required Holders may not exercise any the foregoing remedies in this Section 7.01 with respect to that Specified Financial Covenant Default until the earlier of (i) 10 Business Days after the day on which financial statements are required to be delivered for the applicable Test Period pursuant to Section 5.01(a), and (ii) the date that Administrative Agent receives notice Issuer will not cure that Specified Financial Covenant Default in accordance with Section 6.14(c).

ARTICLE 8

THE ADMINISTRATIVE AGENT

Each of the Holders hereby irrevocably appoints Piper Sandler Finance LLC (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Notes Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Notes Documents, together with such actions and powers as are reasonably incidental thereto.

The Administrative Agent shall act as security trustee in relation to the security created or evidenced by the English Security Documents, the Jersey Security Documents (if any) and the Irish Security Documents. Each Holder hereby authorizes the Administrative Agent to enter into each Security Trust Deed on its behalf. Each Person that becomes a Holder hereunder after the Closing Date hereby confirms that it shall be bound by the terms of the Security Trust Deeds on and from the date on which it becomes an Additional Purchaser as if it were an original Holder party thereto. In addition, each reference to the Administrative Agent in this Article 8 (including in connection with any indemnification or exculpation provided herein for the benefit of the Administrative Agent) shall be deemed to apply to the Administrative Agent acting in its capacity as security trustee under the Security Trust Deeds.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Holder as any other Holder and may exercise the same as though it were not the Administrative Agent, and the term “Holder” or “Holders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Holder, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Note Party or any subsidiary of any Note Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Holders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Note Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Note Party or such Affiliate) and acknowledge that the Administrative Agent shall not, except as expressly provided herein, be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Notes Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Notes Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Notes Documents and which the Administrative Agent is required to exercise in writing as directed by the Required Holders or Required Variable Note Holders (or such other number or percentage of the Holders as shall be necessary under the relevant circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Notes Document or applicable laws, and (c) except as expressly set forth in the Notes Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Issuer or any of their Restricted Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Holders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Holders or Required Variable Note Holders (or such other number or percentage of the Holders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final, unappealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Issuer or any Holder, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Notes Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Notes Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Notes Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Notes Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Notes Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) any property, book or record of any Note Party or any Affiliate thereof.

If any Holder acquires knowledge of a Default or Event of Default, it shall promptly notify the Administrative Agent and the other Holders thereof in writing. Each Holder agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Notes Document, accelerate the Obligations under any Notes Document, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy Code or other similar Dispositions of Collateral. Notwithstanding the foregoing, however, a Holder may take action to preserve or enforce its rights against a Note Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Holder, including the filing of a proof of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Notes Documents, each Issuer, the Administrative Agent and each Secured Party agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Note Guaranty; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by, the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the other Notes Documents may be exercised solely by, the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code or any other applicable law), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (B) the Administrative Agent or any Holder may be the purchaser or licensor of any or all of such Collateral at any such Disposition.

No holder of any Secured Hedging Obligation or Banking Services Obligation in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Note Party under this Agreement.

Each of the Holders hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligation and/or by entering into documentation in connection with, or otherwise providing, any Banking Services Obligation, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Holders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;

(c) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Secured Obligations of such Holder or other Secured Party; provided that, in the case of a Secured Hedging Obligation, the Administrative Agent shall be entitled to rely upon (without any further investigation) the termination or mark-to-market value, if any, provided to the Administrative Agent by the relevant counterparty;

it being understood that no Holder shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clause (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clause (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to each contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Secured Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Secured Obligations are credit bid under clause (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Note Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Note is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Issuer) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Notes and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Holders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Holders and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Holders and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and if the Administrative Agent collects or receives any money or other property payable or deliverable on other claims of Secured Parties, to distribute the same to such Secured Parties as their interests may appear hereunder.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Holders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due to the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Holder or to authorize the Administrative Agent to vote in respect of the claim of any Holder in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Note, that by its terms must be fulfilled to the satisfaction of a Holder, the Administrative Agent may presume that such condition is satisfactory to such Holder unless the Administrative Agent has received notice to the contrary from such Holder prior to the making of such Note. The Administrative Agent may consult with legal counsel (who may be counsel for any Note Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties.

The Administrative Agent may resign at any time by giving ten days’ written notice to the Holders and the Issuer. If the Administrative Agent becomes subject to an insolvency proceeding, either the Required Holders or the Issuer may, upon ten days’ notice, remove the Administrative Agent. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Holders shall have the right, with the consent of the Issuer (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be a commercial bank or trust company with offices in the U.S. having combined capital and surplus in excess of $1,000,000,000; provided that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to Holdings or the Issuer, Section 7.01(f) or (g), no consent of the Issuer shall be required. If no successor shall have been appointed as provided above and accepted such appointment within ten days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Holders, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, consent of the Issuer, to the extent required) or (b) in the case of a removal, the Issuer may, after consulting with the Required Holders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the Administrative Agent notifies the Issuer and the Holders that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Issuer notifies the Required Holders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with and on the 30th day following delivery of such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Notes Documents (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for perfection purposes, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Holder directly (and each Holder will cooperate with the Issuer to enable the Issuer to take such actions), until such time as the Required Holders or the Issuer, as applicable, appoint a successor Administrative Agent, as provided for above in this Article 8. Upon the acceptance of its appointment as Administrative Agent hereunder as a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13). The fees payable by the Issuer to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Issuer and such successor Administrative Agent. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent). Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.

Each Holder acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Holder or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Holder also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Holder or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Notes Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Holders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Holder with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Note Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Notwithstanding anything to the contrary herein, the Administrative Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities as the Administrative Agent or a Holder hereunder, as applicable.

Each Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall,

(a) release any Lien on any property granted to or held by Administrative Agent under any Notes Document (i) upon the occurrence of the Termination Date, (ii) that is sold or transferred as part of or in connection with any Disposition permitted under the Notes Documents to a Person that is not, or is not required to become, a Note Party, (iii) that does not constitute (or ceases to constitute) Collateral, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Note Guaranty otherwise in accordance with the Notes Documents or (v) if approved, authorized or ratified in writing by the Required Holders (or all Holders, as required) in accordance with Section 9.02;

(b) subject to Section 9.21, release any Subsidiary Guarantor from its obligations under the Note Guaranty if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder; provided that the release of any Subsidiary Guarantor from its obligations under the Note Guaranty if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type (1) no Event of Default exists, (2) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the applicable Issuer is deemed to have made a new Investment in such Person for purposes of Section 6.06 (as if such Person were then newly acquired) in an amount equal to the portion of the fair market value of the net assets of such Person attributable to such Issuer’s equity interest therein as reasonably estimated by the applicable Issuer and such Investment is permitted pursuant to Section 6.06 (other than Section 6.06(f)) at such time and (3) a Responsible Officer of the applicable Issuer certifies to the Administrative Agent compliance with preceding clauses (1) and (2)); and

(c) subordinate any Lien on any property granted to or held by the Administrative Agent under any Notes Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), 6.02(e), 6.02(g), 6.02(m), 6.02(n), 6.02(r), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(ee), and 6.02(ff) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); provided, that the subordination of any Lien on any property granted to or held by the Administrative Agent shall only be required to the extent that the Lien of the Administrative Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with applicable law or the documentation governing the Indebtedness that is secured by such Permitted Lien; and

(d) enter into subordination, intercreditor and/or similar agreements with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens, and with respect to which Indebtedness, this Agreement contemplates an intercreditor, subordination or collateral trust agreement.

Upon the request of the Administrative Agent at any time, the Required Holders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Note Party from its obligations under the Note Guaranty or its Lien on any Collateral pursuant to this Article 8. In each case as specified in this Article 8, the Administrative Agent will (and each Holder hereby authorizes the Administrative Agent to), at the Issuer’ expense, execute and deliver to the applicable Note Party such documents as such Note Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest therein, or to release such Note Party from its obligations under the Note Guaranty, in each case in accordance with the terms of the Notes Documents and this Article 8 and without recourse or warranty of any kind; provided that upon the request of the Administrative Agent, the Issuer shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement.

The Administrative Agent is authorized to enter into any Intercreditor Agreement (including any Permitted Pari Passu Intercreditor Agreement or any Permitted Junior Intercreditor Agreement) contemplated hereby with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement (any such intercreditor agreement, an “Additional Agreement”), and the parties hereto acknowledge that any such Additional Agreement is binding upon them. Each Holder (a) hereby consents to the subordination of the Liens on the Collateral securing the Secured Obligations on the terms set forth in the any such Additional Agreement, to the extent that such subordination is expressly permitted hereunder, (b) hereby agrees that it will be bound by, and will not take any action contrary to any Additional Agreement and (c) hereby authorizes and instructs the Administrative Agent to enter into any Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Issuer, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Additional Agreement.

To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Issuer pursuant to Section 9.03, the Holders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (for this purpose, calculated to include all Classes of Term Notes and Variable Note Commitments then in existence, but determined as if there were no Defaulting Holders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative

Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Notes Document or in any way relating to or arising out of this Agreement or any other Notes Document; provided that no Holder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Furthermore:

(a) If the Administrative Agent (x) notifies a Holder or other Secured Party, or any Person who has received funds on behalf of a Holder or other Secured Party (any such Holder, other Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Holder, other Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Article 8 and held in trust for the benefit of the Administrative Agent, and such Holder or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Holder or other Secured Party, or any Person who has received funds on behalf of a Holder or other Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Holder or other Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)

it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)

such Holder or other Secured Party shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in the immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this clause (b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this clause (b) shall not have any effect on a Payment Recipient’s obligations pursuant to clause (a) above or on whether or not an Erroneous Payment has been made.

(c) Each Holder or other Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Holder or other Secured Party under any Notes Document, or otherwise payable or distributable by the Administrative Agent to such Holder or other Secured Party under any Notes Document with respect to any payment of principal, interest, fees or other amounts, against any amount that Administrative Agent has demanded to be returned under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Holder that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Holder or Issuing Holder at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Holder shall be deemed to have assigned its Notes (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Notes (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Issuer) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Holder shall deliver any Notes evidencing such Notes to the Issuer or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Holder shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Holder shall become a Holder hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Holder shall cease to be a Holder, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Holder, (D) the Administrative Agent and the Issuer shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment and (E) the Administrative Agent will reflect in the Register its ownership interest in the Notes subject to the Erroneous Payment Deficiency Assignment.

(ii) Subject to Section 9.05 (but excluding in all events, any assignment consent or approval requirements (whether from the Issuer or otherwise)), the Administrative Agent may, in its discretion, sell any Notes acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Holder shall be reduced by the net proceeds of the sale of such Note (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Holder (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Holder (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Notes acquired from such Holder pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Notes are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Holder from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Holder or other Secured Party, to the rights and interests of such Holder or other Secured Party, as the case may be) under the Notes Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Note Parties’ Secured Obligations under the Notes Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Notes that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Issuer or any other Note Party; provided that, for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Issuer for the purpose of making such Erroneous Payment.

(f) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Issuer or any other Note Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Issuer or any other Note Party for the purpose of making such Erroneous Payment.

(g) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation, any defense based on “discharge for value” or any similar doctrine.

(h) Each party’s obligations, agreements and waivers under these clauses (a) through (f) shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Notes Document.

In addition:

(a) Each Holder (x) represents and warrants, as of the date such Person became a Holder party hereto, to, and (y) covenants, from the date such Person became a Holder party hereto to the date such Person ceases being a Holder party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Issuer or any other Note Party, that at least one of the following is and will be true::

(i) such Holder is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Holder’s entrance into, participation in, administration of and performance of the Notes, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Holder’s entrance into, participation in, administration of and performance of the Notes, the Commitments and this Agreement,

(iii) ((A) such Holder is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Holder to enter into, participate in, administer and perform the Notes, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Notes, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Holder, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Holder’s entrance into, participation in, administration of and performance of the Notes, Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Holder.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Holder or (2) a Holder has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Holder further (x) represents and warrants, as of the date such Person became a Holder party hereto, to, and (y) covenants, from the date such Person became a Holder party hereto to the date such Person ceases being a Holder party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Issuer or any other Note Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Holder involved in such Holder’s entrance into, participation in, administration of and performance of the Notes, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Notes Document or any documents related hereto or thereto).

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i) if to any Note Party, to such Note Party in the care of the Issuer at:

RBP Global Holdings Limited

10710 Midlothian Turnpike

Suite 125

North Chesterfield, USA-VA 23235

Attention: Ryan Preblick, Chief Financial Officer

Email: [***]

with copy to:

RBP Global Holdings Limited

10710 Midlothian Turnpike

Suite 125

North Chesterfield, USA-VA 23235

Attention: General Counsel

Email: [***]

with copy to (which shall not constitute notice to any Note Party):

Troutman Pepper Hamilton Sanders LLP

305 Church at North Hills Street

Suite 1200

Raleigh, NC 27609

Attention: Justin Wood

Email: [***]

(ii) if to the Administrative Agent or Collateral Agent, at:

Piper Sandler Finance LLC

444 West Lake Street, 33rd Floor

Chicago, IL 60606

Attention: James Chiarelli

Telephone: [***]

Email: [***]

with copies (which shall not constitute notice) to:

McDermott Will & Emery LLP

One Vanderbilt Ave

New York, NY 10017

Attention: Riley Orloff

Email: [***]

-and-

McDermott Will & Emery UK LLP

22 Bishopsgate

London, EC2N 4BQ

Attention: Aymen Mahmoud

Email: [***]

(iii) if to any Purchaser, to it at its address or facsimile number set forth in the Purchaser Schedule; and

(iv) if to any Holder, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that received notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Notices and other communications to the Holders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Issuer (on behalf of any Note Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number or other notice information hereunder by notice (i) the Administrative Agent, in the case of the Issuer or Holdings, (ii) the Administrative Agent and each Issuer, in the case of a Holder and (iii) the parties hereto, in the case of the Administrative Agent.

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE ISSUER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE ISSUER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE ISSUER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Parent Company, the Issuer, any Holder, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Parent Company’s, the Issuer’s or the Administrative Agent’s transmission of Issuer Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Parent Company, the Issuer, any Holder or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Each Public Holder agrees to cause at least one individual at or on behalf of such Public Holder to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Holder or its delegate, in accordance with such Public Holder’s compliance procedures and applicable Law, including U.S. Federal and state and foreign securities laws, to make reference to Issuer Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Indivior PLC, Holdings, the Issuer or their respective subsidiaries and its or their securities for purposes of U.S. Federal or state and foreign securities laws.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Holder in exercising any right or power hereunder or under any other Notes Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Holders hereunder and under any other Notes Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Notes Document or consent to any departure by any Note Party therefrom shall in any event be effective unless the same is permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Note shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Holder may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to clauses (A), (B), (C) and (D) of this Section 9.02(b) and Sections 9.02(c) and (d) below, neither this Agreement nor any other Notes Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Issuer and the Required Holders (or the Administrative Agent with the consent of the Required Holders) or (ii) in the case of any other Notes Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Notes Documents), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Note Party that is party thereto, with the consent of the Required Holders; provided that, notwithstanding the foregoing:

(i) except with the consent of each Holder directly and adversely affected thereby (but without the consent of the Required Holders other than with respect to (i) an increase in the aggregate amount of Commitments or (ii) provision of additional Collateral to support any increase in the aggregate amount of Commitments), no such waiver, amendment or modification shall:

(A) increase the Commitment of such Holder (other than with respect to any Incremental Note Facility pursuant to Section 2.22 in respect of which such Holder has agreed to be an Additional Purchaser); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Additional Note Commitments shall constitute an increase of any Commitment or Additional Note Commitment of such Holder;

(B) reduce or forgive the principal amount of any Note or any amount due on any Note Installment Date;

(C) (x) extend the scheduled final maturity of any Note or (y) postpone any Note Installment Date, any Interest Payment Date or the date of any scheduled payment of any fee or other amount payable hereunder;

(D) reduce the rate of interest (other than to waive any Default or Event of Default or obligation of the Issuer to pay interest at the default rate of interest under Section 2.13(d), which shall only require the consent of the Required Holders) or the amount of any fee owed to such Holder; it being understood that no change in the definition of “First Lien Leverage Ratio”, “Total Leverage Ratio” or any other ratio used in the calculation of the Applicable Rate, or in the calculation of any other interest or fee due hereunder (including any component definition thereof) shall constitute a reduction in any rate of interest or fee hereunder;

(E) extend the expiry date of such Holder’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Additional Note Commitments shall constitute an extension of any Commitment or Additional Note Commitment of any Holder;

(F) waive, amend or modify the provisions of (i) Section 2.18(b) or (ii) 2.18(c) of this Agreement, in the case of this clause (ii), in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with any transaction permitted under Sections 2.22, 2.23, 9.02(c) and/or 9.05(g) or as otherwise provided in this Section 9.02);

(G) reduce, waive or forgive, or extend the due date of, any premium due in connection with a prepayment or otherwise payable pursuant to Section 2.11(f); and

(H) waive, amend or modify the provisions of Section 2.22; and

(ii) no such waiver, amendment or modification shall:

(A) change (x) any of the provisions of Section 9.02(a) or Section 9.02(b) or the definition of “Required Holders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Holder or (y) the definition of “Required Variable Note Holders” without the prior written consent of each Variable Note Holder (it being understood that the consent of the Required Holders shall not be required in connection with any change to the definition of “Required Variable Note Holders”);

(B) release all or substantially all of the Collateral from the Lien granted pursuant to the Notes Documents (except as otherwise permitted herein or in the other Notes Documents, including pursuant to Article 8 or Section 9.21, in each case, as in effect on the Closing Date), without the prior written consent of each Holder;

(C) release all or substantially all of the value of the Guarantees under the Note Guaranty (except as otherwise permitted herein or in the other Notes Documents, including pursuant to Section 9.21 hereof, in each case, as in effect on the Closing Date), without the prior written consent of each Holder;

(D) adversely affect the Holders under any Class disproportionately to the Holders under any other Class, without the prior written consent of Holders under such disproportionately affected Class holding Term Notes, Variable Note Exposure or unused Commitments under such Class representing more than 50% of the sum of the Term Notes, Variable Note Exposure and unused Commitments under such Class at such time; or

(E) result in the subordination of the Obligations (or any portion thereof) or the Liens on the Collateral securing the Secured Obligations (or any portion thereof) to any other Indebtedness or claim, without the prior written consent of each Holder, provided, further, that no agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. The Administrative Agent may also amend the Commitment Schedule to reflect assignments made pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.09, incurrences of Additional Note Commitments, Additional Notes, Replacement Term Notes or Replacement Variable Notes pursuant to Section 2.22, 2.23 or 9.02(c) and reductions or terminations of any such Additional Note Commitments or Additional Notes. Notwithstanding anything to the contrary herein, no Defaulting Holder shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of any Defaulting Holder may not be increased without the consent of such Defaulting Holder (it being understood that any Commitment or Note held or deemed held by any Defaulting Holder shall be excluded from any vote hereunder that requires the consent of any Holder, except as expressly provided in Section 2.21(b)). Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Holders, the Administrative Agent and the Issuer (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Notes Documents and (ii) to include appropriately the Holders holding such credit facilities in any determination of the Required Holders on substantially the same basis as the Holders prior to such inclusion.

(c) Notwithstanding the foregoing, this Agreement may be amended:

(i) with the written consent of the Issuer and the Holders providing the relevant Replacement Term Notes to permit the refinancing or replacement of all or any portion of the outstanding Initial Term Notes or any then-existing Additional Term Notes under the applicable Class (any such notes being refinanced or replaced, the “Replaced Term Notes”) with one or more replacement term Notes hereunder (“Replacement Term Notes”) pursuant to a Refinancing Amendment; provided that:

(A) the aggregate principal amount of any Replacement Term Notes shall not exceed the aggregate principal amount of the Replaced Term Notes (plus (1) any additional amounts permitted to be incurred under Section 6.01(a), (q), (u), (w) and/or (z) and, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02(k) (with respect to Liens securing Indebtedness permitted by Section 6.01(a), (q), (u), (w) or (z)), (o), (u) and/or (ii), in each case, so long as such additional amounts, and any indebtedness, are incurred in accordance with, and justified under, such provisions and plus (2) the amount of accrued interest and premium (including tender premium) thereon and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses associated therewith),

(B) any Replacement Term Notes must have a final maturity date that is equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Replaced Term Notes at the time of the relevant refinancing,

(C) any Replacement Term Notes may rank pari passu or junior in right of payment and pari passu or junior with respect to all or a portion of the Collateral with the remaining portion of the Initial Term Notes or Additional Term Notes (provided that if such Indebtedness ranks pari passu with or junior as to payment or Collateral, such Replacement Term Notes shall be subject to a Permitted Pari Passu Intercreditor Agreement, a Permitted Junior Intercreditor Agreement and/or subordination provisions reasonably satisfactory to the Administrative Agent, as applicable, and may be, at the option of the Administrative Agent and the Issuer, documented in a separate agreement or agreements), or be unsecured,

(D) if any Replacement Term Notes are secured, such Replacement Term Notes may not be secured by any assets other than the Collateral (but need not be secured by all such assets),

(E) if any Replacement Term Notes are guaranteed, such Replacement Term Notes may not be guaranteed by any Person other than one or more Note Parties (but need not be guaranteed by all such Persons),

(F) any Replacement Term Notes that rank pari passu in right of payment and pari passu in right of security may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) (or, if ranking junior in right of payment or security, shall be on a junior basis with respect thereto) in any voluntary or mandatory repayment or prepayment in respect of the Initial Term Notes (and any Additional Term Notes then subject to ratable repayment requirements), in each case as agreed by the Issuer and the Holders providing the relevant Replacement Term Notes,

(G) any Replacement Term Notes shall have pricing (including interest, fees and premiums, and as to which the proviso in Section 2.22(a)(v) shall not apply, except to the extent additional amounts are utilized pursuant to clause (c)(i)(A)(1) above and Section 2.22(a)(v) applies to any of the relevant debt baskets that are utilized) and, subject to preceding clause (F), optional prepayment and redemption terms as the Issuer and the holders providing such Replacement Term Notes may agree,

(H) no Default under Section 7.01(a), 7.01(f) or 7.01(g) or Event of Default shall exist immediately prior to or after giving effect to the effectiveness of the relevant Replacement Term Notes, and

(I) either (i) the other terms and conditions of any Replacement Term Notes (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity, subject to preceding clauses (B) through (G)) shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Issuer) to the holders providing such Replacement Term Notes than those applicable to the Replaced Term Notes (other than covenants or other provisions applicable only to periods after the Latest Term Note Maturity Date (in each case, as of the date of incurrence of such Replacement Term Notes)) or (ii) such Replacement Term Notes shall be provided on then-current market terms for the applicable type of Indebtedness,

(J) one or more of the Issuer shall be the direct borrower or issuer of such Indebtedness,

(K) the commitments in respect of the Replaced Term Notes are terminated, and all outstanding Replaced Term Notes and fees in connection therewith shall be paid in full, in each case on the date such Replacement Term Notes are made, and

(ii) with the written consent of the Issuer and the Holders providing the relevant Replacement Variable Note to permit the refinancing or replacement of all or any portion of the Variable Note Commitment or any Additional Variable Note Commitment under the applicable Class (any such Variable Note Commitment or Additional Variable Note Commitment being refinanced or replaced, a “Replaced Variable Note”) with a replacement variable note hereunder (a “Replacement Variable Note”) pursuant to a Refinancing Amendment; provided that:

(A) the aggregate principal amount of any Replacement Variable Note shall not exceed the aggregate principal amount of the Replaced Variable Note (plus (x) any additional amounts permitted to be incurred under Section 6.01(a), (q), (u), (w) and/or (z) and, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02(k) (with respect to Liens securing Indebtedness permitted by Section 6.01(a), (q), (u), (w) or (z)), (o), (u) and/or (ii), in each case, so long as such additional amounts, and any indebtedness, are incurred in accordance with, and justified under, such provisions and plus (y) the amount of accrued interest and premium thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses associated therewith),

(B) no Replacement Variable Note may have a final maturity date (or require commitment reductions) prior to the final maturity date of the relevant Replaced Variable Note at the time of such refinancing,

(C) any Replacement Variable Note may rank pari passu or junior in right of payment and pari passu or junior with respect to all or a portion of the Collateral with the remaining portion of the Variable Note Commitments or Additional Variable Note Commitments (and shall be subject to a Permitted Pari Passu Intercreditor Agreement, Permitted Junior Intercreditor Agreement and/or subordination provisions reasonably satisfactory to the Administrative Agent, as applicable, and may be, at the option of the Administrative Agent and the Issuer, documented in a separate agreement or agreements), or be unsecured,

(D) if any Replacement Variable Note is secured, it may not be secured by any assets other than the Collateral (but need not be secured by all such assets),

(E) if any Replacement Variable Note is guaranteed, it may not be guaranteed by any Person other than one or more Note Parties (but need not be guaranteed by all such Persons),

(F) any Replacement Variable Note that ranks pari passu in right of payment and pari passu in right of security may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) (or, if ranking junior in right of payment or security, shall be on a junior basis with respect thereto) in any voluntary or mandatory repayment or prepayment in respect of the Replaced Variable Note (and any Additional Variable Notes then subject to ratable repayment requirements), in each case as agreed by the Issuer and the Holders providing the relevant Replacement Variable Note,

(G) any Replacement Variable Note shall be subject to the “ratability” provisions applicable to Extended Variable Note Commitments and Extended Variable Notes set forth in the proviso to clause (ii) of Section 2.23(a), mutatis mutandis, to the same extent as if fully set forth in this Section 9.02(c)(ii),

(H) any Replacement Variable Note shall have pricing (including interest, fees and premiums, and as to which the proviso in Section 2.22(a)(v) shall not apply, except to the extent that additional amounts are utilized pursuant to clause (c)(ii)(A)(x) above and Section 2.22(a)(v) applies to any of the relevant debt baskets that are utilized) and, subject to preceding clause (F), optional prepayment and redemption terms as the Issuer and the holders providing such Replacement Variable Note may agree,

(I) no Default under Section 7.01(a), 7.01(f) or 7.01(g) or Event of Default shall exist immediately prior to or after giving effect to the effectiveness of the relevant Replacement Variable Note, and

(J) either (i) the other terms and conditions of any Replacement Variable Note (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity, subject to preceding clauses (B) through (G)) shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Issuer) to the holders providing such Replacement Variable Note than those applicable to the Replaced Variable Note (other than covenants or other provisions applicable only to periods after the Latest Variable Note Maturity Date (in each case, as of the date of incurrence of the relevant Replacement Variable Note)) or (ii) such Replacement Variable Note shall be provided on then-current market terms for the applicable type of Indebtedness, and

(K) the commitments in respect of the Replaced Variable Note shall be terminated, and all notes outstanding thereunder and all fees in connection therewith shall be paid in full, in each case on the date such Replacement Variable Note is implemented;

Each party hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be amended by the Issuer, the Administrative Agent and the holders providing the relevant Replacement Term Notes or the Replacement Variable Note, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of such Replacement Term Notes or Replacement Variable Note, as applicable, incurred or implemented pursuant thereto (including any amendment necessary to treat the notes and commitments subject thereto as a separate “tranche” and “Class” of Notes and/or commitments hereunder). It is understood that any Holder approached to provide all or a portion of any Replacement Term Notes or any Replacement Variable Note may elect or decline, in its sole discretion, to provide such Replacement Term Notes or Replacement Variable Note.

(d) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Notes Document, (i) the Issuer and the Administrative Agent may, without the input or consent of any Holder, amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (x) comply with Requirements of Law or the advice of counsel or (y) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Notes Documents, (ii) the Issuer and the Administrative Agent may, without the input or consent of any other Holder (other than the relevant Holders (including Additional Purchasers) providing Notes under such Sections), effect amendments to this Agreement and the other Notes Documents as may be necessary in the reasonable opinion of the Issuer and the Administrative Agent to effect the provisions of Section 2.22, 2.23, 5.12, 6.13 or 9.02(c), or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and (iii) if the Administrative Agent and the Issuer have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Notes Document, then the Administrative Agent and the Issuer shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly and such amendment shall become effective without any further action or consent of any other party to any Notes Documents if the same is not objected to in writing by the Required Holders within five (5) Business Days following receipt of notice thereof.

(e) Notwithstanding the foregoing, this Agreement may be amended, with the written consent of each Variable Note Holder, the Administrative Agent and the Issuer to the extent necessary to integrate any Alternative Currency (other than any Alternative Currency permitted as of the Closing Date) in accordance with Section 1.08.

Section 9.03 Expenses; Indemnity.

(a) The Issuer and Holdings shall jointly and severally pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in each relevant jurisdiction to all such Persons, taken as a whole) in connection with the preparation, negotiation, execution, delivery and administration of the Notes Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Notes Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Issuer and except as otherwise provided in a separate writing between the Issuer, the Administrative Agent) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Holders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in each relevant jurisdiction to all such Persons, taken as a whole, and solely in the case of an actual or perceived conflict of interest, (x) one additional counsel to all affected Persons, taken as a whole and (y) one additional local counsel in each appropriate jurisdiction to all such affected Persons, taken as a whole) in connection with the enforcement, collection or protection of their respective rights in connection with the Notes Documents, including their respective rights under this Section 9.03, or in connection with the Notes made hereunder. Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Issuer within 30 days of receipt of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b) (I) The Issuer and Holdings shall jointly and severally indemnify each of the Administrative Agent, Holders and their respective affiliates and the officers, directors, employees, advisors, agents, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) for losses, claims, damages, liabilities or expenses arising out of or in connection with or as a result of (i) the Transactions or the execution or delivery of the Notes Documents or any agreement or instrument contemplated thereby and/or the enforcement of the Notes Documents, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Notes, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by Holdings, the Issuer, any of their Restricted Subsidiaries or any other Note Party or any Environmental Liability related to Holdings, the Issuer, any of their Restricted Subsidiaries or any other Note Party and/or (iv) any actual or prospective claim, litigation, investigation or other proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by the equity holders or creditors of Holdings or the Issuer or any other third party or by Holdings, the Issuer, any other Note Party or any of their respective Affiliates), or to the actual or alleged Release or presence of Hazardous Materials on, at, under, or from any property currently or formerly owned or operated by Holdings, the Issuer or any Restricted Subsidiary. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(II) Notwithstanding anything to the contrary in clause (I) above, no Indemnified Person will be indemnified under the indemnity in clause (I) above for (A) any cost, expense or liability (i) to the extent determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of such Indemnified

Person’s Related Parties, (ii) arising from a material breach of such Indemnified Person’s (or any of its Related Parties’) obligations under any Notes Document, as determined by a court of competent jurisdiction in a final, non-appealable judgment or (iii) arising from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of Holdings, the Issuer or any of their Affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against the Administrative Agent in its capacity as such), or (B) any settlement entered into by such Indemnified Person (or any of its affiliates, successors, assigns or Related Parties) without the Issuer’s written consent (such consent not to be unreasonably withheld, delayed or conditioned), but if settled with the Issuer’s written consent, or if there is a final, unappealable judgment against an Indemnified Person in any such proceeding, the Issuer and Holdings shall jointly and severally indemnify and hold harmless each Indemnified Person to the extent and in the manner set forth above; provided, however, that the indemnity in clause (I) above will apply to any such settlement in the event that Holdings or the Issuer were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense.

Section 9.04 Waiver of Claim. To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby (including any other Notes Document), the Transactions, any Note or the use of the proceeds thereof, except, in the case of any claim by any Indemnified Person against any of the Issuer or Holdings, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) neither Holdings nor the Issuer may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Holder (and any attempted assignment or transfer by Holdings or the Issuer without such consent shall be null and void) and (ii) no Holder may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section 9.05 (any attempted assignment or transfer not complying with the terms of this Section 9.05 shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, Participants (to the extent provided in paragraph (c) of this Section 9.05) and, to the extent expressly contemplated hereby, Indemnified Persons and the Related Parties of each of the Administrative Agent and the Holders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Holder may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Note or Additional Note Commitment added pursuant to Section 2.22, 2.23 or 9.02(c) at the time owing to it) with the prior written consent (not to be unreasonably withheld or delayed) of:

(A) the Issuer; provided that the Issuer shall be deemed to have consented to any such assignment unless it has objected thereto by written notice to the Administrative Agent within 10 Business Days after receiving written notice thereof (such notice to be provided irrespective of whether an Event of Default under Section 7.01(a) or 7.01(f) or 7.01(g) has occurred and is continuing); provided, further, that no consent of the Issuer shall be required (x) for any assignment of (1) Variable Notes, Additional Variable Notes, Variable Note Commitments or Additional Variable Note Commitments to another Variable Note Holder, an Affiliate of any Variable Note Holder or an Approved Fund of any Variable Note Holder or (2) Initial Term Notes, Additional Term Notes, Initial Term Note Commitments, or Additional Term Note Commitments to another Holder, an Affiliate of any Holder or an Approved Fund, or (y) if an Event of Default under Section 7.01(a) or Section 7.01(f) or 7.01(g) (solely with respect to Holdings or the Issuer) exists; and

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for any assignment to another Holder, any Affiliate of a Holder or any Approved Fund;

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to another Holder, any Affiliate of any Holder or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Holder’s Notes or Commitments of any Class, the principal amount of Notes or Commitments of the assigning Holder subject to the relevant assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than (x) $1,000,000, in the case of Initial Term Notes, Initial Term Note Commitments and Additional Term Note Commitments and shall be in a multiple of $1,000,000 in excess thereof (or, if smaller, the entire remaining amount of the assigning Holder’s Notes or Commitments unless the Issuer and the Administrative Agent otherwise consent) and (y) $5,000,000 in the case of Variable Notes, Additional Variable Notes, Variable Note Commitments or Additional Variable Note Commitments unless the Issuer and the Administrative Agent otherwise consent;

(B) any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Holder’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Holders’ rights and obligations in respect of one Class of Commitments or Notes;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the relevant Eligible Assignee, if it is not an existing Holder, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire, (2) any tax forms required under Section 2.17 and (3) all “know your customer” documentation.

(iii) Subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.05, from and after the recordation date of each Assignment and Assumption in the Register, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment and Assumption, have the rights and obligations of a Holder under this Agreement, and the assigning Holder thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Holder’s rights and obligations under this Agreement, such Holder shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Holder holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Holder shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Holder, the Issuer shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Holder, with appropriate insertions, to reflect the new commitments and/or outstanding Notes of the assignee and/or the assigning Holder.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Issuer, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Holders and their respective successors and assigns, and the Commitments of, and principal amount of and stated interest on the Notes owing to, each Holder pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Issuer, the Administrative Agent and the Holders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Issuer, each Holder (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior written notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Holder and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax forms required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Holder hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.05, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section 9.05, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) By executing and delivering an Assignment and Assumption, the assigning Holder and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) such assigning Holder warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Notes, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment and Assumption, (B) except as set forth in clause (A) above, such assigning Holder makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Notes Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Issuer or any Restricted Subsidiary or the performance or observance by Holdings, the Issuer or any Restricted Subsidiary of any of its obligations under this Agreement, any other Notes Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (D) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) such assignee will independently and without reliance upon the Administrative Agent, the assigning Holder or any other Holder and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Holder.

(c)

(i) Any Holder may, without the consent of the Issuer, the Administrative Agent or any Holder, sell participations to any bank or other entity (other than to any Disqualified Institution, any natural Person or the Issuer or any of its Affiliates) (a “Participant”) in all or a portion of such Holder’s rights and obligations under this Agreement (including all or a portion of its commitments and the Notes owing to it); provided that (A) such Holder’s obligations under this Agreement shall remain unchanged, (B) such Holder shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Issuer, the Administrative Agent and the other Holders shall continue to deal solely and directly with such Holder in connection with such Holder’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Holder sells such a participation shall provide that such Holder shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Holder will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Notes or commitments in which such Participant has an interest and (y) clause (B)(1), (2) or (3) of the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section 9.05, each Issuer agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(k) (it being understood that the documentation required under Section 2.17(k) shall be delivered to the participating Holder)) to the same extent as if it were a Holder and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.05; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.17, with respect to its participation, than its participating Holder would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Holder that sells a participation agrees, at the Issuer’s request and expense, to use reasonable efforts to cooperate with the Issuer to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Holder; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Holder.

(ii) No Participant shall be entitled to receive any greater payment under Section 2.16 than the participating Holder would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Issuer’s prior written consent expressly acknowledging that such Participant’s entitlement to benefits under Sections 2.16 is not limited to what the participating Holder would have been entitled to receive absent the participation.

Each Holder that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Issuer, maintain a register on which it enters the name and address of each Participant and their respective successors and assigns, and the principal amounts and stated interest of each Participant’s interest in the Notes or other obligations under the Notes Documents (the “Participant Register”); provided that no Holder shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Note or any other obligation under any Notes Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Note or other obligation is in registered form under Section 5f.103-1(c), Section 1.871-14(c), or proposed Section 1.163-5 of the Treasury Regulations, as applicable. The entries in the Participant Register shall be conclusive absent manifest error, and each Holder shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Holder may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) to secure obligations of such Holder, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Holder, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Holder from any of its obligations hereunder or substitute any such pledgee or assignee for such Holder as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Holder (a “Granting Holder”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Holder to the Administrative Agent and the Issuer, the option to provide to the applicable Issuer all or any part of any Note that such Granting Holder would otherwise be obligated to make to such Issuer pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Note and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Note, the Granting Holder shall be obligated to make such Note pursuant to the terms hereof. The making of any Note by an SPC hereunder shall utilize the Commitment of the Granting Holder to the same extent, and as if, such Note were made by such Granting Holder. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Issuer under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.13, 2.14 or 2.15 or any other provision of this Agreement or any other Notes Document that the Granting Holder would have been entitled to receive, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Holder) and (iii) the Granting Holder shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Notes Documents, remain the Holder of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the U.S. or any State thereof; provided that (i) such SPC’s Granting Holder is in compliance in all material respects with its obligations to the Issuer hereunder and (ii) each Holder designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (i) with notice to, but without the prior written consent of, the Issuer or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Note to the Granting Holder and (ii) disclose on a confidential basis any non-public information relating to its Notes to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(f) Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Holder entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Issuer has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date, (x) such assignee shall not retroactively be disqualified from becoming a Holder and (y) the execution by the Issuer of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution without the Issuer’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Issuer may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Variable Note Commitment of such Disqualified Institution and repay all obligations of the Issuer owing to such Disqualified Institution in connection with such Variable Note Commitment, (B) in the case of outstanding Term Notes held by Disqualified Institutions, purchase or prepay such Term Note by paying the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such Term Notes and (z) the market price of such Term Notes, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations and (z) the market price of such Term Notes, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Holders by the Issuer, the Administrative Agent or any other Holder, (y) attend or participate in meetings attended by the Holders and the Administrative Agent, or (z) access any electronic site established for the Holders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Holders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Holder to undertake any action (or refrain from taking any action) under this Agreement or any other Notes Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Holders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Issuer hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Issuer and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Holders and/or (B) provide the DQ List to each Holder requesting the same.

(v) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Holder or Participant or prospective Holder or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Notes, or disclosure of confidential information, to any Disqualified Institution.

(g) Notwithstanding anything to the contrary contained herein, any Holder may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Initial Term Notes or Additional Term Notes of any Class to an Affiliated Holder on a non-pro rata basis (A) through Dutch Auctions open to all Holders holding the relevant Initial Term Notes or such Additional Term Notes, as applicable, on a pro rata basis or (B) through open market purchases, in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided that:

(i) any Initial Term Notes or Additional Term Notes acquired by an Affiliated Holder shall be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Initial Term Notes or Additional Term Notes, as applicable, shall be deemed reduced by the full par value of the aggregate principal amount of the Initial Term Notes or Additional Term Notes so retired and cancelled, and each principal repayment installment with respect to the Term Notes pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Term Notes so cancelled;

(ii) the relevant Affiliated Holder and assigning Holder shall have executed an Affiliated Holder Assignment and Assumption;

(iii) the aggregate amount of Term Notes that may be purchased through open market repurchases pursuant to this Section 9.05(g) shall not exceed 20% of the aggregate principal amount of the Term Notes then outstanding;

(iv) in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by Holdings, the Issuer or any of its Restricted Subsidiaries, (A) the relevant Person may not use the proceeds of any Variable Notes or Additional Variable Notes to fund such assignment and (B) no Default or Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable;

(v) the Affiliated Holder shall either (i) make a customary representation to the seller at the time of the assignment that it does not possess material non-public information (or, if any Parent Company or the applicable Issuer is not at the time a public-reporting company, material information of a type that would not be reasonably expected to be publicly available if the Issuer were a public reporting company) with respect to any Parent Company, the Issuer and/or any subsidiary thereof and/or their respective securities that has not been disclosed to the seller or the Holders generally (other than Holders that have elected not to receive such information) in connection with any assignment permitted by this Section 9.05(g) or (ii) the related assignment agreement shall contain a customary “big boy” representation (but no requirement to make a representation as to the absence of any material non-public information); and

(vi) at the time such assignment is consummated and after giving effect thereto, the Issuer and their Restricted Subsidiaries shall be in pro forma compliance with Section 6.14.

(h) In addition:

(i) In respect of a Variable Note made to or issued for the account of a particular Issuer (collectively, “Designated Note Issuances”), a Variable Note Holder (a “Designating Holder”) may at any time and from time to time designate (by written notice to the Administrative Agent and the Issuer):

(A) a substitute office or branch from or through which it will make, issue and/or participate in such Designated Note Issuances (a “Substitute Facility Office”); or

(B) nominate an Affiliate to act as the Holder of Designated Note Issuances (a “Substitute Affiliate Holder”).

(ii) A notice to nominate a Substitute Affiliate Holder must be in the form set forth in Exhibit K and be countersigned by the relevant Substitute Affiliate Holder confirming it shall be bound as a Holder under this Agreement and any applicable Intercreditor Agreement in respect of the Designated Note Issuances in respect of which it shall act as Holder.

(iii) Each Designating Holder will act as the representative of any Substitute Affiliate Holder it nominates for all administrative purposes under this Agreement. The Note Parties, the Administrative Agent and the other Secured Parties will be entitled to deal only with such Designating Holder, except that payments will be made in respect of the applicable Designated Note Issuances to the Substitute Facility Office of the applicable Substitute Affiliate Holder. In particular, the Commitments of any Designating Holder will not be treated as having been reduced or terminated by the introduction of a Substitute Affiliate Holder under this Agreement or the other Notes Documents.

(iv) Except as expressly set forth in clause (iii) above, a Substitute Affiliate Holder will be treated as a Holder for all purposes under the Notes Documents and having a Commitment equal to the principal amount of all Designated Note Issuances in which it is providing and/or participating in, if and for so long as it continues to be a Substitute Affiliate Holder under this Agreement; provided that upon any designation of a Substitute Affiliate Holder, the Designating Holder shall at all times remain obligated to fund Variable Notes, in each case that are not funded or issued, respectively by the applicable Substitute Affiliate Holder, for the account of each applicable Issuer in the full amount of its Commitment, which, for the avoidance of doubt, shall include the principal amount of all Designated Note Issuances by such Designating Holder.

(v) A Designating Holder may revoke its designation of an Affiliate as a Substitute Affiliate Holder by notice in writing to the Administrative Agent and the Issuer; provided that such notice may only take effect when there are no Designated Note Issuances outstanding to or in favor of such Substitute Affiliate Holder. Upon such Substitute Affiliate Holder ceasing to be a Substitute Affiliate Holder, the applicable Designating Holder will automatically assume (and be deemed to assume without further action by any party hereto) all rights and obligations previously vested in the Substitute Affiliate Holder.

(vi) If a Designating Holder designates a Substitute Facility Office or Substitute Affiliate Holder in accordance with this Section 9.05(i), any Substitute Affiliate Holder shall be treated for the purposes of Section 2.17 as having become a Holder on the date on which the applicable Designating Holder became a Holder hereunder.

(vii) Notwithstanding the foregoing, for purposes of the English Security Documents: Each Note Party hereby irrevocably and unconditionally undertakes to pay to each Designating Holder (each a “Relevant Holder”), as creditor in its own right, sums equal to and in the currency of each amount payable by such Note Party to each of such Relevant Holder’s nominated Substitute Affiliate Holders under each of the Notes Documents as and when such amounts fall due for payment under the relevant Notes Document (or would have fallen due but for any discharge resulting from the failure of the Substitute Affiliate Holder to take appropriate steps) in insolvency proceedings affecting the relevant Note Party, to preserve its entitlement to be paid that amount. Each Relevant Holder shall have its own independent right to demand payment of the amounts payable by each Note Party under this Section 9.05(i)(vii) (irrespective of any discharge of that Note Party’s obligation to pay those amounts to any Substitute Affiliate Holder related to such Relevant Holder resulting from the failure by such Relevant Holder to take appropriate steps) in insolvency proceedings affecting that Note Party, to preserve its entitlement to be paid those amounts. Any amount due and payable by a Note Party to a Relevant Holder under this Section 9.05(i)(vii) shall be decreased to the extent that the relevant Substitute Affiliate Holder has received (and, in any insolvency proceedings of such Note Party, is able to retain) payment in full of the corresponding amount under the Notes Documents and any amount due and payable by a Note Party to the relevant Substitute Affiliate Holder under the Notes Documents shall be decreased to the extent that the applicable Relevant Holder has received (and, in any insolvency proceedings of such Note Party, is able to retain) payment in full of the corresponding amount under this Section

9.05(i)(vii). For the avoidance of doubt, notwithstanding anything to the contrary in this Section 9.05(i)(vii), in no event shall any Note Party be obligated to pay to any Relevant Holder and any of such Relevant Holder’s Substitute Affiliate Holders an aggregate amount in excess of the amount that such Note Party would have been required to pay to such Relevant Holder had such Relevant Holder not designated any Substitute Affiliate Holders.

(viii) Each Lux Note Party, upon joining this Agreement, expressly accepts, agrees and confirms, and each other party hereby expressly reserves, for the purposes of articles 1278 et s. and 1281 of the Luxembourg civil code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of, this Agreement, any security created or guarantee given in relation to this Agreement or any other Notes Document shall be preserved for the benefit of any assignee.

Section 9.06 Survival. All covenants, agreements, representations and warranties made by the Note Parties in the Notes Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Notes Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Notes Documents and the making of any Notes regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and (subject to the immediately following sentence) shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Notes and the Variable Note Commitment or any Additional Note Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Notes Documents and the Fee Letters and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by the Issuer and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement, any other Notes Document or any other document to be signed in connection with this Agreement or any other Notes Document and the transactions contemplated hereby or thereby, or in any Assignment and Assumption or amendment or other modification hereof (including waivers and consents), shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record-keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 9.08 Severability. To the extent permitted by law, any provision of any Notes Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09 Right of Setoff. At any time when an Event of Default exists, upon the written consent of the Administrative Agent, each Holder and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent or such Holder or Affiliate (including by branches and agencies of the Administrative Agent or such Holder, wherever located) to or for the credit or the account of the Issuer or any Note Party against any of and all the Secured Obligations held by the Administrative Agent or such Holder or Affiliate, irrespective of whether or not the Administrative Agent or such Holder or Affiliate shall have made any demand under the Notes Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Holder different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Holder or Affiliate shall promptly notify the Issuer and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 9.09. The rights of each Holder, the Administrative Agent and each Affiliate under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) which such Holder, the Administrative Agent or such Affiliate may have.

Section 9.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER NOTES DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER NOTES DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER NOTES DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER NOTES DOCUMENTS), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY NOTES DOCUMENTS OR THE TRANSACTIONS RELATING HERETO OR THERETO AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT, SUBJECT TO CLAUSE (e) BELOW,

A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY NOTE PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTES DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 9.10. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d) TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY NOTES DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER NOTES DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(e) Each of the Issuer hereby irrevocably and unconditionally appoints Indivior US Holdings Inc., with an office on the date hereof at 10710 Midlothian Turnpike, Suite 125, North Chesterfield, Virginia 23235, and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of the Issuer and their respective property all writs, claims, process and summonses in any action or proceeding brought against it in the State of New York. Such service may be made by mailing or delivering a copy of such process to the Issuer in care of the Process Agent at the address specified above for the Process Agent, and each of the Issuer irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to the Issuer or failure of the Issuer to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or the Issuer, or of any judgment based thereon. The Issuer covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the delegation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. The Issuer hereto further covenants and agrees to maintain at all times an agent with offices in the United States to act as its Process Agent. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

Section 9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY)

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER NOTES DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13 Confidentiality. Each of the Administrative Agent, each Holder agrees (and each Holder agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates and its and its Affiliates’ respective directors, officers, managers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Issuer otherwise consents, no such disclosure shall be made by the Administrative Agent, any Holder or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent or any Holder that (i) is engaged as a principal primarily in private equity, mezzanine financing or venture capital or (ii) is a Disqualified Institution, (b) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent practicable and permitted by law, (i) inform the Issuer promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (c) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent practicable and permitted by law, inform the Issuer promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Issuer and the Administrative Agent), to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05, (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product to which any Note Party is a party and (iv) subject to the Issuer’s prior approval of the information to be disclosed (not to be unreasonably withheld or delayed), to any rating agency on a confidential basis in connection with obtaining or maintaining private ratings, (f) with the prior written consent of the Issuer and (g) to the extent (1) the Confidential Information becomes publicly available other than as a result of a breach of this Section 9.13 by such Person, its Affiliates or their respective Representatives or (2) becomes available to the Administrative Agent, any Holder or any of their respective Affiliates from a third-party source that is not known to be subject to a confidentiality obligation to the Issuer and/or any of its subsidiaries. For purposes of this Section 9.13, “Confidential Information” means all information relating to the Issuer and/or any of their subsidiaries and their respective businesses, or the Transactions (including any information obtained by the Administrative Agent or any Holder, or any of their respective Affiliates or Representatives, based on a review of the books and records relating to the Issuer and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent or Holder on a non-confidential basis prior to disclosure by the Issuer or any of its subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to Person that is a Disqualified Institution at the time of disclosure.

Section 9.14 No Fiduciary Duty. Each of the Administrative Agent, each Holder and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Holders”), may have economic interests that conflict with those of the Note Parties, their stockholders and/or their respective affiliates. Each Note Party agrees that nothing in the Notes Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Holder, on the one hand, and such Note Party, each Parent Company, their respective stockholders or their respective affiliates, on the other. Each Note Party acknowledges and agrees that: (i) the transactions contemplated by the Notes Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Holders, on the one hand, and the Note Parties and each Parent Company, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Holder has assumed an advisory or fiduciary responsibility in favor of any Note Party, any Parent Company, their respective stockholders or their respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Holder has advised, is currently advising or will advise any Note Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Note Party except the obligations expressly set forth in the Notes Documents and (y) each Holder is acting solely as principal and not as the agent or fiduciary of such Note Party, its respective management, stockholders, creditors or any other Person. Each Note Party acknowledges and agrees that such Note Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. To the fullest extent permitted by law, the Issuer and Holdings hereby waive and release any claims that they may have against each of the Holders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.15 Several Obligations. The respective obligations of the Holders hereunder are several and not joint and the failure of any Holder to make any Note or perform any of its obligations hereunder shall not relieve any other Holder from any of its obligations hereunder.

Section 9.16 Nonliability of Administrative Agent, Holders and Purchasers.

The relationship between the Issuer on the one hand and the Purchasers, Holders and Administrative Agent on the other hand shall be solely that of borrower and lenders. This Agreement does not give rise now or in the future to an agency, joint venture or partnership relationship between any Note Party on the one hand and the Administrative Agent or any Purchaser or Holder or any of their Affiliates on the other hand. Neither the Administrative Agent nor any Purchaser or Holder shall have any fiduciary responsibility to Issuer. Neither the Administrative Agent nor any Purchaser or Holder (a) undertakes any responsibility to Issuer or any other Note Party to review or inform Issuer or any other Note Party of any matter in connection with any phase of any such Person’s business or operations or (b) consents to any right of any Note Party, Purchaser or Holder or their Affiliates or Related Funds to inspect or audit any records or documents of the Administrative Agent or its Affiliates or Related Funds. Execution of this Agreement by Issuer constitutes a full, complete and irrevocable release of any and all claims which Issuer or any other Note Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Notes Documents. Neither the Administrative Agent nor any Purchaser or Holder shall have any liability with respect to, and Issuer (on behalf of itself and each other Note Party) hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages or liabilities. No Note Party shall rely on any work or analysis by the Administrative Agent or any Purchaser or Holder.

Section 9.17 USA PATRIOT Act; Beneficial Ownership Regulation Compliance. Each Holder that is subject to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation hereby notifies the Note Parties that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation (if applicable), it is required to obtain, verify and record information that identifies each Note Party, which information includes the name and address of such Note Party and other information that will allow such Holder to identify such Note Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.18 Disclosure. Each Note Party and each Holder hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other notes, loans to or have other relationships with any of the Note Parties and their respective Affiliates.

Section 9.19 Appointment for Perfection. Each Holder hereby appoints each other Holder as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Holders and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. If any Holder obtains possession of any Collateral, such Holder shall notify the Administrative Agent thereof; and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.20 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Note, together with all fees, charges and other amounts which are treated as interest on such Note under applicable law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Holder holding such Note in accordance with applicable law, the rate of interest payable in respect of such Note hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Note but were not payable as a result of the operation of this Section 9.19 shall be cumulated and the interest and Charged Amounts payable to such Holder in respect of other Notes or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Holder.

Section 9.21 Conflicts. Notwithstanding anything to the contrary contained herein or in any other Notes Document, in the event of any conflict or inconsistency between this Agreement and any other Notes Document, the terms of this Agreement shall govern and control.

Section 9.22 Release of Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary, any Subsidiary Guarantor shall automatically be released from its obligations hereunder (and its Note Guaranty shall be automatically released) (a) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder; provided, that the release of any Subsidiary Guarantor from its obligations under the Note Guaranty if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type (i) no Event of Default has occurred and is continuing or would result therefrom immediately after giving effect to such transaction, (ii) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the applicable Issuer is deemed to have made a new Investment in such Person for purposes of Section 6.06 (as if such Person were then newly acquired) in an amount equal to the portion of the fair market value of the net assets of such Person attributable to such Issuer’s equity interest therein as reasonably estimated by the applicable Issuer and such Investment is permitted pursuant to Section 6.06 (other than Section 6.06(f)) at such time, (iii) such Subsidiary is or becomes an Excluded Subsidiary for a bona fide legitimate business purpose of the Issuer and its Restricted Subsidiaries and not for the primary purpose of causing such Subsidiary to be released as a Subsidiary Guarantor and/or evading the Collateral and Guarantee Requirement, (iv) such release constitutes an incurrence of Indebtedness and Liens (without duplication of amounts already utilized under baskets available to such Subsidiary after giving pro forma effect to such release), to the extent of any Indebtedness owed by such Subsidiary or Liens on the assets or properties of such Subsidiary, and an Investment made in such Released Subsidiary in an amount equal to the fair market value of the aggregate amount of Investments made by the remaining Note Parties in such subsidiary during the time that such subsidiary was a Guarantor (net of all returns (including repayments of principal and payments of interest) from such Investments and profits, dividends and distributions (whether in cash, Cash Equivalents or property (up to the fair market value thereof)) received by the remaining Note Parties from such subsidiary during the time that such subsidiary was a Guarantor), (v) such Investment, Indebtedness and Liens are permitted at such time and (vi) a Responsible Officer of the applicable Issuer certifies to the Administrative Agent compliance with preceding clauses (i) through (v)) and/or (b) upon the occurrence of the Termination Date. In connection with any such release, the Administrative Agent shall promptly execute and deliver to the relevant Note Party, at such Note Party’s expense, all documents that such Note Party shall reasonably request to evidence termination or release; provided, that upon the request of the Administrative Agent, the Issuer shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement. Any execution and delivery of documents pursuant to the preceding sentence of this Section 9.22 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

Section 9.23 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Notes Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Note Party in respect of any such sum due from it to the Administrative Agent or any Holder hereunder or under the other Notes Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Holder (as applicable) of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Holder (as applicable) may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Holder (as applicable) from any Note Party in the Agreement Currency, the Issuer agree jointly and severally, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such

Holder (as applicable) or such other person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Holder (as applicable) in such currency, the Administrative Agent or such Holder (as applicable) agrees to return the amount of any excess to such Note Party (or to any other person who may be entitled thereto under applicable law).

Section 9.24 Waiver of Sovereign Immunity. Each Note Party that is organized under the laws of any jurisdiction other than the United States of America or any state thereof (each, a “Foreign Note Party”), in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Foreign Note Party or its respective Subsidiaries or any of its or its respective Subsidiaries’ properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Notes or any other Secured Obligations or any Notes Document or any other liability or obligation of such Foreign Note Party, or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Notes Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Foreign Note Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, each Foreign Note Party, as the case may be, further agrees that the waivers set forth in this Section 9.23 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

Section 9.25 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Notes Document or in any other agreement, arrangement or understanding among any parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Notes Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and each party hereto agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Notes Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.26 Acknowledgement Regarding Any Supported QFCs. To the extent that the Notes Documents provide support, through a guarantee or otherwise, for any hedge agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Holder shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RBP GLOBAL HOLDINGS LIMITED, as Issuer

By:	/s/ Abigail Sheppard
Name: Abigail Sheppard
Title: Director

INDIVIOR GLOBAL HOLDINGS LIMITED, as Holdings and as a Guarantor

By:	/s/ Abigail Sheppard
Name: Abigail Sheppard
Title: Director

INDIVIOR UK LIMITED, as a Guarantor

By:	/s/ Abigail Sheppard
Name: Abigail Sheppard
Title: Director

INDIVIOR EUROPE LIMITED, as a Guarantor

By:	/s/ Shakaib Qureshi
Name: Shakaib Qureshi
Title: Director

INDIVIOR FINANCE (2014) LLC, as a Guarantor

By:	/s/ Woodrow Anderson
Name: Woodrow Anderson
Title: President

Signature Page to Note Purchase Agreement

INDIVIOR JERSEY FINANCE LLC, as a Guarantor

By:	/s/ Woodrow Anderson
Name: Woodrow Anderson
Title: Manger

INDIVIOR UK FINANCE NO 2 LIMITED, as a Guarantor

By:	/s/ Abigail Sheppard
Name: Abigail Sheppard
Title: Director

INDIVIOR UK FINANCE NO 3 LIMITED, as a Guarantor

By:	/s/ Abigail Sheppard
Name: Abigail Sheppard
Title: Director

INDIVIOR US HOLDINGS INC., as a Guarantor

By:	/s/ Ryan Preblick
Name: Ryan Preblick
Title: Treasurer

INDIVIOR FINANCE LLC, as a Guarantor

By:	/s/ Thomas Weis
Name: Thomas Weis
Title: Manager

Signature Page to Note Purchase Agreement

INDIVIOR INC., as a Guarantor

By:	/s/ Ryan Preblick
Name: Ryan Preblick
Title: Treasurer

INDIVIOR TREATMENT SERVICES, INC., as a Guarantor

By:	/s/ Bal Ram Chopra
Name: Bal Ram Chopra
Title: Treasurer

INDIVIOR MANUFACTURING LLC, as a Guarantor

By:	/s/ Ryan Preblick
Name: Ryan Preblick
Title: Treasurer

INDIVIOR SOLUTIONS INC., as a Guarantor

By:	/s/ William Lundeen
Name: William Lundeen
Title: President and Treasurer

Signature Page to Note Purchase Agreement

PIPER SANDLER FINANCE LLC, as Administrative Agent

By:	/s/ James D. Chiarelli
Name: James D. Chiarelli
Title: Chief Operating Officer

Signature Page to Note Purchase Agreement

HPS Specialty Loan Fund VI, SCSp, as a Holder
By: HPS Investment Partners, LLC, its Portfolio Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

SLIF VI Holdings, LLC, as a Holder By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

HPS Specialty Loan Fund VI-L, SCSp, as a Holder
By: HPS Investment Partners, LLC, its Portfolio Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

SLIF VI-L Holdings, LLC, as a Holder By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

CST Specialty Loan Fund, L.P., as a Holder By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

Signature Page to Note Purchase Agreement

Moreno Street Direct Lending Fund, L.P., as a Holder
By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

Specialty Loan VG Fund, L.P., as a Holder By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

Reliance Standard Life Insurance Company, as a Holder
By: HPS Investment Partners, LLC, as Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

Safety National Casualty Corporation, as a Holder
By: HPS Investment Partners, LLC, as Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

Cactus Direct Lending Fund, L.P., as a Holder By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

Red Cedar Fund 2016, L.P., as a Holder By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

Signature Page to Note Purchase Agreement

Swiss Capital HPS Private Debt Fund L.P., as a Holder
By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

VG HPS Private Debt Fund L.P., as a Holder
By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

HPS Ocoee Specialty Loan Fund, L.P., as a Holder
By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

HPS Specialty Loan Fund TX, L.P., as a Holder
By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

Brickyard Direct Lending Fund (SLF), L.P., as a Holder
By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

Signature Page to Note Purchase Agreement

HPS Star Private Credit Fund, SCSp, as a Holder
By: HPS Investment Partners, LLC, its Portfolio Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

HPS Corporate Capital Solutions Fund, as a Holder
By: HPS Advisors, LLC, its Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

HPS Black Knight 1922 Specialty Loan Fund, LLC, as a Holder
By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

HPS Garden Private Credit Fund, L.P., as a Holder
By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

T Direct Lending Holdings, L.P., as a Holder
By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

Signature Page to Note Purchase Agreement

Palisades CLO, LLC, as a Holder
By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

Hudson Kettle LLC, as a Holder
By: HPS Investment Partners, LLC, as Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

Philadelphia Indemnity Insurance Company, as a Holder
By: HPS Investment Partners, LLC, as Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

TMD-DL Holdings, LLC, as a Holder
By: HPS Investment Partners, LLC, as Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

Houston Casualty Company, as a Holder
By: HPS Investment Partners, LLC, as Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

Signature Page to Note Purchase Agreement

Presidio Loan Fund, L.P., as a Holder
By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Aman Malik
Name: Aman Malik
Title: Managing Director

Signature Page to Note Purchase Agreement

Cliffwater Corporate Lending Fund, as a Holder

By	/s/ Stephen Nesbitt
Name: Stephen Nesbitt
Title: President

Steamboat SPV LLC, as a Holder

By	/s/ Stephen Nesbitt
Name: Stephen Nesbitt
Title: President

Signature Page to Note Purchase Agreement

EXHIBIT A-1

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Note Purchase Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Note Purchase Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Purchaser under the Note Purchase Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective Classes identified below and (ii) to the extent permitted to be assigned under applicable Requirements of Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Purchaser) against any Person, whether known or unknown, arising under or in connection with the Note Purchase Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). In the case where the Assigned Interest covers all of the Assignor’s rights and obligations under the Note Purchase Agreement, the Assignor shall cease to be a party thereto but shall continue to be (x) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 of the Note Purchase Agreement with respect to facts and circumstances occurring on or prior to the Effective Date and (y) subject to its obligations hereunder and under Section 9.13 of the Note Purchase Agreement. Such sale and assignment is (A) subject to acceptance and recording thereof in the Register by the Administrative Agent pursuant to Section 9.05(b)(iv) of the Note Purchase Agreement, (B) without recourse to the Assignor and (C) except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:  [•]

2. Assignee:  [•]

[and is an Affiliate/Approved Fund of [identify Purchaser]1]

[1]	Select as applicable.

A-1-1

3. Issuer: RBP Global Holdings Limited, a limited company organized under the laws of England and Wales

4. Administrative Agent: Piper Sandler Finance LLC, as administrative agent under the Note Purchase Agreement

5. Note Purchase Agreement: That certain Note Purchase Agreement, dated as of [____], 2024, by and among RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Issuer”), Indivior Global Holdings Limited, a limited company organized under the laws of England and Wales (“Holdings”), the other Persons from time to time party hereto as Note Parties, Piper Sandler Finance LLC, in its capacities as an administrative agent and collateral agent for the Holders (in such capacities, the “Administrative Agent”), and the Purchasers identified on Schedule 1.01(a) thereto (as amended, restated, supplemented and/or otherwise modified from time to time, the “Note Purchase Agreement”).

6. Assigned Interest:

Aggregate Amount of Commitment/Notes	Class of Commitments /Notes Assigned	Amount of Commitment/Notes Assigned[2]	Percentage Assigned of Commitment/Notes under Relevant Class[3]		CUSIP Number
$		$		%
$		$		%
$		$		%

Effective Date: [•] [•], 20[•] [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

7. THE PARTIES HERETO ACKNOWLEDGE THAT ANY ASSIGNMENT TO ANY DISQUALIFIED INSTITUTION SHALL BE SUBJECT TO THE PROVISIONS OF SECTION 9.05(f) OF THE NOTE PURCHASE AGREEMENT.

[Signature Page Follows]

[2]

Not to be less than (x) $1,000,000 in the case of Initial Term Notes, Additional Term Notes, Initial Term Note Commitments and Additional Term Note Commitments and (y) $5,000,000 in the case of Variable Notes, Additional Variable Notes, Variable Note Commitments or Additional Variable Note Commitments unless the Issuer and the Administrative Agent otherwise consent.

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Notes of all Purchasers thereunder.

A-1-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

A-1-3

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:
PIPER SANDLER FINANCE LLC, as Administrative Agent[4]

By:
Name:
Title:

[Consented to:][5]
RBP GLOBAL HOLDINGS LIMITED, as Issuer

By:
Name:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by Section 9.05(b)(i)(B) of the Note Purchase Agreement.
[5]	To be added only if the consent of the Issuer is required by Section 9.05(b)(i)(A) of the Note Purchase Agreement.

A-1-4

Annex I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitment, and the outstanding balances of its Notes, in each case of the relevant Classes without giving effect to assignments thereof which have not become effective, are as set forth herein, (iv) it is not a Defaulting Purchaser and (v) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Note Purchase Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto (other than this Assignment and Assumption) or any collateral thereunder, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Issuer , any of its Restricted Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Issuer, any of their Restricted Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it is an Eligible Assignee and has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Purchaser under the Note Purchase Agreement, (ii) it satisfies the requirements, if any, specified in the Note Purchase Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Purchaser, (iii) from and after the Effective Date, it shall be bound by the provisions of the Note Purchase Agreement and the other Loan Documents as a Purchaser thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Purchaser thereunder, (iv) it has received a copy of the Note Purchase Agreement, together with copies of the financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Purchaser, (v) it has examined the list of Disqualified Institutions and it is not (A) listed on such list or (B) an Affiliate of a Person listed on such list [(other than, in the case of this Clause (B), a Bona Fide Debt Fund)]1 and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.17 of the Note Purchase Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Purchaser, and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents,

[1]	Insert bracketed language if Assignee is a Bona Fide Debt Fund and not otherwise identified on the list of Disqualified Institutions.

Annex I to Exhibit A-1-1

(ii) it appoints and authorizes the Administrative Agent (including in its capacity as security trustee under the Security Trust Deed) to take such action on its behalf and to exercise such powers and discretion under the Note Purchase Agreement, the other Loan Documents (including the Security Trust Deed) or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent (including in its capacity as Security Trustee) by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Purchaser.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the laws of the State of New York.

Annex I to Exhibit A-1-2

EXHIBIT A-2

[FORM OF]

AFFILIATED PURCHASER

ASSIGNMENT AND ASSUMPTION

This Affiliated Purchaser Assignment and Assumption (the “Affiliated Purchaser Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Affiliated Purchaser] (the “Assignee””). Capitalized terms used but not defined herein shall have the meanings given to them in the Note Purchase Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Affiliated Purchaser Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Note Purchase Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Term Purchaser under the Note Purchase Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective Classes of Term Loans identified below and (ii) to the extent permitted to be assigned under applicable Requirements of Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Term Purchaser) against any Person, whether known or unknown, arising under or in connection with the Note Purchase Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). In the case where the Assigned Interest covers all of the Assignor’s rights and obligations under the Note Purchase Agreement, the Assignor shall cease to be a party thereto but shall continue to be (x) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 of the Note Purchase Agreement with respect to facts and circumstances occurring on or prior to the Effective Date and (y) subject to its obligations hereunder and under Section 9.13 of the Note Purchase Agreement. Such sale and assignment is (i) subject to acceptance and recording thereof in the Register by the Administrative Agent pursuant to Section 9.05(b)(iv) of the Note Purchase Agreement, (ii) without recourse to the Assignor and (iii) except as expressly provided in this Affiliated Purchaser Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor: [•]

2. Assignee: [•]

3. Issuer: RBP Global Holdings Limited, a limited company organized under the laws of England and Wales

A-2-1

4. Administrative Agent: Piper Sandler Finance LLC, as administrative agent under the Note Purchase Agreement

5. Note Purchase Agreement: That certain Note Purchase Agreement, dated as of [____], 2024, by and among RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Issuer”), Indivior Global Holdings Limited, a limited company organized under the laws of England and Wales (“Holdings”), the other Persons from time to time party hereto as Note Parties, Piper Sandler Finance LLC, in its capacities as an administrative agent and collateral agent for the Holders (in such capacities, the “Administrative Agent”), and the Purchasers identified on Schedule 1.01(a) thereto (as amended, restated, supplemented and/or otherwise modified from time to time, the “Note Purchase Agreement”).

6. Assigned Interest:

Aggregate Amount of Term Notes	Class of Term Loans Assigned	Amount of Term Notes Assigned[1]	Percentage Assigned of Term Notes under Relevant Class[2]		CUSIP Number
$		$		%
$		$		%
$		$		%

Effective Date: [•] [•], 20[*] [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

[Signature Page Follows]

[1]	Not to be less than $1,000,000 unless the Issuer and the Administrative Agent otherwise consent.
[2]	Set forth, to at least 9 decimals, as a percentage of the Term Notes of all Purchasers thereunder.

A-2-2

The terms set forth in this Affiliated Purchaser Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

A-2-3

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

A-2-4

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED PURCHASER ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) the outstanding balances of its Term Notes of the relevant Class(es) without giving effect to assignments thereof which have not become effective, are as set forth herein, and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Purchaser Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Note Purchase Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto (other than this Affiliated Purchaser Assignment and Assumption) or any collateral thereunder, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Issuer, any of their Restricted Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Issuer, any of their Restricted Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document. [The Assignor acknowledges and agrees that in connection with this Affiliated Purchaser Assignment and Assumption, (1) the applicable Affiliated Purchaser or its Affiliates may have, and later may come into possession of, material non-public information with respect to Holdings, the Issuer or their respective subsidiaries, or the respective securities of any of the foregoing (“MNPI”), (2) the Assignor has independently, without reliance on the applicable Affiliated Purchaser, Holdings, the Issuer, any of their respective subsidiaries, the Administrative Agent, the Arrangers or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding the Assignor’s lack of knowledge of the MNPI, (3) none of the applicable Affiliated Purchasers, Holdings, the Issuer, any of their respective subsidiaries, the Administrative Agent, the Arrangers or any of their respective Affiliates shall have any liability to the Assignor, and the Assignor hereby waives and releases, to the extent permitted by law, any claims it may have against the applicable Affiliated Purchaser, Holdings, the Issuer, each of their respective subsidiaries, the Administrative Agent, the Arrangers and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the MNPI and (4) the MNPI may not be available to the Administrative Agent, the Arrangers or the other Purchasers.]9

1.2 Assignee. The Assignee represents and warrants that (i) it is an Affiliated Purchaser and has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Purchaser Assignment and Assumption and to consummate the transactions contemplated hereby, (ii) it satisfies the requirements, if any, specified in the Note Purchase Agreement that are required to be satisfied by it in order to acquire the Assigned Interest, (iii) it has received a copy of the Note Purchase Agreement, together with copies of the financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant

[9]	Insert if required by Section 9.05(g)(v) of the Note Purchase Agreement.

Annex I to Exhibit A-2-5

to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Affiliated Purchaser Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Purchaser, (v) (1) no Indebtedness incurred under the Revolving Facility or any Additional Revolving Facility has been utilized to fund the purchase of the Assigned Interest, (2) no Default or Event of Default exists at the time of acceptance of bids for any Dutch Auction or the confirmation of any open market purchase, (3) the Term Notes in respect of such Assigned Interest shall be withdrawn and cancelled immediately after the Effective Date and (4) in the case of an assignment by way of an open market repurchase, the aggregate amount of all Term Loans (including those purchased hereunder) does not exceed the cap set forth in Section 9.05(g)(iii) of the Note Purchase Agreement.

2. [Reserved].

3. General Provisions. This Affiliated Purchaser Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Affiliated Purchaser Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Affiliated Purchaser Assignment and Assumption by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Affiliated Purchaser Assignment and Assumption. This Affiliated Purchaser Assignment and Assumption shall be construed in accordance with and governed by the laws of the State of New York.

Annex I to Exhibit A-2-6

EXHIBIT B

[FORM OF]

NOTICE OF ISSUANCE

[__]

[__]

[__]

Attention: [__]

Fax: [__]

Email: [__]

[•] [•], 20[•]1

Ladies and Gentlemen:

Reference is hereby made to that certain Note Purchase Agreement of even date herewith (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) by and among RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Issuer”), Indivior Global Holdings Limited, a limited company organized under the laws of England and Wales (“Holdings”), the other Persons from time to time party hereto as Note Parties, Piper Sandler Finance LLC, in its capacities as an administrative agent and collateral agent for the Holders (in such capacities, the “Administrative Agent”), and the Purchasers identified on Schedule 1.01(a) thereto. Terms defined in the Note Purchase Agreement are used herein with the same meanings unless otherwise defined herein.

The undersigned hereby gives you notice pursuant to Section 2.03 of the Note Purchase Agreement that it requests the Issuance under the Note Purchase Agreement to be made on [•] [•], 20[•], and in that connection sets forth below the terms on which the Issuance is requested to be made:

(A)	Issuer	[•]

(B)	Date of Issuance (which shall be a Business Day)	[•]

[1]

The Administrative Agent must be notified in writing, which must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than 12:00 p.m. (New York City time) (i) three Business Days prior to the requested day of any Issuance of SOFR Notes denominated in Dollars (or one Business Day in the case of any Issuance of SOFR Initial Term Notes to be made on the Closing Date), (ii) on the requested date of any Issuance of ABR Notes denominated in Dollars or (iii) three Business Days prior to the requested day of any Issuance of SOFR Notes denominated in an Alternative Currency (or, in the case of clause (iii), such later time as shall be acceptable to the Administrative Agent); provided, however, that if the applicable Issuer wishes to request SOFR Notes having an Interest Period of other than one, two, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the applicable Issuer must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) one Business Day prior to the date for such Issuance required pursuant to clause (i) or (iii) above, whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to them and (B) not later than 10:00 a.m. (New York City time) on the next Business Day, the Administrative Agent shall notify the applicable Issuer whether or not the requested Interest Period has been consented to by all the appropriate Purchasers.

B-1

(C)	Aggregate Amount of Issuance[2]	$ [•]

(D)	Type of Issuance[3]	[•]

(E)	Class of Issuance	[•]

(F)	Interest Period[4]	[•]

(G)	Currency[5]	[•]

(H)	Amount, Account Number and Location	[•]

Wire Transfer Instructions:
Amount	$	[•]
Bank:		[•]
ABA No.:		[•]
Account No.:		[•]
Account Name:		[•]
Account Holder:		[•]

[The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Issuance:

(A) The representations and warranties of the Note Parties set forth in the Note Purchase Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the Issuance requested hereby with the same effect as though such representations and warranties had been made on and as of the date of such Issuance; provided that to the extent that any representation and warranty specifically refers to a given date or period, it is true and correct in all material respects as of such date or for such period.

(B) At the time of and immediately after giving effect to the Issuance requested hereby, no Default or Event of Default exists.]6

[Signature Page Follows]

[2]	Subject to Section 2.02(c) of Note Purchase Agreement.
[3]	State whether a SOFR Issuance or ABR Issuance. If no Type of Issuance is specified, then the requested, Issuance shall be an ABR Issuance.
[4]	Must be a period contemplate by the definition of “Interest Period”. If no Interest Period is specified, then the Interest Period shall be of one-month’s duration.
[5]

State whether the Issuance shall be in Dollars, Sterling, or another Alternative Currency approved in accordance with Section 1.08 of the Note Purchase Agreement. Issuances of Initial Term Notes may only be made in Dollars.

[6]

Include bracketed language only for Issuance after Closing Date other than in connection with an issuance to fund a Limited Condition Acquisition (to the extent not otherwise required by the Purchasers of the applicable Incremental Notes).

B-2

[ISSUER][7]

By:
Name:
Title:

[7]	Insert applicable Issuer(s).

B-3

EXHIBIT C

[FORM OF]

COMPLIANCE CERTIFICATE

[•] [•], 20[*]

To:	The Administrative Agent and each of the Purchasers parties to the

Note Purchase Agreement described below

This Compliance Certificate is furnished pursuant to that Note Purchase Agreement of even date herewith (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) by and among RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Issuer”), Indivior Global Holdings Limited, a limited company organized under the laws of England and Wales (“Holdings”), the other Persons from time to time party hereto as Note Parties, Piper Sandler Finance LLC, in its capacities as an administrative agent and collateral agent for the Holders (in such capacities, the “Administrative Agent”), and the Purchasers identified on Schedule 1.01(a) thereto.

THE UNDERSIGNED HEREBY CERTIFIES, AS A RESPONSIBLE OFFICER OF THE ISSUER, IN SUCH CAPACITY AND NOT IN AN INDIVIDUAL CAPACITY, THAT:

4. I am the duly elected [•] of the Issuer and a Responsible Officer of the Issuer;

5. I have reviewed the terms of the Note Purchase Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Issuer and its Restricted Subsidiaries, on a consolidated basis, during the [Fiscal Quarter] [Fiscal Year] covered by the attached financial statements;

6. [The attached financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of Indivior PLC as at the dates indicated and its income and cash flows for the periods indicated, subject to the absence of footnotes and normal year-end adjustments.]1

7. [Except as described in the disclosure set forth below, the] [The] examinations described in paragraph 2 did not disclose, and I have no knowledge of the existence of any condition or event which constitutes a Default or Event of Default that exists as of the date of this Compliance Certificate [and the disclosure set forth below specifies, in reasonable detail, the nature of any such condition or event and any action taken or proposed to be taken with respect thereto.]

8. [Schedule 1 attached hereto sets forth reasonably detailed calculations of Excess Cash Flow of Holdings and its Restricted Subsidiaries for such Fiscal Year.]2

[1]	Include to the extent the relevant Compliance Certificate is delivered in connection with unaudited quarterly financials pursuant to Section 5.01(a) of the Note Purchase Agreement.
[2]

Only required to the extent the relevant Compliance Certificate is delivered in connection with audited annual financial statements delivered pursuant to Section 5.01(b) of the Note Purchase Agreement (commencing with the Fiscal Year ending December 31, 2025), it being agreed that the first payment under Section 2.11(b)(i) of the Note Purchase Agreement, if any, shall be in respect of the Fiscal Year ending December 31, 2025.

9. [Attached as Schedule 2 hereto is a list of the subsidiaries of the Issuer that identifies each subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date hereof.] [There is no change in the list of Restricted Subsidiaries and Unrestricted Subsidiaries since the later of the Closing Date and the date of the last Compliance Certificate.]

10. [Attached as Schedule 3 hereto are (i) a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from the attached financial statements and (ii) if the attached financial statements relate to any Parent Company, consolidating financial information summarizing in reasonable detail the information related to such Parent Company, on the one hand, and the information relating to the applicable Borrower on a standalone basis, on the other hand, which consolidating information has been fairly presented in all material respects.]3

11. [Attached hereto as Schedule 4 is the Narrative Report required to be delivered with the attached financial statements in accordance with Section 5.01(a) or (b) of the Note Purchase Agreement, as applicable].

12. Attached as Schedule 5 hereto are calculations in reasonable detail demonstrating compliance with the covenant set forth in Section 6.15 of the Note Purchase Agreement.

13. [Attached as Schedule 6 hereto is a report on the attached consolidated financial statements of an independent certified public accountant of recognized national standing that is required to be delivered with the attached financial statements in accordance with Section 5.01(b) of the Credit Agreement.]4

14. [Schedule 7 attached hereto sets forth reasonably detailed calculations of any Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds received during such Fiscal Year by or on behalf of any Borrower or any of the Restricted Subsidiaries subject to prepayment pursuant to Section 2.11(b) of the Note Purchase Agreement, and the portion of such Net Proceeds that have been invested or are intended to be reinvested in accordance with Section 2.11(b)(ii) of the Note Purchase Agreement.]5

15. [Schedule 8 attached hereto sets forth reasonably detailed calculations of Consolidated Total Assets, the Available Amount and the Available Excluded Contribution Amount as of the last date of such [Fiscal Quarter][Fiscal Year].] [There is no change in the amount of Consolidated Total Assets, the Available Amount and the Available Excluded Contributions Amount from those set forth in the last Compliance Certificate.]

[The description below sets forth the exceptions to paragraph 4 by listing, in reasonable detail, the nature of the condition or event, the period during which it has existed and the action which the Issuer have taken, are taking, or propose to take with respect to each such condition or event:]

[3]

Only required if (A) in the case of clause (i), a subsidiary of the Issuer is or has been designated as an Unrestricted Subsidiary at the time of delivery of the applicable Compliance Certificate and (B) in the case of clause (ii), if the applicable financial statements relate to any Parent Company.

[4]	Only required to the extent the relevant Compliance Certificate is delivered in connection with the audited annual financial statements pursuant to Section 5.01(b) of the Note Purchase Agreement.
[5]

Only required to the extent the relevant Compliance Certificate is delivered in connection with audited annual financial statements delivered pursuant to Section 5.01(b) of the Note Purchase Agreement.

[Signature Page Follows]

The foregoing certifications, together with the information set forth in the Schedules hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered as of the date first written above.

RBP GLOBAL HOLDINGS LIMITED, as Issuer

By:
Name:
Title:

EXHIBIT D

[FORM OF]

INTEREST ELECTION REQUEST

[__]

[__]

[__]

Attention: [__]

Fax: [__]

Email: [__]

[•] [•], 20[•]1

Ladies and Gentlemen:

Reference is hereby made to that certain Note Purchase Agreement of even date herewith (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) by and among RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Issuer”), Indivior Global Holdings Limited, a limited company organized under the laws of England and Wales (“Holdings”), the other Persons from time to time party hereto as Note Parties, Piper Sandler Finance LLC, in its capacities as an administrative agent and collateral agent for the Holders (in such capacities, the “Administrative Agent”), and the Purchasers identified on Schedule 1.01(a) thereto. Terms defined in the Note Purchase Agreement are used herein with the same meanings unless otherwise defined herein.

The undersigned hereby gives you notice pursuant to Section 2.08 of the Note Purchase Agreement of an interest rate election, and in that connection sets forth below the terms thereof:

(A) [on [insert applicable date] (which is a Business Day), the undersigned will convert $[•]2 of the aggregate outstanding principal amount of the [Term][Variable] Notes, bearing interest at the [APR] [SOFR] Rate, and denominated in [•], into a [SOFR] [APR] Note denominated in the same currency [and, in the case of a SOFR Note, having an Interest Period of [•] month(s)]3[; and] [.]]

[1]

The Administrative Agent must be notified in writing (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)), which must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) (i) three Business Days prior to the requested day of any conversion or continuation of SOFR Notes denominated in Dollars, (ii) on the requested date of any conversion of any Borrowing to, or any continuation of any Borrowing as, ABR Notes denominated in Dollars or (iii) three Business Days prior to the requested day of any conversion or continuation of SOFR Notes denominated in an Alternative Currency (or, in the case of clause (iii), such later time as shall be acceptable to the Administrative Agent); provided, however, that if the applicable Issuer wishes to request a conversion or continuation of SOFR Notes with an Interest Period of other than one, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the applicable Borrower must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) one Business Day prior to the requested date of such conversion or continuation required pursuant to clause (i) or (iii) above, whereupon the Administrative Agent shall give prompt notice to the appropriate Purchasers of such request and determine whether the requested Interest Period is acceptable to them and (B) not later than 10:00 a.m. (New York City time) on the next Business Day, the Administrative Agent shall notify the applicable Issuer whether or not the requested Interest Period has been consented to by all the appropriate Purchasers.

[2]	Subject to Section 2.02(c) of the Note Purchase Agreement.
[3]	Must be a period contemplated by the definition of “Interest Period”.

(B) [on [insert applicable date] (which is a Business Day), the undersigned will continue $[•] of the aggregate outstanding principal amount of the [Term] [Variable] Notes bearing interest at the SOFR Rate, and denominated in [•] currency, as SOFR Notes denominated in the same currency having an Interest Period of [•] month(s)4.]

[Signature Page Follows]

[4]	Must be a period contemplated by the definition of “Interest Period”.

[ISSUER][5]

By:
Name:
Title:

[5]	Insert applicable Issuer(s).

EXHIBIT E

FORM OF PERFECTION CERTIFICATE

[•], 20[•]

Reference is hereby made to (i) that certain Note Purchase Agreement dated as of November 4 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) by and among RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Issuer”), Indivior Global Holdings Limited, a limited company organized under the laws of England and Wales (“Holdings”), the other Persons from time to time party hereto as Notes Parties, Piper Sandler Finance LLC, in its capacities as an administrative agent and collateral agent for the Holders (in such capacities, the “Administrative Agent”), and the Purchasers identified on Schedule 1.01(a) thereto, and (ii) that certain U.S. Security Agreement, dated as of November 4, 2024, by and among the Issuer, the Persons listed on the signature pages thereto and the Administrative Agent, as collateral agent for the Secured Parties referred to therein (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”).Capitalized terms used but not defined herein have the meanings assigned to such terms in the Note Purchase Agreement or the Security Agreement, as applicable.

Each Note Party hereby certifies to the Collateral Agent as follows:

1. Names.

(a) The exact legal name of each Note Party, as such name appears in its certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Note Party is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Note Party, the Federal Taxpayer Identification Number, if any, of each Note Party and the jurisdiction of formation or incorporation of each Note Party.

(b) Set forth in Schedule 1(b) hereto is any other corporate or organizational names each Note Party has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Note Party, or any other business or organization to which each Note Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Note Party has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. The chief executive office of each Note Party is located at the address set forth in Schedule 2 hereto.

3. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 3 attached hereto, all of the Collateral (as defined in the Note Purchase Agreement) has been originated in the ordinary course of business or consists of goods which have been acquired by such Note Party in the ordinary course of business from a person in the business of selling goods of that kind.

4. Reserved.

5. Reserved.

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements, (ii) the appropriate filing offices for the filings relating to the Intellectual Property, if any, set forth in Schedule 11, (iii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Property, if any, set forth in Schedule 7(a) and (iv) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents.

7. Real Property. Attached hereto as Schedule 7(a) is a list of all (i) real property owned by each Note Party as of the Closing Date having a value in excess of $10,000,000 (such real property, the “Mortgaged Property”), and (ii) addresses of each Mortgaged Property. Except as described on Schedule 7(b) attached hereto, no Note Party has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor.

8. Termination Statements. Attached hereto as Schedule 8 is a list of UCC termination statements to be filed in each applicable jurisdiction with respect to each Lien described therein.

9. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9 is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other Capital Stock of each Note Party and its subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other Capital Stock setting forth the percentage of such Capital Stock pledged under the Collateral Documents.

10. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness (other than (i) checks to be deposited in the ordinary course of business and (ii) instruments, promissory notes, chattel paper and other evidence of indebtedness which is less than $5,000,000 in the aggregate held by each Note Party as of the date hereof, including all intercompany notes, stating if such instruments, chattel paper or other evidence of indebtedness is required to be pledged under any Loan Document.

11. Intellectual Property. Attached hereto as Schedule 11 is a schedule setting forth all of each Note Party’s material issued and applied for United States federal Patents, material registered and applied for United States federal Trademarks, and material United States federal registered Copyrights, including the name of the registered owner or applicant and the registration, application, or publication number, as applicable.

12. Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims held by each Note Party with an estimated value in excess of $5,000,000, including a brief description thereof and stating if such commercial tort claims are required to be pledged under the Security Agreement.

13. Insurance. Attached hereto as Schedule 13 is a true and correct list of all insurance policies of each Note Party.

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IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first written above.

By:
Name:
Title:

EXHIBIT F

[FORM OF]

PERFECTION CERTIFICATE SUPPLEMENT

______________ __, ______

Reference is hereby made to (i) Note Purchase Agreement dated as of November 4, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) by and among RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Issuer”), Indivior Global Holdings Limited, a limited company organized under the laws of England and Wales (“Holdings”), the other Persons from time to time party hereto as Note Parties, Piper Sandler Finance LLC, in its capacities as an administrative agent and collateral agent for the Holders (in such capacities, the “Administrative Agent”), and the Purchasers identified on Schedule 1.01(a) thereto. (ii) that certain U.S. Security Agreement, dated as of November 4, 2024, by and among the Issuer, the Persons listed on the signature pages thereto and the Agent, as collateral agent for the Secured Parties referred to therein (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”) and (iii) that certain Perfection Certificate, dated as of November 4, 2024, (as supplemented by any perfection certificate and/or perfection certificate supplement delivered prior to the date hereof, the “Prior Perfection Certificate”). Capitalized terms used but not defined herein have the meanings assigned to such terms in the Note Purchase Agreement or the Security Agreement, as applicable. For purposes of this Perfection Certificate Supplement only, “Note Parties” shall refer solely to Note Parties (as defined in the Note Purchase Agreement) that are organized under the laws of the United States or the United Kingdom.

The undersigned Note Parties hereby certify to the Administrative Agent as follows:

1. Names.

(a) Except as set forth on Schedule 1(a) hereto, the exact legal name of each Note Party, as such name appears in its certificate of incorporation or any other organizational document, is set forth in Schedule 1(a) to the Prior Perfection Certificate. Except as set forth on Schedule 1(a) hereto, each Note Party is (i) the type of entity disclosed next to its name in Schedule 1(a) to the Prior Perfection Certificate and (ii) a registered organization except to the extent disclosed in Schedule 1(a) to the Prior Perfection Certificate. Also, except as set forth on Schedule 1(a) hereto, set forth in Schedule 1(a) to the Prior Perfection Certificate is the organizational identification number, if any, of such Note Party, the Federal Taxpayer Identification Number, if any, of such Note Party and the jurisdiction of formation of such Note Party.

(b) Except as set forth in Schedule 1(b) hereto, set forth in Schedule 1(b) to the Prior Perfection Certificate is any other corporate or organizational names each Note Party has had in the past five years, together with the date of the relevant change.

(c) Except as set forth on Schedule 1(c) hereto, set forth in Schedule 1(c) to the Prior Perfection Certificate is a list of all other names used by any Note Party, or any other business or organization to which such Note Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth on Schedule 1(c) hereto, no Note Party has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. Except as set forth on Schedule 2 hereto, the chief executive office of each Note Party is located at the address set forth in Schedule 2 to the Prior Perfection Certificate.

3. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 3 to the Prior Perfection Certificate and Schedule 3 hereto, all of the Collateral (as defined in the Note Purchase Agreement) has been originated in the ordinary course of business or consists of goods which have been acquired by each Note Party in the ordinary course of business from a person in the business of selling goods of that kind.

4. File Search Reports. Except as set forth on Schedule 4 Hereto Schedule 4 to the Prior Perfection Certificate is a true and accurate summary of file search reports from (A) the Uniform Commercial Code filing offices (i) in each jurisdiction identified on Schedule 1(a) or Schedule 2 hereto and thereto with respect to each legal name set forth on Schedule 1(a) and Schedule 1(b) hereto and thereto and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 hereto and thereto relating to any of the transactions described in Schedule 1(c) or Schedule 3 hereto and thereto with respect to each legal name of the person or entity from which each Note Party purchased or otherwise acquired any of the Collateral and (B) each real estate recording office identified in Schedule 7 hereto and thereto with respect to real estate on which Collateral consisting of fixtures is or is to be located. A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Collateral Agent.

5. UCC Filings. Except as set forth on Schedule 5 hereto, the financing statements (duly authorized by each Note Party constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 to the Prior Perfection Certificate relating to the Security Agreement, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof and thereof.

6. Schedule of Filings. Except as set forth on Schedule 6 Hereto Schedule 6 to the Prior Perfection Certificate sets forth (i) the appropriate filing offices for the financing statements attached hereto and thereto as Schedule 5, (ii) the appropriate filing offices for the filings relating to the Intellectual Property set forth in Schedule 11 hereto and thereto, (iii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Property set forth in Schedule 7(a) hereto and thereto and (iv) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents.

7. Real Property. Except as set forth on Schedule 7(a) hereto, attached as Schedule 7(a) to the Prior Perfection Certificate is a list of all (i) real property owned, leased or otherwise held by Note Party as of the Closing Date, (ii) real property owned by any Note Party as of the Closing Date having a value in excess of $10,000,000 (such real property, the “Mortgaged

Property”), and (iii) addresses of each Mortgaged Property. Except as described on Schedule 7(b) hereto or of the Prior Perfection Certificate, no Note Party has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described on Schedule 7(a) hereto or thereto.

8. Termination Statements. Except as set forth on Schedule 8(a) Hereto Schedule 8(a) to the Prior Perfection Certificate sets forth the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8(b) hereto and thereto with respect to each Lien described therein.

9. Stock Ownership and Other Equity Interests. Except as set forth on Schedule 9 hereto, attached as Schedule 9 to the Prior Perfection Certificate is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other Capital Stock of each Note Party and its subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other Capital Stock setting forth the percentage of such Capital Stock pledged under the Security Agreement.

10. Instruments and Tangible Chattel Paper. Except as set forth on Schedule 10 hereto, attached as Schedule 10 to the Prior Perfection Certificate is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness (other than (i) checks to be deposited in the ordinary course of business and (ii) instruments, promissory notes, chattel paper and other evidence of indebtedness which is less than $5,000,000 in the aggregate) held by any Note Party as of the date hereof, including all intercompany notes, stating if such instruments, chattel paper or other evidence of indebtedness is required to be pledged under any Loan Document.

11. Intellectual Property. Except as set forth on Schedule 11 hereto, attached as Schedule 11 to the Prior Perfection Certificate is a schedule setting forth all of each Note Party’s material issued and applied for United States federal Patents, material registered and applied for United States federal Trademarks, and material United States federal registered Copyrights, including the name of the registered owner or applicant and the registration, application, or publication number, as applicable.

12. Commercial Tort Claims. Except as set forth on Schedule 12 hereto, attached as Schedule 12 to the Prior Perfection Certificate is a true and correct list of all Commercial Tort Claims held by any Note Party with an estimated value in excess of $5,000,000, including a brief description thereof and stating if such commercial tort claims are required to be pledged under the Security Agreement.

13. Deposit Accounts, Securities Accounts and Commodity Accounts. Except as set forth on Schedule 13 hereto, attached as Schedule 13 to the Prior Perfection Certificate is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Note Party, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

14. Letter-of-Credit Rights. Except as set forth on Schedule 14 hereto, attached as Schedule 14 to the Prior Perfection Certificate is a true and correct list of all Letters of Credit issued in favor of each Note Party, as beneficiary thereunder, stating if letter of credit rights with respect to such Letters of Credit are required to be subject to a control arrangement pursuant to the Security Agreement.

15. Reserved.

16. Insurance. Except as set forth on Schedule 16 hereto, attached as Schedule 16 to the Prior Perfection Certificate is a true and correct list of all insurance policies of each Note Party.

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IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate Supplement as of the date first written above.

[NOTE PARTY]

By:
Name:
Title:

EXHIBIT G

[FORM OF]

PROMISSORY NOTE

$[•]	New York, New York
[•] [•], 20[*]

FOR VALUE RECEIVED, the undersigned, RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (“RBP”), hereby promises to pay on demand to [•] (the “Holder”) or its registered permitted assign, at the office of [__] at [__], [Term] [Variable] Notes of [insert relevant Class of Notes] in Dollars [or the applicable Alternative Currency (as the case may be)]the1 principal amount of $[•] or such lesser amount as is outstanding from RBP to Holder from time to time, on the dates and in the amounts set forth in the Note Purchase Agreement, dated as of [____], 2024, by and among RBP, as the Issuer, Indivior Global Holdings Limited, a limited company organized under the laws of England and Wales, as Holdings and a Note Party (as defined therein), the other Note Parties from time to time party thereto, the Purchasers from time to time party thereto, and Piper Sandler Finance LLC in its capacities as an administrative agent and collateral agent for the Holders (the “Administrative Agent”) (as amended, restated, supplemented and/or otherwise modified from time to time, the “Note Purchase Agreement”). RBP promises to pay interest from the date of such Notes on the principal amount thereof from time to time outstanding, in Dollars [or the applicable Alternative Currency (as the case may be)],2 at such office, in each case, in the manner and at the rate or rates per annum and payable on the dates provided in the Note Purchase Agreement. Terms used but not defined herein shall have the meanings assigned to such terms in the Note Purchase Agreement.

RBP promises to pay interest on any overdue principal and, to the extent permitted by Requirements of Law, overdue interest from the relevant due dates, in each case, in the manner, at the rate or rates and under the circumstances provided in the Note Purchase Agreement.

RBP hereby waives diligence, presentment, demand, protest and notice of any kind to the extent possible under any Requirements of Law. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this promissory note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedules attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of RBP under this Note.

This promissory note is one of the promissory notes referred to in the Note Purchase Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Note Purchase Agreement, all upon the terms and conditions therein specified. This promissory note is entitled to the benefit of the Note Purchase Agreement, and the obligations hereunder are guaranteed and secured as provided therein and in the other Note Documents referred to in the Note Purchase Agreement.

[1]	Select for Variable Note.
[2]	Select for Variable Note.

If any assignment by the Holder holding this promissory note occurs with respect to the entire principal amount of the Notes evidenced hereby after the date of the issuance hereof, the Holder agrees that it shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender this promissory note to the Administrative Agent for cancellation.

THE ASSIGNMENT OF THIS PROMISSORY NOTE AND ANY RIGHTS WITH RESPECT THERETO ARE SUBJECT TO THE PROVISIONS OF THE NOTE PURCHASE AGREEMENT, INCLUDING THE PROVISIONS GOVERNING THE REGISTER AND THE PARTICIPANT REGISTER.

THIS PROMISSORY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Remainder of Page Intentionally Left Blank]

RBP GLOBAL HOLDINGS LIMITED

By:
Name:
Title:

Signature Page to Promissory Note

EXHIBIT H

FORM OF GLOBAL INTERCOMPANY NOTE

New York, New York

[•], 20[*]

FOR VALUE RECEIVED, each of the undersigned entities on the first signature page hereto and any entity becoming a party hereto from time to time by executing a counterpart signature hereto, in each case to the extent a borrower from time to time (each, in such capacity, a “Payor”), hereby promises to pay at such time on such terms as are agreed by Payor and Payee or, if no such terms are agreed, on demand to the order of each of the undersigned entities on the second signature page hereto and each entity becoming a party hereto from time to time by executing a counterpart signature hereto, in each case to the extent a lender to any Payor from time to time (each, in such capacity, a “Payee”), as the case may be, in such lawful currency as may be agreed between the applicable Payor and Payee, in immediately available funds, at such location as a Payee shall from time to time designate, the unpaid principal amount of all indebtedness for borrowed money incurred by such Payor to such Payee. Each Payor promises also to pay interest on the unpaid principal amount of all such indebtedness for borrowed money in like money at said location from the date of incurrence of such indebtedness until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This note (the “Note”) is subject to the Note Purchase Agreement, dated as of November [___], 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) by and among RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Issuer”), Indivior Global Holdings Limited, a limited company organized under the laws of England and Wales (“Holdings”), the other Persons from time to time party hereto as Note Parties, Piper Sandler Finance LLC, in its capacities as an administrative agent and collateral agent for the Holders (in such capacities, the “Administrative Agent”), and the Purchasers identified on Schedule 1.01(a) thereto, and shall be pledged by each Payee that is a Note Party pursuant to the applicable Collateral Documents. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Note Purchase Agreement.

The occurrence and continuance of an Event of Default under the Note Purchase Agreement shall constitute an Event of Default under this Note and the Payor (or the Administrative Agent acting on its behalf) shall have the right to demand repayment of all amounts owed by the Payor to the Payee (provided that no such demand shall be required to be given in the case of any Event of Default arising under Section 7.01(f) or 7.01(g) of the Note Purchase Agreement).

Each such Payee hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the Note Purchase Agreement and the applicable Collateral Document with respect to this Note, subject (to the extent applicable) to any applicable Intercreditor Agreement.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Note Party to any Payee that is not a Note Party shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all of such Payor’s Obligations, including such Payor’s guarantee of the Obligations (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, to the extent the terms of such indebtedness expressly require indebtedness of the kind represented by this Note to be subordinated to such indebtedness), including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as the “Senior Indebtedness”):

(i) in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note, and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which any Payee would otherwise be entitled shall be made to the holders of Senior Indebtedness;

(ii) if any Event of Default occurs and is continuing with respect to any Senior Indebtedness and after notice from the Administrative Agent (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01(f) or 7.01(g) of the Note Purchase Agreement), then no payment or distribution of any kind or character shall be made by or on behalf of such Payor or any other Person on its behalf with respect to this Note;

(iii) if any payment or distribution of any character, whether in cash, securities or other property, in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall (subject to the terms of any applicable Intercreditor Agreement) be held in trust (segregated from other property of such Payee) for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash;

(iv) each Payee agrees to file all claims against each relevant Payor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Senior Indebtedness, and the Administrative Agent shall be entitled to all of such Payee’s rights thereunder. If for any reason a Payee fails to file such claim at least 30 days prior to the last date on which such claim should be filed, such Payee hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact and the Administrative Agent is hereby authorized to act as attorney-in-fact in such Payee’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Payee hereby assigns to the Administrative Agent all of such Payee’s rights to any payments or distributions to which such Payee otherwise would be entitled. If the amount so paid is greater than such Payee’s liability hereunder, the Administrative Agent shall pay the excess amount to the party entitled thereto;

(v) each Payee waives the right to compel that any property of any Payor or any property of any guarantor of any Senior Indebtedness or any other Person be applied in any particular order to discharge such Senior Indebtedness. Each Payee expressly waives the right to require the Administrative Agent or any other holder of Senior Indebtedness to proceed against any Payor, any guarantor of any Senior Indebtedness or any other Person, or to pursue any other remedy in its or their power that such Payee cannot pursue and that would lighten such Payee’s burden, notwithstanding that the failure of the Administrative Agent or any such other holder to do so may thereby prejudice such Payee. Each Payee agrees that it shall not be discharged, exonerated or have its obligations hereunder reduced by the delay of the Administrative Agent or any other holder of Senior Indebtedness in proceeding against or enforcing any remedy against any Payor, any guarantor of any Senior Indebtedness or any other Person; by the Administrative Agent or any holder of Senior Indebtedness releasing any Payor, any guarantor of any Senior Indebtedness or any other Person from all or any part of the Senior Indebtedness; or by the discharge of any Payor, any guarantor of any Senior Indebtedness or any other Person by an operation of law or otherwise, with or without the intervention or omission of the Administrative Agent or any such holder;

(vi) each Payee agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Indebtedness made by the Administrative Agent or any other holder of Senior Indebtedness may be rescinded in whole or in part by the Administrative Agent or such holder, and any Senior Indebtedness may be continued, and the Senior Indebtedness or the liability of any Payee, any guarantor thereof or any other Person obligated thereunder, or any right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other holder of Senior Indebtedness, in each case without notice to or further assent by such Payee, which will remain bound hereunder, and without impairing, abridging, releasing or affecting the subordination provided for herein; and

(vii) each Payee waives any and all notice of the creation, renewal, extension, increase or accrual of any Senior Indebtedness, and any and all notice of or proof of reliance by holders of Senior Indebtedness upon the subordination provisions set forth herein. The Senior Indebtedness shall be deemed conclusively to have been created, contracted or incurred, and the consent to create the obligations of any Payee evidenced by this Note shall be deemed conclusively to have been given, in reliance upon the subordination provisions set forth herein.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agrees that the subordination of this Note is for the benefit of the Secured Parties, such Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and any Administrative Agent may, on behalf of any Secured Party and subject to the terms of such Intercreditor Agreement, proceed to enforce the subordination provisions herein.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between any Payor and any Payee, the obligations of any Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of any Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

In addition, in connection with any exercise of the rights or remedies (including setoff, bringing or pursuing any foreclosure proceeding or action) brought in respect of any Collateral by the Administrative Agent (or any other Secured Party) in accordance with the terms of any applicable Intercreditor Agreement, the Collateral Agent or such Secured Party (as applicable) is irrevocably authorized (at the cost of the Issuer and without any consent, sanction, authority or further confirmation from the Issuer or any other Note Party):

(i) if any asset which is the subject of such exercise of rights or remedies consists of equity interests in any Note Party that is a Payor under this Note, to release, on behalf of any Note Parties that are Payors under this Note and any Payee (x) that Note Party and any Subsidiary of that Note Party from all or any part of its indebtedness evidenced by this Note, (y) any Liens granted by that Note Party and any Subsidiary of that Note Party over any of its assets to secure all or any part of its indebtedness evidenced by this Note, and (z) any other claim of any Note Party or other Payee over that Note Party’s assets or over the assets of any Subsidiary of that Note Party in respect of all or any part of its indebtedness evidenced by this Note;

(ii) if any asset which is the subject of such exercise of rights or remedies consists of equity interests in any Holding Company (as defined below) of any Note Party that is a Payor under this Note, to release, on behalf of any Note Parties that are Payors under this Note and any Payee (x) that Holding Company and any Subsidiary of that Holding Company from all or any part of its indebtedness evidenced by this Note, (y) any Liens granted by that Holding Company or any Subsidiary of that Holding Company over any of its respective assets to secure all or any part of its indebtedness evidenced by this Note, and (z) any other claim of any Note Party or Payee over the assets of that Holding Company or any Subsidiary of that Holding Company in respect of all or any part of its indebtedness evidenced by this Note; and

(iii) if any asset, which is the subject of such exercise of rights or remedies, consists of equity interests in a Note Party, that is a Payor or the Holding Company of a Note Party that is a Payor and the Administrative Agent decides to dispose of all or any part of the obligations of such Payor under this Note (the “Disposal Obligations”), (x) (if the Administrative Agent does not intend that any transferee of those Disposal Obligations (the “Transfer”) will be treated as a Payee for the purposes of this Note), to dispose of all or part of those Disposal Obligations and to execute and deliver or enter into any agreement for such purpose (provided that any disposition of obligations under this Note under this clause (x) shall be made based on at least the par amount thereof) providing that notwithstanding any other provision of any Note Document or this Note, the Transferee shall not be treated as a Payee for the purposes of this Note, and (y) (if the Administrative Agent does intend that any Transferee will be treated as a Payee), to dispose of all (and not part only) of the Disposal Obligations and to execute and deliver or enter into any agreement for such purpose (provided that any disposition of obligations under this Note, under this clause (y) shall be made based on, at least, the par amount thereof) owed to the Payees and all or part of any other liabilities on behalf of the relevant Payors.

Each Payee hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent of the Administrative Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority or in the own name of the Administrative Agent from time to time in the discretion of the Administrative Agent, for the purpose of carrying out the terms of the immediately preceding paragraph, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes hereof, including any termination statements, endorsements or other instruments of transfer or release. For purposes of this Note, “Holding Company” means in relation to any company or corporation, any other company or corporation in respect of which it is a Subsidiary. The Administrative Agent and the other Secured Parties are express third party beneficiaries of the subordination provisions set forth herein (including, without limitation, the provisions of the immediately preceding paragraph).

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

Additional Payers and Payees may become parties to this Note by executing a counterpart signature page to this Note. Upon delivery of such counterpart signature page, notice of which is waived by all parties hereto, such Payor or Payee, as the case may be, shall become a party hereto as fully as if it were an original signatory hereto. Each Payor agrees that its obligations under or evidenced by this Note shall not be diminished or impaired by the addition of an additional Payor.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to any holder of Senior Indebtedness (or any representative on their behalf) hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any party hereto in respect of any such sum due from it to any holder of Senior Indebtedness (or any representative on their behalf) hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Note (the “Note Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such other holder of Senior Indebtedness of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such other holder of Senior Indebtedness may in accordance with normal banking procedures purchase the Note Currency with the Judgment Currency. If the amount of the Note Currency so purchased is less than the sum originally due to the Administrative Agent or such other holder of Senior Indebtedness from any party hereto in the Note Currency, such party hereto agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Note Currency so purchased is greater than the sum originally due to the Administrative Agent or such other holder of Senior Indebtedness in such currency, the Administrative Agent or such other holder of Senior Indebtedness agrees to return the amount of any excess to such party (or to any other Person who may be entitled thereto under applicable law).

Each Payor that is organized under the laws of any jurisdiction other than the United States of America or any state thereof (each, a “Foreign Payor”), in respect of itself, its subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Foreign Payor or its respective subsidiaries or any of its or its subsidiaries respective properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon any amount owing hereunder or any other liability or obligation of such Foreign Note Party, or any of its respective subsidiaries related to or arising from the transactions contemplated by this Note or any Note Document, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Foreign Payor, for itself and on behalf of its subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, each Foreign Payor, as the case may be, further agrees that the waivers set forth in this paragraph shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made by any Payor or any other Person is rescinded or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of any Payor or any other Person), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

[Signature Pages Follow]

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

as a Payor

By:
Name:
Title:

, as a Payee

By:
Name:
Title:

Exhibit I

[FORM OF]

NOTE GUARANTY

THIS NOTE GUARANTY (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Note Guaranty”) is entered into as of November 4, 2024, by and among the Persons listed on the signature pages hereof any other persons from time to time party hereto, collectively, the “Note Guarantors”) and Piper Sandler Finance LLC in its capacity as administrative agent and collateral agent for the Holders and Purchasers party to the Note Purchase Agreement referred to below (in such capacities, the “Administrative Agent”).

PRELIMINARY STATEMENT

Reference is hereby made to that certain Note Purchase Agreement of even date herewith (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) by and among RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Issuer”), Indivior Global Holdings Limited, a limited company organized under the laws of England and Wales (“Holdings”), the other Persons from time to time party thereto as Notes Parties, Piper Sandler Finance LLC, in its capacities as an administrative agent and collateral agent for the Holders (in such capacities, the “Administrative Agent”), and the Purchasers identified on Schedule 1.01(a) thereto.

The Note Guarantors are entering into this Note Guaranty in order to induce the Purchasers to enter into and extend credit to the Issuer under the Note Purchase Agreement and to guarantee the Secured Obligations.

Each Note Guarantor will obtain benefits from the issuance of Notes by the Issuer and the incurrence by the Note Parties of Secured Hedging Obligations and Banking Services Obligations.

ACCORDINGLY, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions of Certain Terms Used Herein. As used in this Note Guaranty, in addition to the terms defined in the preamble and Preliminary Statement above, the following terms shall have the following meanings:

“Accommodation Payment” has the meaning assigned to such term in Section 2.09(a).

“Administrative Agent” has the meaning assigned to such term in the preamble.

“Agreement Currency” has the meaning assigned to such term in Section 3.23.

“Article” means a numbered article of this Note Guaranty, unless another document is specifically referenced.

“Exhibit” refers to a specific exhibit to this Note Guaranty, unless another document is specifically referenced.

“Foreign Note Guarantor” has the meaning assigned to such term in Section 3.24.

“Guaranteed Obligations” has the meaning assigned to such term in Section 2.01.

“Guarantor Percentage” has the meaning assigned to such term in Section 2.09(a).

“Holders” means the “Holders” under and as defined in the Note Purchase Agreement.

“Issuer” has the meaning assigned to such term in the preamble.

“Joinder Agreement” has the meaning assigned to such term in Section 3.04.

“Judgment Currency” has the meaning assigned to such term in Section 3.23.

“Maximum Liability” has the meaning assigned to such term in Section 2.09(a).

“Net Assets” has the meaning assigned to such term in Section 3.22.

“Non-ECP Guarantor” means each Note Guarantor other than a Qualified ECP Guarantor.

“Non-Paying Guarantor” has the meaning assigned to such term in Section 2.09(a).

“Note Guarantors” has the meaning assigned to such term in the preamble.

“Note Guaranty” has the meaning assigned to such term in the preamble.

“Note Purchase Agreement” has the meaning assigned to such term in the Preliminary Statement.

“Obligated Party” has the meaning assigned to such term in Section 2.02.

“Paying Guarantor” has the meaning assigned to such term in Section 2.09(a).

“Purchasers” means the “Purchasers” under and as defined in the Note Purchase Agreement.

“Process Agent” has the meaning assigned to such term in Section 3.08(d).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Note Guarantor that has total assets exceeding $10,000,000 at the time the relevant Note Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Restricted Subsidiary” means the “Restricted Subsidiaries” under and as defined in the Note Purchase Agreement.

“Section” means a numbered section of this Note Guaranty, unless another document is specifically referenced.

“Subsidiary” has the meaning assigned to such term in the Note Purchase Agreement.

“Subsidiary Parties” means (a) the Restricted Subsidiaries of the Issuer identified on Exhibit A hereto and (b) each other Restricted Subsidiary that becomes a party to this Note Guaranty as a Subsidiary Party after the date hereof, in accordance with Section 3.04 herein and Section 5.12 of the Note Purchase Agreement.

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“UFCA” has the meaning assigned to such term in Section 2.09(a).

“UFTA” has the meaning assigned to such term in Section 2.09(a).

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Capitalized terms used in this Note Guaranty and not otherwise defined herein shall have the meanings set forth in the Note Purchase Agreement.

ARTICLE 2

NOTE GUARANTY

Section 2.01. Guaranty. Except as otherwise provided for herein (including under Section 3.15 and Section 3.16), each Note Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally and irrevocably guarantees to the Administrative Agent (acting as agent for the Secured Parties, pursuant to Article 8 of the Note Purchase Agreement) for the ratable benefit of the Secured Parties, the full and prompt payment, when and as the same shall become due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (excluding, for the avoidance of doubt, any Excluded Swap Obligations), together with any and all expenses which may be incurred by the Administrative Agent and the other Secured Parties in collecting any of the Guaranteed Obligations that are reimbursable in accordance with Section 9.03 of the Note Purchase Agreement (collectively (subject to Section 3.16) the “Guaranteed Obligations”); provided that the Guaranteed Obligations of each Note Guarantor shall exclude (i) as to the Issuer, any Secured Obligations in its capacity as an Issuer under the Note Purchase Agreement or as a counterparty or direct obligor with respect to any Banking Services Obligations or Secured Hedging Obligations and (ii) as to any other Note Guarantor, any Secured Obligations of such Note Guarantor as a counterparty or a direct obligor with respect to any Banking Services Obligations or Secured Hedging Obligations. Each Note Guarantor further agrees that the Guaranteed Obligations may be increased, extended or renewed in whole or in part (including, without limitation to the generality of the foregoing, by any Incremental Term Note Facility and/or any Incremental Variable Note Facility), without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. If any or all of the Guaranteed Obligations becomes due and payable hereunder, each Note Guarantor, unconditionally and irrevocably, promises to pay such Guaranteed Obligations to the Administrative Agent for the benefit of the Secured Parties, on demand. Without limiting the foregoing, each Note Guarantor unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations whether or not due or payable by the Issuer upon the occurrence of any of the Events of Default specified in Sections 7.01(f) or 7.01(g) of the Note Purchase Agreement and thereafter irrevocably and unconditionally promises to pay such Guaranteed Obligations to the Administrative Agent for the benefit of the Secured Parties. This Note Guaranty is a continuing one and shall remain in full force and effect until the Termination Date, and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

Section 2.02. Guaranty of Payment. This Note Guaranty is a guaranty of payment and not of collection. Each Note Guarantor waives any right to require the Administrative Agent or any Purchaser to sue the Issuer, any Note Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (the Issuer, each Note Guarantor, each other guarantor or such other Person, an “Obligated Party”), or otherwise to enforce its rights in respect of any Collateral securing all or any part of the Guaranteed Obligations. The Administrative Agent may enforce this Note Guaranty at any time when an Event of Default exists.

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Section 2.03. No Discharge or Diminishment of Note Guaranty.

(a) Except as otherwise provided for herein (including under Section 3.15 and Section 3.22), the obligations of each Note Guarantor hereunder are unconditional, irrevocable and absolute and not subject to any reduction, limitation, impairment or termination for any reason, including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Obligated Party; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; (iv) the existence of any claim, setoff or other rights which any Note Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Purchaser or any other Person, whether in connection herewith or in any unrelated transactions; (v) any direction as to application of payments by the Issuer or by any other party; (vi) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations; (vii) any payment on or in reduction of any such other guaranty or undertaking; (viii) any dissolution, termination or increase, decrease or change in personnel by the Issuer; (ix) any payment made to any Secured Party on the Guaranteed Obligations which any such Secured Party repays to the Issuer pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Note Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding or (x) the failure of any Note Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Note Guaranty.

(b) Except for termination of a Note Guarantor’s obligations hereunder or as expressly permitted by Section 3.15, the obligations of each Note Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any Requirements of Law purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Note Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Issuer for all or any part of the Guaranteed Obligations or any obligations of any other guarantor or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent or any other Secured Party with respect to any Collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Note Guarantor or that would otherwise operate as a discharge of any Note Guarantor as a matter of law or equity (other than as set forth in Section 3.15).

Section 2.04. Defenses Waived. To the fullest extent permitted by applicable Requirements of Law, and except for termination of a Note Guarantor’s obligations hereunder or as otherwise provided for herein (including under Section 3.15), each Note Guarantor hereby waives any defense based on or arising out of any defense of the Issuer or any other Note Guarantor or arising out of the disability of the Issuer or any other Note Guarantor or any other party or the unenforceability of all or any part of the Guaranteed

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Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Issuer or any other Note Guarantor. Without limiting the generality of the foregoing, each Note Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein or in any other Note Document, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Note Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person, including any right (except as may be required by applicable Requirements of Law and to the extent the relevant requirement cannot be waived) to require the Administrative Agent to (i) proceed against the Issuer, any other Note Guarantor, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Issuer, any other Note Guarantor, any other guarantor or any other party or (iii) pursue any other remedy in the Administrative Agent’s power whatsoever. The Administrative Agent may, at its election and in accordance with the terms of the applicable Note Documents, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent permitted by applicable Requirements of Law), accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral securing all or a part of the Guaranteed Obligations, and the Administrative Agent may, at its election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, or any security, without affecting or impairing in any way the liability of such Note Guarantor under this Note Guaranty, except as otherwise provided in Section 3.15. To the fullest extent permitted by applicable Requirements of Law, each Note Guarantor waives any defense arising out of any such election even though such election may operate, pursuant to applicable Requirements of Law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Note Guarantor against any Obligated Party or any security.

Section 2.05. Authorization. Each Note Guarantor authorizes the Administrative Agent without notice or demand (except as may be required by applicable Requirements of Law and to the extent the relevant requirement cannot be waived), and without affecting or impairing its liability hereunder (except as set forth in Section 3.15), from time to time, subject to the terms of the referenced Note Documents, to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof (including, without limitation to the generality of the foregoing, by any Incremental Term Note Facility and/or any Incremental Variable Note Facility) or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Note Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against the Issuer, any other Note Party or others or otherwise act or refrain from acting;

(d) release or substitute any endorser, any guarantor, the Issuer, any other Note Party and/or any other obligor;

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(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Issuer to their creditors other than the Secured Parties;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Issuer to the Secured Parties regardless of what liability or liabilities of such Issuer remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Note Guaranty, the Note Purchase Agreement, any other Note Document, any Hedge Agreement with respect to any Secured Hedging Obligation, any agreement or instrument relating to Banking Services Obligations or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Note Guaranty, the Note Purchase Agreement, any other Note Document, any Hedge Agreement with respect to any Secured Hedging Obligation, any agreement or instrument relating to Banking Services Obligations or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Note Guarantors from their respective liabilities under this Note Guaranty.

Section 2.06. Rights of Subrogation. No Note Guarantor will assert any right, claim or cause of action, including a claim of subrogation, contribution or indemnification that it has against any Note Guarantor in respect of this Note Guaranty until the occurrence of the Termination Date; provided that if any amount shall be paid to such Note Guarantor on account of such subrogation rights at any time prior to the Termination Date, then unless such Note Guarantor has already discharged its liabilities under this Note Guaranty in an amount equal to such Note Guarantor’s Maximum Liability as of such date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent (for the benefit of the Secured Parties) to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with Section 2.18(b) of the Note Purchase Agreement.

Section 2.07. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Issuer or otherwise, each Note Guarantor’s obligations under this Note Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Issuer, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the other Note Guarantors forthwith on demand by the Administrative Agent.

Section 2.08. Information. Each Note Guarantor assumes all responsibility for being and keeping itself informed of the Issuer’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Note Guarantor assumes and incurs under this Note Guaranty, and agrees that none of the Administrative Agent, any Purchaser or any other Secured Party shall have any duty to advise any Note Guarantor of information known to it regarding those circumstances or risks.

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Section 2.09. Contribution; Subordination; Maximum Liability.

(a) In the event any Note Guarantor (a “Paying Guarantor”) makes any payment or payments under this Note Guaranty or suffers any loss as a result of any realization upon any Collateral granted by it to secure its obligations under this Note Guaranty (each such payment or loss, an “Accommodation Payment”), each other Note Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Guarantor Percentage” of such Accommodation Payments by such Paying Guarantor. For purposes of this Article 2, each Non-Paying Guarantor’s “Guarantor Percentage” with respect to any such Accommodation Payments by a Paying Guarantor shall be determined as of the date on which such Accommodation Payment was made by reference to the ratio of (a) such Non-Paying Guarantor’s Maximum Liability (as defined below) as of such date to (b) the aggregate Maximum Liability of all Note Guarantors hereunder (including such Paying Guarantor) as of such date. As of any date of determination, the “Maximum Liability” of each Note Guarantor shall be equal to the maximum amount of liability which could be asserted against such Note Guarantor hereunder and under the Note Purchase Agreement without (i) rendering such Note Guarantor “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraud Conveyance Act (“UFCA”), (ii) leaving such Note Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA, or (iii) leaving such Note Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA. Nothing in this provision shall affect any Note Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Note Guarantor’s Maximum Liability). Each of the Note Guarantors covenants and agrees that its right to receive any contribution under this Note Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the Secured Obligations until the Termination Date. If, prior to the Termination Date, any such contribution payments are received by a Paying Guarantor at any time when an Event of Default exists, such contribution payments shall be collected, enforced and received by such Note Guarantor as trustee for the Secured Parties and be paid over to the Administrative Agent on account of the Secured Obligations, but without affecting or impairing in any manner the liability of such Note Guarantor under the other provisions of this Note Guaranty. This provision is for the benefit of the Administrative Agent, the Purchasers and the other Secured Parties.

(b) It is the desire and intent of the Note Guarantors and the Secured Parties that this Note Guaranty shall be enforced against the Note Guarantors to the fullest extent permissible under the Requirements of Law and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Note Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other Requirements of Law affecting the rights of creditors generally, if the obligations of any Note Guarantor under this Note Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Note Guarantor’s liability under this Note Guaranty, then, notwithstanding any other provision of this Note Guaranty to the contrary, the amount of such liability shall, without any further action by the Note Guarantors or the Secured Parties, be automatically limited and reduced to such Note Guarantor’s Maximum Liability. Each Note Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Note Guarantor without impairing this Note Guaranty or affecting the rights and remedies of the Administrative Agent hereunder; provided that nothing in this sentence shall be construed to increase any Note Guarantor’s obligations hereunder beyond its Maximum Liability.

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Section 2.10. Representations and Warranties. Each Note Guarantor hereby acknowledges and agrees with respect to itself that such Note Guarantor has, independently and without reliance upon any Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Note Guaranty and each other Note Document to which it is or is to be a party, and such Note Guarantor has established adequate means of obtaining from each other Note Guarantor on a continuing basis information pertaining to the business, condition (financial or otherwise), operations, performance, properties and prospects of each other Note Guarantor. Each of the Note Guarantors party hereto represents and warrants as of the date hereof, and each Note Guarantor that becomes a party to this Note Guaranty pursuant to the execution and delivery of a Joinder Agreement represents and warrants as of the date of the execution and delivery of such Joinder Agreement to the Administrative Agent, that:

(a) such Note Guarantor (i) is (A) duly organized or incorporated and validly existing and (B) in good standing (to the extent such concept or an equivalent concept exists in the relevant jurisdiction) under the laws of its jurisdiction of organization or incorporation, (ii) has all requisite organizational power and authority to own its property and assets and to carry on its business as now conducted and (iii) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where its ownership, lease or operation of properties or conduct of its business requires such qualification, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(b) the execution, delivery and performance by such Note Guarantor of this Note Guaranty are within such Note Guarantor’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Note Guarantor. This Note Guaranty has been duly executed and delivered by such Note Guarantor and is a legal, valid and binding obligation of such Note Guarantor, enforceable in accordance with its terms, subject to the Legal Reservations;

(c) the execution and delivery of this Note Guaranty and the performance thereof by such Note Guarantor (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (A) such as have been obtained or made and are in full force and effect, (B) in connection with the Perfection Requirements and (C) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect, (ii) will not violate any (A) of such Note Guarantor’s Organizational Documents or (B) Requirements of Law applicable to such Note Guarantor which violation, in the case of this clause (ii)(A), could reasonably be expected to have a Material Adverse Effect and (iii) will not violate or result in a default under any other material Contractual Obligation to which such Note Guarantor is a party which violation, in the case of this clause (iii), could reasonably be expected to result in a Material Adverse Effect; and

(d) for purposes of the COMI Regulation, the center of main interest (as that term is used in Article 3(1) of the COMI Regulation) of each Note Guarantor whose Original Jurisdiction is a member state of the European Union is situated in its Original Jurisdiction and it has no “establishment” (as that term is used in Article 2(h) of the COMI Regulation) in any other jurisdiction.

In addition to the foregoing, each Note Guarantor, as and when required in accordance with the terms of the Note Purchase Agreement, hereby makes each representation and warranty made in the Note Documents by the Issuer with respect to such Note Guarantor, as applicable.

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Section 2.11. Covenants. Each Note Guarantor covenants and agrees that until the Termination Date, such Note Guarantor will perform and observe, and cause each of its Restricted Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Note Documents that the Issuer has agreed to cause such Note Guarantor or such Restricted Subsidiary to perform or observe. Until the Termination Date, no Guarantor shall, without the prior written consent of the Administrative Agent, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding against the Issuer or any Guarantor (it being understood and agreed, for the avoidance of doubt, that nothing in this Section 2.11 shall prohibit any Guarantor from commencing or joining with the Issuer or any Note Guarantor as a co-debtor in any bankruptcy, reorganization or insolvency case or proceeding).

ARTICLE 3

GENERAL PROVISIONS

Section 3.01. Liability Cumulative. The liability of each Note Guarantor under this Note Guaranty is in addition to and shall be cumulative with all liabilities of such Note Guarantor to the Administrative Agent and the Purchasers under the Note Purchase Agreement and the other Note Documents to which such Note Guarantor is a party or in respect of any obligations or liabilities of the other Note Guarantors, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 3.02. No Waiver; Amendments. No delay or omission of the Administrative Agent in exercising any right or remedy granted under this Note Guaranty shall impair such right or remedy or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Note Guaranty whatsoever shall be valid unless in writing signed by the Note Guarantors and the Administrative Agent with the concurrence or at the direction of the Purchasers to the extent required under and otherwise in accordance with Section 9.02 of the Note Purchase Agreement and then only to the extent specifically set forth in such writing.

Section 3.03. Severability of Provisions. To the extent permitted by applicable Requirements of Law, any provision of this Note Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this Note Guaranty; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 3.04. Additional Subsidiaries. Certain Restricted Subsidiaries of the Issuer may be required to enter into this Note Guaranty as a Subsidiary Party pursuant to and in accordance with Section 5.12 of the Note Purchase Agreement. Upon execution and delivery by the Administrative Agent and such Restricted Subsidiary of an instrument in substantially the form of Exhibit B hereto (each, a “Joinder Agreement”), such Restricted Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other Note Guarantor hereunder. The rights and obligations of each Note Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Note Guarantor as a party to this Note Guaranty.

Section 3.05. Headings. The titles of and section headings in this Note Guaranty are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Note Guaranty.

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Section 3.06. Entire Agreement. This Note Guaranty and the other Note Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 3.07. CHOICE OF LAW. THIS NOTE GUARANTY AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE GUARANTY, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.08. CONSENT TO JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE GUARANTY OR THE TRANSACTIONS RELATING HERETO, AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT, SUBJECT TO CLAUSE (d) BELOW, SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENTS BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT, A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER THIS NOTE GUARANTY OR ANY OTHER Note DOCUMENT.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE GUARANTY OR ANY OTHER NOTE DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION 3.08. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(c) TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01 OF THE NOTE PURCHASE AGREEMENT. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES

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AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS NOTE GUARANTY OR ANY OTHER NOTE DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS NOTE GUARANTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(d) Each Note Guarantor that is not organized under the laws of the United States or any State thereof hereby irrevocably and unconditionally appoints Indivior US Holdings Inc., with an office on the date hereof at 10710 Midlothian Turnpike, Suite 125, North Chesterfield, USA-VA 23235, and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of such Note Guarantor and its respective property all writs, claims, process and summonses in any action or proceeding brought against it in the State of New York. Such service may be made by mailing or delivering a copy of such process to the applicable Note Guarantor in care of the Process Agent at the address specified above for the Process Agent, and each Note Guarantor irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to such Note Guarantor or failure of any Note Guarantor to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or such Note Guarantor, or of any judgment based thereon. Each Note Guarantor that is not organized under the laws of the United States or any State thereof hereby covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the delegation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Each such Note Guarantor hereby further covenants and agrees to maintain at all times an agent with offices in New York City to act as its Process Agent. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

Section 3.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE GUARANTY, ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS NOTE GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.09.

Section 3.10. Expenses; Indemnity. Each Note Guarantor hereby agrees to indemnify and reimburse the Administrative Agent and the other Indemnified Persons, in each case as set forth in Section 9.03 of the Note Purchase Agreement.

Section 3.11. Counterparts. This Note Guaranty may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Note Guaranty by facsimile or by email as a “.pdf’ or “.tif’ attachment shall be effective as delivery of a manually executed counterpart of this Note Guaranty.

Section 3.12. Reserved.

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Section 3.13. Successors and Assigns. Whenever in this Note Guaranty any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Note Guarantor or the Administrative Agent that are contained in this Note Guaranty shall bind and inure to the benefit of their respective successors and permitted assigns. Except in a transaction permitted under the Note Purchase Agreement, no Note Guarantor may assign any of its rights or obligations hereunder without the written consent of the Administrative Agent.

Section 3.14. Survival of Agreement. Without limitation of any provision of the Note Purchase Agreement or Section 3.10 hereof, all covenants, agreements, indemnities, representations and warranties made by the Note Guarantors in the Note Documents and in the certificates or other instruments delivered in connection with or pursuant to this Note Guaranty or any other Note Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Note Documents and the making of any Note, regardless of any investigation made by any such Purchaser or on its behalf and notwithstanding that the Administrative Agent or any other Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Note Purchase Agreement, and shall continue in full force and effect until the Termination Date, or with respect to any individual Note Guarantor until such Note Guarantor is otherwise released from its obligations under this Note Guaranty in accordance with Section 3.15.

Section 3.15. Release of Note Guarantors. A Subsidiary Party shall automatically be released from its obligations hereunder and its Note Guaranty shall be automatically released in the circumstances described in Article 8 and Section 9.21 of the Note Purchase Agreement (subject to compliance with the requirements of such provisions). In connection with any such release, the Administrative Agent shall promptly execute and deliver to any Note Guarantor, at such Note Guarantor’s expense, all documents that such Note Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 3.15 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

Section 3.16. Limitation. This Note Guaranty does not apply to, and the Guaranteed Obligations shall exclude, any liability to the extent that it would result in this guaranty constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.

Section 3.17. Payments. All payments made by any Note Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the Issuer under Sections 2.17 and 2.18 of the Note Purchase Agreement.

Section 3.18. Notice, etc. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(a) if to any Note Guarantor, addressed to it in care of the Issuer at its address specified in Section 9.01 of the Note Purchase Agreement;

(b) if to the Administrative Agent or any Purchaser, at its address specified in Section 9.01 of the Note Purchase Agreement;

(c) if to any Secured Party in respect of any Secured Hedging Obligations, at its address specified in the Hedge Agreement to which it is a party; or

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(d) if to any Secured Party in respect of any Banking Services Obligations, at its address specified in the relevant documentation to which it is a party.

Section 3.19. Set Off. In addition to any rights now or hereafter granted under applicable Requirements of Law and not by way of limitation of any such rights, while an Event of Default exists, the Administrative Agent, each Purchaser, and each of their respective Affiliates shall be entitled to rights of setoff to the extent provided in Section 9.09 of the Note Purchase Agreement.

Section 3.20. Waiver of Consequential Damages, Etc. To the extent permitted by applicable Requirements of Law, none of the Note Guarantors nor the Secured Parties shall assert, and each hereby waives, any claim against each other or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Note Guaranty or any agreement or instrument contemplated hereby, except, in the case of any claim by any Indemnified Person against any of the Note Guarantors, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 3.10.

Section 3.21. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Non-ECP Guarantor to honor all of its obligations under this Note Guaranty in respect of Swap Obligations that would otherwise be Excluded Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 3.21 for the maximum amount of such liability that can be hereby incurred, and otherwise subject to the limitations on the obligations of Note Guarantors contained in this Note Guaranty, without rendering its obligations under this Section 3.21, or otherwise under this Note Guaranty, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). This Section 3.21 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Non-ECP Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 3.22. Reserved.

Section 3.23. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Note Guarantor in respect of any such Guaranteed Obligation hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Note Guaranty (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Purchaser of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Purchaser (as applicable) may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Purchaser from any Note Guarantor in the Agreement Currency, the Note Guarantors agree jointly and severally, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, such Purchaser, or such other person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Purchaser in such currency, the Administrative Agent or such Purchaser agrees to return the amount of any excess to such Note Guarantor (or to any other person who may be entitled thereto under applicable law).

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Section 3.24. Waiver of Sovereign Immunity. Each Note Guarantor that is organized under the laws of any jurisdiction other than the U.S. or any state thereof (each, a “Foreign Note Guarantor”), in respect of itself, its subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Foreign Note Guarantor or its respective subsidiaries or any of its or its respective subsidiaries’ properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the U.S. or elsewhere, to enforce or collect upon the Secured Obligations or any other liability or obligation of such Foreign Note Guarantor, or any of their respective subsidiaries related to or arising from the transactions contemplated by any of Note Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Foreign Note Guarantor, for itself and on behalf of its subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the U.S. or elsewhere. Without limiting the generality of the foregoing, each Foreign Note Guarantor, as the case may be, further agrees that the waivers set forth in this Section 3.24 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the U.S. and are intended to be irrevocable for purposes of such Act.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each Note Guarantor and the Administrative Agent have executed this Note Guaranty as of the date first above written.

RBP GLOBAL HOLDINGS LIMITED

By:
Name: Abigail Sheppard
Title: Director

INDIVIOR GLOBAL HOLDINGS LIMITED

By:
Name: Abigail Sheppard
Title: Director

INDIVIOR UK LIMITED

By:
Name: Abigail Sheppard
Title: Director

INDIVIOR EUROPE LIMITED

By:
Name: Shakaib Qureshi
Title: Director

INDIVIOR FINANCE (2014) LLC

By:
Name: Woodrow Anderson
Title: President

INDIVIOR JERSEY FINANCE LLC

By:
Name: Woodrow Anderson
Title: Manager

[Signature Page to Note Guaranty]

INDIVIOR UK FINANCE NO 2 LIMITED

By:
Name: Abigail Sheppard
Title: Director

INDIVIOR UK FINANCE NO 3 LIMITED

By:
Name: Abigail Sheppard
Title: Director

INDIVIOR US HOLDINGS INC.

By:
Name: Ryan Preblick
Title: Treasurer

INDIVIOR FINANCE LLC

By:
Name: Thomas Weis
Title: Manager

INDIVIOR INC.

By:
Name: Ryan Preblick
Title: Treasurer

INDIVIOR TREATMENT SERVICES, INC.

By:
Name: Woodrow Anderson
Title: Treasurer

[Signature Page to Note Guaranty]

INDIVIOR MANUFACTURING LLC

By:
Name: Ryan Preblick
Title: Treasurer

INDIVIOR SOLUTIONS INC.

By:
Name: William Lundeen
Title: President

[Signatures Continue on Next Page]

[Signature Page to Note Guaranty]

PIPER SANDLER FINANCE LLC, as Administrative Agent

By:
Name: James D. Chiarelli
Title: Chief Operating Officer

[Signature Page to Note Guaranty]

EXHIBIT A

SUBSIDIARY PARTIES

Legal Name	Jurisdiction of Formation	Type of Entity
Indivior UK Limited	England and Wales	Private Company Limited by Shares
Indivior Europe Limited	Ireland	Private Company Limited by Shares
Indivior Finance (2014) LLC	Delaware	Limited Liability Company
Indivior Jersey Finance LLC	Delaware	Limited Liability Company
Indivior UK Finance No 2 Limited	England and Wales	Private Company Limited by Shares
Indivior UK Finance No 3 Limited	England and Wales	Private Company Limited by Shares
Indivior US Holdings Inc.	Delaware	Corporation
Indivior Finance LLC	Delaware	Limited Liability Company
Indivior Inc.	Delaware	Corporation
Indivior Treatment Services, Inc.	Delaware	Corporation
Indivior Manufacturing LLC	Delaware	Limited Liability Company
Indivior Solutions Inc.	Delaware	Corporation

EXHIBIT B

[FORM OF] JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [_____________] [__], 20[__], is entered into among [__________________________], a [______________________] (the “New Subsidiary”), Piper Sandler Finance LLC, as administrative agent (in such capacity, the “Administrative Agent”) pursuant to that certain Note Guaranty, dated as of November 4, 2024 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Guaranty”), by and among the by and among the Persons listed on the signature pages thereof any other persons from time to time party thereto, collectively, the “Note Guarantors”) and the Administrative Agent. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note Guaranty.

[Each] [The] New Subsidiary and the Administrative Agent, for the benefit of the Secured Parties, hereby agree as follows:

1. Subject to paragraph 2 below, [each] [the] New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, [each] [the] New Subsidiary will be deemed to be a Note Guarantor under the Note Guaranty and a Note Guarantor for all purposes of the Note Purchase Agreement and shall have all of the rights, benefits, duties and obligations of a Note Guarantor thereunder as if it had executed the Note Guaranty. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Note Guaranty. Without limiting the generality of the foregoing terms of this paragraph 1 but subject always to paragraph 2 below, the New Subsidiary hereby absolutely and unconditionally guarantees, jointly and severally with the other Note Guarantors, to the Administrative Agent and the Secured Parties, the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, upon acceleration or otherwise) to the extent of and in accordance with the Note Guaranty.

2. This guaranty does not apply to, and the Guaranteed Obligations shall exclude, any liability to the extent that it would result in this guaranty constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.

3. [Each] [The] New Subsidiary hereby waives acceptance by the Administrative Agent and the Secured Parties of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

4. [Each] [The] New Subsidiary hereby (x) makes, as of the date hereof, each representation and warranty set forth in Section 2.10 of the Note Guaranty and (y) agrees to perform and observe, and to cause each of its Restricted Subsidiaries to perform and observe, the covenants set forth in Section 2.11 of the Note Guaranty.

5. From and after the execution and delivery hereof by the parties hereto, this Agreement shall constitute a “Note Document” for all purposes of the Note Purchase Agreement and the other Note Documents.

6. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by email as a “.pdf’ or “.tif’ attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

7. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

8. [Each] [The] New Subsidiary hereby agrees to indemnify and reimburse the Administrative Agent and the other Indemnified Persons, in each case as set forth in Section 9.03 of the Note Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, [each] [the] New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Secured Parties, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

[Signatures Continue on Next Page]

Acknowledged and accepted:

PIPER SANDLER FINANCE LLC., as Administrative Agent

By:
Name:
Title:

EXHIBIT J

[FORM OF]

U.S. SECURITY AGREEMENT

Dated as of November 4, 2024

among

RBP GLOBAL HOLDINGS LIMITED,

as the Issuer and a Pledgor

each other Pledgor

from time to time party hereto,

and

PIPER SANDLER FINANCE LLC,

as Collateral Agent

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS
SECTION 1.01.	Note Purchase Agreement	4
SECTION 1.02.	Other Defined Terms	4

ARTICLE II

PLEDGE OF SECURITIES
SECTION 2.01.	Pledge	12
SECTION 2.02.	Delivery of the Pledged Collateral	13
SECTION 2.03.	Representations, Warranties and Covenants	14
SECTION 2.04.	Certification of Limited Liability Company and Limited Partnership Interests	15
SECTION 2.05.	Registration in Nominee Name; Denominations	15
SECTION 2.06.	Voting Rights; Dividends and Interest, Etc.	16
SECTION 2.07.	Unlimited Liability Corporations	17

ARTICLE III

SECURITY INTERESTS IN OTHER PERSONAL PROPERTY
SECTION 3.01.	Security Interest	18
SECTION 3.02.	Representations and Warranties	20
SECTION 3.03.	Covenants	21
SECTION 3.04.	Other Actions	23
SECTION 3.05.	Covenants Regarding Patent, Trademark and Copyright Collateral	24

ARTICLE IV

REMEDIES
SECTION 4.01.	Remedies Upon Default	25
SECTION 4.02.	Application of Proceeds	27
SECTION 4.03.	Securities Act, Etc.	28
SECTION 4.04.	Collection of Receivables Assets	28
SECTION 4.05.	Special Collateral Account	29
SECTION 4.06.	Pledgors’ Obligations Upon Event of Default	29

ARTICLE V

MISCELLANEOUS
SECTION 5.01.	Notices	29
SECTION 5.02.	Security Interest Absolute	29
SECTION 5.03.	Limitation By Law	30

Schedules

Schedule I	Pledgors
Schedule II	Pledged Stock; Pledged Debt
Schedule III	Intellectual Property
Schedule IV	Commercial Tort Claims

Exhibits

Exhibit I	Form of Supplement to the U.S. Security Agreement
Exhibit II	Form of Notice of Grant of Security Interest in [Patents][Trademarks][Copyrights]
Exhibit III	Form of Other First Lien Secured Party Consent

U.S. SECURITY AGREEMENT dated as of November 4, 2024 (this “Agreement”), by and among RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Issuer”), each other Person from time to time party hereto as a Pledgor (as defined below), and Piper Sandler Finance LLC as collateral agent for the Secured Parties referred to herein (together with its successors and assigns in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENT

Reference is made to the Note Purchase Agreement of even date herewith (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) by and among RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Issuer”), Indivior Global Holdings Limited, a limited company organized under the laws of England and Wales (“Holdings”), the other Persons from time to time party hereto as Note Parties, Piper Sandler Finance LLC, in its capacities as an administrative agent and collateral agent for the Holders (in such capacities, the “Administrative Agent”), and the Purchasers identified on Schedule 1.01(a) thereto.

The Purchasers have agreed to extend, and have extended, credit to the Issuer subject to the terms and conditions set forth in the Note Purchase Agreement. The obligations of the Purchasers to extend such credit and to maintain such extensions of credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Pledgors (as defined below), as the Issuer or affiliates of the Issuer (as applicable), will derive substantial benefits from the extension of credit to the Issuer pursuant to the Note Purchase Agreement. The Pledgors are willing to execute and deliver this Agreement in order to induce the Purchasers to extend such credit under the Note Purchase Agreement. Therefore, to induce the Purchasers to maintain and/or make their respective extensions of credit under the Note Purchase Agreement and to induce the holders of any Other First Lien Obligations to make extensions of credit under the applicable Other First Lien Agreements, as applicable, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Note Purchase Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Note Purchase Agreement. All terms defined in the UCC (as defined herein) and not defined in this Agreement or the Note Purchase Agreement have the meanings specified therein. The term “instrument” shall have the meaning specified in the UCC.

(b) The rules of construction specified in Section 1.03 of the Note Purchase Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Pledgor under, with respect to or on account of an Account, Chattel Paper or General Intangibles.

“Administrative Agent” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this agreement, as amended, restated, supplemented and/or otherwise modified from time to time.

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“Article 9 Collateral” has the meaning assigned to such term in Section 3.01.

“Authorized Representative” means (a) with respect to Note Purchase Agreement Secured Obligations, the Administrative Agent and (b) with respect to any Series of Other First Lien Obligations, the duly authorized representative of the Other First Lien Secured Parties of such Series designated as “Authorized Representative” for such Other First Lien Secured Parties in the Other First Lien Agreement for such Series (or, in the absence of such designation, the administrative agent or trustee appointed for such Series under such Other First Lien Agreement).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding, for the avoidance of doubt, any Indebtedness convertible into or exchangeable for any of the foregoing.

“Collateral” means Article 9 Collateral and Pledged Collateral. For the avoidance of doubt, the term Collateral does not include any Excluded Assets.

“Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral Documents” has the meaning assigned to such term in the Note Purchase Agreement and any analogous term in any Other First Lien Agreement (but, with respect to the Secured Obligations of any Series, the term Collateral Documents shall not include any document which by its terms is solely for the benefit of the holders of one or more other Series of Secured Obligations and not such Series of Secured Obligations).

“Copyright” means the following: (a) all copyrights, rights and interests in copyrights and works protectable by copyright subject to the copyright laws of the United States, whether published or unpublished, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Event of Default” means an “Event of Default” under and as defined in the Note Purchase Agreement or, solely with respect to any Series of Other First Lien Obligations, any Other First Lien Agreement applicable thereto.

“Excluded Assets” means (i) with respect to all Secured Obligations, each of the following:

(a) any contract, instrument, lease, licenses, agreement or other document as to which the grant of a security interest would (i) constitute a violation of a restriction in favor of a third party (other than Holdings, the Issuer, or any of their Restricted Subsidiaries) or result in the abandonment, invalidation or unenforceability of any right of the relevant Note Party, unless and until any required consents shall have been obtained, or (ii) result in a breach, termination (or a right of termination) or default under such contract, instrument, lease, license, agreement or other document (including pursuant to any “change of control” or similar provision); provided, however, that any such asset will only constitute an Excluded Asset under clause (i) or clause (ii) above to the extent such violation or breach, termination (or right of termination) or default would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law; provided

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further that any such asset shall cease to constitute an Excluded Asset at such time as the condition causing such violation, breach, termination (or right of termination) or default or right to amend or require other actions no longer exists and to the extent severable, the security interest granted under the applicable Collateral Document shall attach immediately to any portion of such contract, instrument, lease, license, agreement or document that does not result in any of the consequences specified in clauses (i) and (ii) above,

(b) the Capital Stock of any (i) Immaterial Subsidiary (except to the extent the security interest in such Capital Stock may be perfected by the filing of a Form UCC-1 (or similar) financing statement or by the execution and delivery by any Note Party owning such Capital Stock of a fixed and floating change or similar instrument providing for the creation of a security interest in all or substantially all of the assets of such Note Party under the laws of such Note Party’s applicable jurisdiction of organization, (ii) Unrestricted Subsidiary (except to the extent the security interest in such Capital Stock may be perfected by the filing of a Form UCC-1 (or similar) financing statement or by the execution and delivery by any Note Party owning such Capital Stock of a fixed and floating change or similar instrument providing for the creation of a security interest in all or substantially all of the assets of such Note Party under the laws of such Note Party’s applicable jurisdiction of organization, (iii) not-for-profit subsidiary, and (iv) Special Purpose Securitization Subsidiary.

(c) any intent-to-use (or similar) Trademark application prior to the filing and acceptance of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, only to the extent, if any, that, and solely during the period, in which, if any, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use Trademark application under applicable law,

(d) any asset or property, the grant or perfection of a security interest in which would (A) require any governmental consent, approval, license or authorization that has not been obtained, (B) be prohibited by enforceable anti-assignment provisions of applicable Requirements of Law, except, in the case of this clause (B), to the extent such prohibition would be rendered ineffective under the UCC or other applicable law notwithstanding such prohibition, or (C) be prohibited by enforceable anti-assignment provisions of contracts governing such asset in existence on the Closing Date (or on the date of acquisition of the relevant asset or the owner thereof becoming a Note Party (and in each case not entered into in anticipation of the Closing Date or such acquisition or such becoming a Note Party and except, in each case, to the extent that term in such contract providing for such prohibition purports to prohibit the granting of a security interest over all assets of such Note Party or any other Note Party)) other than to the extent such prohibition would be rendered ineffective under the UCC or other applicable law,

(e) (i) any leasehold Real Estate Asset and (ii) any owned Real Estate Asset that is not a Material Real Estate Asset,

(f) any interest in any partnership, joint venture or non-Wholly-Owned Subsidiary which cannot be pledged without (i) the consent of one or more third parties other than Holdings, the Issuer or any of their Restricted Subsidiaries (after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) or (ii) giving rise to a “right of first refusal”, a “right of first offer” or a similar right that may be exercised by any third party (other than Holdings, the Issuer or any of their Restricted Subsidiaries),

(g) any Margin Stock,

(h) deposit accounts and cash collateral securing obligations owing to any issuers of letters of credit permitted under Section 6.01(c) of the Note Purchase Agreement,

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(i) Commercial Tort Claims with a value (as reasonably estimated by the Issuer) of less than $5,000,000,

(j) any deposit or securities accounts and Cash or Cash Equivalents comprised of (a) funds specially and exclusively used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any Note Party’s employees, (b) funds used or to be used to pay all Taxes required to be collected, remitted or withheld (including, without limitation, U.S. federal and state withholding Taxes (including the employer’s share thereof)) and (c) any other funds which any Note Party holds as an escrow or fiduciary for the benefit of another Person,

(k) any accounts receivable and related assets that are sold or disposed of in connection with any factoring or similar arrangement permitted by this Agreement, including Permitted Securitization Assets;

(l) any motor vehicle or other asset subject to a certificate of title (except to the extent a security interest therein may be perfected by the execution and delivery by any Note Party of a fixed and floating change or similar instrument providing for the creation of a security interest in all or substantially all of the assets of such Note Party under the laws of any applicable jurisdiction); and

(m) any asset with respect to which the Administrative Agent and the relevant Note Party have reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Note Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby, and with respect to any Series of Other First Lien Obligations, any Specified Excluded Collateral.

“Federal Securities Laws” has the meaning assigned to such term in Section 4.03.

“Foreign Pledgor” has the meaning assigned to such term in Section 5.24.

“General Intangibles” has the meaning set forth in Article 9 of the UCC.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the U.S. or a foreign government or any other political subdivision thereof (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantor” means any Person set forth on Schedule I and any subsidiary that becomes a party hereto pursuant to Section 5.16 (other than any Person excluded pursuant to clause (ii) of the definition of Pledgor with respect to the applicable Series of Other First Lien Obligations).

“Issuer” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Intellectual Property” means all U.S. Patents, Trademarks, Trade Secrets, Copyrights and other rights in works of authorship (including all Copyrights embodied in software) and all other intellectual property now owned or hereafter acquired by any Pledgor, including, without limitation, the Patents, Trademarks and Copyrights set forth on Schedule III hereto.

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“Intellectual Property Collateral” has the meaning assigned to such term in Section 3.02(f).

“Intercreditor Agreements” means any Permitted Pari Passu Intercreditor Agreement (upon and during the effectiveness thereof) with respect to any Other First Lien Obligations, and any Permitted Junior Intercreditor Agreement (upon and during the effectiveness thereof).

“Licenses” means, with respect to any Pledgor, all of such Pledgor’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to its owned (1) Patents, (2) Copyrights, (3) Trademarks or (4) Trade Secrets (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of Holdings, the Issuer, and their Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent under the applicable Note Purchase Agreement Documents or the rights and remedies of the Other First Lien Secured Parties under the applicable Other First Lien Agreements or (iii) the ability of Holdings and the Note Parties (taken as a whole) to perform their payment obligations under the applicable Note Purchase Agreement Documents or Other First Lien Agreements.

“Material Real Estate Asset” means (a) on the Closing Date, each Real Estate Asset listed on Schedule 1.01(c) of the Note Purchase Agreement and (b) any “fee-owned” Real Estate Asset acquired by any Note Party after the Closing Date having a fair market value (as reasonably determined by the Issuer after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $10,000,000.

“Note Purchase Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Note Purchase Agreement Documents” means (a) the “Note Documents” as defined in the Note Purchase Agreement and (b) any other related documents or instruments executed and delivered pursuant to the documents referred to in the foregoing clause (a), in each case, as such documents or instruments may be amended, restated, supplemented and/or otherwise modified from time to time.

“Note Purchase Agreement Secured Obligations” means the “Secured Obligations” as defined in the Note Purchase Agreement.

“Note Purchase Agreement Secured Parties” means the “Secured Parties” as defined in the Note Purchase Agreement.

“Notices of Grant of Security Interest in Intellectual Property” means the notices of grant of security interest substantially in the form attached hereto as Exhibit II or such other form as shall be reasonably acceptable to the Collateral Agent.

“Other First Lien Agreement” means any note purchase agreement (other than the Note Purchase Agreement), indenture or other agreement, document or instrument pursuant to which any Pledgor has or will incur Other First Lien Obligations; provided that, in each case, the indebtedness thereunder has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.19.

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“Other First Lien Obligations” means (a) the due and punctual payment by any Pledgor of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable as a claim in such proceeding) on indebtedness under any Other First Lien Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of such Pledgor to any Other First Lien Secured Party under any Other First Lien Agreement, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable as a claim in such proceeding), (b) the due and punctual performance of all other obligations of such Pledgor under or pursuant to any Other First Lien Agreement, and (c) the due and punctual payment and performance of all the obligations of each other Pledgor under or pursuant to any Other First Lien Agreement. Notwithstanding the foregoing, for all purposes of the Note Purchase Agreement Documents and any Other First Lien Agreements, any Guarantee of, or grant of a Lien to secure, any obligations in respect of any Swap Obligations by a Pledgor shall not include any Excluded Swap Obligations. For the avoidance of doubt, no such obligations shall constitute “Other First Lien Obligations” unless so designated by the Issuer pursuant to and in accordance with Section 5.19 hereof.

“Other First Lien Secured Parties” means, collectively, the holders of Other First Lien Obligations and any Authorized Representative with respect thereto.

“Other First Lien Secured Party Consent” means a consent substantially in the form of Exhibit III to this Agreement (or such other form as the Collateral Agent may agree) executed by the Authorized Representative of any holders of Other First Lien Obligations pursuant to Section 5.19.

“Pari First Lien Intercreditor Agreement” means a “Pari First Lien Intercreditor Agreement” as defined in the Note Purchase Agreement.

“Patent” means the following: (a) any and all U.S. patents and patent applications; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

“Perfection Certificate” means the Perfection Certificate and the Perfection Certificate Supplement with respect to the Issuer and the other Pledgors delivered to the Collateral Agent as of the Closing Date, as the same may be supplemented annually pursuant to Section 5.01(j) of the Note Purchase Agreement (or delivered at other times pursuant to Section 5.12 of the Note Purchase Agreement).

“Permitted Liens” means Liens that are permitted pursuant to Section 6.02 of the Note Purchase Agreement and, solely with respect to any Series of Other First Lien Obligations, are also permitted by any Other First Lien Agreement applicable thereto.

“Permitted Pari Passu Intercreditor Agreement” means a “Permitted Pari Passu Intercreditor Agreement” as defined in the Note Purchase Agreement.

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“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 2.01.

“Pledgor” means (i) with respect to the Note Purchase Agreement Secured Obligations, the Issuer and each Guarantor, in each case as set forth on Schedule I and any Subsidiary that becomes a party hereto pursuant to Section 5.16; and (ii) with respect to any Series of Other First Lien Obligations, the Issuer and each Guarantor, excluding (in the case of this clause (ii)) any of the foregoing if such Person or Persons are not intended to provide collateral with respect to such Series pursuant to the terms of the Other First Lien Agreement governing such Series.

“Prior Collateral Agent” has the meaning assigned to such term in Section 5.20.

“Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the relevant Pledgor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Pledgor in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Regulation S-X Excluded Collateral” has the meaning assigned to such term in Section 2.01.

“Rule 3-10” has the meaning assigned to such term in Section 2.01.

“Rule 3-16” has the meaning assigned to such term in Section 2.01.

“SEC” has the meaning assigned to such term in Section 2.01.

“Secured Obligations” means, collectively, the Note Purchase Agreement Secured Obligations and any Other First Lien Obligations, or any of the foregoing, provided that none of the foregoing shall be included in the definition of “Secured Obligations” to the extent that, if it were so included, the Liens created hereunder (or any part thereof) would constitute the giving of unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 (UK) or would otherwise be unlawful or prohibited by any applicable law. Notwithstanding the foregoing, for all purposes of the Note Purchase Agreement Documents and any Other First Lien Agreements, any Guarantee of, or grant of a Lien to secure, any obligations in respect of a Hedging Obligation by a Pledgor shall not include any Excluded Swap Obligations.

“Secured Parties” means the Persons holding any Secured Obligations and in any event including (i) all Note Purchase Agreement Secured Parties and (ii) all Other First Lien Secured Parties.

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“Security Interest” has the meaning assigned to such term in Section 3.01.

“Series” means (a) with respect to any Secured Parties, each of (i) the Note Purchase Agreement Secured Parties (in their capacities as such) and (ii) each group of Other First Lien Secured Parties that become beneficiaries of this Agreement and become subject to a Permitted Pari Passu Intercreditor Agreement after the date hereof, which are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Other First Lien Secured Parties), each of which shall constitute a separate Series of Secured Parties for purposes of this Agreement and (b) with respect to any Secured Obligations, each of (i) the Note Purchase Agreement Secured Obligations and (ii) each group of Other First Lien Obligations incurred pursuant to any Other First Lien Agreement, which are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Other First Lien Obligations), each of which shall constitute a separate Series of Secured Obligations for purposes of this Agreement.

“Specified Excluded Collateral” means, solely with respect to any Series of Other First Lien Obligations, any asset (in addition to those specified in the definition of “Excluded Assets”) that is not intended to be collateral with respect to such Series pursuant to the terms of the Other First Lien Agreement governing or evidencing such Series (including the Regulation S-X Excluded Collateral to the extent applicable to such Series in accordance with the last paragraph of Section 2.01).

“Successor Collateral Agent” has the meaning assigned to such term in Section 5.20.

“Termination Date” means the “Termination Date” as defined in the Note Purchase Agreement.

“Trade Secrets” shall mean any trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, engineering or other technical data, financial data, procedures, know-how, designs, personal information, supplier lists, customer lists, business, production or marketing plans, formulae, methods (whether or not patentable), processes, compositions, schematics, ideas, algorithms, techniques, analyses, proposals, source code, object code and data collections.

“Trademark” means the following: (a) all U.S. trademarks (including service marks), common law marks, trade names, trade dress, Internet domain names and logos, slogans and other indicia of origin under the laws of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all domestic rights corresponding to any of the foregoing.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue or perfection of security interests.

“ULC” has the meaning assigned to such term in Section 2.07.

“ULC Interests” has the meaning assigned to such term in Section 2.07.

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ARTICLE II

Pledge of Securities

SECTION 2.01. Pledge. As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of the Secured Obligations, each Pledgor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under (whether now owned or hereafter acquired):

(a) all Capital Stock directly owned by it (including those listed on Schedule II) and any other Capital Stock obtained in the future by such Pledgor and any certificates representing all such Capital Stock (collectively, the “Pledged Stock”); provided that the Pledged Stock shall not include any Excluded Assets;

(b) (i) the debt obligations owed to such Pledgor listed opposite the name of such Pledgor on Schedule II, (ii) all other debt obligations existing on the date hereof or in the future issued to such Pledgor and (iii) the certificates, promissory notes and any other instruments, if any, evidencing such debt obligations (the property described in clauses (b)(i), (ii) and (iii) above, the “Pledged Debt”); provided that the Pledged Debt shall not include any Excluded Assets;

(c) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the Pledged Stock and the Pledged Debt;

(d) subject to Section 2.06, all rights and privileges of such Pledgor with respect to the Pledged Stock, Pledged Debt and other property referred to in clause (c) above; and

(e) all Proceeds of any of the foregoing (the Pledged Stock, Pledged Debt and other property referred to in this clause (e) and in clauses (c) through (d) above being collectively referred to as the “Pledged Collateral”); provided that the Pledged Collateral shall not include any Excluded Assets.

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

Notwithstanding anything else contained in this Agreement, to the extent this paragraph is expressly made applicable with respect to any Other First Lien Obligations pursuant to the terms of any Other First Lien Agreement, with respect to such Other First Lien Obligations, in the event that Rule 3-10 (“Rule 3-10”) or Rule 3-16 (“Rule 3-16”) of Regulation S-X under the Securities Act of 1933, as amended, as amended, modified or interpreted by the Securities Exchange Commission (“SEC”), would require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other Governmental Authority) of separate financial statements of the Issuer or any subsidiary of the Issuer due to the fact that such Person’s Capital Stock or other securities secure such Other First Lien Obligations, then the Capital Stock or other securities of such Person (the “Regulation S-X Excluded Collateral”) will automatically be deemed not to be part of the Collateral securing such Other First Lien Obligations, as applicable, but only to the extent necessary to not be subject to such requirement and only for so long as required to not be subject to such requirement. In such event, this Agreement may be amended or modified, without the consent of any Secured Party, to the extent necessary to release the Lien on the Regulation S-X Excluded Collateral in favor of the Collateral Agent with respect only to the relevant Other First Lien Obligations. In the event that Rule 3-10 or Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or

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any other law, rule or regulation is adopted, which would permit) any Regulation S-X Excluded Collateral to secure the Other First Lien Obligations in excess of the amount then pledged without the filing with the SEC (or any other Governmental Authority) of separate financial statements of such Person, then the Capital Stock of such Person will automatically be deemed to be a part of the Collateral for the relevant Other First Lien Obligations, but only to the extent permitted without the financial statement requirement described in the first sentence of this paragraph becoming applicable. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, nothing in this paragraph shall limit the pledge of such Capital Stock and other securities from securing the applicable Pledgor’s Secured Obligations (other than the Other First Lien Obligations) at all relevant times or from securing any Other First Lien Obligations that are not in respect of securities subject to regulation by the SEC. To the extent any Proceeds of any collection or sale of Capital Stock deemed by this paragraph to no longer constitute part of the Collateral for the relevant Other First Lien Obligations are to be applied by the Collateral Agent in accordance with Section 4.02 hereof, such Proceeds shall, notwithstanding the terms of Section 4.02 and the Permitted Pari Passu Intercreditor Agreement (upon and during the effectiveness thereof), not be applied to the payment of such Other First Lien Obligations (and shall be applied as otherwise provided in Section 4.02, as if the respective Other First Lien Obligations had previously been paid in full in cash).

SECTION 2.02. Delivery of the Pledged Collateral. (a) Each Pledgor agrees promptly to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all certificates or other instruments (if any) representing such Pledged Securities, to the extent such Pledged Securities are either (i) Pledged Stock or (ii) in the case of promissory notes or other instruments evidencing Pledged Debt, are required to be delivered pursuant to paragraph (b) of this Section 2.02.

(b) To the extent any Indebtedness for borrowed money constituting Pledged Collateral owed to any Pledgor is evidenced by a duly executed promissory note in an amount in excess of $5,000,000, such Pledgor shall promptly cause such promissory note to be pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof. To the extent any such promissory note is a demand note, each Pledgor party thereto agrees, if requested by the Collateral Agent, to immediately demand payment thereunder (and agrees (to the extent it has the power to do so) that the Collateral Agent may in its place demand such repayment) upon the occurrence and during the continuance of an Event of Default or any equivalent provision under any Other First Lien Agreement, unless such demand would not be commercially reasonable or would otherwise expose such Pledgor to liability to the maker of such promissory note.

(c) Upon delivery to the Collateral Agent, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 2.02 shall be accompanied by stock powers or allonges, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent, and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents (including issuer acknowledgments in respect of uncertificated securities that are delivered pursuant to Section 2.04(b)) as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be deemed to be attached hereto as Schedule II (or a supplement to Schedule II, as applicable) and made a part hereof; provided that failure to deliver or attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

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SECTION 2.03. Representations, Warranties and Covenants. The Pledgors, jointly and severally, represent, warrant and covenant to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Schedule II correctly sets forth (and, with respect to any Pledged Stock issued by an issuer that is not a subsidiary of the Issuer, correctly sets forth, to the knowledge of the relevant Pledgor), as of the date hereof, the percentage of the issued and outstanding units of each class of the Capital Stock of the issuer thereof represented by the Pledged Stock and includes (i) all Capital Stock pledged hereunder and (ii) all Pledged Debt pledged hereunder and in an aggregate principal amount in excess of $5,000,000;

(b) the Pledged Stock and Pledged Debt (and, with respect to any Pledged Stock or Pledged Debt issued by an issuer that is not a subsidiary of the Issuer, to the knowledge of the relevant Pledgor), as of the date hereof, (x) have been duly and validly authorized and issued by the issuers thereof and (y) (i) in the case of Pledged Stock, are fully paid and, with respect to Capital Stock constituting capital stock of a corporation, nonassessable and (ii) in the case of Pledged Debt, are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and any implied covenant of good faith and fair dealing;

(c) except for the security interests granted hereunder (or otherwise permitted by the Note Purchase Agreement Documents or any Other First Lien Agreement), each Pledgor (i) is and, subject to any transfers not in violation of the Note Purchase Agreement or any Other First Lien Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II (as may be supplemented from time to time pursuant to Section 2.02(c)) as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction not prohibited by the Note Purchase Agreement or any Other First Lien Agreement and other than Permitted Liens and (iv) subject to the rights of such Pledgor under the Note Purchase Agreement Documents and any Other First Lien Agreement to Dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens), however arising, of all Persons;

(d) other than as set forth in the Note Purchase Agreement or any Other First Lien Agreement, and except for restrictions and limitations imposed by the Note Purchase Agreement Documents, any Other First Lien Agreements or securities laws generally or otherwise not prohibited by the Note Purchase Agreement or any Other First Lien Agreement (or, in the case of shares of a ULC, any requirement that transfers of such shares be approved by the directors of the ULC), the Pledged Stock (other than partnership interests) is and will continue to be freely transferable and assignable, and none of the Pledged Stock is or will be subject to any option, right of first refusal, shareholders agreement, charter, by-law, memorandum of association or articles of association provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Stock hereunder, the Disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder other than under applicable Requirements of Law;

(e) each Pledgor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) other than as set forth in the Note Purchase Agreement, as of the date hereof, no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby or the transfer of the Pledged Securities upon a foreclosure thereof (other than compliance with any securities law applicable to the transfer of securities), in each case other than such as have been obtained and are in full force and effect;

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(g) by virtue of the execution and delivery by the respective Pledgors of this Agreement or any supplement hereto, when any Pledged Securities are delivered to the Collateral Agent, for the benefit of the Secured Parties, in accordance with this Agreement (to the extent required hereunder) and a financing statement naming the Collateral Agent as the secured party and covering the Pledged Collateral to which such Pledged Securities relate is filed in the appropriate filing office, the Collateral Agent will obtain, for the benefit of the Secured Parties, a legal, valid and perfected lien upon and security interest in such Pledged Collateral under the UCC; and

(h) each Pledgor that is an issuer of the Pledged Collateral confirms that it has received notice of the security interest granted hereunder and consents to such security interest and, subject to the terms of any applicable Intercreditor Agreement, agrees to transfer record ownership of the securities issued by it in connection with any request by the Collateral Agent if an Event of Default has occurred and is continuing.

SECTION 2.04. Certification of Limited Liability Company and Limited Partnership Interests.

(a) As of the date hereof, except as set forth on Schedule II, the Capital Stock in limited liability companies and limited partnerships that are pledged by the Pledgors hereunder and do not have a certificate described on Schedule II do not constitute a security under Section 8-103 of the UCC.

(b) The Pledgors shall at no time elect to treat any interest in any limited liability company or limited partnership Controlled by a Pledgor and pledged hereunder as a “security” within the meaning of Article 8 of the UCC or issue any certificate representing such interest, unless promptly thereafter (and in any event within 30 days or such longer period as the Collateral Agent may permit in its reasonable discretion) the applicable Pledgor provides notification to the Collateral Agent of such election and delivers, as applicable, any such certificate to the Collateral Agent pursuant to the terms hereof.

SECTION 2.05. Registration in Nominee Name; Denominations. Subject to any applicable Intercreditor Agreement, the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities (other than Pledged Securities that are ULC Interests) in the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent). If any Event of Default shall have occurred and be continuing, each Pledgor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor. If an Event of Default shall have occurred and be continuing, the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities (other than Pledged Securities that are ULC Interests) held by it for certificates of smaller or larger denominations for any purpose consistent with this Agreement, subject to any applicable Intercreditor Agreement. Subject to any applicable Intercreditor Agreement, with respect to Pledged Securities that are ULC Interests, at any time at which an Event of Default has occurred and is continuing, the Collateral Agent shall have the right to require the Pledgors to cause the ULC Interests to be transferred and registered as the Collateral Agent may direct and each applicable Pledgor covenants that, at the time of any such transfer, it will provide all required consents and approvals. Subject to any applicable Intercreditor Agreement, each Pledgor shall cause any subsidiary that is not a party to this Agreement to comply with a request by the Collateral Agent, pursuant to this Section 2.05, to exchange certificates representing Pledged Securities of such subsidiary for certificates of smaller or larger denominations.

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SECTION 2.06. Voting Rights; Dividends and Interest, Etc.

(a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given written notice (which may be delivered concurrently) to the relevant Pledgor or Pledgors of the Collateral Agent’s intention to exercise its rights hereunder:

(i) Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement, the Note Purchase Agreement Documents or any Other First Lien Agreement; provided that, except as not prohibited by the Note Purchase Agreement or any Other First Lien Agreement, such rights and powers shall not be exercised in any manner that would, or could be reasonably likely to, materially and adversely affect the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement, any Note Purchase Agreement Document or any Other First Lien Agreement or the ability of the Secured Parties to exercise the same.

(ii) The Collateral Agent shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are not prohibited by, and otherwise paid or distributed in accordance with, the terms and conditions of the Note Purchase Agreement Documents, any Other First Lien Agreement and applicable laws; provided that (A) any non-cash dividends, interest, principal or other distributions, payments or other consideration in respect thereof, including any rights to receive the same to the extent not so distributed or paid, that would constitute Pledged Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Capital Stock of the issuer of any Pledged Securities, received in exchange for Pledged Securities or any part thereof, or in redemption thereof, as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise or (B) any non-cash dividends and other distributions paid or payable in respect of any Pledged Securities that would constitute Pledged Securities, in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus, shall (in the case of both clauses (A) and (B) above) be and become part of the Pledged Collateral, and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, and shall be promptly delivered to the Collateral Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent).

(b) Upon the occurrence and during the continuance of an Event of Default and after written notice (which may be delivered concurrently) by the Collateral Agent to the relevant Pledgor or Pledgors of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to receive dividends, interest, principal or other distributions with respect to Pledged Securities that are not ULC Interests that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested, for the benefit of the Secured Parties, in the

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Collateral Agent which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions; provided that the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to receive and retain such amounts by giving a written notice (which may be delivered concurrently) to any such Pledgors to such effect. All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 2.06 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived in accordance with the Note Purchase Agreement and/or the applicable Other First Lien Agreement(s) and the Issuer has delivered to the Collateral Agent a certificate of a Responsible Officer to that effect, the Collateral Agent shall promptly repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account. With respect to Pledged Securities that are ULC Interests, all rights of any Pledgor to receive dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall continue and not become vested or held in trust for or on behalf of the Collateral Agent.

(c) Upon the occurrence and during the continuance of an Event of Default and after written notice (which may be delivered concurrently) by the Collateral Agent to the Issuer of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06 with respect to Pledged Securities that are not ULC Interests, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, for the benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights by giving a written notice (which may be delivered concurrently) to any such Pledgors to such effect. After all Events of Default have been cured or waived in accordance with the Note Purchase Agreement and/or the applicable Other First Lien Agreement(s) and the Issuer has delivered to the Collateral Agent a certificate of a Responsible Officer to that effect, each Pledgor shall have the right to exercise the voting and/or consensual rights and powers that such Pledgor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above and the obligations of the Collateral Agent under paragraph (a)(ii) shall be in effect. With respect to Pledged Securities that are ULC Interests, all rights of any Pledgor to exercise the voting and/or other consensual rights and powers that such Pledgor is authorized to exercise pursuant to paragraph (a)(i) of this Section 2.06 shall continue and all such rights shall not become vested in the Collateral Agent or the Collateral Agent for the benefit of the Secured Parties.

SECTION 2.07. Unlimited Liability Corporations. Notwithstanding the grant of security interest made by a Pledgor in favor of the Collateral Agent, its successor and assigns, for the benefit of the Secured Parties, of all of its Pledged Securities, any Pledgor that controls any interest (for the purposes of this Article II, “ULC Interests”) in any unlimited liability corporation (for the purposes of this Article II, a “ULC”) pledged hereunder shall remain registered as the sole registered and beneficial owner of such ULC Interests and will remain as registered and beneficial owner until such time as such ULC Interests are effectively transferred into the name of the Collateral Agent or any other Person on the books and records of such ULC. Nothing in this Agreement is intended to or shall constitute the Collateral Agent or any Person as a shareholder of any ULC until

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such time as notice is given to such ULC (which may be delivered concurrently) and further steps are taken thereunder so as to register the Collateral Agent or any other Person as the holder of the ULC Interests of such ULC. To the extent any provision hereof would have the effect of constituting the Collateral Agent or any other Person as a shareholder of a ULC prior to such time, such provision shall be severed herefrom and ineffective with respect to the ULC Interests of such ULC without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Pledged Stock which are not ULC Interests. Except upon the exercise of rights to sell or otherwise dispose of ULC Interests following the occurrence and during the continuance of an Event of Default hereunder, no Pledgor shall cause or permit, or enable any ULC in which it holds ULC Interests to cause or permit, the Collateral Agent to: (a) be registered as shareholders of such ULC; (b) have any notation entered in its favor in the share register of such ULC; (c) be held out as a shareholder of such ULC; (d) receive, directly or indirectly, any dividends, property or other distributions from such ULC by reason of the Collateral Agent holding a security interest in such ULC; or (e) act as a shareholder of such ULC, or exercise any rights of a shareholder of such ULC including the right to attend a meeting of, or to vote the shares of, such ULC.

ARTICLE III

Security Interests in Other Personal Property

SECTION 3.01. Security Interest. (a) As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of its Secured Obligations, each Pledgor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash and Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all Fixtures;

(vii) all General Intangibles (including, without limitation, all Intellectual Property);

(viii) all Licenses;

(ix) all Instruments (other than Pledged Debt, which is governed by Article II);

(x) all Inventory and all other Goods not otherwise described above;

(xi) all Investment Property (other than the Pledged Collateral and Pledged Debt, which are governed by Article II);

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(xii) all Letters of Credit and Letter of Credit Rights;

(xiii) all Commercial Tort Claims individually in excess of $5,000,000;

(xiv) all books and records, customer lists, credit files, programs, printouts and other computer materials and records pertaining to the Article 9 Collateral; and

(xv) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, the other Note Purchase Agreement Documents or any Other First Lien Agreement, this Agreement shall not constitute a grant of a security interest in (and the Article 9 Collateral shall not include), and the other provisions of the Note Purchase Agreement Documents and any Other First Lien Agreement with respect to Collateral need not be satisfied with respect to, the Excluded Assets.

(b) Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Collateral granted under this Agreement, including describing such property as “all assets” or “all personal property”. Each Pledgor agrees to provide such information to the Collateral Agent promptly upon request.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Pledgor in such Pledgor’s U.S. federal issued Patents (and Patents for which applications are pending), U.S. federal registered Trademarks (and Trademarks for which registration applications are pending) and U.S. federal registered Copyrights (and Copyrights for which registration applications are pending), without the signature of such Pledgor, and naming such Pledgor or the Pledgors as debtors and the Collateral Agent as secured party.

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Pledgor with respect to or arising out of the Article 9 Collateral.

(d) Notwithstanding anything to the contrary in this Agreement, none of the Pledgors shall be required to (i) [reserved], (ii) enter into any landlord, mortgage and bailee waivers or (iii) send notices to account debtors or other contractual third parties, except (x) in connection with a permitted exercise of remedies under this Agreement (including as contemplated in Section 4.04), any other Note Purchase Agreement Document or any Other First Lien Agreement, and (y) in the case of a Pledgor not incorporated or organized in the U.S. or the U.K., in accordance with the Agreed Guarantee and Security Principles, or (iv) take action under the laws of any jurisdiction other than the United States of America (or any political subdivision thereof) for the purposes of perfecting the Collateral Agent’s security interest in any Intellectual Property Collateral of such Pledgor.

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SECTION 3.02. Representations and Warranties. The Pledgors jointly and severally represent and warrant to the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Each Pledgor has good and valid title to or rights in the Article 9 Collateral with respect to which it has purported to grant the Security Interest hereunder, except where the failure to have such rights and title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement (or any supplement hereto, as applicable), without the consent or approval of any other Person as of the date hereof other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Note Purchase Agreement, any Other First Lien Agreement or any offering circular related thereto.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Pledgor, is correct and complete, in all material respects, as of the date hereof. Except as provided in Section 5.12 of the Note Purchase Agreement, the UCC financing statements or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral that have been prepared for filing in the filing offices in the jurisdictions specified in the Perfection Certificate constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office or the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States federal issued Patents and applications therefor, United States federal registered Trademarks and registration applications therefor and United States federal registered Copyrights and registration applications therefor) that are necessary as of the date hereof to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof), and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments. Except as provided in Section 5.12 of the Note Purchase Agreement, each Pledgor represents and warrants that the Notices of Grant of Security Interest in Intellectual Property executed by the applicable Pledgors containing descriptions of all Article 9 Collateral that consists of material United States federally issued Patents (and Patents for which United States federal registration applications are pending), material United States federally registered Trademarks (and Trademarks for which United States federal registration applications are pending) and material United States federally registered Copyrights (and Copyrights for which United States federal registration applications are pending) have been delivered to the Collateral Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to establish a legal, valid and perfected security interest (or, in the case of Patents and Trademarks, notice thereof) in favor of the Collateral Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such Intellectual Property as of the date hereof in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of material United States federally issued, registered or pending Patents, Trademarks and Copyrights acquired or developed after the date hereof).

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(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, as applicable, (ii) subject to the filings described in Section 3.02(b), as of the date hereof, a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) pursuant to the UCC or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the Notices of Grant of Security Interest in Intellectual Property with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral other than Permitted Liens.

(d) The Article 9 Collateral is owned by the Pledgors free and clear of any Lien, other than Permitted Liens. None of the Pledgors has filed or consented to the filing of (i) any financing statement or analogous document under the UCC or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office for the benefit of a third party or (iii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens (other than Permitted Liens that are expressly required to be subordinated to the Liens created hereunder pursuant to the Note Purchase Agreement or any applicable Other First Lien Agreement).

(e) None of the Pledgors holds any Commercial Tort Claim individually reasonably estimated to exceed $5,000,000 as of the date hereof except as indicated on Schedule IV.

(f) As to itself and its Article 9 Collateral consisting of Intellectual Property, whether now owned or hereafter acquired by any Pledgor (the “Intellectual Property Collateral”):

(i) The Intellectual Property Collateral set forth on Schedule III includes a true and complete list of all of the material issued and applied for United States Federal Patents, material registered and applied for United States Federal Trademarks, material United States Federal registered and applied for Copyrights and material registered Internet domain names owned by such Pledgor as of the date hereof. Schedule III includes all Intellectual Property that each Pledgor owns or uses in connection with its business as of the date hereof which are registered to or applied for by such Pledgor at the United States Patent and Trademark Office, the United States Copyright Office, or an equivalent thereof in any state of the United States or Domain Name registrar.

(ii) The Intellectual Property Collateral set forth on Schedule III is subsisting, and to the best of such Pledgor’s knowledge, is valid and enforceable except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii) Such Pledgor has taken commercially reasonable steps to protect its rights in the Intellectual Property Collateral.

SECTION 3.03. Covenants. (a) Each Pledgor agrees promptly to notify the Collateral Agent in writing of any change in (i) its corporate or organization name, (ii) its identity or type of organization, (iii) its organizational identification number or (iv) its jurisdiction of organization. Each Pledgor agrees not to effect or permit any change referred to in the first sentence of this paragraph (a) unless all filings have been made (or will have been made within the time period required by the Note Purchase Agreement), under the UCC that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Article 9 Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

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(b) Subject to any rights of such Pledgor to Dispose of Collateral provided for in the Note Purchase Agreement Documents and each Other First Lien Agreement, each Pledgor shall, at its own expense, use commercially reasonable efforts to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Collateral Agent, for the benefit of the Secured Parties, in the Article 9 Collateral and the priority thereof against any Lien that is not a Permitted Lien.

(c) Each Pledgor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect, defend and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes, together with any interest and penalties, if any, required in connection with the execution and delivery of this Agreement and the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith, all in accordance with the terms hereof and the terms of the Note Purchase Agreement.

Without limiting the generality of the foregoing, each Pledgor hereby authorizes the Collateral Agent to supplement this Agreement after obtaining such Pledgor’s approval of or signature to such modification by supplementing Schedule III or adding additional schedules hereto to specifically identify any asset or item that may constitute an issued or applied for United States federal Patent, registered or applied for United States Trademark or registered United States federal Copyright; provided that any Pledgor shall have the right, exercisable within 90 days after the Issuer has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral (or such later date as the Collateral Agent may agree in its reasonable discretion), to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Pledgor hereunder with respect to such Article 9 Collateral. Each Pledgor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Article 9 Collateral within 90 days after the date it has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral (or such later date as the Collateral Agent may agree).

(d) After the occurrence of an Event of Default and during the continuance thereof, the Collateral Agent shall have the right (acting through any representative designated by it), at reasonable times upon reasonable prior notice, (i) to inspect the Article 9 Collateral (including to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral), and including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification, (ii) to examine and make copies of the records of such Pledgor relating to the Article 9 Collateral and (iii) to discuss the Article 9 Collateral and related records of such Pledgor with, and to be advised as to the same by, such Pledgor’s officers and employees. The Collateral Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party, subject to Section 9.13 of the Note Purchase Agreement and any equivalent provision of any Other First Lien Agreement. All reasonable out-of-pocket expenses incurred by the Collateral Agent in connection with this Section 3.03(d) shall be subject to reimbursement under Section 9.03(a) of the Note Purchase Agreement and any equivalent provision of any applicable Other First Lien Agreement.

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(e) The Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not a Permitted Lien, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Pledgor fails to do so as required by the Note Purchase Agreement, this Agreement or any Other First Lien Agreement, and each Pledgor jointly and severally agrees to reimburse the Collateral Agent on demand for any reasonable and documented payment made or any reasonable and documented out-of-pocket expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 3.02(e) shall be interpreted as excusing any Pledgor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Pledgor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein, in the other Note Purchase Agreement Documents or any Other First Lien Agreement.

(f) Each Pledgor (rather than the Collateral Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral and each Pledgor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

(g) None of the Pledgors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as not prohibited by the Note Purchase Agreement or any Other First Lien Agreement. None of the Pledgors shall make or permit to be made any transfer of the Article 9 Collateral, except as not prohibited by the Note Purchase Agreement, any Other First Lien Agreement or any Intercreditor Agreement.

(h) Each Pledgor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Pledgor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Pledgor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Pledgor at any time or times shall fail to obtain or maintain any of the policies of insurance required by the Note Purchase Agreement Documents or any Other First Lien Agreement or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Pledgors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent reasonably deems advisable. All sums disbursed by the Collateral Agent in connection with this Section 3.03(h), including reasonable and documented attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Pledgors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

SECTION 3.04. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, for the benefit of the Secured Parties, the Security Interest in the Article 9 Collateral, each Pledgor agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments and Tangible Chattel Paper. If any Pledgor shall at any time own or acquire any Instruments (other than debt obligations which constitute Pledged Debt and checks received and processed in the ordinary course of business) or Tangible Chattel Paper evidencing an amount in excess of $5,000,000, such Pledgor shall promptly (and in any event within 45 days of its acquisition or such longer period as the Collateral Agent may permit in its reasonable discretion) notify the Collateral Agent and promptly (and in any event within 5 days following such notice or such longer period as the Collateral Agent may permit in its reasonable discretion) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

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(b) Commercial Tort Claims. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $5,000,000, such Pledgor shall promptly notify the Collateral Agent thereof in a writing signed by such Pledgor, including a summary description of such claim, and deliver to the Collateral Agent in writing a supplement to Schedule IV including such description.

(c) Letter-of-Credit Rights. Each Pledgor will use commercially reasonable efforts to cause each issuer of a letter of credit issued for the benefit of such Pledgor in an amount in excess of $5,000,000 (and solely to the extent not constituting a Supporting Obligation) to consent to the assignment of proceeds of the letter of credit in order to give the Collateral Agent control of the letter-of-credit rights to such letter of credit.

SECTION 3.05. Covenants Regarding Patent, Trademark and Copyright Collateral. Except as not prohibited by the Note Purchase Agreement or any Other First Lien Agreement:

(a) Each Pledgor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any owned Patent that is material to the normal conduct of such Pledgor’s business may become prematurely invalidated, abandoned, lapsed or dedicated to the public.

(b) Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each material owned Trademark necessary to the normal conduct of such Pledgor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use (other than by expiration as permitted by the Note Purchase Agreement or by replacement of any Trademark registered with a state registry with a registration with the United States Patent and Trademark Office for a materially identical Trademark) and (ii) maintain at least substantially the quality of products and services offered under such Trademark in a manner consistent with the operation of such Pledgor’s business.

(c) Each Pledgor shall notify the Collateral Agent within sixty (60) days of becoming aware that any United States federally issued or applied for Patent, United States federally registered or applied for Trademark or United States federally registered or applied for Copyright material to the normal conduct of such Pledgor’s business may imminently become abandoned, lapsed or dedicated to the public (other than by expiration), or of any materially adverse determination or development, excluding non-final office actions in the ordinary course of such Pledgor’s business and similar determinations or developments in the United States Patent and Trademark Office, United States Copyright Office, any court or any similar office of any country, regarding such Pledgor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

(d) If any Pledgor makes an application for registration of an Intellectual Property before the United States Patent and Trademark Office the United States Copyright Office, or acquires any such application or registration by purchase, assignment or otherwise, within ninety (90) days of such submission or acquisition or as soon as legally permissible, such Pledgor shall deliver to the Collateral Agent at such Pledgor’s expense a copy of such application or registration, and a grant of a security interest in such Intellectual Property and confirmatory notice of the same in the form of the Notices of Grant of Security Interest in Intellectual Property. Where a registration of any Intellectual Property is issued hereafter to any Pledgor as a result of any application now or hereafter pending, such Pledgor shall deliver within ninety (90) days to the Collateral Agent at such Pledgor’s expense a certificate or other indicia of ownership

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with respect to such Intellectual Property. Where a security interest in such application has not already been granted to or recorded on behalf of the Collateral Agent hereunder, such Pledgor shall deliver to the Collateral Agent at such Pledgor’s expense a Notice of Grant of Security Interest in Intellectual Property with respect to such Intellectual Property within ninety (90) days. Notwithstanding anything to the contrary herein, no Pledgor shall be required to take any action under the laws of any jurisdiction other than the United States of America (or any political subdivision thereof) for the purpose of perfecting the Collateral Agent’s security interest in any Intellectual Property collateral of such Pledgor.

(e) Each Pledgor shall exercise its reasonable business judgment consistent with its past practice in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office with respect to maintaining and pursuing each application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of such Pledgor’s business and to maintain (i) each United States federally issued Patent that is material to the normal conduct of such Pledgor’s business and (ii) the registrations of each United States federally registered Trademark and each United States federally registered Copyright that is material to the normal conduct of such Pledgor’s business including, when applicable and necessary in such Pledgor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Pledgor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(f) In the event that any Pledgor becomes aware that any item of Article 9 Collateral consisting of an owned Patent, Trademark or Copyright material to the normal conduct of its business has been materially infringed, misappropriated or diluted by a third party, such Pledgor shall notify the Collateral Agent within thirty (30) days of becoming aware thereof and shall, if such Pledgor deems it necessary in its reasonable business judgment, promptly sue and recover any and all damages, and take such other actions as are reasonably appropriate under the circumstances.

(g) Upon and during the continuance of an Event of Default, at the reasonable request of the Collateral Agent, each Pledgor shall use commercially reasonable efforts to obtain all requisite consents or approvals from each licensor under each material written agreement granting such Pledgor any rights in Intellectual Property to effect the assignment of all such Pledgor’s right, title and interest thereunder to (in the Collateral Agent’s sole discretion) the designee of the Collateral Agent or the Collateral Agent; provided, however, that nothing contained in this Section 3.05(g) should be construed as an obligation of any Pledgor to incur any costs or expenses in connection with obtaining such approval.

(h) Notwithstanding the foregoing provisions of this Section 3.05, nothing in this Section 3.05 shall prevent any Pledgor from abandoning or discontinuing the use or maintenance of any of its Intellectual Property if such Pledgor has determined in good faith in its reasonable business judgment to do so and such abandonment or discontinuation is in compliance with the Note Purchase Agreement.

ARTICLE IV

Remedies

SECTION 4.01. Remedies Upon Default. In accordance with, and to the extent consistent with, the terms of any applicable Intercreditor Agreement, the Collateral Agent may take any action specified in this Section 4.01. Upon the occurrence and during the continuance of an Event of Default, each Pledgor agrees to deliver each item of Collateral to the Collateral Agent on demand. It is agreed that upon the occurrence and during the continuance of an Event of Default the Collateral Agent shall have the right to take any of or all the following actions at the same or different times upon the occurrence and during the continuance of an Event of Default: (a) those rights and remedies provided in this Agreement, the Note Purchase Agreement or any other Note Purchase

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Agreement Document or Other First Lien Agreement (as applicable); provided that this clause (a) shall not be understood to limit any rights or remedies available to the Collateral Agent and the Secured Parties prior to or after an Event of Default, (b) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Pledgors to the Collateral Agent or to license or sublicense (subject to any such licensee’s obligation to maintain the quality of the goods and/or services provided under any Trademark consistent with the quality of such goods and/or services provided by the Pledgors immediately prior to the Event of Default), whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any rule of law, statute or regulation or constituting (or would reasonably be expected to result in) a breach or default under or resulting in the termination of any agreement between a Pledgor and a third party governing the applicable Pledgor’s use of any such Intellectual Property), in each case to the extent that consents or waivers of such restrictions cannot be obtained with the use of commercially reasonable efforts, which each Pledgor hereby agrees to use and (c) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the applicable Pledgor to enter any premises where the Article 9 Collateral or any records relating to the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the UCC or other applicable law. The Collateral Agent agrees and covenants not to exercise any of the rights or remedies set forth in the preceding sentence unless and until the occurrence and during the continuance of an Event of Default. Without limiting the generality of the foregoing, each Pledgor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise Dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery, as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to Persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such Disposition of Collateral pursuant to this Section 4.01, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold (other than in violation of any rule of law, statute or regulation or constituting (or would reasonably be expected to result in) a breach of default under or resulting in the termination of any agreement between a Pledgor and a third party governing the applicable Pledgor’s use of any such Intellectual Property), in each case to the extent that consents or waivers of such restrictions cannot be obtained with the use of commercially reasonable efforts, which each Pledgor hereby agrees to use. Each such purchaser at any such Disposition shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

To the extent any notice is required by applicable law, the Collateral Agent shall give the applicable Pledgors 10 Business Days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the UCC) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale, and each Pledgor agrees that the Internet shall constitute a “place” for purposes of Section 9-610(b) of the UCC. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without

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notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 4.01, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and Dispose of such property in accordance with Section 4.02 without further accountability to any Pledgor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC.

SECTION 4.02. Application of Proceeds. The Collateral Agent shall, subject to any applicable Intercreditor Agreement, promptly apply the proceeds, moneys or balances of any collection or sale of Collateral realized through the exercise by the Collateral Agent of its remedies hereunder, as well as any Collateral consisting of cash at any time when remedies are being exercised hereunder, as follows:

FIRST, to the payment in cash of all costs and expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with any Note Purchase Agreement Document, any Other First Lien Agreement or any of the Secured Obligations secured by such Collateral, including without limitation all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent under any Note Purchase Agreement Document or any Other First Lien Agreement on behalf of any Pledgor, any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Note Purchase Agreement Document or any Other First Lien Agreement, and all other fees, indemnities and other amounts owing or reimbursable to the Collateral Agent under any Note Purchase Agreement Document or any Other First Lien Agreement in its capacity as such;

SECOND, to the payment in full in cash of the Secured Obligations secured by such Collateral (the amounts so applied to be distributed between the Note Purchase Agreement Secured Parties and any Other First Lien Secured Parties pro rata based on the respective amounts of such Secured Obligations owed to them on the date of any such distribution (or in accordance with such other method of distribution as may be set forth in any applicable Intercreditor Agreement), with (x) the portion thereof distributed to the Note Purchase Agreement Secured Parties to be further distributed in accordance with the order of priority set forth in Section 2.18(b) of the Note Purchase Agreement and (y) the portion thereof distributed to the Secured Parties of any other Series to be further distributed in accordance with the applicable provisions of the Other First Lien Agreements governing such Series;

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THIRD, to the Pledgors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct; provided that in no event shall the proceeds of any collection or sale of any Specified Excluded Collateral be applied to the relevant Series of Secured Obligations.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon the request of the Collateral Agent prior to any distribution under this Section 4.02, each Authorized Representative shall provide to the Collateral Agent certificates, in form and substance reasonably satisfactory to the Collateral Agent, setting forth the respective amounts referred to in this Section 4.02 that each applicable Secured Party or its Authorized Representative believes it is entitled to receive, and the Collateral Agent shall be fully entitled to rely on such certificates. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 4.03. Securities Act, Etc. In view of the position of the Pledgors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as amended, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any Disposition of the Pledged Collateral permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to Dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could Dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to Dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, subject to the terms of any applicable Intercreditor Agreement, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, subject to the terms of any applicable Intercreditor Agreement, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 4.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

SECTION 4.04. Collection of Receivables Assets. Subject to any Intercreditor Agreement, the Collateral Agent may at any time after the occurrence and during the continuance of an Event of Default, by giving any Pledgor written notice, elect to require that any Accounts of such Pledgor be paid directly to the Collateral Agent for the benefit of the Secured Parties. In such event, each such Pledgor shall, and shall permit the Collateral Agent to, promptly notify the account debtors or obligors under the Accounts owned by such Pledgor of the Collateral Agent’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under such Accounts directly to the Collateral Agent. Upon receipt of any such notice from the Collateral Agent, each Pledgor shall, so long as an Event of Default is continuing, thereafter hold in trust for the Collateral Agent, on behalf of the Secured Parties, all amounts and proceeds received by it with respect to the Accounts and other Collateral and immediately and at all times thereafter deliver to the Collateral Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. The Collateral Agent shall hold and apply funds so received as provided by the terms of Sections 4.02 and 4.05 hereof.

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SECTION 4.05. Special Collateral Account. Subject to any Intercreditor Agreement, the Collateral Agent may, at any time after the occurrence and during the continuation of an Event of Default, require all cash proceeds of the Collateral to be deposited in a special non-interest bearing cash collateral account with the Collateral Agent and held there as security for the Secured Obligations. No Pledgor shall have any control whatsoever over said cash collateral account.

Subject to any Intercreditor Agreement, the Collateral Agent may (and shall, at the direction of the Required Holders and/or such proportion of the Other First Lien Secured Parties as may be required under any applicable Other First Lien Agreements), from time to time, apply the collected balances in said cash collateral account to the payment of the Secured Obligations then due.

SECTION 4.06. Pledgors’ Obligations Upon Event of Default. Upon the request of the Collateral Agent after the occurrence and during the continuance of an Event of Default, each Pledgor will:

(a) Assembly of Collateral. Assemble and make available to the Collateral Agent the Collateral and all records relating thereto at any place or places specified by the Collateral Agent.

(b) Secured Party Access. Permit the Collateral Agent, by the Collateral Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral, or the books and records relating thereto, or both, to remove all or any part of the Collateral, or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Pledgor for such use and occupancy.

ARTICLE V

Miscellaneous

SECTION 5.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Note Purchase Agreement. All communications and notices hereunder to any Pledgor shall be given to it in care of the Issuer, with such notice to be given as provided in Section 9.01 of the Note Purchase Agreement. All communications and notices to any holders of obligations under any Other First Lien Agreement shall be addressed to the Authorized Representative of such holders at its address set forth in the Other First Lien Secured Party Consent, as such address may be changed by written notice to the Collateral Agent and the Issuer.

SECTION 5.02. Security Interest Absolute. To the extent permitted by law, all rights of the Collateral Agent hereunder, the Security Interest in the Article 9 Collateral, the security interest in the Pledged Collateral and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of any Note Purchase Agreement Document, any Other First Lien Agreement, any other agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Note Purchase Agreement Document, any Other First Lien Agreement, any Intercreditor Agreement or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing

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or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Secured Obligations or this Agreement (other than a defense of payment of the Secured Obligations in full in cash (other than contingent indemnification and reimbursement obligations for which no claim has been made)).

SECTION 5.03. Limitation By Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

SECTION 5.04. Binding Effect; Several Agreements. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as permitted under this Agreement, the Note Purchase Agreement or any Other First Lien Agreement. This Agreement shall be construed as a separate agreement with respect to each party and may only be amended, modified, supplemented, waived or released in accordance with Section 5.09, 5.15 or 5.16, as applicable.

SECTION 5.05. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party and all covenants, promises and agreements by or on behalf of any Pledgor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns, provided that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement except as permitted by Section 5.04.

SECTION 5.06. Collateral Agent’s Fees and Expenses; Indemnification.

(a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its reasonable and documented expenses incurred hereunder by the Pledgors, and the Collateral Agent and other Indemnified Persons shall be indemnified by the Pledgors, in each case of this clause (a), mutatis mutandis, as provided in Section 9.03 of the Note Purchase Agreement or any equivalent provision of any Other First Lien Agreement.

(b) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 5.06 shall remain operative and in full force and effect regardless of the termination of this Agreement, any other Note Purchase Agreement Document or any Other First Lien Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement, any other Note Purchase Agreement Document or any Other First Lien Agreement, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 5.06 shall be payable within thirty days (or such longer period as the Collateral Agent may agree) of written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

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(c) The agreements in this Section 5.06 shall survive the resignation of the Collateral Agent and the termination of this Agreement.

SECTION 5.07. Collateral Agent Appointed Attorney-in-Fact. Subject to any Intercreditor Agreement, each Pledgor hereby appoints the Collateral Agent as the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and, upon the occurrence and during the continuance of an Event of Default, taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, subject to applicable Requirements of Law and any Intercreditor Agreement, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Pledgor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Pledgor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise, realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require any Pledgor to notify, Account Debtors to make payment directly to the Collateral Agent as contemplated by Section 4.04; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own or their Related Parties’ gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment. For the avoidance of doubt, Section 4.03 of any Pari First Lien Intercreditor Agreement entered into after the Closing Date in the form exhibited to the Note Purchase Agreement (or the equivalent provision of any other Permitted Pari Passu First Lien Intercreditor Agreement) shall apply to the Collateral Agent as agent for the Secured Parties hereunder.

SECTION 5.08. Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.09. Waivers; Amendment. (a) No failure or delay by the Collateral Agent or any other Secured Party in exercising any right, power or remedy hereunder or under any other Note Purchase Agreement Document or any Other First Lien Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Collateral Agent and the other Secured Parties hereunder and under the other Note Purchase Agreement Documents and any Other First Lien Agreements are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any

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provision of this Agreement or consent to any departure by any Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Note or the incurrence of any Other First Lien Obligation shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Agent or any other Secured Party may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Pledgor or Pledgors with respect to which such waiver, amendment or modification is to apply, subject to (i) any consent required in accordance with Section 9.02 of the Note Purchase Agreement, and (ii) the consent of each other Authorized Representative if and to the extent required by (and in accordance with) the applicable Other First Lien Agreement, and except as otherwise provided in any applicable Intercreditor Agreement. The Collateral Agent may request, and conclusively rely on, a certificate of a Responsible Officer of the Issuer as to whether any amendment contemplated by this Section 5.09(b)(ii) is permitted.

(c) Notwithstanding anything to the contrary contained herein, the Collateral Agent may (in its reasonable discretion) grant extensions of time or waivers of the requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Pledgors on such date) where it reasonably determines, in consultation with the Issuer, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement, the other Note Purchase Agreement Documents or any Other First Lien Agreement.

SECTION 5.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER NOTE PURCHASE AGREEMENT DOCUMENT, ANY OTHER FIRST LIEN AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

SECTION 5.11. Severability. In the event any one or more of the provisions contained in this Agreement, any other Note Purchase Agreement Document or any Other First Lien Agreement should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby as to such jurisdiction, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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SECTION 5.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 5.04. Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission (including “.pdf’ or “.tif’) shall be as effective as delivery of a manually signed original.

SECTION 5.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.14. Jurisdiction; Consent to Service of Process. (a) Each Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to this Agreement, any other Note Purchase Agreement Document or any Other First Lien Agreement or the transactions relating hereto or thereto, and agrees that all claims in respect of any such action or proceeding shall (except as permitted below) be heard and determined in such New York State or, to the extent permitted by law, Federal court. Each party hereto agrees that, subject to clause (d) below, service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such Person for any suit, action or proceeding brought in any such court. Each party hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto agrees that the Collateral Agent retains the right to bring proceedings against any Pledgor or its properties in the courts of any jurisdiction solely in connection with the exercise of any rights under this Agreement, any other Note Purchase Agreement Document or any Other First Lien Agreement.

(b) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, any other Note Purchase Agreement Document or any Other First Lien Agreement in any court referred to in clause (a) of this Section 5.14. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any claim or defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court.

(c) To the extent permitted by law, each party hereto hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (or any substantially similar form of mail) directed to it at its address for notices as provided for in Section 5.01. Each party hereto hereby waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Note Purchase Agreement Document or any Other First Lien Agreement that service of process was invalid and ineffective. Nothing in this Agreement, any other Note Purchase Agreement Document or any Other First Lien Agreement will affect the right of any party to this Agreement, any other Note Purchase Agreement Document or any Other First Lien Agreement to serve process in any other manner permitted by law.

(d) Each Pledgor hereby designates Indivior US Holdings Inc. (or any successor corporation), at its office at 10710 Midlothian Turnpike, Suite 125, North Chesterfield, USA-VA 23235 as its authorized agent to accept and acknowledge on behalf of such Pledgor service of any and all process which may be served in any action, suit or proceeding with respect to any matter as to which it has submitted to jurisdiction as set forth herein and it agrees that service upon such authorized agent shall be deemed in every respect service of process upon it. Such designation and appointment shall be irrevocable. Each Pledgor shall take all action, including the filing of any and all documents and instruments, as may be

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necessary to continue in full force and effect the designation and appointment as such agent of Indivior US Holdings Inc. (or any successor corporation) or such other corporation as shall be reasonably satisfactory to the Administrative Agent, so that such Pledgor shall at all times have an agent for service of process for the above purposes in the County of New York in the State of New York.

SECTION 5.15. Termination or Release. In each case subject to the terms of any Intercreditor Agreement:

(a) This Agreement and the pledges made by the Pledgors herein and all other security interests granted by the Pledgors hereby shall automatically terminate and be released upon the occurrence of the Termination Date and, if any Other First Lien Obligations are outstanding on the Termination Date, the date when any Other First Lien Obligations (other than contingent or unliquidated obligations or liabilities not then due and any other obligations that, by the terms of any applicable Other First Lien Agreements, are not required to be paid in full in cash prior to termination and release of the Collateral) have been paid in full in cash and the Secured Parties have no further commitment to extend credit under any Other First Lien Agreement.

(b) Solely with respect to the Note Purchase Agreement Secured Obligations, (i) a Pledgor shall automatically be released from its obligations hereunder if such Pledgor is released from its obligations under its Note Guaranty in accordance with Section 9.21 of the Note Purchase Agreement and/or (ii) the Security Interests in any portion of the Collateral shall in each case be automatically released upon the occurrence of any of the circumstances with respect to release of Liens set forth in the last paragraph of Section 6.07, in Article 8 or in Section 9.21, in each case, of the Note Purchase Agreement with respect to such portion of the Collateral, in each case of the preceding clauses (i) and (ii), in accordance with the requirements of such provisions, without delivery of any instrument or performance of any act by any party unless otherwise expressly required by such provisions, and all rights (but only to the extent granted to holders of Note Purchase Agreement Secured Obligations) to the applicable Collateral shall revert to any applicable Pledgor.

(c) Solely with respect to any Other First Lien Obligations, a Pledgor shall automatically be released from its obligations hereunder and/or the Security Interests in any Collateral shall in each case be automatically released upon the occurrence of any of the circumstances set forth in any section governing release of collateral in the applicable Other First Lien Agreement in accordance with the requirements of any such section, without delivery of any instrument or performance of any act by any party unless otherwise expressly required by any such section, and all rights (but only to the extent granted to holders of Other First Lien Obligations) to the Collateral shall revert to any applicable Pledgor.

(d) The Security Interests in any Collateral shall automatically be released, all without delivery of any instrument or performance of any act by any party, except to the extent otherwise expressly required by the Note Purchase Agreement or any Other First Lien Agreement (i) upon the effectiveness of any written consent to the release of the Security Interest granted hereby in such Collateral pursuant to Section 9.02 of the Note Purchase Agreement and any equivalent provision of any Other First Lien Agreement (in each case, to the extent required) or (ii) as otherwise may be provided in any applicable Intercreditor Agreement.

(e) In connection with any termination or release pursuant to this Section 5.15, the Collateral Agent shall execute and deliver to any Pledgor all documents that such Pledgor shall reasonably request to evidence such termination or release (including UCC termination statements), and will duly assign and transfer to such Pledgor, any of such Pledged Collateral that is in the possession of the Collateral Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement; provided that the Collateral Agent shall not be required to execute any such document on terms which, in

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the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such termination or release without representation or warranty. Any execution and delivery of documents pursuant to this Section 5.15 shall be made without recourse to or warranty by the Collateral Agent. In connection with any release pursuant to this Section 5.15, the applicable Pledgor shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of UCC termination statements with respect to the released portion of the Collateral. Upon the receipt of any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer or any other Pledgor, the Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Agreement; provided that the Collateral Agent shall not be required to execute, deliver or acknowledge any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such termination or release without representation or warranty. The Pledgors agree to pay all reasonable and documented out-of-pocket expenses incurred by the Collateral Agent (and its representatives and counsel) in connection with the execution and delivery of such release documents or instruments.

SECTION 5.16. Additional Subsidiaries. Upon execution and delivery by any subsidiary that is required or permitted to become a party hereto by Section 5.12 or the Collateral and Guarantee Requirement of the Note Purchase Agreement or by any corresponding provision of any Other First Lien Agreement, of an instrument substantially in the form of Exhibit I hereto (or another instrument reasonably satisfactory to the Collateral Agent and the Issuer), such subsidiary shall become a Pledgor hereunder with the same force and effect as if originally named as a Pledgor herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

SECTION 5.17. General Authority of the Collateral Agent.

(a) By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (i) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Collateral Documents, (ii) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provision of this Agreement and such other Collateral Documents against any Pledgor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder thereunder relating to any Collateral or any Pledgor’s obligations with respect thereto, (iii) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Pledgor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (iv) to agree to be bound by the terms of this Agreement and any other Collateral Documents and any applicable Intercreditor Agreement then in effect.

(b) Each Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Note Purchase Agreement, any Other First Lien Agreement and such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Pledgors, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Pledgor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

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(c) It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and Article 8 of the Note Purchase Agreement. The Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Article 8 of the Note Purchase Agreement.

SECTION 5.18. Subject to Intercreditor Agreements; Conflicts. Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and (ii) the exercise of any right or remedy by the Collateral Agent hereunder or the application of proceeds (including insurance and condemnation proceeds) of any Collateral, in each case, are subject to the limitations and provisions of any applicable Intercreditor Agreement to the extent provided therein. In the event of any conflict between the terms of such applicable Intercreditor Agreement and the terms of this Agreement, the terms of such applicable Intercreditor Agreement shall govern.

SECTION 5.19. Other First Lien Obligations. On or after the date hereof and so long as permitted under the Note Purchase Agreement and any Other First Lien Agreement then in effect, the Issuer may from time to time designate obligations in respect of indebtedness permitted to be secured pursuant to Section 6.01 of the Note Purchase Agreement and any corresponding provision of any Other First Lien Agreement to be secured (except with respect to any applicable Specified Excluded Collateral) on a pari passu basis with the then-outstanding Secured Obligations as Other First Lien Obligations hereunder by (a) delivering to the Collateral Agent and each Authorized Representative a certificate of the Issuer (i) identifying the obligations so designated and the initial aggregate principal amount or face amount thereof, (ii) stating that such obligations are designated as Other First Lien Obligations for purposes hereof, (iii) representing that the Liens securing such obligations are permitted pursuant to (x) Section 6.02 of the Note Purchase Agreement and (y) the corresponding provision of any Other First Lien Agreement then in effect, and (iv) specifying the name and address of the Authorized Representative for such obligations, (b) delivering to the Collateral Agent and each Authorized Representative an Other First Lien Secured Party Consent executed by the Authorized Representative for such obligations and the Issuer and (c) if not already then in effect, executing and delivering a Permitted Pari Passu Intercreditor Agreement (or, to the extent such Permitted Pari Passu Intercreditor Agreement is then in effect, a joinder thereto to the extent required thereby). Upon the satisfaction of all conditions set forth in the preceding sentence, (x) the Collateral Agent shall act as collateral agent (on the terms and conditions set forth herein and in Article 8 of the Note Purchase Agreement) under and subject to the terms of the Collateral Documents for the benefit of all Secured Parties, including without limitation, any Secured Parties that hold any such Other First Lien Obligations (except with respect to any applicable Specified Excluded Collateral), and shall execute and deliver the acknowledgement at the end of the Other First Lien Secured Party Consent, (y) each Authorized Representative agrees to the appointment, and acceptance of the appointment, of the Collateral Agent as collateral agent (on the terms and conditions set forth herein and in Article 8 of the Note Purchase Agreement) for the holders of such Other First Lien Obligations as set forth in each Other First Lien Secured Party Consent and agrees, on behalf of itself and each Secured Party it represents, to be bound by this Agreement and the applicable Intercreditor Agreements and (z) such Other First Lien Obligations shall automatically be deemed to be first priority obligations, for purposes of each Intercreditor Agreement that exists prior to the effectiveness of the designation of such Other First Lien Obligations hereunder. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new Secured Obligations to this Agreement.

SECTION 5.20. Person Serving as Collateral Agent. On the date hereof, the Collateral Agent hereunder is the Administrative Agent. Written notice of resignation by the Administrative Agent pursuant to the Note Purchase Agreement shall also constitute notice of resignation as the Collateral Agent under this Agreement. Upon the acceptance of any appointment as the Administrative Agent by a successor, that successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent pursuant hereto. Immediately upon the occurrence of the Termination Date, if any other Series of Secured Obligations is then outstanding, the Authorized Representative of such Series (or, if more than one such Series is

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outstanding, the applicable Authorized Representative determined pursuant to the terms of the applicable Intercreditor Agreement) shall be deemed the Collateral Agent for all purposes under this Agreement. The Collateral Agent immediately prior to any change in Collateral Agent pursuant to this Section 5.20 (the “Prior Collateral Agent”) shall be deemed to have assigned all of its rights, powers and duties hereunder to the successor Collateral Agent determined in accordance with this Section 5.20 (the “Successor Collateral Agent”) and the Successor Collateral Agent shall be deemed to have accepted, assumed and succeeded to such rights, powers and duties; provided, that any Prior Collateral Agent shall continue to be entitled to the benefits of this Agreement, each other Note Purchase Agreement Document and each applicable Other First Lien Agreement in respect of any action taken or omitted to be taken by such Person while it was acting in such capacity. The Prior Collateral Agent shall cooperate with the Pledgors and such Successor Collateral Agent to ensure that all actions are taken that are necessary or reasonably requested by the Successor Collateral Agent to vest in such Successor Collateral Agent the rights granted to the Prior Collateral Agent hereunder with respect to the Collateral, including (a) the filing of amended financing statements in the appropriate filing offices, (b) to the extent that the Prior Collateral Agent holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the UCC) (or any similar concept under foreign law) over Collateral pursuant to this Agreement or any other Collateral Document, the delivery to the Successor Collateral Agent of the Collateral in its possession or control together with any necessary endorsements to the extent required by this Agreement, and (c) the execution and delivery of any further documents, financing statements or agreements and the taking of all such further action that may be required under any applicable law, or that the Successor Collateral Agent may reasonably request, all without recourse to, or representation or warranty by, the Collateral Agent, and at the sole cost and expense of the Pledgors. In addition, the Collateral Agent hereunder shall at all times be the same Person that is the “Collateral Agent” (or similar term or designation) under any Permitted Pari Passu Intercreditor Agreement. Written notice of resignation by the “Collateral Agent” (or similar term or designation) pursuant to any Permitted Pari Passu Intercreditor Agreement shall also constitute notice of resignation as the Collateral Agent under this Agreement. Upon the acceptance of any appointment as the “Collateral Agent” (or similar term or designation) under any Permitted Pari Passu Intercreditor Agreement by a successor “Collateral Agent” (or similar term or designation), the successor “Collateral Agent” (or similar term or designation) shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent pursuant to this Agreement.

SECTION 5.21. Survival of Agreement. All covenants, agreements, representations and warranties made by the Pledgors in the Note Purchase Agreement Documents, any Other First Lien Agreement and in the certificates or other instruments delivered in connection with or pursuant to this Agreement, any other Note Purchase Agreement Document or any Other First Lien Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Note Purchase Agreement Documents and any Other First Lien Agreement and the making of any Notes under the Note Purchase Agreement Documents and any extensions of credit under any Other First Lien Agreement, regardless of any investigation made by or on behalf of any Secured Party or any other person and notwithstanding that any Secured Party or any other person may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any Note Purchase Agreement Document or any Other First Lien Agreement is executed and delivered or any credit is extended under the Note Purchase Agreement or any Other First Lien Agreement, and shall continue in full force and effect until the Termination Date and, if any Other First Lien Obligations are outstanding on the Termination Date, the date when any Other First Lien Obligations (other than contingent or unliquidated obligations or liabilities not then due and any other obligations that, by the terms of any applicable Other First Lien Agreements, are not required to be paid in full in cash prior to termination and release of the Collateral) have been paid in full in cash and the Secured Parties have no further commitment to extend credit under any Other First Lien Agreement.

SECTION 5.22. Secured Parties. No Secured Party that obtains the benefit of this Agreement shall have any right to notice of any action or to consent to, direct or object to, any action hereunder or otherwise in respect of the Collateral (including, without limitation, the release or impairment of any Collateral) other than in its capacity as a Purchaser or the Administrative Agent, or similar capacities under any Other First Lien

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Agreement, as applicable, and, in any such case, only to the extent expressly provided in the Note Purchase Agreement Documents and any Other First Lien Agreement, including without limitation Article 8 of the Note Purchase Agreement. Each Secured Party not a party to the Note Purchase Agreement or any Other First Lien Agreement that obtains the benefit of this Agreement shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of the Note Purchase Agreement, including, without limitation, under Article 8 of the Note Purchase Agreement and the appointment of the Authorized Representative pursuant to the terms of any Other First Lien Agreement.

SECTION 5.23. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Collateral Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Pledgor in respect of any such sum due from it to any Secured Party hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Collateral Agent of any sum adjudged to be so due in the Judgment Currency, the Collateral Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Collateral Agent from any Pledgor in the Agreement Currency, such Pledgor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Collateral Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Collateral Agent in such currency, the Collateral Agent agrees to return the amount of any excess to such Pledgor (or to any other person who may be entitled thereto under applicable law).

SECTION 5.24. Waiver of Sovereign Immunity. Each Pledgor that is organized under the laws of any jurisdiction other than the United States of America or any state thereof (each, a “Foreign Pledgor”), in respect of itself, its subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Foreign Pledgor or its respective subsidiaries or any of its or its respective Subsidiaries’ properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Secured Obligations or any other liability or obligation of such Foreign Note Party, or any of its respective subsidiaries related to or arising from the transactions contemplated by any of Note Purchase Agreement Documents or the Other First Lien Agreements, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Foreign Pledgor, for itself and on behalf of its subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, each Foreign Pledgor, as the case may be, further agrees that the waivers set forth in this Section 5.24 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

[Signature Pages Follow]

38

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

RBP GLOBAL HOLDINGS LIMITED

By:
Name: Abigail Sheppard
Title: Director

INDIVIOR GLOBAL HOLDINGS LIMITED

By:
Name: Abigail Sheppard
Title: Director

INDIVIOR UK LIMITED

By:
Name: Abigail Sheppard
Title: Director

INDIVIOR EUROPE LIMITED

By:
Name: Shakaib Qureshi
Title: Director

INDIVIOR FINANCE (2014) LLC

By:
Name: Woodrow Anderson
Title: President

[Signature Page to U.S. Security Agreement]

INDIVIOR JERSEY FINANCE LLC

By:
Name: Woodrow Anderson
Title: Manager

INDIVIOR UK FINANCE NO 2 LIMITED

By:
Name: Abigail Sheppard
Title: Director

INDIVIOR UK FINANCE NO 3 LIMITED

By:
Name: Abigail Sheppard
Title: Director

INDIVIOR US HOLDINGS INC.

By:
Name: Ryan Preblick
Title: Treasurer

INDIVIOR FINANCE LLC

By:
Name: Thomas Weis
Title: Manager

INDIVIOR INC.

By:
Name: Ryan Preblick
Title: Treasurer

[Signature Page to U.S. Security Agreement]

INDIVIOR TREATMENT SERVICES, INC.

By:
Name: Woodrow Anderson
Title: Treasurer

INDIVIOR MANUFACTURING LLC
By:	Indivior Inc., its sole member

By:
Name: Ryan Preblick
Title: Treasurer

INDIVIOR SOLUTIONS INC

By:
Name: William Lundeen
Title: President

[Signature Page to U.S. Security Agreement]

PIPER SANDLER FINANCE LLC, as Collateral Agent

By:

Name:
Title:

[Signature Page to U.S. Security Agreement]

Schedule I to the

U.S. Security Agreement

Pledgors

Schedule II to the

U.S. Security Agreement

Pledged Stock; Pledged Debt

A. Pledged Stock

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Class of Stock	Percentage Pledged of Total Issued/Outstanding Units of Class

B. Pledged Debt

Name of Borrower	Name of Purchaser	As of	Amount

Schedule III to the

U.S. Security Agreement

Intellectual Property

A* U.S. Federally Issued or Applied for Patents Owned by

Title	App* No*	App* Date	Reg* No*	Reg* Date

B. U.S. Federally Registered or Applied for Copyrights Owned by

Title	Registration No.	Registration Date

C. U.S. Federally Registered or Applied for Trademarks Owned by

Trademark	App. No.	App. Date	Registration No.	Registration Date

Schedule IV to the

U.S. Security Agreement

Commercial Tort Claims

Exhibit I to the

U.S. Security Agreement

Form of Supplement to the Security Agreement

SUPPLEMENT NO. [0] (this “Supplement”), dated as of [_____________], 20[__] to the U.S. Security Agreement dated as of November 4, 2024 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Security Agreement”), by and among RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Issuer”), other Person from time to time party hereto as a Pledgor (as defined below), and Piper Sandler Finance LLC as collateral agent for the Secured Parties referred to herein (together with its successors and assigns in such capacity, the “Collateral Agent”)

A. Reference is made to the Note Purchase Agreement of even date herewith (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) by and among RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Issuer”), Indivior Global Holdings Limited, a limited company organized under the laws of England and Wales (“Holdings”), the other Persons from time to time party hereto as Note Parties, Piper Sandler Finance LLC, in its capacities as an administrative agent and collateral agent for the Holders (in such capacities, the “Administrative Agent”), and the Purchasers identified on Schedule 1.01(a) thereto.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Purchase Agreement or the Security Agreement, as applicable.

C. The Pledgors have entered into the Security Agreement, and Section 5.12 of the Security Agreement provides that additional subsidiaries of the Issuer may become Guarantors and Pledgors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Note Purchase Agreement to become a Guarantor and a Pledgor under the Security Agreement.

Accordingly, the New Subsidiary agrees as follows:

SECTION 1. In accordance with Section 5.12 of the Security Agreement, the New Subsidiary by its signature below becomes a Guarantor and a Pledgor under the Security Agreement with the same force and effect as if originally named therein as a Guarantor and a Pledgor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Guarantor and a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct in all material respects on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Subsidiary. Each reference to a “Guarantor’ or a “Pledgor’ in the Security Agreement shall be deemed to include the New Subsidiary (except as otherwise provided in clause (ii) of the definition of Pledgor to the extent applicable). The Security Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission (including “.pdf’ or “.tif’) shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that, as of the date hereof, (a) set forth on Schedule I attached hereto is a true and correct schedule of any and all of (and, with respect to any Pledged Stock issued by an issuer that is not a subsidiary of the Issuer, correctly sets forth, to the knowledge of the New Subsidiary) the percentage of the issued and outstanding units of each class of the Capital Stock of the issuer thereof represented by the Pledged Stock and includes (i) all Capital Stock pledged hereunder and (ii) all Pledged Debt pledged hereunder and in an aggregate principal amount in excess of $5,000,000 now owned by the New Subsidiary required to be pledged in order to satisfy the Collateral and Guarantee Requirement (or any equivalent requirement of any Other First Lien Agreement) or delivered pursuant to Section 2.02(a) and 2.02(b) of the Security Agreement, (b) set forth on Schedule II attached hereto is a list of any and all Intellectual Property now owned by the New Subsidiary consisting of Patents, Trademarks and Copyrights applied for or registered with the United States Patent and Trademark Office and the United States Copyright Office, and (c) set forth under its signature hereto is the true and correct legal name of the New Subsidiary, its jurisdiction of organization and the location of its chief executive office.

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall (except as otherwise expressly permitted by the Security Agreement) be in writing and given as provided in Section 5.01 of the Security Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Subsidiary has duly executed this Supplement to the Security Agreement as of the day and year first above written.

[Signature Page Follows]

[NAME OF NEW SUBSIDIARY]

BY:
Name:
Title

Address:
Legal Name:
Jurisdiction of Formation:

Schedule I to

Supplement No ___ to the

U.S. Security Agreement

Pledged Stock; Pledged Debt

A* Pledged Stock

Issuer	Record Owner	Certificate No*	Number and Class	Percentage of Equity Interest Owned	Percent Pledged

B* Pledged Debt

Payee	Payor	Principal	Date of Issuance	Maturity Date

Schedule II to

Supplement No __ to the

U.S. Security Agreement

Intellectual Property

A* U.S. Federally Issued or Applied for Patents Owned by [New Subsidiary]

Title	App* No*	App* Date	Reg* No*	Reg* Date

B. U.S. Federally Registered or Applied for Copyrights Owned by [New Subsidiary]

Title	Registration No.	Registration Date

C. U.S. Federally Registered or Applied for Trademarks Owned by [New Subsidiary]

Trademark	App. No.	App. Date	Registration No.	Registration Date

Exhibit II to the

U.S. Security Agreement

Form of Notice of Grant of Security Interest in [Patents] [Trademarks] [Copyrights]

[FORM OF] NOTICE OF GRANT OF SECURITY INTEREST IN [COPYRIGHTS] [PATENTS] [TRADEMARKS], dated as of [DATE] (this “Agreement”), made by [_________________], a [__________________] [__________] (the “Pledgor”), in favor of [-], as Collateral Agent (as defined below).

Reference is made to the U.S. Security Agreement, dated as of November 4, 2024 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Security Agreement”), by and among RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Issuer”), other Person from time to time party hereto as a Pledgor (as defined below), and Piper Sandler Finance LLC as collateral agent for the Secured Parties referred to herein (together with its successors and assigns in such capacity, the “Collateral Agent”).

The parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement. The rules of construction specified in Section 1.01(b) of the Security Agreement also apply to this Agreement.

SECTION 2. Grant of Security Interest. As security for the payment and performance, as applicable, in full of the Secured Obligations, the Pledgor pursuant to the Security Agreement did, and hereby does, assign and pledge to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a continuing security interest in all of such Pledgor’s right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, but excluding any Excluded Assets, the “[Patent] [Trademark] [Copyright] Collateral”):

[all U.S. registered and applied for Patents, including those listed on Schedule I;] [all U.S. registered and applied for Trademarks, including those listed on Schedule I;]

[all U.S. registered and applied for Copyrights, including those listed on Schedule I;]

[provided, however, that the foregoing pledge, assignment and grant of security interest will not cover any intent-to-use (or similar) Trademark application prior to the filing and acceptance of a “Statement of Use”, “Amendment to Allege Use’ or similar filing with respect thereto, only to the extent, if any, that, and solely during the period in which, if any, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use Trademark application under applicable law.]

SECTION 3. Security Agreement. The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Security Agreement. Each Pledgor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the [Patent] [Trademark] [Copyright] Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission (including “.pdf’ or “.tif’) shall be as effective as delivery of a manually signed original.

SECTION 5. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. Termination. This Agreement is made to secure the payment of the Secured Obligations. This Agreement and the security interest granted hereby shall terminate with respect to all of the Pledgor’s Secured Obligations and any Lien arising therefrom shall be automatically released upon termination of the Security Agreement or release of the Pledgor’s Secured Obligations thereunder or as otherwise provided in the Security Agreement. The Collateral Agent shall, in connection with any termination or release herein or under the Security Agreement, execute and deliver to the Pledgor as the Pledgor may request, an instrument in writing releasing the security interest in the [Trademark] [Copyright] [Patent] Collateral specified in this Agreement, in each case, in accordance with the requirements of the Security Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[Name of Pledgor]

By:
Name:
Title:

[Signature Pages Continue on Next Page]

ACCEPTED AND AGREED:

Piper Sandler Finance LLC, as Collateral Agent

By:
Name:
Title:

Signature Page to Notice of Grant of Security Interest in [Patents] [Trademarks] [Copyrights]

Schedule I

to Notice of Grant of Security Interest in Patents

U.S. Patents and Patent Applications Owned by [Name of Pledgor]

Title	App. No.	App. Date	Reg. No.	Reg. Date

Schedule I

to Notice of Grant of Security Interest in Copyrights

U.S. Copyrights Owned by [Name of Pledgor]

Title	Registration No.	Registration Date

Schedule I

to Notice of Grant of Security Interest in Trademarks

U.S. Trademarks and Applications Owned by [Name of Pledgor]

Trademark	App. No.	App. Date	Registration No.	Registration Date

Exhibit III to the

U.S. Security Agreement

Form of Other First Lien Secured Party Consent

OTHER FIRST LIEN SECURED PARTY CONSENT

[Name of Authorized Representative]

[Address of Authorized Representative]

[Date]

[Name of Collateral Agent]

[Address of Collateral Agent]

The undersigned is the Authorized Representative for Persons wishing to become Secured Parties (the “New Secured Parties”) under the U.S. Security Agreement, dated as of November 4, 2024 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Security Agreement”), by and among RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Issuer”), each subsidiary of the Issuer from time to time party hereto as a pledgor, and Piper Sandler Finance LLC as collateral agent for the Secured Parties referred to herein (together with its successors and assigns in such capacity, the “Collateral Agent”). Capitalized terms used but not otherwise defined in this Other First Lien Secured Party Consent have the meanings set forth in the Security Agreement (or, if not set forth therein, as set forth in the Note Purchase Agreement referred to therein).

In consideration of the foregoing, the undersigned hereby:

(i) represents that it has been duly authorized by the New Secured Parties to become a party to the Security Agreement on behalf of the New Secured Parties under that certain [DESCRIBE OPERATIVE AGREEMENT] (the “New Agreement” and the obligations under the New Agreement, the “New Secured Obligations”) and to act as the Authorized Representative for the New Secured Parties;

(ii) acknowledges that it has received a copy of the Security Agreement and each Intercreditor Agreement;

(iii) appoints and authorizes the Collateral Agent (on the terms and conditions set forth in the Security Agreement and in Article 8 of the Note Purchase Agreement) to take such action as agent on its behalf and on behalf of all other Secured Parties and to exercise such powers under the Security Agreement and the Intercreditor Agreements as are delegated to the Collateral Agent by the terms thereof, together with all such powers as are reasonably incidental thereto; and

(iv) accepts and acknowledges the terms of the Security Agreement and each Intercreditor Agreement applicable to it and the New Secured Parties and agrees to serve as Authorized Representative for the New Secured Parties with respect to the New Secured Obligations and agrees on its own behalf and on behalf of the New Secured Parties to be bound by the terms thereof applicable to holders of Other First Lien Obligations, with all the rights and obligations of a Secured Party thereunder and bound by all the provisions thereof as fully as if it had been a Secured Party on the date of the Security Agreement and each of the Intercreditor Agreements and agrees that its address for receiving notices pursuant to the Collateral Documents shall be as follows:

[Address].

The Collateral Agent, by acknowledging and agreeing to this Other First Lien Secured Party Consent, accepts the appointment in clause (iii) above subject to the terms set forth in the Security Agreement and in Article 8 of the Note Purchase Agreement.

THIS OTHER FIRST LIEN SECURED PARTY CONSENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS OTHER FIRST LIEN SECURED PARTY CONSENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned has caused this Other First Lien Secured Party Consent to be duly executed by its authorized officer as of the date first set forth above.

[NAME OF AUTHORIZED REPRESENTATIVE]

By:
Name:
Title:

[Signature Pages Continue on Next Page]

Signature Page to Other First Lien Secured Party Consent

Acknowledged and Agreed:

Piper Sandler Finance LLC, as Collateral Agent

By:
Name:
Title:

[Signature Pages Continue on Next Page]

Signature Page to Other First Lien Secured Party Consent

Acknowledged and Agreed:

RBP Global Holdings Limited, for itself and on behalf of the other Pledgors

By:
Name:
Title

Signature Page to Other First Lien Secured Party Consent

EXHIBIT K

[FORM OF]

SUBSTITUTE AFFILIATE PURCHASER DESIGNATION NOTICE

Piper Sandler Finance LLC, as Administrative Agent

444 West Lake Street, 33rd Floor

Chicago, IL 60606

Attention:	[_______]
Fax:
Email:

cc:	[Issuer]

From:	[Designating Purchaser1] (the “Designating Purchaser”)

Dated: [___________]

Ladies and Gentlemen:

Reference is made to that certain Note Purchase Agreement dated as of November 4, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) by and among RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Issuer”), Indivior Global Holdings Limited, a limited company organized under the laws of England and Wales (“Holdings”), the other Persons from time to time party hereto as Note Parties, Piper Sandler Finance LLC, in its capacities as an administrative agent and collateral agent for the Holders (in such capacities, the “Administrative Agent”), and the Purchasers identified on Schedule 1.01(a) thereto.. Terms defined in the Note Purchase Agreement are used herein with the same meanings unless otherwise defined herein.

The undersigned hereby gives you notice pursuant to Section 9.05(h)(ii) of the Note Purchase Agreement (“Designation Notice”), that we hereby designate our Affiliate, details of which are given below, as a Substitute Affiliate Purchaser in respect of any Variable Notes required to be advanced to or issued for the account of [specify name of issuer or refer to all issuers in a particular jurisdiction etc.] (“Designated Extensions of Credit”).

The details of the Substitute Affiliate Purchaser are as follows:

Name:

Facility Office:

Fax Number:

Attention:

Jurisdiction of Incorporation:

[1]	Must be a Variable Note Purchaser

By countersigning this notice below, the Substitute Affiliate Purchaser agrees to become a Purchaser in respect of Designated Extensions of Credit as indicated above and agrees to be bound by the terms of the Note Purchase Agreement and any applicable Intercreditor Agreement in respect of the Designated Extensions of Credit.

This Designation Notice shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

For and on behalf of
[Designating Purchaser]

We acknowledge and agree to the terms of the above.

For and on behalf of
[Substitute Affiliate Purchaser]

We acknowledge the terms of the above.

For and on behalf of
The Administrative Agent

Dated:

EXHIBIT L-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Purchasers That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Note Purchase Agreement dated as of November 4, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) by and among RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Issuer”), Indivior Global Holdings Limited, a limited company organized under the laws of England and Wales (“Holdings”), the other Persons from time to time party hereto as Note Parties, Piper Sandler Finance LLC, in its capacities as an administrative agent and collateral agent for the Holders (in such capacities, the “Administrative Agent”), and the Purchasers identified on Schedule 1.01(a) thereto.

Pursuant to the provisions of Section 2.17 of the Note Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Note(s) (as well as any Promissory Notes evidencing such Note(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of any applicable Issuer within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Issuer described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Issuer(s) and the Administrative Agent with a duly executed certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform each of the applicable Issuer(s) and the Administrative Agent, and (2) the undersigned shall have at all times furnished each of the applicable Issuer(s) and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement.

[NAME OF PURCHASER]

By:
Name:
Title:

Date: [•] [•], 20[•]

L-1-1

EXHIBIT L-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Note Purchase Agreement of even date herewith (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) by and among RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Issuer”), Indivior Global Holdings Limited, a limited company organized under the laws of England and Wales (“Holdings”), the other Persons from time to time party hereto as Note Parties, Piper Sandler Finance LLC, in its capacities as an administrative agent and collateral agent for the Holders (in such capacities, the “Administrative Agent”), and the Purchasers identified on Schedule 1.01(a) thereto.

Pursuant to the provisions of Section 2.17 of the Note Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of any applicable Issuer within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Issuer described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Purchaser with a duly executed certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Purchaser in writing, and (2) the undersigned shall have at all times furnished such Purchaser with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: [•] [•], 20[•]

L-2-1

EXHIBIT L-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Note Purchase Agreement of even date herewith (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) by and among RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Issuer”), Indivior Global Holdings Limited, a limited company organized under the laws of England and Wales (“Holdings”), the other Persons from time to time party hereto as Note Parties, Piper Sandler Finance LLC, in its capacities as an administrative agent and collateral agent for the Holders (in such capacities, the “Administrative Agent”), and the Purchasers identified on Schedule 1.01(a) thereto.

Pursuant to the provisions of Section 2.17 of the Note Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” purchasing notes pursuant to a note purchase agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of any applicable Issuer within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Issuer described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Purchaser with a duly executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Purchaser and (2) the undersigned shall have at all times furnished such Purchaser with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement.

[Signature Page Follows]

L-3-1

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: [•] [•], 20[•]

L-3-2

EXHIBIT L-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Purchasers That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Note Purchase Agreement of even date herewith (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) by and among RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Issuer”), Indivior Global Holdings Limited, a limited company organized under the laws of England and Wales (“Holdings”), the other Persons from time to time party hereto as Note Parties, Piper Sandler Finance LLC, in its capacities as an administrative agent and collateral agent for the Holders (in such capacities, the “Administrative Agent”), and the Purchasers identified on Schedule 1.01(a) thereto.

Pursuant to the provisions of Section 2.17 of the Note Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Note(s) (as well as any Promissory Note(s) evidencing such Note(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Note(s) (as well as any Promissory Note(s) evidencing such Note(s)), (iii) with respect to the extension of credit pursuant to this Note Purchase Agreement or any other Note Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” purchasing notes pursuant to a note purchase agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of any applicable Issuer within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Issuer described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Issuer(s) and the Administrative Agent with a duly executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Issuer(s) and the Administrative Agent, and (2) the undersigned shall have at all times furnished the applicable Issuer(s) and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement.

[Signature Page Follows]

[NAME OF PURCHASER]

By:
Name:
Title:

Date: [•] [•], 20[•]

EXHIBIT M

[FORM OF]

SOLVENCY CERTIFICATE

[•] [•], 20[•]

This Solvency Certificate is delivered pursuant to Section 4.01(i) of the Note Purchase Agreement of even date herewith (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) by and among RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Issuer”), Indivior Global Holdings Limited, a limited company organized under the laws of England and Wales (“Holdings”), the other Persons from time to time party hereto as Note Parties, Piper Sandler Finance LLC, in its capacities as an administrative agent and collateral agent for the Holders (in such capacities, the “Administrative Agent”), and the Purchasers identified on Schedule 1.01(a) thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Purchase Agreement.

The undersigned hereby certifies, solely in his/her capacity as a director of the Issuer and not in his/her individual capacity (and without personal liability), as follows:

1. I am a Director of the Issuer. I am familiar with the Transactions, and have reviewed the Note Purchase Agreement, financial statements referred to in Section 4.01(c) of the Note Purchase Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of Holdings and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of Holdings and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdings and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Holdings and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3. As of the date hereof, immediately after giving effect to the consummation of the Transactions, Holdings does not intend to, and Holdings does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such Subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in his/her capacity as a Director of the Issuer and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Purchasers with respect thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

RBP GLOBAL HOLDINGS LIMITED

By:
Name:
Title:	Director

EXHIBIT N

[FORM OF]

FIRST LIEN/FIRST LIEN INTERCREDITOR AGREEMENT

dated as of

[__], 20[__]

among

PIPER SANDLER FINANCE LLC,

as Collateral Agent,

PIPER SANDLER FINANCE LLC,

as Authorized Representative under the Note Purchase Agreement,

[__],

as the Initial Other Authorized Representative,

each additional Authorized Representative from time to time party hereto

and

RBP GLOBAL HOLDINGS LIMITED

and

each other Grantor from time to time party hereto

Annexes and Exhibits

Annex A	Form of Joinder Agreement

ii

This FIRST LIEN/FIRST LIEN INTERCREDITOR AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement’), dated as of [__], 20[__], is among PIPER SANDLER FINANCE LLC, as Collateral Agent for the First-Priority Secured Parties (in such capacity and together with its successors in such capacity, the “Collateral Agent”), PIPER SANDLER FINANCE LLC, as Authorized Representative for the Note Purchase Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Administrative Agent”), [__], as Authorized Representative for the Initial Other First-Priority Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Authorized Representative”), each additional Authorized Representative from time to time party hereto for the Other First-Priority Secured Parties of the Series (as each such term is defined below) with respect to which it is acting in such capacity and the Grantors from time to time party hereto.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Collateral Agent, the Administrative Agent (for itself and on behalf of the Note Purchase Agreement Secured Parties), the Initial Other Authorized Representative (for itself and on behalf of the Initial Other First-Priority Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Other First-Priority Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Construction; Certain Defined Terms.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified in accordance with the terms of this Agreement, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) unless otherwise expressly stated herein, all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b) It is the intention of the First-Priority Secured Parties of each Series that the holders of First-Priority Obligations of such Series (and not the First-Priority Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First-Priority Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First-Priority Obligations), (y) any of the First-Priority Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First-Priority Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First-Priority Obligations and, without limiting the foregoing, after taking into account the effect of any applicable intercreditor agreements) on a basis ranking prior to the security interest of such Series of First-Priority Obligations but junior to the security interest of any other Series of First-Priority Obligations or (ii) the existence of any Collateral for any other Series of First-Priority Obligations that is not Common Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First-Priority Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of First-Priority Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First-Priority Obligations, and the rights of the holders of such Series of First-Priority Obligations (including, without limitation, the right to receive distributions in respect of such Series of First-Priority Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First-Priority Obligations subject to such Impairment. Additionally, in the event the First-Priority Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First-Priority Obligations or the Secured Credit Documents governing such First-Priority Obligations shall refer to such obligations or such documents as so modified.

(c) Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Note Purchase Agreement. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 5.15 of this Agreement.

“Applicable Authorized Representative” means, with respect to any Common Collateral, (i) until the earlier of (x) the Discharge of Note Purchase Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Note Purchase Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means (i) in the case of any Note Purchase Agreement Secured Obligations or the Note Purchase Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Other First-Priority Obligations or the Initial Other First-Priority Secured Parties, the Initial Other Authorized Representative and (iii) in the case of any Series of Other First-Priority Obligations or Other First-Priority Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Collateral” means any and all property subject (or purported to be subject) to Liens created pursuant to any First-Priority Security Document to secure one or more Series of First-Priority Obligations and any and all other property, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any First-Priority Security Document to secure one or more Series of First-Priority Obligations.

“Collateral Agent” has the meaning assigned to such term in the introductory paragraph hereof, together with its successors and assigns.

“Common Collateral” means, at any time, Collateral in which the holders of two or more Series of First-Priority Obligations (or their respective Authorized Representatives or the Collateral Agent on behalf of such holders) hold a valid and perfected security interest or Lien at such time. If more than two Series of First-Priority Obligations are outstanding at any time and the holders of less than all Series of First-Priority Obligations hold a valid and perfected security interest or Lien in any Collateral at such time, then such Collateral shall constitute Common Collateral for those Series of First-Priority Obligations that hold a valid and perfected security interest or Lien in such Collateral at such time and shall not constitute Common Collateral for any Series which does not have a valid and perfected security interest or Lien in such Collateral at such time. For the avoidance of doubt, it is acknowledged and agreed that any Non-Shared Collateral shall not constitute Common Collateral with respect to the applicable Series of First-Priority Obligations as described in Section 2.01(d).

“Competitive Sales Process” means:

(a) any auction or other competitive sales process conducted with the advice of a Financial Advisor appointed by, or approved by, the Applicable Authorized Representative; and

(b) any enforcement of any Common Collateral carried out by way of auction or other competitive sales process pursuant to requirements of applicable law.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlling Secured Parties” means, with respect to any Common Collateral, the Series of First-Priority Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Common Collateral.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Common Collateral and any Series of First-Priority Obligations, the date on which such Series of First-Priority Obligations is no longer secured by such Common Collateral. The term “Discharged” has a corresponding meaning.

“Discharge of Note Purchase Agreement Obligations” means, with respect to any Common Collateral, the Discharge of the Note Purchase Agreement Secured Obligations with respect to such Common Collateral; provided that the Discharge of Note Purchase Agreement Secured Obligations shall not be deemed to have occurred in connection with a Refinancing of such Note Purchase Agreement Secured Obligations or an incurrence of future Note Purchase Agreement Secured Obligations with additional First-Priority Obligations secured by such Common Collateral under an Other First-Priority Agreement, in each case which has been incurred in compliance with Section [___] designated in writing by the Issuer to the Collateral Agent and each other Authorized Representative as the “Note Purchase Agreement” for purposes of this Agreement.

“Disposed Obligations” has the meaning assigned to such term in Section 2.04(a).

“Equivalent Provision” means, with respect to any reference to a specific provision of an agreement or instrument in effect on the date hereof (the “original agreement”), if such agreement is amended, restated, supplemented, modified or replaced after the date hereof in a manner permitted hereby, the provision in such amended, restated, supplemented, modified or replacement agreement or instrument that is the equivalent to such specific provision in such original agreement.

“Event of Default” means an Event of Default (or equivalent term) under and as defined in the Note Purchase Agreement or any Other First-Priority Agreement (or, in each case, the Equivalent Provision thereof).

“Fairness Opinion” means, in respect of a disposal, an opinion that the proceeds received or recovered in connection with that disposal are fair from a financial perspective taking into account all relevant circumstances.

“Financial Advisor” means any:

(a) independent internationally recognized investment bank;

(b) independent internationally recognized accountancy firm; or

(c) other independent internationally recognized professional services firm that is regularly engaged in providing valuations of businesses or financial assets or, where applicable, advising on Competitive Sales Processes.

“First-Priority Obligations” means, collectively, (i) the Note Purchase Agreement Secured Obligations and (ii) each Series of Other First-Priority Obligations (including, as of the date hereof, the Initial Other First-Priority Obligations). If a given obligation would qualify as a First-Priority Obligation under more than one Series, then the holder(s) of such obligation (or the applicable Authorized Representative on their behalf) shall designate (and notify to the Administrative Agent in writing) a single Series of First-Priority Obligations for such obligation.

“First-Priority Secured Parties” means (a) the Note Purchase Agreement Secured Parties and (ii) the Other First-Priority Secured Parties with respect to each Series of Other First-Priority Obligations (including, as of the date hereof, the Initial Other First-Priority Secured Parties with respect to the Initial Other First-Priority Obligations).

“First-Priority Security Documents” means any agreement, instrument or document entered into in favor of the Collateral Agent and/or any other First-Priority Secured Parties for purposes of securing any Series of First-Priority Obligations.

“Grantors” means each of Holdings, the Issuer and such of the Subsidiaries of the Issuer that, in each case, has executed and delivered a First-Priority Security Document as a grantor thereunder with respect to two or more Series of First-Priority Obligations. Notwithstanding the foregoing, any Grantor whose Collateral consists solely of Non-Shared Collateral with respect to any Series of First-Priority Obligations shall not constitute a “Grantor” hereunder with respect to such Series.

“Holding Company” means in relation to any company or corporation, any company or corporation in respect of which it is a Subsidiary.

“Holdings” means Indivior Global Holdings Limited, a limited company organized under the laws of England and Wales.

“Impairment” has the meaning assigned to such term in Section 1.01(b).

“Initial Other Authorized Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other First-Priority Agreement” means [__], as amended, supplemented or otherwise modified from time to time.

“Initial Other First-Priority Obligations” means the Other First-Priority Obligations arising under or pursuant to the Initial Other First-Priority Agreement.

“Initial Other First-Priority Secured Parties” means the holders of any Initial Other First-Priority Obligations, including the Initial Other Authorized Representative.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (except for any voluntary liquidation, dissolution or other winding up to the extent permitted by the applicable Secured Credit Documents) or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Issuer” shall mean RBP Global Holdings Limited, a limited company organized under the laws of England and Wales.

“Joinder Agreement” means a joinder agreement in the form of Annex A (or such other form as the Collateral Agent may approve).

“Judgment Currency” has the meaning assigned to such term in Section 5.15 of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease (as defined in the Note Purchase Agreement) having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Major Non-Controlling Authorized Representative” means, with respect to any Common Collateral, the Authorized Representative of the Series of Other First-Priority Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First-Priority Obligations with respect to such Common Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Common Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Common Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (or equivalent term, under and as defined in the Other First-Priority Agreement under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) the Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling

Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (or equivalent term, under and as defined in the Other First-Priority Agreement under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the First-Priority Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other First-Priority Agreement; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Common Collateral (1) at any time the Administrative Agent or the Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Common Collateral or (2) at any time that any Grantor that has granted a security interest in such Common Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, at any time, with respect to any Common Collateral, the First-Priority Secured Parties which are not Controlling Secured Parties with respect to such Common Collateral.

“Non-Shared Collateral” means Collateral of the kind described in Section 2.01(d).

“Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of [•], 2024, among the Issuer, the Purchasers from time to time parties thereto, the Administrative Agent and the other parties thereto, as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, including, in the event such Note Purchase Agreement is terminated or replaced and the Issuer subsequently enters into any “Note Purchase Agreement” (as defined in the Initial Other First-Priority Agreement (or the Equivalent Provision thereof)), the Note Purchase Agreement designated by the Issuer in accordance with Section 5.16 to be the “Note Purchase Agreement” hereunder.

“Note Purchase Agreement Documents” means the Note Purchase Agreement and the other “Note Documents” as defined in the Note Purchase Agreement (or any Equivalent Provision thereof).

“Note Purchase Agreement Secured Obligations” means all “Secured Obligations” (as such term is defined in the Note Purchase Agreement (or the Equivalent Provision thereof)).

“Note Purchase Agreement Secured Parties” means the “Secured Parties” as defined in the Note Purchase Agreement (or the Equivalent Provision thereof).

“Other First-Priority Agreement” means, with respect to any Series of Other First-Priority Obligations, the notes, indenture, Note Purchase Agreement or other operative agreement evidencing or governing such indebtedness (including, as of the date hereof, the Initial Other First-Priority Agreement); provided that, in each case, the indebtedness thereunder (other than the Initial Other First-Priority Obligations) has been designated as Other First-Priority Obligations pursuant to Section [__].

“Other First-Priority Obligations” means all amounts owing to any Other First-Priority Secured Party (including, as of the date hereof, the Initial Other First-Priority Secured Parties) pursuant to the terms of any Other First-Priority Agreement (including, as of the date hereof, the Initial Other First-Priority Agreement), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Other First-Priority Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Other First-Priority Secured Party” means the holders of any Other First-Priority Obligations and any Authorized Representative with respect thereto, and as of the date hereof shall include the Initial Other First-Priority Secured Parties.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or any other entity.

“Possessory Collateral” means any Common Collateral in the possession of the Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the First-Priority Security Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Process Agent” has the meaning assigned to such term in Section 5.10.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (i) the Note Purchase Agreement Documents, (ii) the Initial Other First-Priority Agreement and (iii) each Other First-Priority Agreement (other than the Initial Other First-Priority Agreement).

“Security Agreements” means (i) with respect to the Note Purchase Agreement Secured Obligations, the “Collateral Documents” under (and as defined in) the Note Purchase Agreement and (ii) with respect to each Series of Other First-Priority Obligations, each agreement or instrument entered into for the purpose of securing such Series of Other First-Priority Obligations (including, if applicable, the “Collateral Documents” under (and as defined in) the Note Purchase Agreement).

“Series” means (a) with respect to the First-Priority Secured Parties, each of (i) the Note Purchase Agreement Secured Parties (in their capacities as such), (ii) the Initial Other First-Priority Secured Parties (in their capacity as such) and (iii) the Other First-Priority Secured Parties (other than the Initial Other First-Priority Secured Parties) that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Other First-Priority Secured Parties) and (b) with respect to any First-Priority Obligations, each of (i) the Note Purchase Agreement Secured Obligations, (ii) the Initial Other First-Priority Obligations and (iii) the Other First-Priority Obligations incurred pursuant to any Other First-Priority Agreement (other than the Initial Other First-Priority Agreement), which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Other First-Priority Obligations).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof, provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Issuer.

“Transferee” has the meaning assigned to such term in Section 2.04(a).

ARTICLE II

Priorities and Agreements with Respect to Common Collateral

SECTION 2.01 Priority of Claims. Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.01(b)), if an Event of Default has occurred and is continuing, and the Collateral Agent or any First-Priority Secured Party is taking action to enforce rights in respect of any Common Collateral, or any distribution is made in respect of any Common Collateral in any Bankruptcy Case of any Grantor or any First-Priority Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement (to the extent such payment represents an application of Proceeds made pursuant to this Section 2.01) with respect to any Common Collateral, the proceeds of any sale, collection or other liquidation of any such Common Collateral by any First-Priority Secured Party or received by the Collateral Agent or any First-Priority Secured Party pursuant to any such intercreditor agreement with respect to such Common Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First-Priority Obligations are entitled under any intercreditor agreement (other than this Agreement (to the extent such distribution represents an application of Proceeds made pursuant to this Section 2.01)) (all proceeds of any sale, collection or other liquidation of any Common Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to the Collateral

Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.01(b), to the payment in full of the First-Priority Obligations of each Series on a ratable basis, with such Proceeds to be applied to the First-Priority Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents (or, if more than one Series of First-Priority Obligations are secured by the same Security Agreements, pursuant to the terms of such Security Agreements) and (iii) THIRD, after payment of all First-Priority Obligations, to the applicable Grantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Common Collateral for which a third party (other than a First-Priority Secured Party and, without limiting the foregoing, after taking into account the effect of any applicable intercreditor agreements) has a lien or security interest that is junior in priority to the security interest of any Series of First-Priority Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First-Priority Obligations (such third party an “Intervening Creditor”), the value of any Common Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Common Collateral or Proceeds to be distributed in respect of the Series of First-Priority Obligations with respect to which such Impairment exists.

If, despite the provisions of this Section 2.01(a), any First-Priority Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First-Priority Obligations to which it is then entitled in accordance with this Section 2.01(a), such First-Priority Secured Party shall hold such payment or recovery in trust for the benefit of all First-Priority Secure Parties for distribution in accordance with this Section 2.01(a).

(b) It is acknowledged that the First-Priority Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First-Priority Secured Parties of any Series.

(c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First-Priority Obligations granted on the Common Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First-Priority Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.01(b) hereof), each First-Priority Secured Party hereby agrees that the Liens securing each Series of First-Priority Obligations on any Common Collateral shall be of equal priority.

(d) Notwithstanding anything in this Agreement or any other First-Priority Security Document to the contrary, prior to the Discharge of Note Purchase Agreement Obligations, Collateral consisting of cash and Cash Equivalents pledged to secure any reimbursement obligations in respect of any letter of credit or cash and Cash Equivalents otherwise specifically pledged to the Note Purchase Agreement Secured Parties that secures only the Note Purchase Agreement Secured Obligations shall be applied as specified in the Note Purchase Agreement and will not constitute Common Collateral.

SECTION 2.02 Actions with Respect to Common Collateral; Prohibition on Contesting Liens.

(a) With respect to any Common Collateral, (i) notwithstanding Section 2.01, only the Collateral Agent shall act or refrain from acting with respect to the Common Collateral (including with respect to any intercreditor agreement with respect to any Common Collateral), and then only on the instructions of the Applicable Authorized Representative, (ii) the Collateral Agent shall not follow any instructions with respect to such Common Collateral (including with respect to any intercreditor agreement with respect to any Common Collateral) from any Non-Controlling Authorized Representative (or any other First-Priority Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First-Priority Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Common Collateral (including with respect to any intercreditor agreement with respect to any Common Collateral), whether under any First-Priority Security Document, applicable law or otherwise, it being agreed that only the Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable First-Priority Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Common Collateral. Notwithstanding the equal priority of the Liens securing each Series of First-Priority Obligations, the Collateral Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Common Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to (or support the challenge of any other Person to) any foreclosure proceeding or action brought by the Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Parties or any other exercise by the Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Parties of any rights and remedies relating to the Common Collateral or to cause the Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First-Priority Secured Party, Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Common Collateral (including, without limitation, any Non-Shared Collateral).

(b) Each of the Authorized Representatives agrees that it will not accept any Lien on any Common Collateral for the benefit of any Series of First-Priority Obligations (other than funds deposited for the discharge or defeasance of any Other First-Priority Agreement, to the extent permitted by the applicable Secured Credit Documents) other than pursuant to the First-Priority Security Documents to which it is a party and, by executing this Agreement (or a Joinder Agreement), each Authorized Representative and the Series of First-Priority Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First-Priority Security Documents applicable to it. For the avoidance of doubt, the provisions of this clause (b) shall not prevent or restrict the First-Priority Secured Parties of any Series from having the benefit of any Non-Shared Collateral that does not constitute Collateral for the benefit of any other Series of First-Priority Secured Parties, so long as same (x) is expressly contemplated in Section 2.01(d) above or (y) otherwise does not violate the terms of any then extant Secured Credit Document applicable to such Series of First-Priority Secured Parties.

(c) Each of the First-Priority Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First-Priority Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair (i) the rights of any of the Collateral Agent or any other First-Priority Secured Party to enforce this Agreement or (ii) the rights of any First-Priority Secured Party from contesting or supporting any other Person in contesting the enforceability of any Lien purporting to secure First-Priority Obligations constituting unmatured interest pursuant to Section 502(b)(2) of the Bankruptcy Code.

SECTION 2.03 No Interference; Payment Over.

(a) Each First-Priority Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any First-Priority Obligations of any Series or any First-Priority Security Document or the validity, attachment, perfection or priority of any Lien under any First-Priority Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First-Priority Secured Party from challenging or questioning the validity or enforceability of any First-Priority Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of any Common Collateral by the Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Collateral Agent or any other First-Priority Secured Party to exercise any right, remedy or power with respect to any Common Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Collateral Agent or any other First-Priority Secured Party of any right, remedy or power with respect to any Common Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Collateral Agent or any other First-Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Common Collateral, and none of the Collateral Agent, any Applicable Authorized Representative or any other First-Priority Secured Party shall be liable for any action taken or omitted to be taken by the Collateral Agent, such Applicable Authorized Representative or other First-Priority Secured Party with respect to any Common Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Collateral Agent or any other First-Priority Secured Party to enforce this Agreement.

(b) Each First-Priority Secured Party hereby agrees that, if it shall obtain possession of any Common Collateral or shall realize any proceeds or payment in respect of any such Common Collateral, pursuant to any First-Priority Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each Series of First-Priority Obligations, then it shall hold such Common Collateral, proceeds or payment in trust for the other First-Priority Secured Parties and promptly transfer such Common Collateral, proceeds or payment, as the case may be, to the Collateral Agent, to be distributed by the Collateral Agent in accordance with the provisions of Section 2.01(a) hereof.

SECTION 2.04 Automatic Release of Liens; Amendments to First- Priority Security Documents.

(a) If at any time any Common Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time):

(i) the Liens in favor of the Collateral Agent for the benefit of each Series of First-Priority Secured Parties upon such Common Collateral will automatically be released and discharged;

(ii) if the Common Collateral which is the subject of such disposition consists of equity interests in any Grantor, the Collateral Agent is irrevocably authorized to release, (x) that Grantor and any Subsidiary of that Grantor from all or any part of its First-Priority Obligations (provided that, if such First-Priority Obligations are released in part, they shall be released on a pro rata basis across each Series of First-Priority Obligations), (y) any Liens granted by that Grantor and any Subsidiary of that Grantor over any of its assets, and (z) any other claim of any First-Priority Secured Party or Grantor over that Grantor’s assets or over the assets of any Subsidiary of that Grantor, in each case, on behalf of the relevant First-Priority Secured Parties and Grantors;

(iii) if the Common Collateral which is the subject of such disposition consists of equity interests in any Holding Company of a Grantor, the Collateral Agent is irrevocably authorized to release, (x) that Holding Company and any Subsidiary of that Holding Company from all or any part of its First-Priority Obligations (provided that, if such First-Priority Obligations are released in part, they shall be released on a pro rata basis across each Series of First-Priority Obligations), (y) any Liens granted by any Subsidiary of that Holding Company over any of its assets, and (z) any other claim of any First-Priority Secured Party or Grantor over the assets of any Subsidiary of that Holding Company, in each case, on behalf of the relevant First-Priority Secured Parties and Grantors; and

(iv) if the Common Collateral which is the subject of such disposition consists of equity interests in a Grantor or the Holding Company of a Grantor and the Collateral Agent decides (acting on the instructions of the Applicable Authorized Agent) to dispose of all or any part of the First-Priority Obligations owed by such Grantor or Holding Company or any Subsidiary of that Grantor or Holding Company (the “Disposal Obligations”), the Collateral Agent shall be entitled, and is irrevocably authorized (x) (if the Collateral Agent (acting on the instructions of the Applicable Authorized Agent) does not intend that any transferee of those Disposal Obligations (the “Transferee”) will be treated as a First-Priority Secured Party for the purposes of this Agreement), to dispose of all or part of those Disposal Obligations and to execute and deliver or enter into any agreement for such purpose (provided that (1) any disposition of First-Priority Obligations under this clause (x) shall be made based on at least the par amount thereof and (2) in the case of a partial disposition of First-Priority Obligations under this clause (x), such First-Priority Obligations shall be disposed of on a pro rata basis across each Series of First-Priority Obligations) providing that notwithstanding any other provision of any Secured Credit Document or this Agreement, the Transferee shall not be treated as a First-Priority Secured Party for the purposes of this Agreement, and (y) (if the Collateral Agent (acting on the instructions of the Applicable Authorizing Agent) does intend that any Transferee will be treated as a First-Priority Secured Party), to dispose of all (and not part only) of the Disposal Obligations and to execute and deliver or enter into any agreement for such purpose (provided that any disposition of First-Priority Obligations under this clause (y) shall be made based on at least the par amount thereof) owed to the First-Priority Secured Parties and all or part of any other liabilities on behalf of the relevant First-Lien Secured Parties and Grantors.

(b) In the case of any disposal made pursuant to Section 2.04(a), any First-Priority Obligations will be released, sold or otherwise transferred and any Liens over such Common Collateral (including any equity interests) will be released, sold or otherwise transferred only if (i) either (A) the disposal is made pursuant to any process or proceedings approved or supervised by or on behalf of any court of law or notary; (B) the disposal is made by, at the direction of or under the control of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer (or any analogous officer in any jurisdiction) appointed in respect of Holdings or any of its Subsidiaries or their assets; (C) the disposal is made pursuant to a Competitive Sale Process; or (D) a Financial Advisor appointed by the Collateral Agent has delivered a Fairness Opinion to the Collateral Agent in respect of that Disposal and (ii) the proceeds of such disposal are applied in accordance with Section 2.01.

(c) Each First-Priority Secured Party agrees that the Collateral Agent may enter into any amendment (and, upon request by the Collateral Agent, each Authorized Representative shall sign a consent to such amendment) to any First-Priority Security Document (including, without limitation, to release any Liens securing any Series of First-Priority Obligations) so long as such amendment, subject to clause (e) below, is permitted by the terms of each then extant Secured Credit Document. Additionally, each First-Priority Secured Party agrees that the Collateral Agent may enter into any amendment (and, upon request by the Collateral Agent, each Authorized Representative shall sign a consent to such amendment) to any First-Priority Security Document solely as such First-Priority Security Document relates to a particular Series of First-Priority Obligations (including, without limitation, to release any Liens securing such Series of First-Priority Obligations) so long as (x) such amendment is in accordance with the Secured Credit Document pursuant to which such Series of First-Priority Obligations was incurred and (y) such amendment does not adversely affect the First-Priority Secured Parties of any other Series.

(d) Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Collateral Agent to evidence and confirm any release of Common Collateral, whether in connection with a sale of such assets by the relevant owner pursuant to the preceding clauses or otherwise, or amendment to any First-Priority Security Document provided for in this Section.

(e) In determining whether an amendment to any First-Priority Security Document is permitted by this Section 2.04, the Issuer shall provide, and the Collateral Agent may conclusively rely on, a certificate of a Responsible Officer of the Issuer stating that such amendment is permitted by Section 2.04(c) above.

SECTION 2.05 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding.

(b) If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code, each First-Priority Secured Party (other than any Controlling Secured Party or any Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Common Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Common Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Common Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Common Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First-Priority Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pani passu with the Liens on any such Common Collateral granted to secure the First-Priority Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Common Collateral as set forth herein), in each case so long as (A) the First-Priority Secured Parties of each Series retain the benefit of their Liens on all such Common Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First-Priority Secured Parties (other than any Liens of the First-Priority Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the applicable Bankruptcy Case, (B) the First-Priority Secured Parties of each Series are granted Liens on any additional collateral pledged to any First-Priority Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First-Priority Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First-Priority Obligations, such amount is applied pursuant to Section 2.01(a) of this

Agreement, and (D) if any First-Priority Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection is applied pursuant to Section 2.01(a) of this Agreement; provided that the First-Priority Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First-Priority Secured Parties of such Series or its Authorized Representative that shall not constitute Common Collateral; and provided further that the First-Priority Secured Parties receiving adequate protection shall not object to any other First-Priority Secured Party receiving adequate protection comparable to any adequate protection granted to such First-Priority Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06 Reinstatement. In the event that any of the First-Priority Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under any Bankruptcy Law, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First-Priority Obligations shall again have been paid in full in cash.

SECTION 2.07 Insurance. As between the First-Priority Secured Parties, the Collateral Agent, acting at the direction of the Applicable Authorized Representative, shall have the right to adjust or settle any insurance policy or claim covering or constituting Common Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral.

SECTION 2.08 Refinancings. The First-Priority Obligations of any Series may be Refinanced, in whole or in part, in each case without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Secured Credit Document) of, any First-Priority Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof (except to the extent that the applicable Refinancing indebtedness is unsecured or secured by the Common Collateral on a junior lien basis); provided that (i) such Refinancing indebtedness shall satisfy the requirements of Section 5.17 and (ii) the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09 Possessory Collateral Agent as Gratuitous Bailee/Agent for Perfection. (a) The Collateral Agent agrees to hold any Common Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of each other First-Priority Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Priority Security Documents, in each case, subject to the terms and conditions of this Section 2.09. Pending delivery to the Collateral Agent, each other Authorized Representative agrees to hold any Common Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee and/or gratuitous agent for the benefit of each other First-Priority Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Priority Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(b) The duties or responsibilities of the Collateral Agent and each other Authorized Representative under this Section 2.09 shall be limited solely to holding any Common Collateral constituting Possessory Collateral as gratuitous bailee and/or gratuitous agent for the benefit of each other First-Priority Secured Party for purposes of perfecting the Lien held by such First-Priority Secured Parties therein.

(c) The agreement of the Collateral Agent to act as gratuitous bailee and/or gratuitous agent pursuant to this Section 2.09 is intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the Uniform Commercial Code.

ARTICLE III

Existence and Amounts of Liens and Obligations

Whenever the Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First-Priority Obligations of any Series, or the Common Collateral subject to any Lien securing the First-Priority Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that, if an Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Issuer. The Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First-Priority Secured Party or any other person as a result of such determination.

ARTICLE IV

The Collateral Agent

SECTION 4.01 Appointment and Authority.

(a) Each of the First-Priority Secured Parties (including the Initial Other First-Priority Secured Parties, by their acceptance of the benefits of this Agreement and the applicable First-Priority Security Documents and their direction to the Initial Other Authorized Representative to enter into this Agreement) hereby irrevocably appoints Piper Sandler Finance LLC, to act on its behalf as the Collateral Agent hereunder and under each of the other First-Priority Security Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Grantor to secure any of the First-Priority Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 4.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the First-Priority Security Documents, or for exercising any rights and remedies thereunder at the direction of the Applicable Authorized Representative), shall be entitled to the benefits of all provisions of Article 8 and Section 9.03 of the Note Purchase Agreement (irrespective of whether any Series of First-Priority Secured Parties, or any Authorized Representative acting on their behalf, are party thereto) and the equivalent provision of any Other First-Priority Agreement (in the case of any such co-agents, sub-agents and attorneys-in-fact, as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” under the First-Priority Security Documents) as if set forth in full herein with respect thereto.

(b) Each Non-Controlling Secured Party acknowledges and agrees that the Collateral Agent shall be entitled, for the benefit of the First-Priority Secured Parties, to sell, transfer or otherwise dispose of or deal with any Common Collateral as provided herein and in the First-Priority Security Documents, without regard to any rights to which Non-Controlling Secured Parties would otherwise be entitled as a result of holding any First-Priority Obligations. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Collateral Agent, the Applicable Authorized Representative or any other First-Priority Secured Party shall have any duty or obligation first to marshal or realize upon any type of Common Collateral (or any other Collateral securing any of the First-Priority Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Common Collateral (or any other Collateral securing any First-Priority Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First-Priority Secured Parties waives any claim it may now or hereafter have against the Collateral Agent or the Authorized Representative of any other Series of First-Priority Obligations or any other First-Priority Secured Party of any other Series arising out of (i) any actions which the Collateral Agent, any such Authorized Representative or any such First-Priority Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First-Priority Obligations from any account debtor, guarantor or any other party) in accordance with the applicable First-Priority Security Documents or any other agreement or instrument related thereto or to the collection of the First-Priority Obligations or the valuation, use, protection or release of any security for the First-Priority Obligations, (ii) any election by the Applicable Authorized Representative or any holders of First-Priority Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or (iii) subject to Section 2.05 of this Agreement, any borrowing or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law by Holdings, the Issuer or any of their Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Collateral Agent shall not accept any Common Collateral in full or partial satisfaction of any First-Priority Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First-Priority Obligations for whom such Collateral constitutes Common Collateral.

SECTION 4.02 Rights as a First-Priority Secured Party. The Person serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a First-Priority Secured Party under any Series of First-Priority Obligations that it holds as any other First-Priority Secured Party of such Series and may exercise the same as though it were not the Collateral Agent and the term “First-Priority Secured Party” or “First-Priority Secured Parties” or (as applicable) “Note Purchase Agreement Secured Party”, “Note Purchase Agreement Secured Parties”, “Other First-Priority Secured Party” or “Other First-Priority Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Issuer or any of their respective Subsidiaries or Affiliates as if such Person were not the Collateral Agent hereunder and without any duty to account therefor to any other First-Priority Secured Party.

SECTION 4.03 Exculpatory Provisions.

(a) The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other First-Priority Security Documents to which it is a party. Without limiting the generality of the foregoing, the Collateral Agent:

(i) shall not be subject to any fiduciary or other implied duties of any kind or nature to any Person, regardless of whether an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other First-Priority Security Documents that the Collateral Agent is required to exercise as directed in writing by the Applicable Authorized Representative; provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any First-Priority Security Document or applicable law;

(iii) shall not, except as expressly set forth herein and in the other First-Priority Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Issuer or any of their respective Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity;

(iv) shall not be liable for any action taken or not taken by it (A) with the consent or at the request of the Applicable Authorized Representative or (B) in the absence of its own gross negligence or willful misconduct (in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment) or (C) in reliance on a certificate of an authorized officer of the Issuer stating that such action is not prohibited by the terms of this Agreement. The Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of First-Priority Obligations unless and until notice describing such Event of Default is given to the Collateral Agent by the Authorized Representative of such First-Priority Obligations or the Issuer;

(v) shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other First-Priority Security Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First-Priority Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First-Priority Security Documents, (E) the existence, value or the sufficiency of any Collateral for any Series of First-Priority Obligations, or (F) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent;

(vi) shall not have any fiduciary duties or contractual obligations of any kind or nature under any Other First-Priority Agreement (but shall be entitled to all protections provided to the Collateral Agent therein and hereunder);

(vii) with respect to the Note Purchase Agreement, any Other First-Priority Agreement or any First-Priority Security Document, may conclusively assume that the Grantors have complied with all of their obligations thereunder unless advised in writing by the Authorized Representative thereunder to the contrary specifically setting forth the alleged violation; and

(viii) may conclusively rely on any certificate of a Responsible Officer of the Issuer provided pursuant to Section 2.04(e) hereof or any other provision of this Agreement.

(b) Each First-Priority Secured Party acknowledges that, in addition to acting as the initial Collateral Agent, Piper Sandler Finance LLC also serves as Administrative Agent under the Note Purchase Agreement and each First-Priority Secured Party hereby waives and agrees not to assert any objection or claim (including as a result of any conflict of interest) against Piper Sandler Finance LLC, or any successor, arising from the role of Administrative Agent under the Note Purchase Agreement so long as Piper Sandler Finance LLC, or any such successor is either acting in accordance with the express terms of such documents or otherwise has not engaged in gross negligence or willful misconduct (in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment).

(c) The Initial Other Authorized Representative and the Initial Other First-Priority Secured Parties hereby waive any objection or claim they may now or hereafter have against the Collateral Agent or any other First-Priority Secured Parties arising out of (i) any actions which the Collateral Agent (or any of its representatives) takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, disposition, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First-Priority Obligations from any account debtor, guarantor or any other party) in accordance with any relevant First-Priority Security Documents, or any other agreement related thereto, or to the collection of the First-Priority Obligations or the valuation, use, protection or release of any security for the First-Priority Obligations, (ii) any election by the Collateral Agent (or any of its agents), in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law by, Holdings, the Issuer or any of their respective Subsidiaries, as debtor-in-possession.

SECTION 4.04 Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may include, but shall not be limited to counsel for any Grantor or counsel for the Administrative Agent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 4.05 Delegation of Duties. The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other First-Priority Security Document by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions contained in and referred to in this Article shall apply to any such sub-agent and to the Affiliates of the Collateral Agent and any such sub-agent.

SECTION 4.06 Resignation of Collateral Agent. The Collateral Agent may at any time give notice of its resignation as Collateral Agent under this Agreement and the other First-Priority Security Documents to each Authorized Representative and the Issuer. Upon receipt of any such notice of resignation, the Applicable Authorized Representative shall have the right (subject, unless an Event of Default relating to a payment default or the commencement of an Insolvency or Liquidation Proceeding has occurred and is continuing, to the consent of the Issuer (not to be unreasonably withheld or delayed)), to appoint a successor, which shall be a bank or trust company with an office in the United States, or an Affiliate of any such bank or trust company with an office in the United States. If no such successor shall have been so appointed by the Applicable Authorized Representative and shall have accepted such appointment within 10 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the First-Priority Secured Parties, appoint a successor Collateral Agent meeting the qualifications set forth above; provided that, if the Collateral Agent shall notify the Issuer and each Authorized Representative that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other First-Priority Security Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the First-Priority Secured Parties under any of the First-Priority Security Documents, the retiring Collateral Agent shall continue to hold such collateral security solely for purposes of maintaining the perfection of the security interests of the First-Priority Secured Parties therein until such time as a successor Collateral Agent is appointed but with no obligation to take any further action at the request of the Applicable Authorized Representative, any Other First-Priority Secured Parties or any Grantor) and (b) all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by or to each Authorized Representative directly, until such time as the Applicable Authorized Representative appoints a successor Collateral Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Collateral Agent hereunder and under the First-Priority Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other First-Priority Security Documents (if not already discharged therefrom as provided above in this Section). After the retiring Collateral Agent’s resignation hereunder and under the other Note Documents, the provisions of this Article, Article 8 and Section 9.03 of the Note Purchase Agreement and the equivalent provision of any Other First-Priority Agreement shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent. Upon any notice of resignation of the Collateral Agent hereunder and under the other First-Priority Security Documents, the Grantors agree to use commercially reasonable efforts to transfer (and maintain the validity and priority of) the Liens in favor of the retiring Collateral Agent under the First-Priority Security Documents to the successor Collateral Agent as promptly as practicable.

SECTION 4.07 Non-Reliance on Collateral Agent and Other First- Priority Secured Parties. Each First-Priority Secured Party acknowledges that it has, independently and without reliance upon the Collateral Agent, any Authorized Representative or any other First-Priority Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents to which it is a party. Each First-Priority Secured Party also acknowledges that it will, independently and without reliance upon the Collateral Agent, any Authorized Representative or any other First-Priority Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 4.08 Collateral and Guaranty Matters. Each of the First- Priority Secured Parties irrevocably authorizes the Collateral Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Collateral Agent under any First-Priority Security Document in accordance with Section 2.04 of this Agreement or upon receipt of a certificate of a Responsible Officer of the Issuer stating that the release of such Lien is permitted by the terms of each then extant Secured Credit Document; and

(b) to release any Grantor from its obligations under the First-Priority Security Documents upon receipt of a certificate of a Responsible Officer of the Issuer stating that such release is permitted by the terms of each then extant Secured Credit Document.

ARTICLE V

Miscellaneous

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Collateral Agent or the Administrative Agent, to it as provided in the Note Purchase Agreement;

(b) if to the Initial Other Authorized Representative, to it at as provided in the Initial Other First-Priority Agreement;

(c) if to any additional Other Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among the Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02 Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall not be prohibited by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative (or its authorized agent) and the Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Issuer’s consent or which increases the obligations or reduces the rights of or otherwise materially adversely affects any Issuer or any other Grantor, with the consent of the Issuer).

(c) Notwithstanding the foregoing, without the consent of any First-Priority Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement and, upon such execution and delivery and compliance with the requirements of Section 5.16, such Authorized Representative and the Other First-Priority Secured Parties and Other First-Priority Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the other First-Priority Security Documents applicable thereto.

SECTION 5.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First-Priority Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or via other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.06 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07 Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, WHETHER IN CONTRACT OR TORT (AT LAW OR IN EQUITY), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.08 Submission to Jurisdiction; Waivers. Each party hereto (in the case of the Collateral Agent and each Authorized Representative, on behalf of itself and the First-Priority Secured Parties of the Series for whom it is acting) irrevocably and unconditionally:

(a) submits, for itself and its property, to the exclusive jurisdiction of any U.S. federal or New York State court sitting in the Borough of Manhattan, in the City of New York (or any appellate court therefrom) over any suit, action, litigation or proceeding arising out of or relating to this Agreement or the transactions relating hereto, and agrees that all claims in respect of any such action, litigation or proceeding shall (except as permitted below) be heard and determined in such New York State or, to the extent permitted by law, federal court. Each party hereto agrees that, subject to clause (d) below, service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each party hereto agrees that a final judgment in any such action, litigation or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto agrees that the Collateral Agent retains the right to bring proceedings against any other party in the courts of any other jurisdiction solely in connection with the exercise of any rights under this Agreement or any other Secured Credit Document;

(b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Secured Credit Document in any court referred to in paragraph (a) of this Section 5.08. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, any claim or defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court;

(c) to the extent permitted by law, waives personal service of any and all process upon it and agrees that all such service of process may, subject to clause (d) below, be made by registered mail (or any substantially similar form of mail) directed to it at its address for notices as provided for in Section 5.01. Each party hereto hereby waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder that service of process was invalid and ineffective. Nothing in this Agreement or any other Secured Credit Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law; and

(d) Each Grantor not organized under the laws of the United States or any State thereof hereby irrevocably and unconditionally appoints Indivior US Holdings Inc., with an office on the date hereof at 10710 Midlothian Turnpike, Suite 125, North Chesterfield, USA-VA 23235, and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of such Grantor (as applicable) and their respective property all writs, claims, process and summonses in any action or proceeding brought against it in the State of New York. Such service may be made by mailing or delivering a copy of such process to such Grantor (as applicable) in care of the Process Agent at the address specified above for the Process Agent, and each such Grantor irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to such Grantor (as applicable) or failure of such Grantor to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or such Grantor (as applicable), or of any judgment based thereon. Each such

Grantor covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the delegation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

SECTION 5.09 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER NOTE PURCHASE AGREEMENT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

SECTION 5.10 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11 Conflicts. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any of the other Secured Credit Documents or First-Priority Security Documents, the terms of this Agreement shall govern.

SECTION 5.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First-Priority Secured Parties in relation to one another. None of the Issuer, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Note Purchase Agreement or any Other First-Priority Agreements), and none of the Issuer or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First-Priority Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13 Authorized Representatives. Each of the Authorized Representative under the Note Purchase Agreement and the Initial Other Authorized Representative is executing and delivering this Agreement solely in its capacity as such and pursuant to directions set forth in the Note Purchase Agreement or the Initial Other First Priority Agreement, as applicable; and in so doing, neither the Authorized Representative under the Note Purchase Agreement nor the Initial Other Authorized Representative shall be responsible for the terms or sufficiency of this Agreement for any purpose. Each of the Authorized Representative under the Note Purchase Agreement and the Initial Other Authorized Representative shall not have duties or obligations under or pursuant to this Agreement other than such duties expressly set forth in this Agreement as duties on its part to be performed or observed. In entering into this Agreement, or in taking (or forbearing from) any action under or pursuant to this Agreement, each of the Authorized Representative under the Note Purchase Agreement and the Initial Other Authorized Representative shall have and be protected by all of the rights, immunities, indemnities and other protections granted to it under the Note Purchase Agreement or the Initial Other First Priority Agreement, as applicable, Junior Lien Intercreditor Agreements. The Collateral Agent, the Administrative Agent, the Initial Other Authorized Representative and each other Authorized Representative hereby appoint the Collateral Agent to act as agent on their behalf pursuant to and in connection with the execution of any intercreditor agreements governing any Liens on the Common Collateral junior to Liens securing the First-Priority Obligations that are incurred after the date hereof in compliance with the Secured Credit Documents. The Collateral Agent, solely in such capacity under any such intercreditor agreements, shall take direction from the Applicable Authorized Representative with respect to the Common Collateral.

SECTION 5.15 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Collateral Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Grantor in respect of any such sum due from it to the Collateral Agent and/or any other First-Priority Secured Party hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Collateral Agent or such other First-Priority Secured Party (as applicable) of any sum adjudged to be so due in the Judgment Currency, the Collateral Agent or such other First-Priority Secured Party (as applicable) may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Collateral Agent or such other First-Priority Secured Party (as applicable) from any Grantor in the Agreement Currency, the Grantors agree jointly and severally, as a separate obligation and notwithstanding any such judgment, to indemnify the Collateral Agent or such other First-Priority Secured Party (as applicable) or such other person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Collateral Agent or such other First-Priority Secured Party (as applicable) in such currency, the Collateral Agent or such other First-Priority Secured Party (as applicable) agrees to return the amount of any excess to such Grantor (or to any other person who may be entitled thereto under applicable law).

SECTION 5.16 Joinder Requirements. The Issuer may designate additional obligations as Other First-Priority Obligations (including in connection with a Refinancing of any then-existing First-Priority Obligations pursuant to Section 2.08) pursuant to this Section 5.16 if (x) the incurrence of such obligations is not prohibited by any Secured Credit Document then in effect and (y) the Issuer shall have delivered an officer’s certificate to each Authorized Representative certifying the same. If not so prohibited, the Issuer shall (i) notify each Authorized Representative in writing of such designation and (ii) cause the applicable new Authorized Representative to execute and deliver to each other Authorized Representative a Joinder Agreement substantially in the form of Exhibit A.

SECTION 5.17 Grantors; Additional Grantors. It is understood and agreed that Holdings, the Issuer and each other Grantor on the date of this Agreement shall constitute the original Grantors party hereto. The original Grantors hereby covenant and agree to cause each Subsidiary of Holdings which becomes a Grantor after the date hereof to contemporaneously become a party hereto (as a Grantor) by executing delivering a counterpart hereof to the Collateral Agent or by executing and delivering an assumption agreement in form and substance reasonably satisfactory to the Collateral Agent. The parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person which becomes a Grantor at any time (and any security granted by any such Person) shall be subject to the provisions hereof as fully as if same constituted a Grantor party hereto and had complied with the requirements of the immediately preceding sentence.

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IN WITNESS WHEREOF, the parties hereto have caused this First Lien/First Lien Intercreditor Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PIPER SANDLER FINANCE LLC,
as Collateral Agent By:

By:
Name:
Title:

PIPER SANDLER FINANCE LLC,
as Authorized Representative under the Note Purchase Agreement

By:
Name:
Title:

[__], as Initial Other Authorized Representative

By:
Name:
Title:

RBP GLOBAL HOLDINGS LIMITED, as a Grantor

By:
Name:
Title:

[•], as a Grantor

By:
Name:
Title:

[First Lien/First Lien Intercreditor Agreement]

[INSERT SIGNATURE PAGES FOR EACH OTHER GRANTOR]

ANNEX A

Joinder Agreement

JOINDER AGREEMENT

JOINDER AGREEMENT (this “Agreement”) dated as of [__], [__], among [__] (the “New Representative”), as an Authorized Representative, PIPER SANDLER FINANCE LLC, as collateral agent for the Note Purchase Agreement Secured Parties (together with its successors and co-agents in substantially the same capacity as may from time to time be appointed) and as the Applicable Authorized Representative, [___], as collateral agent for the Initial Other First-Priority Secured Parties (together with its successors and co-agents in substantially the same capacity as may from time to time be appointed) and [•] (on behalf of itself and its Subsidiaries).

This Agreement is supplemental to that certain First Lien/First Lien Intercreditor Agreement, dated as of [ ], 20[__] (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “First Lien/First Lien Intercreditor Agreement”), by and among the parties (other than the New Representative and the New Collateral Agent) referred to above. This Agreement has been entered into to record the accession of the New Representative as an Authorized Representative under the First Lien/First Lien Intercreditor Agreement with respect to the Series of Other First-Priority Obligations described herein.

ARTICLE I

Definitions

SECTION 1.01 Capitalized terms used but not defined herein shall have the meanings assigned thereto in the First Lien/First Lien Intercreditor Agreement.

ARTICLE II

Accession

SECTION 2.01 The New Representative agrees to become, with immediate effect, a party to and agrees, on behalf of itself and each of the Other First-Priority Secured Parties described below, to be bound by the terms of, the First Lien/First Lien Intercreditor Agreement as an Authorized Representative as if it had originally been party to the First Lien/First Lien Intercreditor Agreement as an Authorized Representative.

SECTION 2.02 The New Representative confirms that its address details for notices pursuant to the First Lien/First Lien Intercreditor Agreement is as follows: [_________________].

SECTION 2.03 Each party to this Agreement (other than the New Representative) confirms the acceptance of the New Representative as an Authorized Representative with respect to the Other First-Priority Obligations described herein, for purposes of the First Lien/First Lien Intercreditor Agreement.

SECTION 2.04 [___________] is acting in the capacity of Authorized Representative solely for [____________]1 under [________________]2

SECTION 2.05 The New Representative represents and warrants to the other Authorized Representatives and the other First-Priority Secured Parties that (a) it has full power and authority to enter into this Agreement, in its capacity as [agent] [trustee], (b) this Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (c) the Secured Credit Documents relating to such Other First-Priority Obligations provide that, upon the New Representative’s entry into this Agreement, the Other First-Priority Secured Parties in respect of such Other First-Priority Obligations will be subject to and bound by the provisions of the First Lien/First Lien Intercreditor Agreement as First-Priority Secured Parties.

ARTICLE III

Miscellaneous

SECTION 3.01 This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 3.02 This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[INSERT SIGNATURE BLOCKS]

[1]	NTD: Insert description of the relevant Other First-Priority Secured Parties.
[2]

NTD: Insert description of the relevant Other First-Priority Obligations and Other First-Priority Agreements, including as to whether such Other First-Priority Obligations constitute a Refinancing of existing First-Priority Obligations, and whether the applicable Other First-Priority Agreement is to be designated as a replacement Note Purchase Agreement.

EXHIBIT O

[FORM OF]

FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT

Dated as of [____________], 20[__]

among

RBP GLOBAL HOLDINGS LIMITED

as the Issuer,

INDIVIOR GLOBAL HOLDINGS LIMITED,

as Holdings,

the other Grantors from time to time party hereto,

PIPER SANDLER FINANCE LLC,

as Initial First-Priority Collateral Agent and First-Priority Collateral Agent,

and

[____],

as Initial Second-Priority Collateral Agent and Second-Priority Collateral Agent

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5.7	When Discharge of First-Priority Obligations Deemed to Not Have Occurred	26

5.8	[Reserved]	27

5.9	Excluded Cash Collateral	27

5.10	Option to Purchase	27

Section 6.	Insolvency or Liquidation Proceedings	28

6.1	Financing Issues	28

6.2	Relief from the Automatic Stay	29

6.3	Adequate Protection	29

6.4	Preference Issues	30

6.5	Application34	30

6.6	506(c) Claims	30

6.7	No Waivers of Rights of First-Priority Secured Parties	31

6.8	Reorganization Securities	31

6.9	Voting	31

6.10	Post-Petition Interest	31

6.11	Separate Grants of Security And Separate Classifications	32

Section 7.	Reliance; Waivers; etc.	32

7.1	Reliance	32

7.2	No Warranties or Liability	32

7.3	Obligations Unconditional	33

7.4	Marshalling of Assets	33

Section 8.	Miscellaneous	34

8.1	Conflicts	34

8.2	Continuing Nature of this Agreement; Severability; Subordination	34

8.3	Amendments; Waivers	34

8.4	Information Concerning Financial Condition of the Issuer and its Subsidiaries	34

8.5	Subrogation	35

ii

8.6	Application of Payments	35

8.7	Consent to Jurisdiction; Waivers; Consent to Service of Process	35

8.8	Notices	36

8.9	Further Assurances	37

8.10	Governing Law	37

8.11	Binding on Successors and Assigns	37

8.12	Specific Performance	37

8.13	Section Titles	37

8.14	Counterparts	37

8.15	Authorization	37

8.16	No Third Party Beneficiaries	37

8.17	Effectiveness	38

8.18	First-Priority Representatives and Second-Priority Representatives	38

8.19	Relative Rights	38

8.20	Second-Priority Collateral Agent	38

8.21	Joinder Requirements	39

8.22	Intercreditor Agreements	39

8.23	Judgment Currency	39

8.24	Waiver of Sovereign Immunity	40

Exhibits and Schedules

Exhibit A - Form of Joinder Agreement (Other First-Priority Obligations)

Exhibit B - Form of Joinder Agreement (Other Second-Priority Obligations)

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FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT

FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of [____], 20[ ], by and among Indivior Global Holdings Limited, a limited company incorporated and existing under the laws of England and Wales (registered number 09404065) with its registered office at ___________________________________ (“Holdings”), RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Issuer”), each other Grantor from time to time party hereto, Piper Sandler Finance LLC (“Piper Sandler”), in its capacities as Initial First-Priority Collateral Agent (as defined below) and First-Priority Collateral Agent (as defined below), and [_____] (“[ ]”), as Initial Second-Priority Collateral Agent (as defined below) and Second-Priority Collateral Agent (as defined below).

A. The Issuer, the purchasers party thereto from time to time, the Initial First-Priority Collateral Agent, and others are party to the Note Purchase Agreement dated as of [•], 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien Note Purchase Agreement”).

B. The Issuer, the Initial Second-Priority Collateral Agent and others are party to the [Insert description of Credit Agreement or other agreement/instrument governing or evidencing the Initial Second Priority Obligations] dated as of [_____], 20[__] (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Document”).

Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1 Definitions.

1.1. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” shall mean this First Lien/Second Lien Intercreditor Agreement, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Agreement Currency” shall have the meaning set forth in Section 8.23.

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Collateral Document” shall mean any First-Priority Collateral Document or any Second-Priority Collateral Document.

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“Common Collateral” shall mean any assets of any Grantor, whether real, personal or mixed, constituting both First-Priority Collateral and Second-Priority Collateral, other than any Excluded Cash Collateral.

“Comparable Second-Priority Collateral Document” shall mean, in relation to any Common Collateral subject to any Lien created under any First-Priority Collateral Document, those Second-Priority Collateral Documents that create a Lien on the same Common Collateral, granted by the same Grantor.

“Competitive Sales Process” means:

(a) any auction or other competitive sales process conducted with the advice of a Financial Advisor appointed by, or approved by, the First-Priority Collateral Agent; and

(b) any enforcement of any Common Collateral carried out by way of auction or other competitive sales process pursuant to requirements of applicable law.

“Defaulting Creditor” shall have the meaning set forth in Section 5.10(b).

“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Deposit Account Collateral” shall mean that part of the Common Collateral (if any) comprised of or contained in Deposit Accounts or Securities Accounts.

“DIP Financing” shall have the meaning set forth in Section 6.1.

“Discharge of First Lien Note Purchase Agreement Obligations” shall mean, except to the extent otherwise provided in Section 5.7 or Section 6.4, the occurrence of the Termination Date (as defined in the First Lien Note Purchase Agreement).

“Discharge of First-Priority Obligations” shall mean, except to the extent otherwise provided in Section 5.7 or Section 6.4 (a) with respect to the Initial First-Priority Secured Obligations, the Discharge of First Lien Note Purchase Agreement Obligations, and (b) with respect to any Other First-Priority Obligations, the payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of (i) all Obligations in respect of all such Other First-Priority Obligations then outstanding and, with respect to any letters of credit or letter of credit guaranties outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the applicable Other First-Priority Documents, in each case after or concurrently with the termination of all commitments to extend credit thereunder, and (ii) any other Other First-Priority Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid.

“Discharge of Initial Second-Priority Obligations” shall mean, except to the extent otherwise provided in Section 5.7, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all Obligations in respect of all outstanding Initial Second-Priority Obligations.

“Disposed Obligations” shall have the meaning set forth in Section 5.1.

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“Excluded Cash Collateral” shall mean cash or Cash Equivalents (as defined in the First Lien Note Purchase Agreement, whether or not then in effect) specifically pledged to any First-Priority Secured Party or group of First-Priority Secured Parties that secures only the First-Priority Obligations owing to such First-Priority Secured Parties.

“Fairness Opinion” means, in respect of a disposal, an opinion that the proceeds received or recovered in connection with that disposal are fair from a financial perspective taking into account all relevant circumstances.

“Financial Advisor” means any:

(a) independent internationally recognized investment bank;

(b) independent internationally recognized accountancy firm; or

(c) other independent internationally recognized professional services firm that is regularly engaged in providing valuations of businesses or financial assets or, where applicable, advising on Competitive Sales Processes.

“First Lien Note Purchase Agreement” shall have the meaning set forth in the recitals.

“First Lien Note Purchase Agreement Obligations” shall mean all “Obligations” (as such term is defined in the First Lien Note Purchase Agreement) of the Issuer and other obligors under the First Lien Note Purchase Agreement or any of the other Initial First-Priority Documents, and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Initial First-Priority Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the Initial First-Priority Documents, according to the respective terms thereof.

“First-Priority Collateral” shall mean all of the assets of any Grantor or any other Person, whether real, personal or mixed, with respect to which a Lien is granted (or purported to be granted) as security for any First-Priority Obligation.

“First-Priority Collateral Agent” shall mean Piper Sandler, in its capacity as collateral agent for the First-Priority Secured Parties, together with its successors and permitted assigns under the First-Priority Documents exercising substantially the same rights and powers (or if there is more than one Series of First-Priority Obligations, such agent or trustee as is designated “First-Priority Collateral Agent” pursuant to the terms of a Permitted Pari Passu Intercreditor Agreement (as defined in the First Lien Note Purchase Agreement or any other intercreditor agreement among (or otherwise binding on) the First-Priority Secured Parties as contemplated by Section 8.22), or, if no First-Priority Collateral Agent is serving in such role, the First-Priority Collateral Agent designated in writing by the holders of a majority of the First-Priority Obligations from time to time to act as the First-Priority Collateral Agent).

“First-Priority Collateral Documents” shall mean (a) the Initial First-Priority Collateral Documents and (b) any documents now existing or entered into after the date hereof that create (or purport to create) Liens on any assets or properties of any Grantor or any other Person to secure any Other First-Priority Obligations.

“First-Priority Documents” shall mean (a) the Initial First-Priority Documents, and (b) the Other First-Priority Documents.

6

“First-Priority Lien” shall mean any Lien on any assets of the Issuer or any other Grantor securing any First-Priority Obligations.

“First-Priority Obligations” shall mean (a) the Initial First-Priority Secured Obligations, and (b) the Other First-Priority Obligations.

“First-Priority Representatives” shall mean (a) in the case of the Initial First-Priority Secured Obligations, the Initial First-Priority Collateral Agent, and (b) in the case of any Series of Other First-Priority Obligations, the Other First-Priority Representative with respect thereto. The term “First-Priority Representatives” shall include the First-Priority Collateral Agent as the context requires.

“First-Priority Secured Parties” shall mean (a) the Initial First-Priority Secured Parties, and (b) the Other First-Priority Secured Parties, including the First-Priority Representatives.

“Foreign Note Party” shall have the meaning set forth in Section 8.24.

“Grantors” shall mean each of Holdings, the Issuer and such of the Subsidiaries of the Issuer that, in each case, has executed and delivered both a First-Priority Collateral Document and a Second-Priority Collateral Document.

“Holding Company” means in relation to any company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Holdings” shall have the meaning set forth in the preamble.

“Initial First-Priority Collateral Agent” shall mean Piper Sandler, in its capacity as administrative agent under the First Lien Note Purchase Agreement and as administrative agent and/or collateral agent, as applicable, under the other Initial First-Priority Documents, and its permitted successors in such capacity.

“Initial First-Priority Collateral Documents” shall mean the Initial First-Priority Security Agreements and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Initial First-Priority Obligations.

“Initial First-Priority Documents” shall mean the First Lien Note Purchase Agreement, the Initial First-Priority Collateral Documents and the other “Note Documents” as defined in the First Lien Note Purchase Agreement.

“Initial First-Priority Secured Obligations” shall mean the “Secured Obligations” as defined in the First Lien Note Purchase Agreement.

“Initial First-Priority Secured Parties” shall mean the “Secured Parties” as defined in the First Lien Note Purchase Agreement.

“Initial First-Priority Security Agreements” shall mean the “Collateral Documents” as defined in the First Lien Note Purchase Agreement.

“Initial Second-Priority Collateral” shall mean all of the assets of any Grantor or any other Person, whether real, personal or mixed, with respect to which a Lien is granted (or purported to be granted) as security for any Initial Second-Priority Obligations.

7

“Initial Second-Priority Collateral Agent” shall mean [_____], in its capacity as collateral agent under the Second Lien Document and collateral agent under the Initial Second-Priority Collateral Documents, and its permitted successors in such capacities.

“Initial Second-Priority Collateral Documents” shall mean the Initial Second-Priority Security Agreements and any documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Initial Second-Priority Obligations.

“Initial Second-Priority Documents” shall mean (a) the Second Lien Document and the Initial Second-Priority Collateral Documents, and (b) any other related document or instrument executed and delivered pursuant to any Initial Second-Priority Document described in clause (a) above evidencing or governing any Obligations thereunder.

“Initial Second-Priority Security Agreements” shall mean (i) the [_____] dated as of [_____], 20[__], among [_____], certain of its Subsidiaries and the Initial Second-Priority Collateral Agent, as amended, supplemented or modified from time to time and [__________]1.

“Initial Second-Priority Obligations” shall mean all “[Secured Obligations]” (as such term is defined in the Second Lien Document) of the Issuer and other obligors under the Second Lien Document or any of the other Initial Second-Priority Documents, and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Initial Second-Priority Documents and the performance of all other Obligations of the obligors thereunder to the Initial Second-Priority Secured Parties under the Initial Second-Priority Documents, according to the respective terms thereof.

“Initial Second-Priority Secured Parties” shall mean the holders of any Initial Second-Priority Obligations, including the Initial Second-Priority Collateral Agent.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (except for any voluntary liquidation, dissolution or other winding up to the extent permitted by the applicable First-Priority Documents and Second-Priority Documents), or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Issuer” shall have the meaning set forth in the preamble.

“Judgment Currency” shall have the meaning set forth in Section 8.23.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease (as defined in the First Lien Note Purchase Agreement) having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

[1]	Insert description of any other applicable documents.

8

“Piper Sandler” shall have the meaning set forth in the preamble.

“Obligations” shall mean any and all obligations (including guaranty obligations) with respect to unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations payable under the documentation governing or evidencing any indebtedness, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Other First-Priority Collateral Agent” shall mean, with respect to any Series of Other First-Priority Obligations, any Other First-Priority Representative that acts in the capacity of a collateral agent or trustee with respect thereto (which, with respect to any Other First-Priority Obligations that are secured under the Initial First-Priority Collateral Documents, shall be the Initial First-Priority Collateral Agent).

“Other First-Priority Documents” shall mean each of the agreements, documents and instruments providing for, evidencing or securing any Other First-Priority Obligations and any other related document or instrument executed or delivered pursuant to any Other First-Priority Document at any time or otherwise evidencing or securing any Obligations arising under any Other First-Priority Document.

“Other First-Priority Obligations” shall mean (a) all “[Secured Obligations]” as defined in the Initial First-Priority Collateral Documents (other than Initial First-Priority Secured Obligations), and (b) any other indebtedness or other Obligations (other than Initial First-Priority Secured Obligations) of any Grantors that are to be secured with a Lien on the Common Collateral senior to the Liens securing the Second-Priority Obligations and pari passu with the other First-Priority Obligations and are designated by the Issuer as Other First-Priority Obligations hereunder; provided, however, that with respect to this clause (b), the requirements set forth in Section 8.21 shall have been satisfied.

“Other First-Priority Representative” shall mean, with respect to any Series of Other First-Priority Obligations or any separate facility within such Series, the Person elected, designated or appointed as the administrative agent, trustee or other representative of such Series or facility by or on behalf of the holders of such Series or facility, and its respective successors in substantially the same capacity as may from time to time be appointed.

“Other First-Priority Secured Parties” shall mean the Persons holding Other First-Priority Obligations, including the Other First-Priority Representatives.

“Other Second-Priority Collateral Agent” with respect to any Series of Other Second-Priority Obligations, any Other Second-Priority Representative that acts in the capacity of a collateral agent or trustee with respect thereto (which, with respect to any Other Second-Priority Obligations that are secured under the Initial Second-Priority Collateral Documents, shall be the Initial Second-Priority Collateral Agent).

“Other Second-Priority Documents” shall mean each of the agreements, documents and instruments providing for, evidencing or securing any Other Second-Priority Obligations and any other related document or instrument executed or delivered pursuant to any Other Second-Priority Document at any time or otherwise evidencing or securing any Obligations arising under any Second-Priority Obligations.

9

“Other Second-Priority Obligations” shall mean any indebtedness or other Obligations (other than the Initial Second-Priority Obligations) of any Grantors that are to be equally and ratably secured with the Initial Second-Priority Obligations and junior and subordinate to the First-Priority Obligations and are designated by the Issuer as Other Second-Priority Obligations hereunder; provided, however, that the requirements set forth in Section 8.21 shall have been satisfied.

“Other Second-Priority Representative” shall mean, with respect to any Series of Other Second-Priority Obligations or any separate facility within such Series, the Person elected, designated or appointed as the administrative agent, trustee or other representative of such Series or facility by or on behalf of the holders of such Series or facility, and its respective successors in substantially the same capacity as may from time to time be appointed.

“Other Second-Priority Secured Parties” shall mean the Persons holding Other Second-Priority Obligations, including the Other Second-Priority Representatives.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or any other entity.

“Plan of Reorganization” shall mean any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Pledged Collateral” shall mean the Common Collateral in the possession of the First-Priority Collateral Agent (or its agents or bailees), to the extent that a Lien thereon may be perfected under the Uniform Commercial Code by possession thereof.

“Priority Lien” shall have the meaning set forth in Section 5.1(d).

“Proceeds” shall have the meaning set forth in Section 4.1.

“Process Agent” shall have the meaning set forth in Section 8.7(e).

“Purchase Event” shall have the meaning set forth in Section 5.10.

“Recovery” shall have the meaning set forth in Section 6.4.

“Refinance” means, in respect of any indebtedness, to refinance, exchange, extend, renew, defease, amend, modify, supplement, restructure, reallocate, replace, refund or repay such indebtedness, or to issue other indebtedness, in each case exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Representatives” shall mean the First-Priority Representatives and the Second-Priority Representatives, collectively, and “Representative” shall mean any of them.

“Required Initial First-Priority Secured Parties” shall mean the “Required Purchasers” as such term is defined in the First Lien Note Purchase Agreement (or, to the extent required by the First Lien Note Purchase Agreement, a greater number or percentage of the Purchasers (as defined therein) so required thereby).

10

“Required Initial Second-Priority Secured Parties” shall mean the [ ] as such term is defined in the Second Lien Document (or, to the extent required by the Second Lien Document, a greater number or percentage of the [_____] so required thereby).

“Required First-Priority Secured Parties” shall mean, (a) at all times prior to the occurrence of the Discharge of First Lien Note Purchase Agreement Obligations, each of (x) the Required Initial First-Priority Secured Parties, and (y) for each Series of Other First-Priority Obligations, the Required Other First-Priority Secured Parties with respect thereto, and (b) at all times after the occurrence of the Discharge of First Lien Note Purchase Agreement Obligations, for each Series of Other First-Priority Obligations then outstanding, the Required Other First-Priority Secured Parties with respect thereto; provided that this definition shall be subject to the provisions of any intercreditor agreement entered into (or otherwise binding upon) the First-Priority Secured Parties as contemplated by Section 8.22.

“Required Other First-Priority Secured Parties” shall mean, in respect of any Series of Other First-Priority Obligations, (i) the percentage or number of holders thereof comprising “Required Purchasers”, “Required Holders” or similar definition identified in the Other First-Priority Documents with respect thereto as the threshold for modifying, waiving or taking action with respect to this Agreement or otherwise with respect to collateral matters, or (ii) in the absence of any such designation, the Other First-Priority Secured Parties of such Series holding a majority in outstanding principal amount of the Other First-Priority Obligations thereunder (or, to the extent required by the applicable Other First-Priority Document, a greater number or percentage of such Other First-Priority Secured Parties).

“Required Other Second-Priority Secured Parties” shall mean, in respect of any Series of Other Second-Priority Obligations, (i) the percentage or number of holders thereof comprising “Required Purchasers”, “Required Holders” or similar definition identified in the Other Second-Priority Documents with respect thereto as the threshold for modifying, waiving or taking action with respect to this Agreement or otherwise with respect to collateral matters, or (ii) in the absence of any such designation, the Other Second-Priority Secured Parties of such Series holding a majority in outstanding principal amount of the Other Second-Priority Obligations thereunder (or, to the extent required by the applicable Other Second-Priority Document, a greater number or percentage of such Other Second-Priority Secured Parties).

“Required Second-Priority Secured Parties” shall mean, (a) at all times prior to the occurrence of the Discharge of Initial Second-Priority Obligations, each of (x) the Required Initial Second-Priority Secured Parties, and (y) for each Series of Other Second-Priority Obligations, the Required Other Second-Priority Secured Parties with respect thereto, and (b) at all times after the occurrence of the Discharge of Initial Second-Priority Obligations, for each Series of Other Second-Priority Obligations then outstanding, the Required Other Second-Priority Secured Parties with respect thereto; provided that this definition shall be subject to the provisions of any intercreditor agreement entered into by (or otherwise binding upon) the Second-Priority Secured Parties as contemplated by Section 8.22.

“Second Lien Document” shall have the meaning set forth in the recitals.

“Second-Priority Collateral” shall mean the Initial Second-Priority Collateral and all of the assets of any Grantor or any other Person, whether real, personal or mixed, with respect to which a Lien is granted (or purported to be granted) as security for any Other Second-Priority Obligations.

“Second-Priority Collateral Agent” shall mean such agent or trustee as is designated “Second-Priority Collateral Agent” by the Second-Priority Secured Parties holding a majority in principal amount of the Second-Priority Obligations then outstanding (or as otherwise provided in any intercreditor agreement entered into by (or otherwise binding upon) the Second-Priority Secured Parties as contemplated by Section 8.22); it being understood that as of the date of this Agreement, the Initial Second-Priority Collateral Agent shall be so designated Second-Priority Collateral Agent without any further action by such Persons.

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“Second-Priority Collateral Documents” shall mean the Initial Second-Priority Security Agreement and any documents now existing or entered into after the date hereof that create (or purport to create) Liens on any assets or properties of any Grantor or any other Person to secure any Other Second-Priority Obligations.

“Second-Priority Documents” shall mean (a) the Initial Second-Priority Documents, and (b) the Other Second-Priority Documents.

“Second-Priority Enforcement Date” shall mean the date which is 180 days after the occurrence of both (i) an Event of Default (under and as defined in the applicable Second-Priority Document), and (ii) the First-Priority Collateral Agent’s receipt of written notice from the Second-Priority Collateral Agent certifying that (x) an Event of Default (under and as defined in the applicable Second-Priority Document) has occurred and is continuing, and (y) all of the then outstanding Second-Priority Obligations are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Second-Priority Documents; provided that the Second-Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the First-Priority Collateral Agent or the First-Priority Secured Parties have commenced and are diligently pursuing any enforcement action with respect to the Common Collateral, (2) at any time any Grantor is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding, or (otherwise subject to) any Insolvency or Liquidation Proceeding, (3) if the acceleration of the Second-Priority Obligations (if any) is rescinded in accordance with the terms of the applicable Second-Priority Document, or (4) if the applicable Event of Default (under and as defined in the applicable Second-Priority Document) has been cured or waived.

“Second-Priority Lien” shall mean any Lien on any assets of the Issuer or any other Grantor securing any Second-Priority Obligations.

“Second-Priority Obligations” shall mean (a) the Initial Second-Priority Obligations, and (b) the Other Second-Priority Obligations.

“Second-Priority Representatives” shall mean (a) in the case of the Initial Second-Priority Obligations, the Initial Second-Priority Collateral Agent, and (b) in the case of any Series of Other Second-Priority Obligations, the Other Second-Priority Representative with respect thereto. The term “Second-Priority Representatives” shall include the Second-Priority Collateral Agent as the context requires.

“Second-Priority Secured Parties” shall mean (a) the Initial Second-Priority Secured Parties, and (b) the Other Second-Priority Secured Parties, including the Second-Priority Representatives.

“Secured Parties” shall mean the First-Priority Secured Parties and the Second-Priority Secured Parties.

“Securities Account” shall have the meaning set forth in the Uniform Commercial Code.

“Series” shall mean (a) the Initial First-Priority Secured Obligations and each series, issue or class of Other First-Priority Obligations, each of which shall constitute a separate Series of First-Priority Obligations, except that to the extent that the Initial First-Priority Secured Obligations and/or any one or more series, issue or class of such Other First-Priority Obligations (i) are secured by identical collateral

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held by a common collateral agent or trustee, and (ii) have their security interests documented by a single set of security documents, such Initial First-Priority Secured Obligations and/or each such series, issue or class of Other First-Priority Obligations shall collectively constitute a single Series, and (b) the Initial Second-Priority Obligations and each series, issue or class of Other Second-Priority Obligations, each of which shall constitute a separate Series of Second-Priority Obligations, except that to the extent that the Initial Second-Priority Obligations and/or any one or more series, issue or class of such Other Second-Priority Obligations (i) are secured by identical collateral held by a common collateral agent, and (ii) have their security interests documented by a single set of security documents, such Initial Second-Priority Obligations and/or each such series, issue or class of Other Second-Priority Obligations shall collectively constitute a single Series.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof, provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Issuer.

“Transferee” shall have the meaning set forth in Section 5.1.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York or any other applicable jurisdiction.

Section 1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with this Agreement, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 2. Lien Priorities.

Section 2.1 Subordination of Liens. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to the Second-Priority Secured Parties on the Common Collateral or of any Liens granted to the First-Priority Secured Parties on the Common Collateral and notwithstanding any provision of the UCC, or any applicable law or the Second-Priority Documents or the First-Priority Documents or any other circumstance whatsoever (including any non-perfection of any Lien purporting to secure the First-Priority Obligations and/or the Second-Priority Obligations), each Second-Priority Representative, on behalf of

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itself and each applicable Second-Priority Secured Party, hereby agrees that: (a) any Lien on the Common Collateral securing any First-Priority Obligations now or hereafter held by or on behalf of any First-Priority Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Common Collateral securing any Second-Priority Obligations, (b) any Lien on the Common Collateral securing any Second-Priority Obligations now or hereafter held by or on behalf of any Second-Priority Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any First-Priority Obligations, and (c) with respect to any Second-Priority Obligations (and as among the Second-Priority Secured Parties), the Liens on the Common Collateral securing any Second-Priority Obligations now or hereafter held by or on behalf of any Second-Priority Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall rank equally and ratably in all respects, subject to the terms of the Second-Priority Documents. All Liens on the Common Collateral securing any First-Priority Obligations shall be and remain senior in all respects and prior to all Liens on the Common Collateral securing any Second-Priority Obligations for all purposes, whether or not such Liens securing any First-Priority Obligations are subordinated to any Lien securing any other obligation of the Issuer, any other Grantor or any other Person.

Section 2.2 Prohibition on Contesting Liens. Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, and each First-Priority Representative, for itself and on behalf of each applicable First-Priority Secured Party, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, perfection, priority, validity or enforceability of (a) a Lien securing any First-Priority Obligations held (or purported to be held) by or on behalf of any of the First-Priority Secured Parties or any agent or trustee therefor in any First-Priority Collateral, or (b) a Lien securing any Second-Priority Obligations held (or purported to be held) by or on behalf of any Second-Priority Secured Party in the Common Collateral, as the case may be, or the relative rights and duties of the holders of the First-Priority Obligations and the Second-Priority Obligations granted and/or established in this Agreement or any with respect to such Liens; provided, however, that nothing in this Agreement shall be construed to prevent or impair the rights of any First-Priority Secured Party or any agent or trustee therefor to enforce this Agreement (including the priority of the Liens securing the First-Priority Obligations as provided in Section 2.1) or any of the First-Priority Documents.

Section 2.3 No New Liens. So long as the Discharge of First-Priority Obligations has not occurred, the parties hereto agree that, after the date hereof, if any Second-Priority Representative or any other Second-Priority Secured Party shall hold any Lien on any assets securing any Second-Priority Obligations that are not also subject to a First-Priority Lien in respect of the First-Priority Obligations under the First-Priority Documents, such Second-Priority Representative or other Second-Priority Secured Party (as applicable) shall be deemed to also hold and have held such Lien for the benefit of the First-Priority Collateral Agent and the First-Priority Secured Parties (and such assets shall be deemed to be Common Collateral for all purposes hereof and subject to the lien priority and other terms hereof), and shall notify the First-Priority Collateral Agent promptly upon becoming aware thereof and, upon demand by the First-Priority Collateral Agent or the Issuer, will either (i) release such Lien, or (ii) assign such Lien to the First-Priority Collateral Agent (and/or its designee) as security for the applicable First-Priority Obligations (and, in the case of an assignment, each Second-Priority Representative may retain a junior lien on such assets subject to the terms hereof). Each Second-Priority Representative agrees that, after the date hereof, if it shall hold any Lien on any assets of the Issuer or any other Grantor securing any Second-Priority Obligations that are not also subject to the Lien in favor of each other Second-Priority Representative, such Second-Priority Representative shall notify any other Second-Priority Representative promptly upon becoming aware thereof. Notwithstanding anything to the contrary, the foregoing shall not apply with

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respect to any Series of Other First-Priority Obligations or Other Second-Priority Obligations that, by their terms, are not intended to be secured by all of the Common Collateral and, in particular, are not intended to be secured by such assets, but such limitation shall apply only to the extent of such assets (and the relevant Representatives may rely conclusively on a certificate to that effect provided to it by the Issuer upon its reasonable request without further inquiry).

Section 2.4 Perfection of Liens. None of the First-Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Common Collateral for the benefit of the Second-Priority Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First-Priority Secured Parties and the Second-Priority Secured Parties and shall not impose on the First-Priority Secured Parties or the Second-Priority Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Common Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

Section 2.5 Similar Liens and Agreements. The parties hereto agree that it is their intention that, subject to the final sentence of Section 2.3, the Second-Priority Collateral not be more expansive than the First-Priority Collateral. In furtherance of the foregoing and of Section 8.9 hereof, each Second-Priority Representative (for itself and on behalf of the other Second-Priority Secured Parties that it represents) agree, subject to the other provisions of this Agreement:

(a) upon request by the First-Priority Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Second-Priority Collateral and the steps taken to perfect the Liens thereon and the identity of the respective parties obligated under the Second-Priority Documents; and

(b) that the First-Priority Collateral Documents and the Second-Priority Collateral Documents and the guarantees for the First-Priority Obligations and the Second-Priority Obligations shall be substantially in the same form (other than with respect to any Excluded Cash Collateral).

Section 2.6 Nature of First-Priority Obligations. Each Second-Priority Representative, on behalf of itself and each Second-Priority Secured Party that it represents, acknowledges that (a) a portion of the First-Priority Obligations is, as of the date hereof, revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and prepaid or repaid and subsequently reborrowed, (b) the terms of the First-Priority Documents and the First-Priority Obligations may be amended, supplemented or otherwise modified, and the First-Priority Obligations, or a portion thereof, may be Refinanced from time to time, in each case in accordance with this Agreement, and (c) the aggregate amount of the First-Priority Obligations may be increased, in each case, without notice to or consent by the Second-Priority Representatives or the other Second-Priority Secured Parties and without affecting the provisions hereof, in each case except as otherwise expressly set forth herein. The Lien priorities provided for in Section 2.1 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the First-Priority Obligations or the Second-Priority Obligations, or any portion thereof (to the extent such amendment, supplement or other modification is permitted hereunder or such Refinancing is made pursuant to Section 8.21).

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Section 3. Enforcement.

Section 3.1 Exercise of Remedies.

(a) So long as the Discharge of First-Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Issuer or any other Grantor, (i) no Second-Priority Representative or any Second-Priority Secured Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Common Collateral in respect of any applicable Second-Priority Obligations, institute or commence, or join with any Person in instituting or commencing, any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Common Collateral by the First-Priority Collateral Agent or any other First-Priority Secured Party in respect of the First-Priority Obligations, the exercise of any right by the First-Priority Collateral Agent or any other First-Priority Secured Party (or any agent or sub-agent on their behalf) in respect of the First-Priority Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Second-Priority Representative or any Second-Priority Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party, of any rights and remedies relating to the Common Collateral under the First-Priority Documents or otherwise in respect of First-Priority Obligations, or (z) object to the forbearance by the First-Priority Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral in respect of First-Priority Obligations and (ii) except as otherwise provided herein, the First-Priority Collateral Agent shall have the exclusive right, and the Required First-Priority Secured Parties shall have the exclusive right to instruct the First-Priority Collateral Agent, to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Common Collateral without any consultation with or the consent of any Second-Priority Representative or any Second-Priority Secured Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Issuer or any other Grantor, each Second-Priority Representative may file a claim or statement of interest with respect to the applicable Second-Priority Obligations, (B) each Second-Priority Representative may take any action (not adverse to the prior Liens on the Common Collateral securing the First-Priority Obligations, or the rights of the First-Priority Collateral Agent or the First-Priority Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Common Collateral, (C) each Second-Priority Representative shall be entitled to file any necessary responsive or defensive pleading in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second-Priority Secured Parties, including any claim secured by the Common Collateral, if any, in each case in accordance with the terms of this Agreement, (D) the Second-Priority Secured Parties may vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement with respect to the Second-Priority Obligations and the Common Collateral, and (E) subject in all respects to the terms and conditions of this Agreement, the Second-Priority Collateral Agent shall have the right, and the Required Second-Priority Secured Parties shall have the right to instruct the Second-Priority Collateral Agent, to exercise any of its rights or remedies with respect to the Common Collateral, solely upon the occurrence and during the effective continuation of the Second-Priority Enforcement Date, provided that any Common Collateral or any proceeds of Common Collateral received by any Second-Priority Collateral Agent or any other Second-Priority Secured Party, as the case may be, in connection with the enforcement of such Liens pursuant to this clause (E) shall be applied in accordance with Section 4 hereof. In exercising rights and remedies with respect to the First-Priority Collateral, the First-Priority Collateral Agent (acting on the instructions of the Required First-Priority Secured Parties) may enforce the provisions of the First-Priority Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by it to sell or otherwise dispose of Common Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

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(b) So long as the Discharge of First-Priority Obligations has not occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that it will not take or receive any Common Collateral or any proceeds of Common Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Common Collateral in respect of the applicable Second-Priority Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of First-Priority Obligations has occurred, except as expressly provided in the first proviso in clause (ii) of Section 3.1(a), the sole right of the Second-Priority Representatives and the Second-Priority Secured Parties with respect to the Common Collateral is to hold a Lien on the Common Collateral in respect of the applicable Second-Priority Obligations pursuant to the Second-Priority Documents, as applicable, for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First-Priority Obligations has occurred in accordance with the terms of the Second-Priority Documents and applicable law.

(c) Subject to the first proviso in clause (ii) of Section 3.1(a), (i) each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, agrees that no Second-Priority Representative or Second-Priority Secured Party will take any action that would hinder, delay, limit or prohibit any exercise of remedies undertaken by the First-Priority Collateral Agent or the First-Priority Secured Parties with respect to the Common Collateral under the First-Priority Documents, including any collection, sale, lease, exchange, transfer or other disposition of the Common Collateral, whether by foreclosure or otherwise, or that would limit, invalidate, avoid or set aside any Lien or Collateral Document or subordinate the priority of any First-Priority Obligations to any Second-Priority Obligations or grant any Second-Priority Liens equal ranking to any First-Priority Liens and (ii) each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby waives any and all rights it or any Second-Priority Secured Party may have as a junior lien creditor or otherwise (whether arising under the UCC or other applicable law) to object to the manner in which the First-Priority Collateral Agent or the First-Priority Secured Parties seek to enforce or collect the First-Priority Obligations or the Liens granted in any of the First-Priority Collateral, regardless of whether any action or failure to act by or on behalf of the First-Priority Collateral Agent or any other First-Priority Secured Parties is adverse to the interests of the Second-Priority Secured Parties.

(d) Each Second-Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any applicable Second-Priority Document shall be deemed to restrict in any way the rights and remedies of the First-Priority Collateral Agent or the other First-Priority Secured Parties with respect to the First-Priority Collateral as set forth in this Agreement and the First-Priority Documents.

Section 3.2 Cooperation. Subject to the first proviso in clause (ii) of Section 3.1(a), each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that, unless and until the Discharge of First-Priority Obligations has occurred, it will not commence, or join with any Person (other than the First-Priority Secured Parties and the First-Priority Collateral Agent upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Common Collateral under any of the applicable Second-Priority Documents or otherwise in respect of the applicable Second-Priority Obligations.

Section 3.3 Second-Priority Collateral Agent and Second-Priority Secured Parties Waiver. The Second-Priority Collateral Agent and the other Second-Priority Secured Parties hereby waive any claim they may now or hereafter have against the First-Priority Collateral Agent or any other First-Priority Secured Parties arising out of (i) any actions which the First-Priority Collateral Agent (or any of its representatives) takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Common Collateral, actions with respect to the foreclosure upon, disposition,

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release or depreciation of, or failure to realize upon, any of the Common Collateral and actions with respect to the collection of any claim for all or any part of the First-Priority Obligations from any account debtor, guarantor or any other party) in accordance with any relevant First-Priority Collateral Documents or any other agreement related thereto, or to the collection of the First-Priority Obligations or the valuation, use, protection or release of any security for the First-Priority Obligations, (ii) any election by the First-Priority Collateral Agent (or any of its agents), in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code, or (iii) subject to Section 6, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, the Issuer or any of their Subsidiaries, as debtor-in-possession.

Section 4. Payments.

Section 4.1 Application of Proceeds. So long as the Discharge of First-Priority Obligations has not occurred, the Common Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Common Collateral upon the exercise of remedies or other enforcement action, together with all other proceeds received by any Secured Party (including all funds received in respect of post-petition interest or fees and expenses) as a result of any such enforcement or the exercise of any such remedies or as a result of any distribution of or in respect of any Collateral (whether or not expressly characterized as such) upon or in any Insolvency or Liquidation Proceeding with respect to any Grantor, or the application of any Common Collateral (or proceeds thereof) to the payment thereof or any distribution of Common Collateral (or proceeds thereof) upon the liquidation or dissolution of any Grantor or any other amounts received by Second-Priority Secured Party in violation of this Agreement or any First-Priority Document (any and all of the foregoing, “Proceeds”), shall be applied by the First-Priority Collateral Agent to the First-Priority Obligations in such order as specified in the relevant First-Priority Documents until the Discharge of First-Priority Obligations has occurred. Upon the Discharge of First-Priority Obligations, the First-Priority Collateral Agent shall deliver promptly to the Second-Priority Collateral Agent any Common Collateral or Proceeds held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Second-Priority Collateral Agent ratably to the Second-Priority Obligations and, with respect to each class of Second-Priority Obligations, in such order as specified in the relevant Second-Priority Documents.

Section 4.2 Payments Over. (a)Any Common Collateral or Proceeds received by any Second-Priority Representative or any Second-Priority Secured Party in connection with the exercise of any right or remedy (including setoff) or other enforcement action or in connection with any distribution upon or in any Insolvency or Liquidation Proceeding or any distribution upon the liquidation or dissolution of any Grantor, in each case in contravention of this Agreement shall be segregated and held in trust for the benefit of and forthwith paid over to the First-Priority Collateral Agent (and/or its designees) for the benefit of the applicable First-Priority Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First-Priority Collateral Agent is hereby authorized to make any such endorsements as agent for any Second-Priority Representative or any such Second-Priority Secured Party. This authorization is coupled with an interest and is irrevocable.

(b) Until such time as the Discharge of First-Priority Obligations has occurred, any Common Collateral or proceeds thereof (or any distribution in respect of the Common Collateral, whether or not expressly characterized as such) received by the Second-Priority Collateral Agent or any other Second-Priority Secured Party in connection with the exercise of any right or remedy (including set-off) relating to the Common Collateral or otherwise that is inconsistent with this Agreement shall be segregated and held in trust and forthwith paid over to the First-Priority Collateral Agent for the benefit of the First-Priority Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First-Priority Collateral Agent is hereby authorized to make any such endorsements as agent for the Second-Priority Collateral Agent or any such other Second- Priority Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

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(c) Until such time as the Discharge of First-Priority Obligations has occurred, if in any Insolvency or Liquidation Proceeding any Second-Priority Collateral Agent or any other Second-Priority Secured Party shall receive any distribution of money or other property in respect of the Common Collateral, such money or other property shall be segregated and held in trust and forthwith paid over to the First-Priority Collateral Agent for the benefit of the First-Priority Secured Parties in the same form as received, with any necessary endorsements. Any Lien received by the Second-Priority Collateral Agent or any other Second-Priority Secured Party in any Insolvency or Liquidation Proceeding shall be subject to the terms of this Agreement.

Section 5. Other Agreements.

Section 5.1 Releases.

(a) If, at any time any Grantor, the First-Priority Collateral Agent or any other holder of any First-Priority Obligation delivers notice to each Second-Priority Representative that any specified Common Collateral (including all or substantially all of the equity interests of a Grantor or any of its Subsidiaries) is sold, transferred or otherwise disposed of (x) by the owner of such Common Collateral in a transaction not prohibited by any First-Priority Document, or (y) during the existence of any Event of Default under (and as defined in) the First Lien Note Purchase Agreement or any other First-Priority Document to the extent the First-Priority Collateral Agent has consented to such sale, transfer or disposition: then (whether or not any Insolvency or Liquidation Proceeding is pending at the time):

(i) the Liens in favor of the Second-Priority Secured Parties upon such Common Collateral will automatically be released and discharged as and when, but only to the extent, such Liens on such Common Collateral securing First-Priority Obligations are released and discharged;

(ii) if the Common Collateral which is the subject of such sale, transfer or other disposition consists of equity interests in any Grantor, the First-Priority Collateral Agent is irrevocably authorized to release, (x) that Grantor and any Subsidiary of that Grantor from all or any part of its Second-Priority Obligations (provided that, if such Second-Priority Obligations are released in part, they shall be released on a pro rata basis across each Series of Second-Priority Obligations), (y) any Liens granted by that Grantor and any Subsidiary of that Grantor over any of its assets, and (z) any other claim of any Second-Priority Secured Party or Grantor over that Grantor’s assets or over the assets of any Subsidiary of that Grantor, in each case, on behalf of the relevant Second-Priority Secured Parties and Grantors;

(iii) if the Common Collateral which is the subject of such sale, transfer or other disposition consists of equity interests in any Holding Company of a Grantor, the First-Priority Collateral Agent is irrevocably authorized to release, (x) that Holding Company and any Subsidiary of that Holding Company from all or any part of its Second-Priority Obligations (provided that, if such Second-Priority Obligations are released in part, they shall be released on a pro rata basis across each Series of Second-Priority Obligations), (y) any Liens granted by any Subsidiary of that Holding Company over any of its assets, and (z) any other claim of any Second-Priority Secured Party or Grantor over the assets of any Subsidiary of that Holding Company, in each case, on behalf of the relevant Second-Priority Secured Parties and Grantors; and

(iv) if the Common Collateral which is the subject of such sale, transfer or other disposition consists of equity interests in a Grantor or the Holding Company of a Grantor and the First-Priority Collateral Agent decides (acting on the instructions of the Required First-Priority Secured Parties)

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to dispose of all or any part of the Second-Priority Obligations owed by such Grantor or Holding Company or any Subsidiary of that Grantor or Holding Company (the “Disposal Obligations”), the First-Priority Collateral Agent shall be entitled, and is irrevocably authorized (x) (if the First-Priority Collateral Agent (acting on the instructions of the Required First-Priority Secured Parties) does not intend that any transferee of those Disposal Obligations (the “Transferee”) will be treated as a Second-Priority Secured Party for the purposes of this Agreement), to dispose of all or part of those Disposal Obligations and to execute and deliver or enter into any agreement for such purpose (provided that (1) any disposition of Second-Priority Obligations under this clause (x) shall be made based on at least the par amount thereof and (2) in the case of a partial disposition of Second-Priority Obligations under this clause (x), such Second-Priority Obligations shall be disposed of on a pro rata basis across each Series of Second-Priority Obligations) providing that notwithstanding any other provision of any Second-Priority Document or this Agreement, the Transferee shall not be treated as a Second-Priority Secured Party for the purposes of this Agreement, and (y) (if the First-Priority Collateral Agent (acting on the instructions of the Required First-Priority Secured Parties) does intend that any Transferee will be treated as a Second-Priority Secured Party), to dispose of all (and not part only) of the Disposal Obligations and to execute and deliver or enter into any agreement for such purpose (provided that any disposition of Second-Priority Obligations under this clause (y) shall be made based on at least the par amount thereof) owed to the Second-Priority Secured Parties and all or part of any other liabilities on behalf of the relevant Second-Priority Secured Parties and Grantors; provided, that (I) in the case of any disposal made pursuant to Section 5.1(a)(y) above and the foregoing provisions, any Second-Priority Obligations will be released, sold or otherwise transferred and any Liens over such Common Collateral (including any equity interests) will be released, sold or otherwise transferred only if: either (A) the disposal is made pursuant to any process or proceedings approved or supervised by or on behalf of any court of law or notary; (B) the disposal is made by, at the direction of or under the control of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer (or any analogous officer in any jurisdiction) appointed in respect of Holdings or any of its Subsidiaries or their assets; (C) the disposal is made pursuant to a Competitive Sale Process; or (D) a Financial Advisor appointed by the First-Priority Collateral Agent has delivered a Fairness Opinion to the First-Priority Collateral Agent in respect of that Disposal and (II) if an “event of default” then exists under any Second-Priority Document and the Discharge of First-Priority Obligations occurs concurrently with any such release, the Second-Priority Collateral Agent (on behalf of the Second-Priority Secured Parties) shall be entitled to receive the residual cash or cash equivalents (if any) remaining after giving effect to such release and the Discharge of First-Priority Obligations. Upon delivery to each Second-Priority Representative of a notice from the First-Priority Collateral Agent or the Issuer stating that any release of Liens securing or supporting, or guarantees of, the First-Priority Obligations has become effective (or shall become effective upon each First-Priority Representative’s release), whether in connection with a sale of such assets by the relevant owner pursuant to the preceding clauses or otherwise, each Second-Priority Representative will promptly execute and deliver such instruments, releases, termination statements or other documents confirming such release on customary terms.

(b) Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby irrevocably constitutes and appoints the First-Priority Collateral Agent and any officer or agent of the First-Priority Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of each Second-Priority Representative or such holder or in the First-Priority Collateral Agent’s own name, from time to time in the First-Priority Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Section 5.1, including any termination statements, endorsements or other instruments of transfer or release.

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(c) Unless and until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby consents to the application, whether prior to or after a default, of Deposit Account Collateral or proceeds of any other Common Collateral to the repayment of First-Priority Obligations pursuant to the First-Priority Documents; provided that nothing in this Section 5.1(c) shall be construed to prevent or impair the rights of the Second-Priority Representatives or the Second-Priority Secured Parties to receive proceeds in connection with the Second-Priority Obligations not otherwise in contravention of this Agreement.

(d) If, prior to the Discharge of First-Priority Obligations, a subordination of the First-Priority Collateral Agents’ Lien on any Common Collateral is permitted (or in good faith believed by the first-Priority Collateral Agent to be permitted) under the First Lien Note Purchase Agreement or any other First-Priority Documents to another Lien permitted under the First Lien Note Purchase Agreement or other First-Priority Documents (a “Priority Lien”), then the First-Priority Collateral Agent is authorized to execute and deliver a subordination agreement with respect thereto in form and substance satisfactory to it, and any other First-Priority Representative, for itself and on behalf of the related First-Priority Secured Parties, and each Second-Priority Representative, for itself and on behalf of the related Second-Priority Secured Parties, shall promptly execute and deliver to the First-Priority Collateral Agent or the relevant Grantor an identical subordination agreement subordinating the Liens of such other First-Priority Representatives for the benefit of the related First-Priority Secured Parties or the Liens of such Second-Priority Representatives for the benefit of the related Second-Priority Secured Parties, in each case to such Priority Lien.

Section 5.2 Insurance. Unless and until the Discharge of First-Priority Obligations has occurred, the First-Priority Collateral Agent and the other First-Priority Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the First-Priority Documents, to adjust settlement for any insurance policy covering the Common Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Common Collateral. All proceeds of any such policy and any such award (or any deed in lieu of condemnation) if in respect of the Common Collateral shall be paid, subject to the rights of the Grantors under the First-Priority Documents and the Second-Priority Documents, (a) first, prior to the occurrence of the Discharge of First -Priority Obligations, to the First-Priority Collateral Agent for the benefit of the First-Priority Secured Parties pursuant to the terms of the First-Priority Documents, (b) second, after the occurrence of the Discharge of First-Priority Obligations, to the Second-Priority Collateral Agent for the benefit of the Second-Priority Secured Parties pursuant to the terms of the applicable Second-Priority Documents, and (c) third, if no Second-Priority Obligations are outstanding, to the owner of the subject property, such other person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second-Priority Representative or any Second-Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the First-Priority Collateral Agent in accordance with the terms of Section 4.2.

Section 5.3 Amendments to First-Priority Documents and Second-Priority Documents.

(a) The First-Priority Documents may be amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified from time to time in accordance with their terms and the First Lien Note Purchase Agreement and other First-Priority Documents may be Refinanced, in each case, without notice to, or the consent of, the Second-Priority Collateral Agent or the other Second-Priority Secured Parties, and in each case subject to the terms hereof (including compliance with Section 8.21, in the case of a Refinancing with the proceeds of Other First-Priority Obligations), all without affecting the lien subordination or other provisions of this Agreement.

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(b) The Second-Priority Documents may be amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified from time to time in accordance with their terms, and the Second Lien Document or other Second-Priority Documents may be Refinanced, in each case, without the consent of the First-Priority Collateral Agent or the other First-Priority Secured Parties, and in each case subject to the terms hereof (including compliance with Section 8.21, in the case of a Refinancing with the proceeds of Other Second-Priority Obligations); provided, however, that, without the consent of the First-Priority Collateral Agent, any such amendment, supplement or modification shall not (i) contravene any provision of this Agreement, (ii) [___________]22.

(c) Without the prior written consent of the First-Priority Collateral Agent and the Required First-Priority Secured Parties, no Second-Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second-Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. Unless otherwise agreed to by the First-Priority Collateral Agent, each Second-Priority Representative agrees that each applicable Second-Priority Collateral Document shall include language substantially the same as the following paragraph (or language to similar effect approved by the First-Priority Collateral Agent, such approval not to be unreasonably withheld):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [insert the relevant Second-Priority Representative] for the benefit of the [Secured Parties] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted to (a) Piper Sandler Finance LLC as collateral agent (and its permitted successors) pursuant to the Initial First-Priority Security Agreements (as defined in the First Lien/Second Lien Intercreditor Agreement described below), or (b) any agent or trustee for any Other First-Priority Secured Parties (as defined in the First Lien/Second Lien Intercreditor Agreement referred to below), and (ii) the exercise of any right or remedy by the [insert the relevant Second-Priority Representative] hereunder or the application of proceeds (including insurance proceeds and condemnation proceeds) of any [Collateral] is subject to the limitations and provisions of the First Lien/Second Lien Intercreditor Agreement dated as of [_____], 20[__] (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien/Second Lien Intercreditor Agreement”), by and among Piper Sandler Finance LLC, in its capacity as the Initial First-Priority Collateral Agent and First-Priority Collateral Agent, [_____], in its capacity as the Initial Second-Priority Collateral Agent and Second-Priority Collateral Agent, and the Grantors from time to time party thereto. In the event of any conflict between the terms of the First Lien/Second Lien Intercreditor Agreement and the terms of this Agreement, the terms of the First Lien/Second Lien Intercreditor Agreement shall govern.”

(d) In the event that the First-Priority Collateral Agent or the First-Priority Secured Parties enter into any amendment, waiver or consent in respect of or replace any of the First-Priority Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First-Priority Collateral Document or changing in any manner the rights of the First-Priority Collateral Agent, the First-Priority Secured Parties, the Issuer or any other

[2]	Insert any applicable restrictions.

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Grantor thereunder (including the release of any Liens in First-Priority Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Comparable Second-Priority Collateral Document without the consent of any Second-Priority Representative or any other Second-Priority Secured Party and without any action by any Second-Priority Representative, Second-Priority Secured Party, the Issuer or any other Grantor; provided, however, that (A) such amendment, waiver or consent does not materially adversely affect the rights of the Second-Priority Secured Parties or the interests of the Second-Priority Secured Parties in the Second-Priority Collateral and not the First-Priority Collateral Agent or the First-Priority Secured Parties, as the case may be, that have a security interest in the affected collateral in a like or similar manner, and (B) written notice of such amendment, waiver or consent shall have been given to each Second-Priority Representative (although the failure to give any such notice shall in no way affect the effectiveness of any such amendment, waiver or consent).

Section 5.4 Rights As Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second-Priority Representatives and the other Second-Priority Secured Parties may exercise rights and remedies as an unsecured creditor against the Issuer or any Subsidiary of the Issuer that has guaranteed the Second-Priority Obligations in accordance with the terms of the applicable Second-Priority Documents and applicable law. Except as otherwise set forth in this Agreement, nothing in this Agreement shall prohibit the receipt by any Second-Priority Representative or any other Second-Priority Secured Party of the required payments of interest and principal in respect of the Second-Priority Obligations so long as such receipt is not the direct or indirect result of the exercise by any Second-Priority Representative or any Second-Priority Secured Party of rights or remedies as a secured creditor (including set-off) in respect of Common Collateral or enforcement in contravention of this Agreement of any Lien in respect of Second-Priority Obligations held by any of them. In the event any Second-Priority Representative or any other Second-Priority Secured Party becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second-Priority Obligations, such judgment lien shall be subordinated to the Liens securing First-Priority Obligations on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to such Liens securing First-Priority Obligations under this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First-Priority Collateral Agent or the other First-Priority Secured Parties may have with respect to the First-Priority Collateral.

Section 5.5 First-Priority Collateral Agent as Gratuitous Bailee/Agent for Perfection.

(a) The First-Priority Collateral Agent agrees to hold the Pledged Collateral that is part of the Common Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative and the other Second-Priority Secured Parties solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the Second-Priority Collateral Documents, subject to the terms and conditions of this Section 5.5.

(b) The First-Priority Collateral Agent agrees to hold the Deposit Account Collateral (if any) that is part of the Common Collateral and controlled by the First-Priority Collateral Agent as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative and the other Second-Priority Secured Parties solely for the purpose of perfecting the security interest granted in such Deposit Account Collateral pursuant to the Second-Priority Collateral Documents, subject to the terms and conditions of this Section 5.5.

(c) In the event that the First-Priority Collateral Agent (or its agent or bailees) has Lien filings against Intellectual Property (as defined in the U.S. Security Agreement (as defined in the First Lien Note Purchase Agreement, whether or not then in effect)) that is part of the Common Collateral that are necessary for the perfection of Liens in such Common Collateral, the First-Priority Collateral Agent agrees to hold such Liens as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative and the other Second-Priority Secured Parties solely for the purpose of perfecting the security interest granted in such Liens pursuant to the Second-Priority Collateral Documents, subject to the terms and conditions of this Section 5.5.

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(d) Except as otherwise specifically provided herein (including Sections 3.1 and 4.1), until the Discharge of First-Priority Obligations has occurred, the First-Priority Collateral Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the First-Priority Documents as if the Liens under the Second-Priority Collateral Documents did not exist. The rights of the Second-Priority Representatives and the Second-Priority Secured Parties with respect to such Pledged Collateral shall at all times be subject to the terms of this Agreement.

(e) The First-Priority Collateral Agent shall have no obligation whatsoever to any Second-Priority Representative or any Second-Priority Secured Party to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.5. The duties or responsibilities of the First-Priority Collateral Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative for purposes of perfecting the Lien held by the Second-Priority Secured Parties.

(f) The First-Priority Collateral Agent shall not have by reason of the First-Priority Security Documents, the Second-Priority Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of any Second-Priority Representative or any Second-Priority Secured Party and the Second-Priority Representatives and the Second-Priority Secured Parties hereby waive and release the First-Priority Collateral Agent from all claims and liabilities arising pursuant to the First-Priority Collateral Agent’s role under this Section 5.5, as gratuitous bailee and/or gratuitous agent with respect to the Common Collateral. It is understood and agreed that the interests of the First-Priority Collateral Agent and the Second-Priority Collateral Agent may differ and the First-Priority Collateral Agent shall be fully entitled to act in its own interest without taking into account the interests of the Second-Priority Collateral Agent or the other Second-Priority Secured Parties.

(g) Upon the Discharge of First-Priority Obligations, the First-Priority Collateral Agent shall deliver to the Second-Priority Collateral Agent, to the extent that it is legally permitted to do so, the remaining Pledged Collateral (if any) and the remaining Deposit Account Collateral (if any) that is part of the Common Collateral (or, in each case, any proceeds thereof) together with any necessary endorsements (or otherwise allow the Second-Priority Collateral Agent to obtain control of such Pledged Collateral and Deposit Account Collateral) or as a court of competent jurisdiction may otherwise direct. Each Grantor shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the First-Priority Collateral Agent for any loss or damage suffered by the First-Priority Collateral Agent as a result of such transfer except for any loss or damage suffered by the First-Priority Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith (in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment). The First-Priority Collateral has no obligation to follow instructions from any Second-Priority Representative in contravention of this Agreement.

(h) Neither the First-Priority Collateral Agent nor any other First-Priority Secured Parties shall be required to marshal any present or future collateral security for the Issuer’s or its Subsidiaries’ obligations to the First-Priority Collateral Agent or the other First-Priority Secured Parties under the First-Priority Documents or the First-Priority Collateral Documents or any assurance of payment in respect thereof or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

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(i) If prior to the Discharge of First-Priority Obligations, any Second-Priority Secured Party (including the Second-Priority Collateral Agent) acquires Pledged Collateral or other Common Collateral in its possession or control (or in the possession or control of its agents or bailees), such Second-Priority Secured Party shall promptly turn over such acquired Pledged Collateral or other Common Collateral to the First-Priority Collateral Agent; provided that, prior to turning over such Pledged Collateral or other Common Collateral to the First-Priority Collateral Agent, such Second-Priority Secured Party acknowledges that it holds the Pledged Collateral or other Common Collateral in its possession or control (or in the possession or control of its agents or bailees) on behalf of each First-Priority Secured Party and each Second-Priority Secured Party solely for the purpose of perfecting the Liens granted under the First-Priority Collateral Documents and the Second-Priority Collateral Documents.

(j) The agreement of the First-Priority Collateral Agent to act as gratuitous bailee and/or gratuitous agent pursuant to this Section 5.5 is intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC.

(k) Notwithstanding the foregoing, the provisions of this Section 5.5 are subject to any intercreditor agreement among (or otherwise binding on) the First-Priority Secured Parties as contemplated by Section 8.21

Section 5.6 Second-Priority Collateral Agent as Gratuitous Bailee/Agent for Perfection.

(a) Upon and following the Discharge of First-Priority Obligations, the Second-Priority Collateral Agent agrees to hold the Pledged Collateral that is part of the Second-Priority Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of the other Second-Priority Representatives and the other Second-Priority Secured Parties solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the applicable Second-Priority Collateral Document, subject to the terms and conditions of this Section 5.6.

(b) Upon and following the Discharge of First-Priority Obligations, the Second-Priority Collateral Agent agrees to hold the Deposit Account Collateral (if any) that is part of the Second-Priority Collateral and controlled by the Second-Priority Collateral Agent as gratuitous bailee and/or gratuitous agent for the benefit of other Second-Priority Representatives and the other Second-Priority Secured Parties solely for the purpose of perfecting the security interest granted in such Deposit Account Collateral pursuant to the applicable Second-Priority Collateral Document, subject to the terms and conditions of this Section 5.6.

(c) In the event that the Second-Priority Collateral Agent (or its agent or bailees) has Lien filings against Intellectual Property [(as defined in the Initial Second-Priority Security Agreement)] that is part of the Common Collateral that are necessary for the perfection of Liens in such Common Collateral, upon the Discharge of First-Priority Obligations, the Second-Priority Collateral Agent agrees to hold such Liens as gratuitous bailee and/or gratuitous agent for the benefit of other Second-Priority Representatives and any other Second-Priority Secured Parties solely for the purpose of perfecting the security interest granted in such Liens pursuant to the applicable Second-Priority Collateral Document, subject to the terms and conditions of this Section 5.6.

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(d) The Second-Priority Collateral Agent, in its capacity as gratuitous bailee and/or gratuitous agent, shall have no obligation whatsoever to the other Second-Priority Representatives to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.6. The duties or responsibilities of the Second-Priority Collateral Agent under this Section 5.6 upon the Discharge of First-Priority Obligations shall be limited solely to holding the Pledged Collateral as gratuitous bailee and/or gratuitous agent for the benefit of other Second-Priority Representatives for purposes of perfecting the Lien held by the applicable Second-Priority Secured Parties.

(e) The Second-Priority Collateral Agent shall not have by reason of the Second-Priority Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of the other Second-Priority Representatives (or the Second-Priority Secured Parties for which such other Second-Priority Representatives are agent) and the other Second-Priority Representatives hereby waive and release the Second-Priority Collateral Agent from all claims and liabilities arising pursuant to the Second-Priority Collateral Agent’s role under this Section 5.6, as gratuitous bailee and/or gratuitous agent with respect to the Common Collateral.

(f) In the event that the Second-Priority Collateral Agent shall cease to be so designated the Second-Priority Collateral Agent pursuant to the definition of such term, the then Second-Priority Collateral Agent shall deliver to the successor Second-Priority Collateral Agent, to the extent that it is legally permitted to do so, the Pledged Collateral (if any) and the Deposit Account Collateral (if any) together with any necessary endorsements (or otherwise allow the successor Second-Priority Collateral Agent to obtain control of such Pledged Collateral and Deposit Account Collateral) or as a court of competent jurisdiction may otherwise direct, and such successor Second-Priority Collateral Agent shall perform all duties of the Second-Priority Collateral Agent as set forth herein. The Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the Second-Priority Collateral Agent for any loss or damage suffered by the Second-Priority Collateral Agent as a result of such transfer except for any loss or damage suffered by the Second-Priority Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith (in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment). The Second-Priority Collateral Agent has no obligation to follow instructions from the successor Second-Priority Collateral Agent in contravention of this Agreement.

(g) The agreement of the Second-Priority Collateral Agent to act as gratuitous bailee and/or gratuitous agent pursuant to this Section 5.6 is intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9104(a)(2) and 9-313(c) of the UCC.

(h) Notwithstanding the foregoing, the provisions of this Section 5.6 are subject to any intercreditor agreement among (or otherwise binding on) the Second-Priority Secured Parties as contemplated by Section 8.21.

Section 5.7 When Discharge of First-Priority Obligations Deemed to Not Have Occurred. If, at any time after the Discharge of First-Priority Obligations has occurred, the Issuer or any Subsidiary thereof incurs and designates any Other First-Priority Obligations in accordance with Section 8.21, then such Discharge of First-Priority Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of First-Priority Obligations), and the applicable agreement or instrument governing or evidencing such Other First-Priority Obligations shall automatically be treated as a First-Priority Document (and, upon designation by the Issuer thereof, the “First Lien Note Purchase Agreement” hereunder) for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Common Collateral set forth herein and the granting by the First-Priority Collateral Agent of amendments, waivers and consents hereunder. Upon receipt of notice of such designation (including the identity of the new First-Priority Collateral Agent), each Second-Priority

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Representative shall promptly (i) enter into such documents and agreements (at the expense of the Grantors), including amendments or supplements to this Agreement, as the Issuer or such new First-Priority Collateral Agent shall reasonably request in writing in order to provide the new First-Priority Representative the rights of the First-Priority Collateral Agent contemplated hereby and (ii) to the extent then held by any Second-Priority Representative, deliver to the First-Priority Collateral Agent the Pledged Collateral that is Common Collateral together with any necessary endorsements (or otherwise allow such First-Priority Collateral Agent to obtain possession or control of such Pledged Collateral).

Section 5.8 No Release If Event of Default. Notwithstanding any other provisions contained in this Agreement, if an Event of Default (as defined in the Second Lien Document or any other Second-Priority Document, as applicable) exists on the date on which all First-Priority Obligations are repaid in full and terminated (including all commitments and letters of credit thereunder) resulting in a Discharge of First-Priority Obligations, the Second-Priority Liens on the Second-Priority Collateral securing the Second-Priority Obligations relating to such Event of Default will not be released, except as provided in Section 5.1, and thereafter the Second-Priority Collateral Agent will (subject to Section 6.4 and any intercreditor agreement among (or otherwise binding upon) the Second-Priority Secured Parties) have the right to foreclose upon such Second-Priority Collateral (but in any such event, the Liens on such Second-Priority Collateral securing the applicable Second-Priority Obligations will be released when such Event of Default and all other Events of Default under the Second Lien Document or any other Second-Priority Document, as applicable, cease to exist).

Section 5.9 Excluded Cash Collateral. Notwithstanding any other provision to the contrary contained in this Agreement, it is understood and agreed that this Agreement shall not restrict the rights of any First-Priority Collateral Agent or any other First-Priority Secured Parties to pursue enforcement proceedings, exercise remedies or make determinations with respect to the Excluded Cash Collateral or otherwise take actions with respect to the Excluded Cash Collateral in accordance with the applicable First-Priority Documents and such Excluded Cash Collateral shall be applied as specified in the applicable First-Priority Document and will not constitute Common Collateral hereunder; provided, however, that if any Grantor shall fail to pay any of the First-Priority Obligations owing under the applicable First-Priority Document pursuant to which such Excluded Cash Collateral is provided as and when required thereunder, then the applicable First-Priority Secured Party agrees that to the extent it seeks to satisfy any such First-Priority Obligations owing to it, such First-Priority Secured Party shall first proceed to satisfy such First-Priority Obligations with the proceeds of Excluded Cash Collateral (or any letter of credit or other credit support issued or pledged in favor of such First-Priority Secured Party to support such First-Priority Obligations). If, following the application of any such Excluded Cash Collateral, letter of credit or other credit support to the repayment of such First-Priority Obligations owing to the applicable First-Priority Secured Party, such First-Priority Secured Party has not received the full amount of the First-Priority Obligations then due and owing to it, it shall be entitled to its pro rata share of any Common Collateral proceeds as otherwise contemplated by this Agreement. Nothing in this Agreement shall be construed to impair the right of any First-Priority Secured Party to recoup, set off, net or off-set amounts (including amounts delivered as margin or cash collateral) to satisfy such First-Priority Obligations secured by Excluded Cash Collateral to the extent permitted under the applicable First-Priority Document, or exercise its rights and remedies with respect to any Excluded Cash Collateral pledged for its sole benefit or as a beneficiary under and pursuant to any other credit support issued solely in its favor, each of which will be governed by the terms of such First-Priority Document.

Section 5.10 Right to Purchase. Without prejudice to the enforcement of the First-Priority Secured Parties’ remedies, the First-Priority Secured Parties agree that following (a) the acceleration of the First-Priority Obligations in accordance with the terms of the First-Priority Documents, or (b) the commencement of an Insolvency or Liquidation Proceeding with respect to any Grantor (each, a “Purchase Event”), within 10 Business Days of the Purchase Event, one or more Second-Priority Secured

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Parties may request (which request, once given, shall be irrevocable and fully binding on such Second-Priority Secured Parties), and the First-Priority Secured Parties hereby offer the Second-Priority Secured Parties the option, to purchase all, but not less than all, of the aggregate amount of First-Priority Obligations outstanding at the time of purchase (and shall thereby assume all commitments and duties of the First-Priority Secured Parties) at par, plus any premium that would be applicable upon prepayment of the First-Priority Obligations and all accrued and unpaid interest, fees, and expenses, without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to an Assignment and Assumption (as such term is defined in the First Lien Note Purchase Agreement, whether or not then in effect)). If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within 10 Business Days of the request. If one or more of the Second-Priority Secured Parties exercises such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the First-Priority Collateral Agent and the Second-Priority Collateral Agent, and which shall in any event contain a waiver by each Second-Priority Collateral Agent (on behalf of itself and the related Second-Priority Secured Parties) of all claims arising out of this Agreement and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Section 5.10. If more than one Second-Priority Secured Party has exercised such purchase right and the aggregate amount of all purchase rights exercised exceeds the amount of the First-Priority Obligations the amount with respect to which each exercising Second-Priority Secured Party shall be deemed to have exercised its purchase right shall be reduced on a ratable basis according to the amounts of the original exercises of such purchase right by each such Second-Priority Secured Party. If none of the Second-Priority Secured Parties timely exercise such right, the First-Priority Secured Parties shall have no further obligations pursuant to this Section 5.10 for such Purchase Event and may take any further actions in their sole discretion in accordance with the First-Priority Documents and this Agreement.

(b) The obligations of the First-Priority Secured Parties to sell their respective First-Priority Obligations under this Section 5.10 are several and not joint and several. To the extent any First-Priority Secured Party (a “Defaulting Creditor”) breaches its obligation to sell its First-Priority Obligations under this Section 5.10, nothing in this Section 5.10 shall be deemed to require the First-Priority Collateral Agent or any other First-Priority Representative or First-Priority Secured Party to purchase such Defaulting Creditor’s First-Priority Obligations for resale to the holders of Second-Priority Obligations and in all cases, each First-Priority Collateral Agent and each First-Priority Secured Party complying with the terms of this Section 5.10 shall not be deemed to be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting Creditor; provided that nothing in this clause (b) shall require any Second-Priority Secured Party to purchase less than all of the First-Priority Obligations.

(c) Each Grantor irrevocably consents to any assignment effected to one or more Second-Priority Secured Parties pursuant to this Section 5.10 (so long as they meet all eligibility standards contained in all relevant First-Priority Documents, other than obtaining the consent of any Grantor to an assignment to the extent required by such First-Priority Documents) for purposes of all First-Priority Documents and hereby agrees that no further consent from such Grantor shall be required.

Section 6. Insolvency or Liquidation Proceedings.

Section 6.1 Financing Issues. If the Issuer or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First-Priority Collateral Agent shall desire to permit the use of cash collateral or to permit the Issuer or any other Grantor to obtain financing (including on a priming basis) under Section 363 or Section 364 of the Bankruptcy Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that it will raise no (a) objection to (and will not otherwise contest or join with or support any third person opposing, objecting to or contesting) such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except

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to the extent permitted by the first proviso in clause (ii) of Section 3.1(a) and Section 6.3) and, to the extent the Liens securing the First-Priority Obligations under the First-Priority Documents are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Common Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to Liens securing First-Priority Obligations under this Agreement, (b) objection to (and will not otherwise contest or join with or support any third person opposing, objecting to or contesting) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of First-Priority Obligations made by the First-Priority Collateral Agent or any holder of First-Priority Obligations, (c) objection to (and will not otherwise contest or join with or support any third person opposing, objecting to or contesting) any lawful exercise by any holder of First-Priority Obligations of the right to credit bid First-Priority Obligations at any sale in foreclosure of First-Priority Collateral, (d) objection to (and will not otherwise contest or join with or support any third person opposing, objecting to or contesting) any other request for judicial relief made in any court by any holder of First-Priority Obligations relating to the lawful enforcement of any Lien on First-Priority Collateral, or (e) objection to (and will not otherwise contest, or join with or support any third person opposing, objecting to or contesting) any order relating to a sale of assets of any Grantor for which the First-Priority Collateral Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First-Priority Obligations and the Second-Priority Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens securing the First-Priority Collateral rank to the Liens securing the Second-Priority Collateral in accordance with this Agreement; provided, that the Second-Priority Secured Parties are not deemed to have waived any rights to credit bid on the Common Collateral in any such sale or disposition under Section 363(k) of the Bankruptcy Code (or any similar provision under the Bankruptcy Code or any other applicable law), so long as any such credit bid provides for the Discharge of First-Priority Obligations.

Section 6.2 Relief from the Automatic Stay. Until the Discharge of First- Priority Obligations has occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that none of them shall seek relief from the automatic stay of Section 362(a) of the Bankruptcy Code or any other stay in any Insolvency or Liquidation Proceeding in respect of the Common Collateral, without the prior written consent of the First-Priority Collateral Agent and the Required First-Priority Secured Parties.

Section 6.3 Adequate Protection. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that none of them shall contest (and will not otherwise contest, or join with or support any third person opposing, objecting to or contesting) (a) any request by the First-Priority Collateral Agent or any other First-Priority Secured Party for adequate protection (or any granting of such request), or (b) any objection by the First-Priority Collateral Agent or any other First-Priority Secured Party to any motion, relief, action or proceeding based on the First-Priority Collateral Agent’s or any other First-Priority Secured Party’s claiming a lack of adequate protection. Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding, (i) if the First-Priority Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each Second-Priority Representative, on behalf of itself and any applicable Second-Priority Secured Party, may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First-Priority Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to the Liens securing First-Priority Obligations under this Agreement, and (ii) if the First-Priority Secured Parties (or any subset thereof) are granted adequate protection, in the form of additional collateral any Second-Priority Representative, on behalf of itself or any applicable Second-Priority Secured Party may seek or request adequate protection in the form of a Lien on the same additional

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collateral awarded to the First-Priority Secured Parties, in which case such Second-Priority Representative, on behalf of itself or each such Second-Priority Secured Party, agrees that any Lien on such additional collateral securing the Second-Priority Obligations shall be subordinated to the Liens on such collateral securing the First-Priority Obligations (including any replacement Liens granted in respect of the First-Priority Obligations) and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the First-Priority Secured Parties as adequate protection on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to such Liens securing First-Priority Obligations under this Agreement. In addition, in the event that the First-Priority Collateral Agent on behalf of the First-Priority Secured Parties has been granted adequate protection in the form of a super priority administrative claim arising under Section 507(b) of the Bankruptcy Code or otherwise, then each Second-Priority Representative, on behalf of itself and any applicable Second-Priority Secured Party, may seek or request adequate protection in the form of a junior super priority administrative claim subordinated to all adequate protection super priority administrative claims granted in the Insolvency or Liquidation Proceeding to, or for the benefit of, the First-Priority Secured Parties. In addition, to the extent that the First-Priority Secured Parties are entitled to receive adequate protection in the form of payments in the amount of current post-petition incurred fees and/or expenses or other cash payments, or otherwise with the consent of the First-Priority Collateral Agent, then the Second-Priority Collateral Agent and the Second-Priority Secured Parties shall not be prohibited from seeking adequate protection in the form of such payments in the amount of current post-petition incurred fees and expenses or other cash payments in the applicable Insolvency or Liquidation Proceeding, subject to the right of the First-Priority Secured Parties to object to any amounts so sought by the Second-Priority Secured Parties and to Section 6.10.

Section 6.4 Preference Issues. If any First-Priority Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Issuer or any other Grantor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the First-Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First-Priority Secured Parties shall remain entitled to a Discharge of First-Priority Obligations with respect to all such recovered amounts and shall have all rights hereunder until such time. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Any amounts received by any Second-Priority Representative or any other Second-Priority Secured Party on account of the Second-Priority Obligations after the termination of this Agreement shall, in the event of a reinstatement of this Agreement pursuant to this Section 6.4, be held in trust for and paid over to the First-Priority Collateral Agent for the benefit of the First-Priority Secured Parties, for application to the reinstated First-Priority Obligations. This Section 6.4 shall survive termination of this Agreement.

Section 6.5 Application. This Agreement shall be applicable prior to, during and after the commencement of any Insolvency or Liquidation Proceeding. All references herein to any Grantor shall apply to any trustee or receiver for such Person and such Person as debtor-in-possession. The relative rights as to the Common Collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.

Section 6.6 506(c) Claims. Until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the First-Priority Obligations for costs or expenses of preserving or disposing of any Common Collateral.

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Section 6.7 No Waivers of Rights of First-Priority Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any First-Priority Representative or any other First-Priority Secured party from objecting on any basis in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second-Priority Secured Party, including the seeking by any Second-Priority Secured Party of adequate protection or the assertion by any Second-Priority Secured Party of any of its rights and remedies under the Second-Priority Documents or otherwise.

Section 6.8 Reorganization Securities. Notwithstanding Section 4.2 hereof or any other provision of this Agreement, and regardless of whether a Discharge of First-Priority Obligations shall occur in connection with a confirmed Plan of Reorganization, if, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a Plan of Reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan, both on account of First-Priority Obligations and on account of Second-Priority Obligations, then, to the extent the debt obligations distributed on account of the First-Priority Obligations and on account of the Second-Priority Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Section 6.9 Voting. Without the prior written consent of the First-Priority Collateral Agent, neither the Second-Priority Collateral Agent nor any other Second-Priority Secured Party may sponsor, fund or otherwise facilitate, or support or vote in favor of, any Plan of Reorganization of any Grantor or similar dispositive restructuring plan that is inconsistent with the terms of this Agreement, unless such plan (a) provides for the Discharge of First-Priority Obligations on the effective date thereof, or (b) is accepted by the class of holders of First-Priority Obligations voting thereon in accordance with Section 1126(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

Section 6.10 Post-Petition Interest.

(a) Neither any Second-Priority Collateral Agent nor any other Second-Priority Secured Party shall oppose or seek to challenge any claim by any First-Priority Collateral Agent or any other First-Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of First-Priority Obligations consisting of post-petition interest, fees or expenses. Regardless of whether any such claim for post-petition interest, fees or expenses is allowed or allowable, and without limiting the generality of the other provisions of this Agreement, this Agreement expressly is intended to include and does include the “rule of explicitness” in that this Agreement expressly entitles the First-Priority Secured Parties, and is intended to provide the First-Priority Secured Parties with the right, to receive payment of all post-petition interest, fees or expenses through distributions made pursuant to the provisions of this Agreement even though such interest, fees and expenses are not allowed or allowable against the bankruptcy estate of Holdings, the Issuer or any other Grantor under Section 502(b)(2) or Section 506(b) of the Bankruptcy Code or under any other provision of the Bankruptcy Code or any other Bankruptcy Law.

(b) Neither any First-Priority Collateral Agent nor any other First-Priority Secured Party shall oppose or seek to challenge any claim by any Second-Priority Collateral Agent or any other Second-Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of post-petition interest, fees or expenses so long as the First-Priority Secured Parties are receiving post-petition interest, fees or expenses in at least the same form being requested by the Second-Priority Secured Parties and then only to the extent of the value of the Lien of the Second-Priority Collateral Agents on behalf of the Second-Priority Secured Parties on the Collateral (after taking into account the value of the Lien of the First-Priority Collateral Agents on behalf of the First-Priority Secured Parties on the Common Collateral); provided, however, to the extent that any such payments are later recharacterized as payments of principal by the applicable bankruptcy court, such payments shall, upon such recharacterization, be turned over to the First-Priority Secured Parties and applied to the First-Priority Obligations in accordance with Section 4 hereof.

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Section 6.11 Separate Grants of Security And Separate Classifications. The Second-Priority Collateral Agent, for itself and on behalf of each Second-Priority Secured Party, acknowledges and agrees that (a) the grants of Liens pursuant to the First-Priority Collateral Documents and the Second-Priority Collateral Documents constitute separate and distinct grant of Liens, (b) the Second-Priority Secured Parties’ claims against the Grantors in respect of their Liens on the Common Collateral constitute junior claims separate and apart (and of a difference class) from the senior claims of the First-Priority Secured Parties against the Grantors in respect of the Common Collateral, and (c) because of, among other things, their differing rights in the Common Collateral, the Second-Priority Obligations are fundamentally different from the First-Priority Obligations and must be separately classified in any Plan of Reorganization or similar dispositive restructuring plan proposed, confirmed, or adopted in any Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First-Priority Secured Parties and the Second-Priority Secured Parties in respect of the Common Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Second-Priority Collateral Agent, for itself and on behalf of each Second-Priority Secured Party, hereby acknowledges and agrees that all distributions from the Common Collateral shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Common Collateral (with the effect being that, to the extent that the aggregate value of the Common Collateral is sufficient (for this purpose ignoring all claims held by the Second-Priority Secured Parties), the First-Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable in such Insolvency or Liquidation Proceeding) before any distribution is made from the Common Collateral in respect of the Second-Priority Obligations, with the Second-Priority Collateral Agent, for itself and on behalf of each Second-Priority Secured Party, hereby acknowledging and agreeing to turn over to the First-Priority Representative amounts otherwise received or receivable by them from the Common Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second-Priority Secured Parties).

Section 7. Reliance; Waivers; etc.

Section 7.1 Reliance. The consent by the First-Priority Secured Parties to the execution and delivery of the Second-Priority Documents to which the First-Priority Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the First-Priority Secured Parties to the Issuer or any other Grantor or any Subsidiary thereof shall be deemed to have been given and made in reliance upon this Agreement. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, acknowledges that it and the applicable Second-Priority Secured Parties have, independently and without reliance on the First-Priority Collateral Agent or any other First-Priority Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the applicable Second-Priority Documents, this Agreement (or to otherwise become bound thereby or hereby) and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the applicable Second-Priority Documents or this Agreement.

Section 7.2 No Warranties or Liability. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, acknowledges and agrees that neither the First-Priority Collateral Agent nor any other First-Priority Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First-Priority Documents, the ownership of any Common

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Collateral or the perfection or priority of any Liens thereon. The First-Priority Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the First-Priority Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the First-Priority Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that any Second-Priority Representative or any of the other Second-Priority Secured Parties have in the Common Collateral or otherwise, except as otherwise provided in this Agreement. Neither the First-Priority Collateral Agent nor any other First-Priority Secured Party shall have any duty to any Second-Priority Representative or any other Second-Priority Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Issuer or any Subsidiary thereof (including the First-Priority Documents and Second-Priority Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the First-Priority Collateral Agent, the other First-Priority Secured Parties, the Second-Priority Representatives and the other Second-Priority Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any representations or warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Second-Priority Obligations, the First-Priority Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) the Issuer’s or any other Grantor’s title to or right to transfer any of the Common Collateral or (c) any other matter except as expressly set forth in this Agreement.

Section 7.3 Obligations Unconditional. All rights, interests, agreements and obligations of the First-Priority Collateral Agent and the other First-Priority Secured Parties, and the Second-Priority Representatives and the other Second-Priority Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First-Priority Documents or any Second-Priority Documents;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the First-Priority Obligations or Second-Priority Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Lien Note Purchase Agreement or any other First-Priority Document or of the terms of the Second Lien Document or any other Second-Priority Document;

(c) any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First-Priority Obligations or Second-Priority Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Issuer or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Issuer or any other Grantor in respect of the First-Priority Obligations, or of any Second-Priority Representative or any Second-Priority Secured Party in respect of this Agreement.

Section 7.4 Marshalling of Assets. Each Second-Priority Collateral Agent, on behalf of itself and the related Second-Priority Secured Parties, and each other Second-Priority Secured Party (by its acceptance of the benefits of the Second-Priority Documents), agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Common Collateral or any other similar rights a junior secured creditor may have under applicable law.

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Section 8. Miscellaneous.

Section 8.1 Conflicts. Subject to Section 8.19, in the event of any conflict between the terms of this Agreement and the terms of any First-Priority Document or any Second-Priority Document, the terms of this Agreement shall govern and control.

Section 8.2 Continuing Nature of this Agreement; Severability; Subordination. Subject to Section 5.7 and Section 6.4, this Agreement shall continue to be effective (i) with respect to any First-Priority Representative, the related First-Priority Secured Parties and the related First-Priority Obligations, the date of Discharge of First-Priority Obligations with respect to such First-Priority Obligations, subject to Section 5.7 hereof and the rights of the applicable First-Priority Secured Parties under Section 6.4 hereof, and (ii) with respect to any Second-Priority Representative, the related Second-Priority Secured Parties and the related Second-Priority Obligations, upon the date of Discharge of Second-Priority Obligations with respect to such Second-Priority Obligations. This is a continuing agreement of lien subordination and the First-Priority Secured Parties may continue, at any time and without notice to each Second-Priority Representative or any Second-Priority Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Issuer or any other Grantor constituting First-Priority Obligations in reliance hereon. Without limiting the generality of the foregoing, this Agreement is intended to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable non-bankruptcy law. Each Second-Priority Representative, on behalf of itself and the related Second-Priority Secured Parties, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each Second-Priority Representative (or its authorized agent), each First-Priority Representative (or its authorized agent) and the Issuer and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding anything in this Section 8.3 to the contrary, this Agreement may be amended from time to time pursuant to Section 8.21 or 8.25.

Section 8.4 Information Concerning Financial Condition of the Issuer and its Subsidiaries. The First-Priority Collateral Agent, the other First-Priority Secured Parties, each Second-Priority Representative and the other Second-Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Issuer and its Subsidiaries and all endorsers and/or guarantors of the Second-Priority Obligations or the First-Priority Obligations, and (b) all other circumstances bearing upon the risk of nonpayment of the Second-Priority Obligations or the First-Priority Obligations. The First-Priority Collateral Agent, the other First-Priority Secured Parties, each Second-Priority Representative and the other Second-Priority Secured Parties shall have no duty to advise any other party or beneficiary hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the First-Priority Collateral Agent, any other First-Priority Secured Party, any Second-Priority Representative or any other Second-Priority Secured Party, in its or

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their sole discretion, undertakes at any time or from time to time to provide any such information to any other party or beneficiary, it or they shall be under no obligation (w) to make, and the First-Priority Collateral Agent, the other First-Priority Secured Parties, the Second-Priority Representatives and the other Second-Priority Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation, or (z) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

Section 8.5 Subrogation. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, hereby waives any rights of subrogation it or any such Second-Priority Secured Party may acquire as a result of any payment hereunder until the Discharge of First-Priority Obligations has occurred.

Section 8.6 Application of Payments. Except as otherwise provided herein, all payments received by any First-Priority Secured Party may be applied, reversed and reapplied, in whole or in part, to such part of the First-Priority Obligations as the First-Priority Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the First-Priority Documents (including any intercreditor agreement among (or otherwise binding on) the First-Priority Secured Parties as contemplated in Section 8.22). Except as otherwise provided herein, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, assents to any extension or postponement of the time of payment of the First-Priority Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the First-Priority Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

Section 8.7 Consent to Jurisdiction; Waivers; Consent to Service of Process. Each Representative, on behalf of itself and the Secured Parties holding First-Priority Secured Obligations or Second-Priority Secured Obligations (as applicable) of each applicable Series for which it is acting, and each Grantor, in each case irrevocably and unconditionally:

(a) submits, for itself and its property, to the exclusive jurisdiction of any U.S. federal or New York State court sitting in the Borough of Manhattan, in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to this Agreement or the transactions relating hereto, and agrees that all claims in respect of any such action or proceeding shall (except as permitted below) be heard and determined in such New York State or, to the extent permitted by law, federal court. Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each party hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto agrees that the First-Priority Collateral Agent and the Initial First-Priority Collateral Agent each retains the right to bring proceedings against any other party in the courts of any other jurisdiction solely in connection with the exercise of any rights under this Agreement or any other Initial First-Priority Document;

(b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other First-Priority Document or Second-Priority Document in any court referred to in paragraph (a) of this Section 8.7. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, any claim or defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court;

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(c) to the extent permitted by law, waives personal service of any and all process upon it and agrees that all such service of process may, subject to clause (e) below, be made by registered mail (or any substantially similar form of mail) directed to it at its address for notices as provided for in Section 8.8. Each party hereto hereby waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder that service of process was invalid and ineffective. Nothing in this Agreement or any other Frist-Priority Document or Second-Priority Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law;

(d) EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FIRST-PRIORITY DOCUMENT OR SECOND -PRIORITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7(d).

(e) Each Grantor not organized under the laws of the United States or any State thereof hereby irrevocably and unconditionally appoints Indivior US Holdings Inc., with an office on the date hereof at 10710 Midlothian Turnpike, Suite 125, North Chesterfield, USA-VA 23235, and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of such Grantor (as applicable) and their respective property all writs, claims, process and summonses in any action or proceeding brought against it in the State of New York. Such service may be made by mailing or delivering a copy of such process to such Grantor (as applicable) in care of the Process Agent at the address specified above for the Process Agent, and each such Grantor irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to such Grantor (as applicable) or failure of such Grantor to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or such Grantor (as applicable), or of any judgment based thereon. Each such Grantor covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the delegation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

Section 8.8 Notices. All notices to the First-Priority Secured Parties and the Second-Priority Secured Parties permitted or required under this Agreement may be sent to the First-Priority Collateral Agent, the Second-Priority Collateral Agent, or any other First-Priority Representative or Second-Priority Representative as provided in the First Lien Note Purchase Agreement, the Second Lien Document, or in the relevant other First-Priority Document or Second-Priority Document, as applicable. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

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Section 8.9 Further Assurances. Each of the Second-Priority Representatives, on behalf of itself and each applicable Second-Priority Secured Party, and each of the First-Priority Representatives, on behalf of itself and each applicable First-Priority Secured Party, agrees that each of them shall take such further action and shall execute and deliver to the First-Priority Collateral Agent and the other First-Priority Secured Parties such additional documents and instruments (in recordable form, if requested) as the First-Priority Collateral Agent or the First-Priority Secured Parties may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement. Each First-Priority Secured Party, by its acceptance of the benefits of the First-Priority Documents, agrees to be bound by the agreements herein made by it and the First-Priority Representative representing it, on its behalf. Each Second-Priority Secured Party, by its acceptance of the benefits of the Second-Priority Documents to which it is a party, agrees to be bound by the agreements herein made by it and the Second-Priority Representative representing it, on its behalf.

Section 8.10 Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 8.11 Binding on Successors and Assigns. This Agreement shall be binding upon the First-Priority Collateral Agent, the other First-Priority Representatives, the other First-Priority Secured Parties, the Second-Priority Collateral Agent, the Second-Priority Representatives, the other Second-Priority Secured Parties, Holdings, the Issuer, the other Grantors party hereto and their respective permitted successors and assigns.

Section 8.12 Specific Performance. The First-Priority Collateral Agent may demand specific performance of this Agreement. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the First-Priority Collateral Agent.

Section 8.13 Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

Section 8.14 Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic transmission (including in portable document format (pdf)), each of which shall be an original and all of which shall together constitute one and the same document.

Section 8.15 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

Section 8.16 No Third Party Beneficiaries. Except to the extent expressly provided herein, none of Holdings, the Issuer, any other Grantor or any other creditor thereof shall have any rights hereunder and no Grantor or any creditor thereof may rely on the terms hereof, other than the Grantors under Section 8.3 hereof and under any other provision hereof expressly preserving any right of, or directly affecting, any Grantor under this Agreement, any First-Priority Document or any Second-Priority Document. No other Person shall have or be entitled to assert rights or benefits hereunder.

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Section 8.17 Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to the Issuer or any other Grantor shall include the Issuer or such other Grantor as debtor and debtor-in-possession and any receiver or trustee for the Issuer or such other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

Section 8.18 First-Priority Representatives and Second-Priority Representatives. It is understood and agreed that (a) Piper Sandler is entering into this Agreement in its capacity as collateral agent under the First Lien Note Purchase Agreement and the provisions of Article 8 of the First Lien Note Purchase Agreement applicable to Piper Sandler as collateral agent thereunder shall also apply to Piper Sandler as Initial First-Priority Collateral Agent and First-Priority Collateral Agent hereunder and (b) [_____] is entering into this Agreement in its capacity as [collateral agent] under the Second Lien Document, and the provisions of [_____] of the Second Lien Document applicable to [_____] as [collateral agent] thereunder shall also apply to it as Initial Second-Priority Collateral Agent and Second-Priority Collateral Agent hereunder.

Section 8.19 Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First-Priority Secured Parties on the one hand and the Second-Priority Secured Parties on the other hand. Nothing in this Agreement is intended to or shall impair the obligations of Holdings, the Issuer or any other Grantor, which are absolute and unconditional, to pay the First-Priority Obligations and the Second-Priority Obligations as and when the same shall become due and payable in accordance with the terms of the First-Priority Documents and the Second-Priority Documents, respectively. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Sections 5.1 and 5.3(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the First Lien Note Purchase Agreement, the Second Lien Document or any other First-Priority Document or Second-Priority Document entered into in connection with the First Lien Note Purchase Agreement, the Second Lien Document or any other First-Priority Document or Second-Priority Document or permit the Issuer or any Subsidiary of the Issuer to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the First Lien Note Purchase Agreement, the Second Lien Document or any other First-Priority Document or Second-Priority Document entered into in connection with the First Lien Note Purchase Agreement, the Second Lien Document or any other First-Priority Document or Second-Priority Document, (b) change the relative priorities of the First-Priority Obligations or the Liens granted under the First-Priority Documents on the Common Collateral (or any other assets) as among the First-Priority Secured Parties, (c) otherwise change the relative rights of the First-Priority Secured Parties in respect of the Common Collateral as among such First-Priority Secured Parties, or (d) obligate the Issuer or any Subsidiary of the Issuer to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the First Lien Note Purchase Agreement, the Second Lien Document or any other First-Priority Document or Second-Priority Document entered into in connection with the First Lien Note Purchase Agreement, the Second Lien Document or any other First-Priority Document or Second-Priority Document.

Section 8.20 Second-Priority Collateral Agent. The Initial Second-Priority Collateral Agent is executing and delivering this Agreement solely in its capacity as such and as Second-Priority Collateral Agent and pursuant to directions set forth in the Second Lien Document; and in so doing, the Second-Priority Collateral Agent shall not be responsible for the terms or sufficiency of this Agreement for any purpose. The Second-Priority Collateral Agent shall not have duties or obligations under or pursuant to this Agreement other than such duties expressly set forth in this Agreement as duties on its part to be performed or observed. In entering into this Agreement, or in taking (or forbearing from) any action under or pursuant to this Agreement, the Second-Priority Collateral Agent shall have and be protected by all of the rights, immunities, indemnities and other protections granted to it under the Second Lien Document and the Initial Second-Priority Security Agreement.

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Section 8.21 Joinder Requirements. The Issuer may designate additional obligations as Other First-Priority Obligations or Other Second-Priority Obligations (including in connection with a Refinancing of any then-existing First-Priority Obligations or Second-Priority Obligations and/or the designation of a replacement First Lien Note Purchase Agreement pursuant to Section 5.7) pursuant to this Section 8.21 if (x) the incurrence of such obligations is not prohibited by any First-Priority Document or Second-Priority Document then in effect, and (y) the Issuer shall have delivered an officer’s certificate to each Representative certifying the same. If not so prohibited, the Issuer shall (i) notify each Representative in writing of such designation, and (ii) cause the applicable new First-Priority Representative or Second-Priority Representative (as the case may be) to execute and deliver to each other First-Priority Representative and Second-Priority Representative, a Joinder Agreement substantially in the form of Exhibit A or Exhibit B hereto, as applicable.

Section 8.22 Intercreditor Agreements. Each party hereto agrees that the First-Priority Secured Parties (as among themselves) and the Second-Priority Secured Parties (as among themselves) may each enter into (or otherwise become bound by) intercreditor agreements (or similar arrangements) with the applicable First-Priority Representatives or Second-Priority Representatives, as the case may be, governing the rights, benefits and privileges as among the First-Priority Secured Parties or as among the Second-Priority Secured Parties, as the case may be, in respect of any or all of the Common Collateral, this Agreement and the other First-Priority Collateral Documents or the other Second-Priority Collateral Documents, as the case may be, including as to application of proceeds of any Common Collateral, voting rights, control of any Common Collateral and waivers with respect to any Common Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement or the other First-Priority Collateral Documents or Second-Priority Collateral Documents, as the case may be. In any event, if a respective intercreditor agreement (or similar arrangement) exists, except as expressly set forth herein, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any other First-Priority Collateral Document or Second-Priority Collateral Document, and the provisions of this Agreement and the other First-Priority Collateral Documents and Second-Priority Collateral Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

Section 8.23 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the First-Priority Collateral Agent or the Second-Priority Collateral Agent (as applicable) could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Grantor in respect of any such sum due from it to the First-Priority Collateral Agent and/or the Second-Priority Collateral Agent and/or any other Secured Party hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the First-Priority Collateral Agent and/or the Second-Priority Collateral Agent or such Secured Party (as applicable) of any sum adjudged to be so due in the Judgment Currency, the First-Priority Collateral Agent and/or the Second-Priority Collateral Agent or such Secured Party (as applicable) may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the First-Priority Collateral Agent and/or the

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Second- Priority Collateral Agent or such Secured Party (as applicable) from any Note Party in the Agreement Currency, the Grantors agree jointly and severally, as a separate obligation and notwithstanding any such judgment, to indemnify the First-Priority Collateral Agent and/or the Second-Priority Collateral Agent or such Secured Party (as applicable) or such other person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the First-Priority Collateral Agent and/or the Second-Priority Collateral Agent or such Secured Party (as applicable) in such currency, the First-Priority Collateral Agent and/or the Second-Priority Collateral Agent or such Secured Party (as applicable) agrees to return the amount of any excess to such Grantor (or to any other person who may be entitled thereto under applicable law).

Section 8.24 Waiver of Sovereign Immunity. Each Grantor that is organized under the laws of any jurisdiction other than the United States of America or any state thereof (each, a “Foreign Note Party”), in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Foreign Note Party or its respective Subsidiaries or any of its or its respective Subsidiaries’ properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the First-Priority Obligations, the Second-Priority Obligations or any other liability or obligation of such Foreign Note Party, or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of First-Priority Documents or the Second-Priority Documents (as applicable) including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Foreign Note Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, each Foreign Note Party, as the case may be, further agrees that the waivers set forth in this Section 8.24 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

Section 8.25 Grantors; Additional Grantors. It is understood and agreed that Holdings, the Issuer and each other Grantor on the date of this Agreement shall constitute the original Grantors party hereto. The original Grantors hereby covenant and agree to cause each Subsidiary of Holdings which becomes a Grantor after the date hereof to contemporaneously become a party hereto (as a Grantor) by executing delivering a counterpart hereof to the First-Priority Collateral Agent and the Second-Priority Collateral Agent or by executing and delivering an assumption agreement in form and substance reasonably satisfactory to the First-Priority Collateral Agent and the Second-Priority Collateral Agent. The parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person which becomes a Grantor at any time (and any security granted by any such Person) shall be subject to the provisions hereof as fully as if same constituted a Grantor party hereto and had complied with the requirements of the immediately preceding sentence.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PIPER SANDLER FINANCE LLC, as Initial First-Priority Collateral Agent and First-Priority Collateral Agent

By:
Name:
Title:

Notice Address[3]:

[_____], as Initial Second-Priority Collateral Agent and Second-Priority Collateral Agent

By:
Name:
Title:

Notice Address[4]:

RBP GLOBAL HOLDINGS LIMITED, as a Grantor

By:
Name:
Title:

[3]	Populate Notice Address
[4]	Populate Notice Address

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Notice Address[5] :

[•], as a Grantor

By:
Name:
Title:

Notice Address:

[INSERT SIGNATURE PAGES FOR EACH OTHER GRANTOR]

[5]	Populate Notice Address

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EXHIBIT A

Joinder Agreement

JOINDER AGREEMENT

(Other First-Priority Obligations)

JOINDER AGREEMENT (this “Agreement”) dated as of [__], [__], among [__] (the “New Representative”), as an Other First-Priority Representative, [[] (the “New Collateral Agent”)]6, as an Other First-Priority Collateral Agent, PIPER SANDLER FINANCE LLC, as collateral agent for the Initial First-Priority Secured Parties (together with its successors and co-agents in substantially the same capacity as may from time to time be appointed) and as First-Priority Collateral Agent, PIPER SANDLER FINANCE LLC, as Initial First-Priority Collateral Agent, [___], as collateral agent for the Initial Second-Priority Secured Parties (together with its successors and co-agents in substantially the same capacity as may from time to time be appointed) and as Initial Second-Priority Collateral Agent and Second-Priority Collateral Agent and [•] (on behalf of itself and its Subsidiaries).

This Agreement is supplemental to that certain First Lien/Second Lien Intercreditor Agreement, dated as of [    ], 20[__] (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “First Lien/Second Lien Intercreditor Agreement”), by and among the parties (other than the New Representative and the New Collateral Agent) referred to above. This Agreement has been entered into to record the accession of the New Representative[s] as Other First-Priority Representative[s] under the First Lien/Second Lien Intercreditor Agreement [and to record the accession of the New Collateral Agent as an Other First-Priority Collateral Agent under the First Lien/Second Lien Intercreditor Agreement].

ARTICLE I

Definitions

SECTION 1.01 Capitalized terms used but not defined herein shall have the meanings assigned thereto in the First Lien/Second Lien Intercreditor Agreement.

ARTICLE II

Accession

SECTION 2.01 [The][/Each] New Representative agrees to become, with immediate effect, a party to and agrees, on behalf of itself and each of the Other First-Priority Secured Parties described below, to be bound by the terms of, the First Lien/Second Lien Intercreditor Agreement as an Other First-Priority Representative as if it had originally been party to the First Lien/Second Lien Intercreditor Agreement as an Other First-Priority Representative.

SECTION 2.02 [The New Collateral Agent agrees to become, with immediate effect, a party to and agrees, on behalf of itself and each of the Other First-Priority Secured Parties described below, to be bound by the terms of, the First Lien/Second Lien Intercreditor Agreement as an Other First-Priority Collateral Agent as if it had originally been party to the First Lien/Second Lien Intercreditor Agreement as an Other First-Priority Collateral Agent.]

[6]	To be included if applicable.

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SECTION 2.03 The New Representative[s] and the New Collateral Agent confirm[s] that their address details for notices pursuant to the First Lien/Second Lien Intercreditor Agreement [is][/are] as follows: [____________________].

SECTION 2.04 Each party to this Agreement (other than the New Representative[s] and the New Collateral Agent) confirms the acceptance of the New Representative[s] and New Collateral Agent as an Other First-Priority Representative and Other First-Priority Collateral Agent, respectively, with respect to the Other First-Priority Obligations described herein, for purposes of the First Lien/Second Lien Intercreditor Agreement.

SECTION 2.05 [______________] [is][/are] acting in the capacities of Other First-Priority Representative[s] and [_________] is acting in its capacity as Other First- Priority Collateral Agent solely for [___________]7 under [______________]8.

SECTION 2.06 The New Representative [and the New Collateral Agent each] represents and warrants to the other Representatives and the other Secured Parties that (a) it has full power and authority to enter into this Agreement, in its capacity as [agent] [trustee], (b) this Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (c) the Other First-Priority Documents relating to such Other First-Priority Obligations provide that, upon the New Representative’s and New Collateral Agent’s entry into this Joinder Agreement, the Other First-Priority Secured Parties in respect of such Other First-Priority Obligations will be subject to and bound by the provisions of the First Lien/Second Lien Intercreditor Agreement as First-Priority Secured Parties.

ARTICLE III

Miscellaneous

SECTION 3.01 This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 3.02 This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[INSERT SIGNATURE BLOCKS]

[7]	NTD: Insert description of the relevant Other First-Priority Secured Parties.
[8]

NTD: Insert description of the relevant Other First-Priority Obligations and Other First-Priority Documents, including as to whether such Other First-Priority Obligations constitute a Refinancing of existing First-Priority Obligations, and whether the applicable Other First-Priority Document is to be designated as a replacement First Lien Note Purchase Agreement.

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EXHIBIT B

Joinder Agreement

JOINDER AGREEMENT

(Other Second-Priority Obligations)

JOINDER AGREEMENT (this “Agreement”) dated as of [__], [ ], among [__] (the “New Representative”), as an Other Second-Priority Representative, [[__](the “New Collateral Agent”)]9, as an Other Second-Priority Collateral Agent, PIPER SANDLER FINANCE LLC, as collateral agent for the Initial First-Priority Secured Parties (together with its successors and co-agents in substantially the same capacity as may from time to time be appointed) and as First-Priority Collateral Agent, PIPER SANDLER FINANCE LLC, as Initial First-Priority Collateral Agent, [_____], as collateral agent for the Initial Second-Priority Secured Parties (together with its successors and co-agents in substantially the same capacity as may from time to time be appointed) and as Initial Second-Priority Collateral Agent and Second-Priority Collateral Agent and [•] (on behalf of itself and its Subsidiaries).

This Agreement is supplemental to that certain First Lien/Second Lien Intercreditor Agreement, dated as of [_____], 20[__] (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “First Lien/Second Lien Intercreditor Agreement”), by and among the parties (other than the New Representative and the New Collateral Agent) referred to above. This Agreement has been entered into to record the accession of the New Representative[s] as Other Second-Priority Representative[s] under the First Lien/Second Lien Intercreditor Agreement [and to record the accession of the New Collateral Agent as an Other Second-Priority Collateral Agent under the First Lien/Second Lien Intercreditor Agreement].

ARTICLE I

Definitions

SECTION 1.01 Capitalized terms used but not defined herein shall have the meanings assigned thereto in the First Lien/Second Lien Intercreditor Agreement.

ARTICLE II

Accession

SECTION 2.01 [The][/Each] New Representative agrees to become, with immediate effect, a party to and agrees, on behalf of itself and each of the Other Second-Priority Secured Parties described below, to be bound by the terms of, the First Lien/Second Lien Intercreditor Agreement as an Other Second-Priority Representative as if it had originally been party to the First Lien/Second Lien Intercreditor Agreement as an Other Second-Priority Representative.

SECTION 2.02 [The New Collateral Agent agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the First Lien/Second Lien Intercreditor Agreement as an Other Second-Priority Collateral Agent as if it had originally been party to the First Lien/Second Lien Intercreditor Agreement as an Other Second-Priority Collateral Agent.]

[9]	7To be included if applicable.

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SECTION 2.03 The New Representative[s] and the New Collateral Agent confirm[s] that their address details for notices pursuant to the First Lien/Second Lien Intercreditor Agreement [is][/are] as follows: [______________].

SECTION 2.04 Each party to this Agreement (other than the New Representative[s] and the New Collateral Agent) confirms the acceptance of the New Representative[s] and the New Collateral Agent as an Other Second-Priority Representative and an Other Second-Priority Collateral Agent, respectively, with respect to the Other Second-Priority Obligations described herein, for purposes of the First Lien/Second Lien Intercreditor Agreement.

SECTION 2.05 [__________] [is][/are] acting in the capacities of Other Second- Priority Representative[s] and [___________] is acting in its capacity as Other Second-Priority Collateral Agent solely for [____________]10 under [______________]11.

SECTION 2.06 The New Representative [and the New Collateral Agent each] represents and warrants to the other Representatives and the other Secured Parties that (a) it has full power and authority to enter into this Agreement, in its capacity as [agent] [trustee], (b) this Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (c) the Other Second-Priority Documents relating to such Other Second-Priority Obligations provide that, upon the New Representative’s and New Collateral Agent’s entry into this Agreement, the Other Second-Priority Secured Parties in respect of such Other Second-Priority Obligations will be subject to and bound by the provisions of the First Lien/Second Lien Intercreditor Agreement as Second-Priority Secured Parties.

ARTICLE III

Miscellaneous

SECTION 3.01 This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 3.02 This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[INSERT SIGNATURE BLOCKS]

[10]	NTD: Insert description of the relevant Other Second-Priority Secured Parties.
[11]

NTD: Insert description of the relevant Other Second-Priority Obligations and Other Second-Priority Documents, including as to whether such Other Second-Priority Obligations constitute a Refinancing of existing Second-Priority Obligations.

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